SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                               ---------------

                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934







Date of report (Date of earliest event reported): May 9, 1996
                                                 (May 1, 1996)

                            SFX BROADCASTING, INC.

              (Exact name of registrant as specified in charter)

               Delaware                                0-22486                              13-3649750
- ---------------------------------------  ------------------------------------  ------------------------------------
     (State or Other Jurisdiction               (Commission File No.)           (IRS Employer Identification No.)
           of Incorporation)

          150 East 58th Street, 19th Floor, New York, New York 10155
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             (Address of principal executive offices) (Zip Code)


      Registrant's telephone number, including area code: (212)407-9191

                                      N/A
- -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

Tender Offer and Consent Solicitation

         On May 2, 1996, SFX Broadcasting, Inc. (the "Company") commenced a tender offer (the "Tender Offer") to purchase for cash all of its outstanding 11 3/8% Senior Subordinated Notes due 2000 (the "Old Notes"), subject to the terms and conditions set forth in the Company's Offer to Purchase and Consent Solicitation dated May 2, 1996 (the "Offer to Purchase"). As of April 29, 1996, there was $80.0 million in principal amount of Notes outstanding. The Company is offering to purchase the Notes in the Tender Offer for a cash purchase price of $1,080.00 per $1,000.00 principal amount plus accrued interest up to, but not including, the date of acceptance by the Company of Notes which have been validly tendered for purchase.

         In connection with the Tender Offer, the Company is soliciting consents (the "Consent Solicitation") to certain proposed amendments to the indenture pursuant to which the Notes were issued (the "Old Indenture"). Holders of Notes who tender their Notes will be required to consent to the proposed amendments to the Indenture. There will be no separate payment for the consents.

         The description of the Offer to Purchase set forth above does not purport to be complete and is qualified in its entirety by reference to the Offer to Purchase attached hereto as an exhibit, which is incorporated herein by reference. A copy of the press release announcing the commencement of the Tender Offer and the Consent Solicitation is also attached hereto as an exhibit.

Amended and Restated Merger Agreement

         On April 18, 1996, the Company filed a Form 8-K announcing that it had entered into an Agreement and Plan of Merger (the "Initial Merger Agreement"), dated April 15, 1996, with SFX Merger Company, a Delaware corporation and a wholly-owned subsidiary of the Company ("Acquisition Sub"), and Multi-Market Radio, Inc., a Delaware corporation ("MMR"), pursuant to which Acquisition Sub would merge with and into MMR and MMR would become a wholly-owned subsidiary of the Company (the "MMR Merger"). The Company, Acquisition Sub and MMR subsequently entered into an Amended and Restated Agreement and Plan of Merger (the "Amended Merger Agreement"). The Amended Merger Agreement amends and restates the Initial Merger Agreement and supersedes all prior agreements, including the Initial Merger Agreement relating to the subject matter thereof.

Preferred Stock Offering, Note Offering and New Credit Agreement

         The Company will offer in private placements (i) $120.0 million in aggregate liquidation preference of ___% Series D Cumulative Convertible Exchangeable Preferred Stock due 2007 (the "Preferred Stock Offering") and (ii) $440.0 million in aggregate principal amount of ___% Senior Subordinated Notes due 2006 (the "Note Offering"). The Preferred Stock Offering and the Note Offering are collectively referred to herein as the "Financing." In addition, the Company is currently negotiating with its lender to increase amounts available under its senior credit facility from $50.0 million to up to $150.0 million (the "New Credit Agreement"). A copy of the press release announcing the commencement of the Preferred Stock Offering and the Note Offering is attached hereto as an exhibit.

Certain Additional Information about the Company

         To insure that the public market is provided with the same disclosure as that contained in the offering memoranda relating to the Preferred Stock Offering and the Note Offering, certain information set forth in such offering memoranda, including financial information, is set forth in Annex A and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c)   Exhibits

               2.1 Amended and Restated Agreement and Plan of Merger, dated as of April 15, 1996, among SFX Broadcasting, Inc., SFX Merger Company and Multi-Market Radio, Inc., including exhibits.

               4.1 Offer to Purchase and Consent Solicitation, dated May 2, 1996, of SFX Broadcasting, Inc. with respect to its 11 3/8 Senior Subordinated Notes due 2000.

               10.1 Amendment No. 1 to Amended and Restated Employment
                    Agreement, effective as of April 15, 1996, between SFX Broadcasting, Inc. and D. Geoffrey Armstrong.

               10.2 Asset Purchase Agreement, dated May 1, 1996, among SFX
                    Broadcasting, Inc., KIRO, Inc. and Bonneville Holding
                    Company.

               10.3 Asset Exchange Agreement, dated May 1, 1996, by and
                    between SFX Broadcasting of Texas (KRLD), Inc., SFX Broadcasting of Texas (KRLD) Licensee, Inc., SFX Broadcasting of Texas (TSN), Inc., SFX Broadcasting of Texas (TSN) Licensee, Inc., SFX Broadcasting of the Southwest, Inc., SFX Broadcasting, Inc. and CBS Inc.

               99.1 Press release, dated May 6, 1996, announcing the
                    commencement of a tender offer and consent solicitation by SFX Broadcasting, Inc. in respect of its 11 3/8% Senior Subordinated Note, due 2000.

               99.2 Press release, dated May 8, 1996, announcing the
                    commencement of private placements by SFX Broadcasting, Inc.

                                  SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                          SFX BROADCASTING, INC.



                          By:  /s/ Robert F.X. Sillerman
                             ----------------------------------
                               Name:    Robert F.X. Sillerman
                               Title:   Executive Chairman


Date:    May 9, 1996

                                    ANNEX A



Certain capitalized terms used herein have the meanings assigned to them in the Glossary included herein. As used herein, except where the context otherwise requires, the "Company" refers to SFX Broadcasting, Inc., a Delaware corporation, and its subsidiaries, after giving effect to the Liberty Acquisition and the related Washington Dispositions, the Prism Acquisition and the related Louisville Dispositions, the MMR Merger and the related MMR Hartford Acquisition, MMR Myrtle Beach Acquisition and the MMR Dispositions, the Additional Acquisitions, the Houston Exchange and the Dallas Disposition. The timing and completion of the Acquisitions and the Dispositions are subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that such transactions will be approved by the Federal Communications Commission (the "FCC") or completed on the terms described herein or at all. Unless otherwise indicated, all information set forth herein assumes no exercise of the over-allotment options granted by the Company in the Preferred Stock Offering.

                                   GLOSSARY

   "Acquisitions" refers collectively to the Liberty Acquisition, the Prism Acquisition, the MMR Merger, the Additional Acquisitions and the Houston Exchange.

   "Additional Acquisitions" refers collectively to the acquisitions by the Company, pursuant to four separate agreements, of all of the assets of WROQ-FM, Greenville, South Carolina, WJDX-FM, WSTZ-FM and WZRX-AM, each operating in Jackson, Mississippi, WTRG-FM and WRDU-FM, both operating in Raleigh-Durham, North Carolina, and WMFR-AM, WMAG-FM and WTCK-AM, each operating in Greensboro, North Carolina, and, pursuant to an option agreement, WHSL-FM, Greensboro, North Carolina.

   "Broadcast Cash Flow" is defined as net revenues (including where applicable, fees earned by the Company pursuant to the SCMC Termination Agreement) less station operating expenses. EBITDA is defined as net income
(loss) before (i) extraordinary items, (ii) provisions for income taxes,
(iii) interest (income) expense, (iv) other (income) expense, (v) cumulative effects of changes in accounting principles, (vi) depreciation, amortization and duopoly integration costs and (vii) non-recurring charges related to the write-down of the Texas Rangers broadcast rights and the valuation charge related to the Founders' Stock. The difference between Broadcast Cash Flow and EBITDA is that EBITDA includes corporate expenses. Although Broadcast Cash Flow and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes that Broadcast Cash Flow and EBITDA are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the performance of broadcasting companies. In addition, EBITDA is the basis for determining compliance with several covenants in certain of the Company's debt instruments. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.

   "Charlotte Acquisition" refers to the Company's recent acquisition of WTDR-FM and WLYT-FM, both operating in Charlotte, North Carolina.

   "Dallas Acquisition" refers to the Company's recent acquisition of KTCK-AM, Dallas, Texas.

   "Dallas Disposition" refers to the sale of radio station KTCK-AM, Dallas, Texas.

   "Dispositions" refers collectively to the Washington Dispositions, the Louisville Dispositions and the Dallas Disposition.

   "EBITDA" refers to the definition set forth under Broadcast Cash Flow.

   "Financing" refers collectively to the Note Offering and the Preferred Stock Offering.

   "Houston Exchange" refers to the exchange of the Company's radio station KRLD-AM, Dallas, Texas, and the Company's Texas State Networks for radio station KKRW-FM, Houston, Texas.

   "Liberty Acquisition" refers to the acquisition of Liberty Broadcasting, Incorporated, which owns and operates, provides programming to or sells advertising on behalf of 14 FM and six AM radio stations located in six markets: Washington, DC/Baltimore, Maryland; Nassau-Suffolk, New York; Providence, Rhode Island; Hartford, Connecticut; Albany, New York and Richmond, Virginia.

   "Louisville Dispositions" refers to the sale of three of the stations to be acquired from Prism Radio Partners L.P., each operating in the Louisville, Kentucky market.

   "MMR" refers to Multi-Market Radio, Inc., a publicly-held owner and operator of radio stations.

   "MMR Dispositions" refers collectively to the sale by Multi-Market Radio, Inc. of KOLL-FM, Little Rock, Arkansas, pursuant to a letter of intent and WRXR-FM and WKBG-FM, both operating in Augusta, Georgia, pursuant to an agreement.

   "MMR Hartford Acquisition" refers to the acquisition by Multi-Market Radio, Inc. of WKSS-FM, Hartford, Connecticut.

   "MMR Merger" refers to the acquisition of Multi-Market Radio, Inc. after giving effect to the MMR Hartford Acquisition, the MMR Myrtle Beach Acquisition and the MMR Dispositions.

   "MMR Myrtle Beach Acquisition" refers to the acquisition by Multi-Market Radio, Inc. of WMYB-FM, Myrtle Beach, South Carolina.

   "Prism Acquisition" refers to the acquisition of substantially all of the assets of Prism Radio Partners L.P. used in the operation of ten FM and six AM radio stations located in five markets: Louisville, Kentucky;
Jacksonville, Florida; Raleigh, North Carolina; Tucson, Arizona and Wichita, Kansas.

   "Recent Acquisitions" refers to the Charlotte Acquisition, the Dallas Acquisition and the San Diego Acquisition.

   "San Diego Acquisition" refers to the Company's recent acquisition of KYXY-FM, San Diego, California.

   "Tender Offer" refers to the tender offer, commenced by the Company on May 2, 1996, to purchase for cash up to all (but not less than a majority in principal amount) of the Old Notes.

   "Transactions" refers collectively to the Acquisitions, the Tender Offer (assuming all of the Old Notes are tendered), the Dispositions, the Financing and the implementation of each of the Hicks Agreement, the Armstrong Agreement and the SCMC Termination Agreement.

   "Washington Dispositions" refers to the sale of three of the stations to be acquired from Liberty Broadcasting, Incorporated, each operating in the Washington, DC/Baltimore, Maryland market.

                                 BUSINESS

   Upon consummation of the Acquisitions and the Dispositions, the Company will own and operate, provide programming to or sell advertising on behalf of 69 radio stations (53 FM and 16 AM stations located in 23 markets) and will be one of the largest companies in terms of number of stations in the United States exclusively devoted to radio broadcasting. The Company will be diverse in terms of format and geographic markets, will rank number one in combined station market revenue in 11 of its 23 markets and will own and operate, provide programming to or sell advertising on behalf of two or more stations in 20 of these markets. After giving effect to the Recent Acquisitions and the Transactions as of January 1, 1995, the Company would have had pro forma net revenues, Broadcast Cash Flow and EBITDA of $189.0 million, $69.3 million and $63.0 million, respectively, for the year ended December 31, 1995 and $188.7 million, $72.1 million and $65.4 million, respectively, for the twelve months ended March 31, 1996. The Company, founded in 1992, currently owns and operates, provides programming to or sells advertising on behalf of 22 radio stations in eight markets. On a pro forma basis for the three months ended March 31, 1996, assuming all stations owned and operated by the Company on March 31, 1996 had been owned for the full three month period, net revenues would have increased 10.95% to $20.2 million and Broadcast Cash Flow would have increased 37.3% to $5.8 million from the three months ended March 31, 1995.

   The following chart sets forth certain information with respect to the Company's stations after giving effect to the Acquisitions and the
Dispositions:



                                                        NUMBER OF                    NUMBER OF
                                          NUMBER OF     STATIONS      NUMBER OF   STATIONS TO BE
                                          STATIONS      CURRENTLY    STATIONS TO   UNDER LMA OR
                                MARKET    CURRENTLY   UNDER LMA OR       BE          JSA AFTER
            MARKET               RANK     OWNED(1)       JSA(2)      ACQUIRED(2)  ACQUISITIONS(2)
           -------              ------    ---------   ------------  ------------  ---------------
Northeast Region
  Washington, DC/Baltimore,
    MD ......................      8    -            -              1            -
  Nassau-Suffolk, NY ........     14    -            -              4            -
  Providence, RI ............     31    -            -              3            -
  Hartford, CT ..............     41    -            -              4            -
  Albany, NY ................     57    -            -              4            1
  Springfield/Northampton, MA     76    -            -              3            -
  New Haven, CT .............     95    -            -              1            1
South-Atlantic Region
  Charlotte, NC .............     37    2            -              -            -
  Greensboro, NC ............     42    -            4              3            1
  Nashville, TN .............     44    2            -              -            -
  Raleigh-Durham, NC ........     50    -            -              4            -
  Richmond, VA ..............     56    -            -              1            -
  Greenville-Spartanburg, SC      59    3            1              1            -
Southern Region
  Jacksonville, FL ..........     53    -            -              4            -
  Daytona Beach, FL .........     93    -            -              1            -


                                NUMBER OF
                                 STATIONS
                                 FOLLOWING  COMBINED   COMBINED  COMBINED
                               ACQUISITIONS  MARKET     MARKET    MARKET
                                   AND       AUDIENCE   REVENUE   REVENUE
                              DISPOSITIONS   SHARE      SHARE      RANK
                              ------------  ---------   -------    ------
                                 AM    FM
                                 --    --
Northeast Region
  Washington, DC/Baltimore,
    MD ......................   -     1     3.8%        3.6%           8
  Nassau-Suffolk, NY ........   1     3     7.2%        32.4%          1
  Providence, RI ............   1     2     17.6%       28.3%          2
  Hartford, CT ..............   1     3     16.2%       26.8%          2
  Albany, NY ................   2     3     21.5%       32.4%          1
  Springfield/Northampton, MA   1     2     12.7%       31.4%          1
  New Haven, CT .............   -     2     12.1%       49.7%          1
South-Atlantic Region
  Charlotte, NC .............   -     2     11.9%       13.6%          3
  Greensboro, NC ............   2     2      9.2%       13.7%          3
  Nashville, TN .............   -     2     21.8%       27.3%          1
  Raleigh-Durham, NC ........   -     4     23.4%       35.8%          1
  Richmond, VA ..............   -     1      5.5%       11.1%          5
  Greenville-Spartanburg, SC    1     3     32.0%       43.4%          1
Southern Region
  Jacksonville, FL ..........   2     2     15.3%       19.2%          3
  Daytona Beach, FL .........   -     1      8.2%       33.3%          1


                                                        NUMBER OF                    NUMBER OF
                                          NUMBER OF     STATIONS      NUMBER OF   STATIONS TO BE
                                          STATIONS      CURRENTLY    STATIONS TO   UNDER LMA OR
                                MARKET    CURRENTLY   UNDER LMA OR       BE          JSA AFTER
            MARKET               RANK     OWNED(1)       JSA(2)      ACQUIRED(2)  ACQUISITIONS(2)
           -------              ------    ---------   ------------  ------------  ---------------
  Augusta, GA (3) ...........   116         -            -              -            3
  Jackson, MS ...............   118         3            2              3            -
  Biloxi, MS ................   134         -            -              2            -
  Myrtle Beach, SC ..........   185         -            -              2            1
Southwest Region
  Houston, TX ...............     9         1            -              1            -
  San Diego, CA .............    15         2            -              -            -
  Tucson, AZ ................    62         -            -              4            -
  Wichita, KS ...............    91         -            -              3            -
   Total ....................              13            7             49            7


                                NUMBER OF
                                 STATIONS
                                 FOLLOWING  COMBINED   COMBINED  COMBINED
                               ACQUISITIONS  MARKET     MARKET    MARKET
                                   AND       AUDIENCE   REVENUE   REVENUE
                              DISPOSITIONS   SHARE      SHARE      RANK
                              ------------  ---------   -------    ------
       MARKET                    AM    FM
       ------                    --    --

  Augusta, GA (3) ...........     -     3      8.2%        9.9%        6
  Jackson, MS ...............     2     4     31.3%       56.0%        1
  Biloxi, MS ................     -     2     19.5%       34.6%        1
  Myrtle Beach, SC ..........     -     3      6.8%       13.1%        3
Southwest Region
  Houston, TX ...............     -     2      9.5%       13.4%        2
  San Diego, CA .............     -     2      9.2%       10.1%        5
  Tucson, AZ ................     2     2     22.8%       26.2%        1
  Wichita, KS ...............     1     2     17.8%       21.0%        3
   Total ....................    16    53

- ------------

   (1) Does not include radio stations to be sold in the Dallas Disposition and exchanged in the Houston Exchange.

   (2) Includes radio stations to which the Company currently provides programming and sells advertising pursuant to a local marketing agreement ("LMA") or sells advertising pursuant to a joint sales agreement ("JSA").

   (3) MMR is currently negotiating the termination of a JSA and an LMA with respect to three stations in this market. The table does not include two additional stations, which MMR has agreed to sell.

                              OPERATING STRATEGY

   The Company seeks to maximize the Broadcast Cash Flow of its stations by employing its operating strategy, which has the following principal components:

   Operate Highly Ranked Stations. The Company believes that highly ranked stations, measured in terms of combined market audience share, provide important competitive advantages. Highly ranked stations generally receive a disproportionately large share of their market's advertising revenues because such stations are an efficient means of targeting advertising dollars at well-defined audiences. Such stations can better capitalize on the operating leverage inherent in the radio industry because the costs of operating a radio station are generally fixed and, therefore, increased revenues generally result in disproportionately larger increases in Broadcast Cash Flow.

   Assemble and Manage Market Clusters with Regional Concentrations. The Company intends to capitalize on the recently enacted Telecommunications Act of 1996 (the "Recent Legislation") by assembling and operating a cluster of stations in each of its principal markets. The Company believes that by controlling a larger share of the total advertising inventory in a particular market, it can offer advertisers attractive packages of advertising options while maintaining rate integrity. The Company also believes that its cluster approach will allow it to operate its stations with more highly skilled local management teams and eliminate duplicative operating and overhead expenses. By assembling market clusters with a regional concentration, the Company believes that it will be able to increase revenues by targeting regionally-based advertisers and capturing a larger share of their advertising budgets. Through the regional management structure to be implemented following the Acquisitions, the Company believes that it will be able to more readily transfer the programming and sales successes of individual stations and clusters to other stations and clusters within the same region.

   Revenue Enhancement and Cost Controls. The Company seeks to maximize Broadcast Cash Flow by employing management techniques to enhance revenues while maintaining strict cost controls. Key elements of the Company's strategy include:

    Aggressive Sales and Inventory Management. In each of its market clusters, the Company utilizes sophisticated sales reporting systems to monitor its sales activity and to formulate and implement pricing and inventory controls. The Company believes that controlling a larger share of the total advertising inventory in a particular market enhances its ability to identify market trends and optimize pricing and inventory management.

    Targetted Programming. The Company utilizes extensive market research to refine the programming at each of its stations and to position each of the stations within a particular cluster to maximize the total audience share and market revenue of the cluster as a whole. The Company's cluster approach allows it the flexibility to develop either protective programming formats for its market leading stations or to develop independently successful program formats to meet the needs of particular market conditions.

    Strict Cost Controls. The Company's management imposes strict financial reporting requirements and expense budget limitations on each of its stations. In addition, management maintains a centralized accounting system which allows it to monitor the performance and operations of each of its stations. Such centralization allows the Company to achieve expense savings in certain areas, including purchasing and administrative expenses. The Company also achieves expense savings through the elimination of certain duplicative costs within its markets and market clusters.

                                  MANAGEMENT

   Following completion of the MMR Merger, the Company's senior management team will be comprised of Robert F.X. Sillerman, Executive Chairman, Michael
G. Ferrel, Chief Executive Officer, and D. Geoffrey Armstrong, Chief Operating Officer. The Company's management has substantial experience in operating radio stations in markets of all sizes, identifying attractive acquisition candidates and integrating acquired stations. Under the leadership of Michael G. Ferrel, the current Chief Executive Officer of MMR, MMR commenced operations in July 1993 with the acquisition of five radio stations, and increased the number of stations it owns and operates, provides programming to or sells advertising on behalf of, to 17 stations.

   The Company plans to emphasize both regional and local management of its radio stations. Regional operations will be managed under the direction of four regional managers, each of whom will report directly to the Company's Chief Executive Officer and Chief Operating Officer. Teamed with each regional manager will be a director of sales and a director of programming. The Company believes that regional management and coordination will enable it to maximize the benefits of operating a national station franchise while maintaining controls over local operations. Local management is also central to the Company's strategy. Local management is primarily responsible for building and developing a sales team capable of converting the station's audience rankings into revenues. The Company's general managers and sales managers are motivated through incentive compensation based primarily upon their station's cash flow performance. Corporate management continuously provides its stations with advice and support in the development of advertising and marketing strategies, sales force training and motivation techniques.

                    PENDING ACQUISITIONS AND DISPOSITIONS

   In November 1995, the Company entered into an agreement to acquire Liberty Broadcasting, Incorporated ("Liberty"), which owns and operates, provides programming to or sells advertising on behalf of 14 FM and six AM radio stations (the "Liberty Stations") located in six markets: Washington, DC/Baltimore, Maryland; Nassau-Suffolk, New York; Providence, Rhode Island; Hartford, Connecticut; Albany, New York and Richmond, Virginia (the "Liberty Acquisition"). On May 1, 1996, the Company entered into an agreement to sell three of the Liberty Stations operating in the Washington, DC/Baltimore, Maryland market (the "Washington Dispositions").

   In February 1996, the Company entered into an agreement to acquire from Prism Radio Partners L.P. ("Prism") substantially all of the assets used in the operation of ten FM and six AM radio stations (the "Prism Stations") located in five markets: Louisville, Kentucky; Jacksonville, Florida; Raleigh, North Carolina; Tucson, Arizona and Wichita, Kansas (the "Prism Acquisition"). In April 1996, the Company entered into a letter of intent to sell three of the Prism Stations operating in the Louisville, Kentucky market (the "Louisville Dispositions").

   In April 1996, the Company entered into an agreement and plan of merger pursuant to which it will acquire MMR, which owns and operates, provides programming to or sells advertising on behalf of 16 FM radio stations and one AM radio station (the "MMR Stations") located in seven markets: New Haven, Connecticut; Springfield/Northampton, Massachusetts; Daytona Beach, Florida; Augusta, Georgia; Biloxi, Mississippi; Little Rock, Arkansas and Myrtle Beach, South Carolina (the "MMR Merger"). MMR has entered into agreements to acquire WKSS-FM, Hartford, Connecticut (the "MMR Hartford Acquisition") and WMYB-FM, Myrtle Beach, South Carolina (the "MMR Myrtle Beach Acquisition"), and to sell WRXR-FM and WKBG-FM, both operating in Augusta, Georgia, and entered into a letter of intent to sell KOLL-FM, Little Rock, Arkansas (collectively, the "MMR Dispositions"). Except where the context otherwise requires, the term "MMR Merger" as used herein gives effect to the MMR Hartford Acquisition, the MMR Myrtle Beach Acquisition and the consummation of the MMR Dispositions. MMR is currently negotiating the termination of a joint sales agreement ("JSA") with WCHZ-FM and the termination of a local marketing agreement ("LMA") with WAEG-FM and WAEJ-FM, each operating in Augusta, Georgia. The MMR Hartford Acquisition, the MMR Myrtle Beach Acquisition and the MMR Dispositions are anticipated to be completed prior to the consummation of the MMR

Merger. MMR was organized in 1992 by Robert F.X. Sillerman, Executive Chairman and controlling stockholder of the Company, Michael G. Ferrel and Howard J. Tytel, a Director and Executive Vice President of the Company. Mr. Sillerman owns a substantial equity interest in MMR which will be exchanged for common stock of the Company upon the consummation of the MMR Merger.

   Pursuant to four separate agreements, the Company has agreed to acquire substantially all of the assets of WROQ-FM, Greenville, South Carolina, WJDX-FM, WSTZ-FM and WZRX-AM, each operating in Jackson, Mississippi, WTRG-FM and WRDU-FM, both operating in Raleigh, North Carolina, and WMFR-AM, WMAG-FM and WTCK-AM, each operating in Greensboro, North Carolina, and, pursuant to a separate agreement, has an option to acquire WHSL-FM, Greensboro, North Carolina (collectively, the "Additional Acquisitions"). In addition, the Company has entered into an agreement to exchange radio station KRLD-AM, Dallas, Texas, and the Texas State Networks for radio station KKRW-FM, Houston, Texas (the "Houston Exchange"), and has entered into a letter of intent to sell radio station KTCK-AM, Dallas, Texas (the "Dallas Disposition").

   The Liberty Acquisition, the Prism Acquisition, the MMR Merger, the Additional Acquisitions and the Houston Exchange are referred to herein collectively as the "Acquisitions." The Washington Dispositions, the Louisville Dispositions and the Dallas Disposition are referred to herein collectively as the "Dispositions."

   The Company anticipates that it will consummate all of the Acquisitions and the Dispositions within 60 days after the closing of the Financing, except for the MMR Merger, which is subject to stockholder approval and which the Company expects to complete during the third quarter of fiscal 1996, and the Houston Exchange, which the Company expects to complete within 120 days of the closing of the Financing. However, the timing and completion of the Acquisitions and the Dispositions are subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that such transactions will be approved by the FCC or completed on the terms described herein, or at all.

                           CONCURRENT TRANSACTIONS

   Agreement with SCMC. In April 1996, the Company and Sillerman Communications Management Corporation ("SCMC"), a corporation controlled by Mr. Sillerman, entered into an agreement to terminate SCMC's financial consulting services to the Company in exchange for the cancellation of certain indebtedness owing from SCMC to the Company and the grant to SCMC of certain options to purchase common stock of the Company (the "SCMC Termination Agreement"). Pursuant to such agreement, SCMC has also assigned to the Company its rights to receive certain fees payable by MMR and Triathlon Broadcasting Company ("Triathlon"), a publicly-traded radio company operating in small and medium-sized markets in the Midwest and the West, for services that SCMC provides in connection with consulting agreements between SCMC and such companies. In addition, pursuant to the SCMC Termination Agreement, SCMC has agreed to continue to provide financial consulting services to MMR (until completion of the MMR Merger) and to Triathlon at SCMC's expense. See "Certain Relationships and Related Transactions
- --Relationship of the Company with SCMC."

   Preferred Stock Offering, Note Offering and New Credit Agreement.
The Company will offer in private placements (i) $120.0 million in aggregate
liquidation preference of its   % Series D Cumulative Convertible Exchangeable
Preferred Stock due 2007 (the "Series D Preferred Stock") and (ii) $440.0
million in aggregate principal amount of   % Senior Subordinated Notes due 2006
(the "Notes") in the Note Offering. In addition, the Company is currently negotiating with its lender to increase amounts available under its senior credit facility from $50.0 million to up to $150.0 million (the "New Credit Agreement") for additional acquisitions and for working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources."

   Tender Offer and Consent Solicitation. On May 2, 1996, the Company commenced an offer to purchase for cash up to all (but not less than a majority in principal amount) of the Old Notes and a related Consent Solicitation to modify certain terms of the Old Indenture. The Note Offering, the Preferred Stock Offering and the receipt of a commitment for the New Credit Agreement are conditioned upon the concurrent consummation of each other and the consummation of the Tender Offer and the related Consent Solicitation.

   Agreements with Messrs. Hicks and Armstrong. In April 1996, the Company entered into an agreement (the "Hicks Agreement") with R. Steven Hicks, the current President, Chief Executive Officer and Chief Operating Officer of the Company, pursuant to which Mr. Hicks agreed to terminate his employment arrangement with the Company concurrently with the completion of the MMR Merger. The Hicks Agreement provides that Mr. Hicks will continue to serve as a Director of, and will become a consultant to, the Company. Subsequent to the execution of the Hicks Agreement, it was publicly announced that Mr.
Hicks will head a new investment group that intends to acquire radio properties, which properties may be located in certain of the Company's target markets. Also, in the Hicks Agreement, the Company agreed to repurchase certain securities owned by Mr. Hicks. Additionally, the Company has entered into an agreement (the "Armstrong Agreement") with D. Geoffrey Armstrong, Chief Financial Officer of the Company, effective as of April, 1996, pursuant to which Mr. Armstrong will become Chief Operating Officer of the Company concurrently with the completion of the MMR Merger and will defer certain payments due to him under his employment agreement. The Company will also repurchase certain securities of the Company owned by Mr. Armstrong.
See "Management -- Employment Agreements."

   The Acquisitions, the Dispositions, the Financing, the Tender Offer (assuming all of the Old Notes are tendered) and the implementation of the SCMC Termination Agreement, the Hicks Agreement and the Armstrong Agreement are collectively referred to hereinafter as the "Transactions."

THE STATIONS

   The following table summarizes certain information with respect to the radio stations the Company will own and operate, provide programming to or sell advertising on behalf of, after giving effect to the Acquisitions and the Dispositions.

                                        MARKET
             STATION(1)                  RANK            STATION FORMAT(2)
- -----------------------------------  ----------  -------------------------------
NORTHEAST REGION
Washington, DC/                            8
 Baltimore, MD (3)
 WHFS-FM (4) .........................           Alternative Rock
Nassau-Suffolk, NY                        14
 WBAB-FM (4) .........................           Album Oriented Rock
 WHFM-FM (4)  ........................           Hot Album
 WBLI-FM (4)  ........................           Contemporary
 WGBB-AM (4) .........................           News/Talk
Providence, RI                            31
 WSNE-FM (4)  ........................           Adult Contemporary ("AC")
 WHJY-FM (4)  ........................           Adult Oriented Rock
 WHJJ-AM (4) .........................           News/Talk
Hartford, CT                              41
 WHCN-FM (4)  ........................           Album Oriented Rock
 WMRQ-FM (4)  ........................           Modern Rock
 WPOP-AM (4)  ........................           News/Talk
 WKSS-FM (5) .........................           Contemporary Hit Radio
Albany, NY                                57
 WGNA-FM (4)  ........................           Country
 WGNA-AM (4)  ........................           Country
 WPYX-FM (4)  ........................           Album Rock
 WTRY-AM (4)  ........................           Oldies
 WYSR-FM (6) .........................           Oldies
Springfield/Northampton, MA (7)           76
 WHMP-FM (8)  ........................           Modern Rock
 WHMP-AM (8)  ........................           Information
 WPKX-FM (8) .........................           Hot Country
New Haven, CT                             95
 WPLR-FM (8)  ........................           Album Oriented Rock
 WYBC-FM (8)(9) ......................           Urban Rock
SOUTH-ATLANTIC REGION (12)
Charlotte, NC                             37
 WTDR-FM .............................           Country
 WLYT-FM (13) ........................           AC
Greensboro, NC                            42
 WMAG-FM (11)(14) ....................           AC
 WTCK-AM (11)(14)(15) ................           News/Talk
 WMFR-AM (11)(14) ....................           News/Talk
 WHSL-FM (16) ........................           Country
Nashville, TN                             44
 WSIX-FM .............................           Country
 WRVW-FM (17) ........................           Top 40

                                        MARKET
             STATION(1)                  RANK            STATION FORMAT(2)
- -----------------------------------  ----------  -------------------------------
Raleigh-Durham, NC                        50
 WZZU-FM (10)  .......................           Classic Rock
 WDCG-FM (10)  .......................           Contemporary Radio
 WRDU-FM (11)  .......................           Album Oriented Rock
 WTRG-FM (11) ........................           Oldies
Richmond, VA                              56
 WMXB-FM (4) .........................           AC
Greenville-Spartanburg, SC                59
 WSSL-FM .............................           Country
 WMYI-FM .............................           AC
 WGVL-AM .............................           Talk
 WROQ-FM (18) ........................           Classic Rock
SOUTHERN REGION
Jacksonville, FL                          53
 WKQL-FM (10)  .......................           Oldies/Adult
 WIVY-FM (10)  .......................           AC
 WOKV-AM (10)  .......................           News/Talk
 WPDQ-AM (10) ........................           Nostalgia
Daytona Beach, FL                         93
 WGNE-FM (8) .........................           Country
Augusta, Georgia (19)                    116
 WAEG-FM (8)(20) .....................           Urban/AC
 WAEJ-FM (8)(20) .....................           Urban/AC
 WCHZ-FM (8)(21) .....................           Modern Rock
Jackson, MS                              118
 WMSI-FM .............................           Country
 WKTF-FM .............................           Country
 WJDS-AM .............................           AC
 WSTZ-FM (22)(23) ....................           Album Oriented Rock
 WJDX-FM (24)  .......................           Sports
 WZRX-AM (22) ........................           Gospel
Biloxi, MS                               134
 WKNN-FM (8) .........................           Country
 WMJY-FM (8) .........................           AC
Myrtle Beach, SC                         185
 WYAK-FM .............................           Hot Country
 WVCO-FM (25) ........................           Hot Country
 WMYB-FM (26) ........................           70's Rock
SOUTHWEST REGION (27)
Houston, TX                                9
 KODA-FM .............................           AC
 KKRW-FM (28) ........................           Classic Rock
San Diego, CA                             15
 KYXY-FM .............................           AC
 KMKX-FM (29) ........................           Rock
Tucson, AZ                                62     Contemporary Hit Radio
 KRQQ-FM (10) ........................           Oldies
 KCEE-AM (10) ........................           Nostalgia
 KNST-AM (10) ........................           News/Talk
Wichita, KS                               91
 KRZZ-FM (10)  .......................           Classic Rock
 KKRD-FM (10)  .......................           Contemporary Hit Radio
 KNSS-AM (10) ........................           News/Talk

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                              STATION RANK                                    TOTAL NUMBER OF
                                             TARGET           AMONG TARGET      AUDIENCE      1995 STATION      STATIONS IN
             STATION(1)                 DEMOGRAPHICS(2)       DEMOGRAPHICS       SHARE        REVENUE RANK        MARKET
- -----------------------------------  --------------------  ----------------  ------------  ----------------  ---------------
NORTHEAST REGION
Washington, DC/
 Baltimore, MD (3)
 WHFS-FM (4) ......................... Adults 18-34                4              3.8%             14               45
Nassau-Suffolk, NY
 WBAB-FM (4) ......................... Adults 25-54                8              3.1%              2               27
 WHFM-FM (4) ......................... Adults 25-54               37*             0.1%             16               27
 WBLI-FM (4) ......................... Adults 25-54                5              4.0%              3               27
 WGBB-AM (4) ......................... Adults 35 & over           NR               NR              NR               27
Providence, RI
 WSNE-FM (4) ......................... Adults 25-54                5              4.6%              5               30
 WHJY-FM (4) ......................... Adults 18-34                1              8.7%              1               30
 WHJJ-AM (4) ......................... Adults 35-64               10              4.3%              9               30
Hartford, CT
 WHCN-FM (4) ......................... Men 25-54                   1              4.0%              7               21
 WMRQ-FM (4) ......................... Adults 18-34                1              4.8%              8               21
 WPOP-AM (4) ......................... Adults 35-64               15              1.6%             11               21
 WKSS-FM (5) ......................... Adults 18-34                3              6.8%              5               21
Albany, NY
 WGNA-FM (4) ......................... Adults 25-54                1             11.4%              1               41
 WGNA-AM (4) ......................... Adults 25-54               25              0.1%             24               41
 WPYX-FM (4) ......................... Adults 18-34                3              6.8%              2               41
 WTRY-AM (4) ......................... Adults 35-64               11*             1.5%             16               41
 WYSR-FM (6) ......................... Adults 25-54               12*             1.7%             10               41
Springfield/Northampton, MA (7)
 WHMP-FM (8) ......................... Adults 18-34                8              2.0%              6               16
 WHMP-AM (8) ......................... Adults 35-64               11              1.3%             10               16
 WPKX-FM (8) ......................... Adults 25-54                3              9.4%              2               16
New Haven, CT
 WPLR-FM (8)  ........................ Adults 18-34                1              7.4%              1                8
 WYBC-FM (8)(9) ...................... Adults 18-34                2              4.7%              4                8
SOUTH-ATLANTIC REGION (12)
Charlotte, NC
 WTDR-FM ............................. Adults 25-54                6              6.0%              6               42
 WLYT-FM (13) ........................ Adults 25-54                3              5.9%              8               42
Greensboro, NC
 WMAG-FM (11)(14) .................... Adults 25-54                2              6.1%              4               34
 WTCK-AM (11)(14)(15) ................ Adults 25-54               NR               NR              19               34
 WMFR-AM (11)(14) .................... Adults 25-54               24              1.1%             12               34
 WHSL-FM (16) ........................ Adults 25-54               13              2.0%             13               34
Nashville, TN
 WSIX-FM ............................. Adults 25-54                1             15.5%              1               45
 WRVW-FM (17) ........................ Adults 18-34                4              6.3%              9               45

                                                              STATION RANK                                    TOTAL NUMBER OF
                                             TARGET           AMONG TARGET      AUDIENCE      1995 STATION      STATIONS IN
             STATION(1)                 DEMOGRAPHICS(2)       DEMOGRAPHICS       SHARE        REVENUE RANK        MARKET
- -----------------------------------  --------------------  ----------------  ------------  ----------------  ---------------
Raleigh-Durham, NC
 WZZU-FM (10)  ....................... Adults 25-54                 5              4.2%            9                33
 WDCG-FM (10)  ....................... Adults 18-34                 1              7.9%            4                33
 WRDU-FM (11)  ....................... Adults 25-54                 3              5.8%            2                33
 WTRG-FM (11) ........................ Adults 35-64                 1              5.5%            7                33
Richmond, VA
 WMXB-FM (4) ......................... Adults 25-54                 4              5.5%            3                26
Greenville-Spartanburg, SC
 WSSL-FM ............................. Adults 25-54                 1             14.8%            1                39
 WMYI-FM ............................. Adults 25-54                 2              8.0%            2                39
 WGVL-AM ............................. Adults 25-54                NR                NR           NR                39
 WROQ-FM (18) ........................ Adults 25-54                 5              9.2%            3                39
SOUTHERN REGION
Jacksonville, FL
 WKQL-FM (10)  ....................... Adults 25-54                 6              5.4%            6                23
 WIVY-FM (10)  ....................... Adults 25-54                 7              4.1%            7                23
 WOKV-AM (10)  ....................... Adults 18-49                11              4.3%            8                23
 WPDQ-AM (10) ........................ Adults 50 & over             8              1.5%           16                23
Daytona Beach, FL
 WGNE-FM (8) ......................... Adults 25-54                 1              8.2%            1                13
Augusta, Georgia (19)
 WAEG-FM (8)(20) ..................... Adults 25-54                17              1.7%            7                25
 WAEJ-FM (8)(20) ..................... Adults 25-54                13              3.3%           16                25
 WCHZ-FM (8)(21) ..................... Adults 18-34                 6              3.2%           15                25
Jackson, MS
 WMSI-FM ............................. Adults 25-54                 1             12.8%            1                29
 WKTF-FM ............................. Adults 25-54                 7              3.0%            7                29
 WJDS-AM ............................. Adults 25-54                19              0.3%           17                29
 WSTZ-FM (22)(23) .................... Adults 25-54                 5*             6.6%            4                29
 WJDX-FM (24)  ....................... Adults 25-54                 5*             6.0%            3                29
 WZRX-AM (22) ........................ Adults 25-54                13              2.6%           12                29
Biloxi, MS
 WKNN-FM (8) ......................... Adults 25-54                 1             15.6%            1                20
 WMJY-FM (8) ......................... Women 25-54                  5              3.9%            6                20
Myrtle Beach, SC
 WYAK-FM ............................. Adults 25-54                 9              6.0%            1                23
 WVCO-FM (25) ........................ Adults 25-54                18              0.8%           13                23
 WMYB-FM (26) ........................ Adults 25-54                NR                NR           NR                23
SOUTHWEST REGION (27)
Houston, TX
 KODA-FM ............................. Adults 25-54                 1              6.4%            1                48
 KKRW-FM (28) ........................ Adults 25-54                13              3.1%           11                48
San Diego, CA
 KYXY-FM ............................. Adults 25-54                 2              6.8%            5                36
 KMKX-FM (29) ........................ Adults 25-54                15              2.4%           11                36
Tucson, AZ
 KRQQ-FM (10)  ....................... Adults 18-34                 3              7.5%            5                28
 KWFM-FM (10)  ....................... Adults 25-54                 6              5.6%            6                28
 KCEE-AM (10)  ....................... Adults 61 & over             1              3.6%           13                28
 KNST-AM (10) ........................ Adults 25-54                 7              6.1%            4                28
Wichita, KS
 KRZZ-FM (10)  ....................... Adults 18-54                 2              6.2%            6                23
 KKRD-FM (10)  ....................... Adults 18-34                 3              8.1%            4                23
 KNSS-AM (10) ........................ Adults 25-54                17              3.5%            8                23

- ------------

   *   These stations are tied in rank with other stations.

    (1)Some stations are licensed to a different community located within the market they serve.

    (2)Due to variations that may exist within the same station programming format, the target demographic target may be different even though the station program format is the same.

    (3)Does not include WXVR-FM, WXTR-FM and WQSI-AM, each operating in the Washington, DC market, which are to be acquired pursuant to the Liberty Purchase Agreement and thereafter sold to a third party. See "Agreements Related to the Acquisitions and the Dispositions -- Liberty Stations."

    (4)To be acquired pursuant to the Liberty Purchase Agreement. See "Agreements Related to the Acquisitions and the Dispositions -- Liberty Stations."

    (5)In April 1996, MMR entered into an agreement to acquire WKSS-FM.

    (6)WYSR-FM changed its call letters from WTRY-FM. Liberty sells advertising on WYSR-FM pursuant to a JSA and has an option to acquire the station.

    (7)Northampton is not separately rated by the Arbitron Company and, accordingly, the number of stations in the market represents the number of stations in the combined Springfield/Northampton, Massachusetts market.

    (8)To be acquired pursuant to the MMR Acquisition Agreement. See "Agreements Related to the Acquisitions and the Dispositions -- MMR Stations."

    (9)MMR sells advertising on WYBC-FM pursuant to a JSA.

   (10)To be acquired pursuant to the Prism Purchase Agreement. See "Agreements Related to the Acquisitions and the Dispositions -- Prism Stations."

   (11)On January 18, 1996, MMR entered into an agreement to acquire these stations. The Company and MMR have agreed that the Company will finance the purchase of such stations and that MMR will immediately thereafter transfer such stations to the Company.

   (12)Does not include WVEZ-FM, WTFX-FM and WWKY-AM, each operating in the Louisville, Kentucky market, which are to be acquired pursuant to the Prism Purchase Agreement (as defined) and thereafter sold to a third party. See "Agreements Related to the Acquisitions and the Dispositions--Prism Stations."

   (13)WLYT-FM changed its call letters from WEZC-FM.

   (14)On January 18, 1996, MMR entered into a JSA pursuant to which MMR would sell advertising on these stations. On January 22, 1996, MMR entered into a JSA with the Company pursuant to which the Company was granted the exclusive right to sell advertising on these stations.

   (15)WTCK-AM changed its call letters from WWWB-AM.

   (16)The Company has been selling advertising on WHSL-FM pursuant to a JSA since January 18, 1996 and has an option to purchase this station. See "Agreements Related to the Acquisitions and the Dispositions--Agreements for Additional Acquisitions."

   (17)WRVW-FM changed its call letters from WYHY-FM.

   (18)On January 22, 1996, MMR entered into a contract to acquire WROQ-FM. On January 23, 1996, MMR entered into an LMA pursuant to which MMR would provide programming on WROQ-FM. On February 1, 1996, MMR entered into a JSA with the Company pursuant to which the Company was granted the exclusive right to sell advertising on behalf of WROQ-FM. The Company and MMR have agreed that the Company will finance the purchase of such station and that MMR will immediately thereafter transfer such station to the Company. See "Agreements Related to the Acquisitions and the Dispositions-- Agreements for the Additional Acquisitions."

   (19)Does not include WRXR-FM and WKBG-FM, Augusta, Georgia, which MMR currently owns and which MMR has entered into an agreement to sell.

   (20)MMR provides programming and sells advertising on WAEG-FM and WAEJ-FM pursuant to an LMA.

   (21)MMR sells advertising on WCHZ-FM pursuant to a JSA.

   (22)On January 26, 1996 MMR entered into a contract to acquire WSTZ-FM and WZRX-AM. The Company and MMR have agreed that the Company will finance the purchase of such stations and that MMR will immediately thereafter transfer such stations to the Company.

   (23)On February 1, 1996, MMR entered into an LMA pursuant to which MMR would provide programming to WSTZ-FM. Concurrently therewith, MMR entered into a JSA with the Company pursuant to which the Company was granted the exclusive right to sell advertising on behalf of WSTZ-FM.

   (24)The Company sells advertising on WJDX-FM pursuant to a JSA and has exercised its option to acquire this station.

   (25)WVCO-FM simulcasts WYAK-FM's format pursuant to an LMA; MMR is currently in negotiations with respect to the acquisition of WVCO-FM.

   (26)MMR provides programming and sells advertising on WMYB-FM pursuant to an LMA and in April 1996 entered into an agreement to acquire this station.

   (27)Does not include KRLD-AM and KTCK-AM, each operating in the Dallas, Texas market, or the Texas State Networks which are to be sold to a third party. See "Agreements Related to the Acquisitions and the Dispositions--Houston Exchange" and "--Dallas Disposition."

   (28)The Company has entered into an agreement pursuant to which the Company has agreed to acquire KKRW-FM, Houston, Texas, in a station-for station exchange for KRLD-FM, Dallas, Texas, and the Texas State Networks. See "Agreements Related to the Acquisitions and the Dispositions--Houston Exchange."

   (29)KMKX-FM changed its call letters from KJQY-FM.

ADVERTISING

   The primary source of the Company's revenues is the sale of broadcasting time for local, regional and national advertising. A station's sales staff generates most of such station's local and regional advertising sales. To generate national advertising sales, the Company engages an advertising representative for each of its stations who specializes in national advertising sales and who is compensated on a commission-only basis. Most advertising contracts are short term and generally run only for a few weeks.

   The Company believes that radio is one of the most efficient, cost-effective means for advertisers to reach specific demographic groups. Radio is a precisely-targeted medium and is highly flexible due to the short lead time between production and broadcast and the relative ease of production of commercials. To ensure that an advertising message will be heard mainly by its targeted customer base, an advertiser can choose to advertise on a station with a format that appeals to a specific demographic group. In addition, radio can more readily reach people in the workplace and in their cars than television and other media.

   Advertising rates charged by radio stations are based primarily on a station's ability to attract audiences in the demographic groups targeted by advertisers (as measured by ratings service surveys quantifying the number of listeners tuned to the station at various times of the day and week), on the number of stations in the market competing for the same demographic group and on the supply of and demand for radio advertising time. Rates are generally highest during morning and afternoon drive-time hours.

   Depending on the format of a particular station, there are predetermined numbers of advertisements that are broadcast each hour. The Company endeavors to determine the number of advertisements broadcast per hour that can maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of slots available for broadcast advertising on a particular station generally does not vary significantly from year to year.

COMPETITION

   The Company's stations compete for listeners and advertising revenues directly with other radio stations within their markets. The Company competes for advertising revenues principally through effective promotion of its stations' listener demographics and audience shares, and through the number of listeners in a target group that can be reached for the price charged for the air-time. The Company's stations also compete for advertising revenues with other media, including broadcast television, cable television, newspapers, magazines, direct mail, coupons and billboard advertising. Radio stations compete for listeners primarily on the basis of program content and by hiring high-profile talent with appeal to a particular demographic group. By building in each of its markets a strong base of listeners comprised of specific demographic groups, the Company is able to attract advertisers seeking to reach those listeners. Other factors that affect a station's competitive position include its authorized power, terrain, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area.

   The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio broadcasting. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry. The Company also competes with other radio station groups to purchase additional stations. The Recent Legislation will permit other radio broadcasting companies to enter the markets in which the Company operates or may operate in the future, some of which may be larger and have substantially greater financial and other resources than the Company.

INFLATION

   The impact of inflation on the Company's operations has not been significant to date. There can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operations.


SEASONALITY

   The Company's revenues vary throughout the year. As is the case throughout the radio broadcast industry, the Company's first quarter generally reflects lowest revenues and its fourth quarter generally reflects the highest revenues for each year.

EMPLOYEES

   At March 31, 1996, the Company had approximately 324 full time and 108 part time employees, none of whom were represented by unions. Management believes that relations with employees are good. Following consummation of the Acquisitions and Dispositions, the Company will have approximately 1,162 full time and 445 part time employees.

   The Company employs several high-profile on-air personalities with large, loyal audiences in their respective markets. The Company endeavors to enter into employment agreements with those on-air personalities and station general managers whose services are deemed by the Company to be important for its continued success. In addition, the Company has entered into employment agreements with certain of its executive officers.

FEDERAL REGULATION OF RADIO BROADCASTING

   The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules or the Communications Act.

   The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

   FCC Licenses. Radio stations operate pursuant to broadcasting licenses that may be granted by the FCC for maximum terms of seven years (the FCC has proposed in a recent rulemaking raising such maximum terms to eight years as permitted by the Recent Legislation) and are subject to renewal upon application to the FCC. During certain periods when renewal applications are pending, petitions to deny license renewals can be filed by interested parties, including members of the public. The FCC will grant a renewal application if it finds that the station has served the public interest, convenience and necessity, that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC, and that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

   The following table summarizes certain information relating to the radio stations that the Company will own and operate, provide programming to or sell advertising on behalf of, after giving effect to the Acquisitions and the Dispositions.




 METROPOLITAN MARKET SERVED
 AND STATION CALL LETTERS      CITY OF LICENSE
- --------------------------  --------------------
NORTHEAST REGION
Washington, DC/Baltimore, MD
 WHFS-FM (1) ...............    Annapolis, MD
Nassau-Suffolk, NY
 WBAB-FM ...................    Babylon, NY
 WHFM-FM ...................    Southampton, NY
 WBLI-FM(2) ................    Patchogue, NY
 WGBB-AM ...................    Freeport, NY
Providence, RI
 WSNE-FM ...................    Taunton, MA
 WHJY-FM ...................    Providence, RI
 WHJJ-AM ...................    Providence, RI
Hartford, CT
 WHCN-FM ...................    Hartford, CT
 WMRQ-FM ...................    Waterbury, CT
 WPOP-AM ...................    Hartford, CT
 WKSS-FM ...................    Hartford-Meriden, CT
Albany, NY
 WGNA-FM ...................    Albany, NY
 WGNA-AM ...................    Albany, NY
 WPYX-FM (3) ...............    Albany, NY
 WTRY-AM ...................    Troy, NY
 WYSR-FM ...................    Rotterdam, NY
Springfield/Northampton, MA
 WHMP-FM  ..................    Northampton, MA
 WHMP-AM  ..................    Northampton, MA
 WPKX-FM ...................    Enfield, CT
New Haven, CT
 WPLR-FM ...................    New Haven, CT
 WYBC-FM ...................    New Haven, CT
SOUTH-ATLANTIC REGION
Charlotte, NC
 WTDR-FM ...................    Statesville, NC
 WLYT-FM ...................    Hickory, NC
Greensboro, NC
 WMAG-FM ...................    High Point, NC
 WTCK-AM ...................    Greensboro, NC
 WMFR-AM ...................    High Point, NC
 WHSL-FM ...................    High Point, NC
Nashville, TN
 WSIX-FM ...................    Nashville, TN
 WRVW-FM ...................    Lebanon, TN
Raleigh/Durham, NC
 WZZU-FM ...................    Burlington, NC
 WDCG-FM ...................    Durham, NC
 WRDU-FM ...................    Wilson, NC Rocky
 WTRG-FM ...................    Mount, NC
Richmond, VA
 WMXB-FM ...................    Richmond, VA
Greenville-Spartanburg, SC
 WSSL-FM ...................    Gray Court, SC
 WMYI-FM ...................    Hendersonville, NC
 WGVL-AM ...................    Greenville, SC
 WROQ-FM ...................    Anderson, SC
SOUTHERN REGION
Jacksonville, FL
 WKQL-FM ...................    Jacksonville, FL
 WIVY-FM ...................    Jacksonville, FL
 WOKV-AM ...................    Jacksonville, FL
 WPDQ-AM ...................    Jacksonville, FL
Daytona Beach, FL
 WGNE-FM ...................    Titusville, FL


 METROPOLITAN MARKET SERVED
 AND STATION CALL LETTERS      CITY OF LICENSE
- --------------------------  --------------------
Augusta, GA
 WAEG-FM....................    Evans, GA
 WAEJ-FM....................    Waynesboro, GA
 WCHZ-FM ...................    Harlem, GA
Jackson, MS
 WMSI-FM ...................    Jackson, MS
 WKTF-FM ...................    Jackson, MS
 WJDS-AM ...................    Jackson, MS
 WSTZ-FM ...................    Vicksburg, MS
 WJDX-FM ...................    Jackson, MS
 WZRX-AM ...................    Jackson, MS
Biloxi, MS
 WKNN-FM ...................    Pascagoula, MS
 WMJY-FM ...................    Biloxi, MS
Myrtle Beach, SC
 WYAK-FM ...................    Surfside Beach, SC
 WVCO-FM ...................    Loris, SC
 WMYB-FM ...................    Socastee, SC
SOUTHWEST REGION
Houston, TX
 KODA-FM ...................    Houston, TX
 KKRW-FM ...................    Houston, TX
San Diego, CA
 KYXY-FM ...................    San Diego, CA
 KMKX-FM ...................    San Diego, CA
Tucson, AZ
 KRQQ-FM ...................    Tucson, AZ
 KWFM-FM ...................    Tucson, AZ
 KCEE-AM ...................    Tucson, AZ
 KNST-AM ...................    Tucson, AZ
Wichita, KS
 KRZZ-FM ...................    Derby, KS
 KKRD-FM ...................    Wichita, KS
 KNSS-AM ...................    Wichita, KS

                      (RESTUBBED TABLE CONTINUED FROM ABOVE)


 METROPOLITAN MARKET SERVED                                 EXPIRATION DATE OF
 AND STATION CALL LETTERS     POWER IN KW'S     FREQUENCY   FCC AUTHORIZATION
- --------------------------  ----------------  -----------  ------------------
NORTHEAST REGION
Washington, DC/Baltimore, MD
 WHFS-FM (1) ...............        50        99.1 MHz           10/1/02
Nassau-Suffolk, NY
 WBAB-FM ...................         3        102.3 MHz           6/1/98
 WHFM-FM ...................         5        95.3 MHz            6/1/98
 WBLI-FM(2) ................        49        106.1 MHz           6/1/98
 WGBB-AM ...................         1        1240 kHz            6/1/98
Providence, RI
 WSNE-FM ...................        30        93.3 MHz            4/1/98
 WHJY-FM ...................        50        94.1 MHz            4/1/98
 WHJJ-AM ...................         5        920 kHz             4/1/98
Hartford, CT
 WHCN-FM ...................        16        105.9 MHz           4/1/98
 WMRQ-FM ...................        18        104.1 MHz           4/1/98
 WPOP-AM ...................         5        1410 kHz            4/1/98
 WKSS-FM ...................        16.5      95.7 MHz            4/1/98
Albany, NY
 WGNA-FM ...................        12.5      107.7 MHz           6/1/98
 WGNA-AM ...................         5        1460 kHz            6/1/98
 WPYX-FM (3) ...............        15.5      106.5 MHz           6/1/98
 WTRY-AM ...................         5        980 kHz             6/1/98
 WYSR-FM ...................         6        98.3 MHz            6/1/98
Springfield/Northampton, MA
 WHMP-FM  ..................         3        99.3 MHz            4/1/98
 WHMP-AM  ..................         1        1400 kHz            4/1/98
 WPKX-FM ...................         2.2      97.9 MHz            4/1/98
New Haven, CT
 WPLR-FM ...................        14        99.1 MHz            4/1/98
 WYBC-FM ...................         1.8      94.3 MHz            4/1/98
SOUTH-ATLANTIC REGION
Charlotte, NC
 WTDR-FM ...................       100        96.9 MHz            12/1/02
 WLYT-FM ...................        31        102.9 MHz           12/1/02
Greensboro, NC
 WMAG-FM ...................       100        99.5 MHz            12/1/02
 WTCK-AM ...................         5        1320 kHz            12/1/02
 WMFR-AM ...................         1        1230 kHz            12/1/02
 WHSL-FM ...................       100        100.3 MHz           12/1/02
Nashville, TN
 WSIX-FM ...................       100        97.9 MHz             8/1/96
 WRVW-FM ...................        58        107.5 MHz            8/1/96
Raleigh/Durham, NC
 WZZU-FM ...................       100        93.9 MHz             12/1/02
 WDCG-FM ...................       100        105.1 MHz            12/1/02
 WRDU-FM ...................       100        106.1 MHz            12/1/02
 WTRG-FM ...................       100        100.7 MHz            12/1/02
Richmond, VA
 WMXB-FM ...................        20        103.7 MHz            10/1/02
Greenville-Spartanburg, SC
 WSSL-FM ...................       100        100.5 MHz            12/1/02
 WMYI-FM ...................        20        102.5 MHz            12/1/02
 WGVL-AM ...................         5        1440 kHz             12/1/02
 WROQ-FM ...................       100        101.1 MHz            12/1/95*
SOUTHERN REGION
Jacksonville, FL
 WKQL-FM ...................        98        96.9 MHz              2/1/03
 WIVY-FM ...................        98        102.9 MHz             2/1/96*
 WOKV-AM ................... 50 Day, 10 Night 690 kHz               2/1/03
 WPDQ-AM ...................      5 Day       600 kHz                2/1/03
Daytona Beach, FL
 WGNE-FM ...................       100        98.1 MHz               2/1/03


METROPOLITAN MARKET SERVED                                  EXPIRATION DATE OF
 AND STATION CALL LETTERS     POWER IN KW'S     FREQUENCY   FCC AUTHORIZATION
- --------------------------  ----------------  -----------  ------------------
Augusta, GA
 WAEG-FM....................         3        92.3 MHz               4/1/96*
 WAEJ-FM....................         6        100.9 MHz              4/1/96*
 WCHZ-FM ...................         5.7      95.1 MHz               4/1/96*
Jackson, MS
 WMSI-FM ...................       100        102.9 MHz
 WKTF-FM ...................       100        95.5 MHz               6/1/96*
 WJDS-AM ................... 5 Day, 1 Night   620 kHz                6/1/96*
 WSTZ-FM ...................       100        106.7 MHz              6/1/96*
 WJDX-FM ...................        96        96.3 MHz               6/1/96*
 WZRX-AM ................... 5 Day, 1 Night   1590 kHz               6/1/96*
Biloxi, MS WKNN-FM  ........        99        99.1 MHz               6/1/96*
 WMJY-FM ...................       100        93.7 MHz               6/1/96*
Myrtle Beach, SC
 WYAK-FM ...................        12.5     103.1 MHz               12/1/02
 WVCO-FM ...................         2.65     94.9 MHz               12/1/02
 WMYB-FM ...................        13.5      99.5 MHz               12/1/02
SOUTHWEST REGION
Houston, TX
 KODA-FM ...................        95        99.1 MHz                8/1/97
 KKRW-FM ...................       100        93.7 MHz                8/1/97
San Diego, CA
 KYXY-FM ...................        41        96.5 MHz               12/1/97
 KMKX-FM ...................        36        103.7 MHz              12/1/97
Tucson, AZ
 KRQQ-FM ...................        91        93.7 MHz               10/1/97
 KWFM-FM ...................        90        92.9 MHz               10/1/97
 KCEE-AM ...................         1        940 kHz                10/1/97
 KNST-AM ................... 5 Day, 0.5 Night 790 kHz                10/1/97
Wichita, KS
 KRZZ-FM ...................        50        96.3 MHz                6/1/97
 KKRD-FM ...................        95        107.3 MHz               6/1/97
 KNSS-AM ...................        .6        1240 kHz                6/1/97

- ------------

   (*) License renewal pending.

   (1) On February 27, 1996, the FCC issued a decision imposing a notice of apparent liability for a forfeiture against Duchossois Communications Co. of Maryland ("Duchossois"), an earlier licensee of WHFS-FM, in the aggregate amount of $38,000 for violations of certain of the FCC's rules. On December 21, 1993, the FCC approved the assignment of the license for radio station WHFS-FM from Duchossois to Liberty Broadcasting of Maryland, Inc. ("Liberty of Maryland"), which is a subsidiary of Liberty and is the former licensee of WHFS-FM. An individual who had petitioned the FCC to deny the assignment appealed the grant of such approval to the United States Court of Appeals for the District of Columbia Circuit. In June 1995, Liberty of Maryland filed an application for the renewal of the license of WHFS-FM. The aforementioned petitioner filed a petition to deny Liberty's renewal. On April 23, 1996, the FCC (i) approved a settlement among Liberty of Maryland, WHFS, Inc. (a subsidiary of Liberty and the present licensee of WHFS-FM) and the petitioner, (ii) dismissed the petition to deny the WHFS-FM renewal application and (iii) approved the petitioner's dismissal of the court appeal of the FCC's grant of consent to the assignment of WHFS-FM's license from Duchossois to Liberty of Maryland. The normal reconsideration or review periods for this FCC action have not yet expired.

   (2) A petition to deny the transfer of control of WBLI-FM to the Company was filed with the FCC alleging past employment discrimination at the station. This petition was denied by the FCC on April 19, 1996. The normal reconsideration or review periods for this FCC action have not yet expired.

   (3) FCC records indicate that a complaint is pending at the FCC against WPYX-FM regarding the broadcast of allegedly indecent material.

   Ownership Matters. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant or renew a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein and compliance with the Communications Act's limitations on alien ownership.

   To obtain the FCC's prior consent to transfer control of or assign a broadcast license, appropriate applications must be filed with the FCC. If the transfer or assignment application involves a "substantial change" in ownership or control, the application is placed on public notice for a period of approximately 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If the transfer or assignment application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants a transfer or assignment application, interested parties have approximately 30 days from public notice of the grant to seek reconsideration or review of that grant. The FCC normally has approximately an additional ten days to set aside on its own motion such grant.

   Pursuant to the Recent Legislation, the limit on the number of radio stations one entity may own nationally has been eliminated and the limits on the number of radio stations one entity may own locally have been increased as follows: (i) in a market with 45 or more commercial radio stations, an entity may own up to eight commercial radio stations, not more than five of which are in the same service (FM or AM), (ii) in a market with between 30 and 44 (inclusive) commercial radio stations, an entity may own up to seven commercial radio stations, not more than four of which are in the same service, (iii) in a market with between 15 and 29 (inclusive) commercial radio stations, an entity may own up to six commercial radio stations, not more than four of which are in the same service and (iv) in a market with 14 or fewer commercial radio stations, an entity may own up to five commercial radio stations, not more than three of which are in the same service, except that an entity may not own more than 50% of the stations in such market. FCC ownership rules continue to permit an entity to own one FM and one AM station locally regardless of market size. For the purposes of these rules, in general, a radio station being programmed pursuant to an LMA by an entity is not counted as an owned station for purposes of determining the programming entity's local ownership limits unless the entity already owns a radio station in that market; a radio station whose advertising time is being sold pursuant to a JSA is currently not counted as an owned station of the entity selling the advertising time even if that entity owns a radio station in that market.

   The Communications Act and FCC rules also prohibit the common ownership, operation or control (i) of a radio broadcast station and a television broadcast station serving the same geographic market, subject to a waiver of such prohibition for stations located in the largest television markets if certain conditions are satisfied (the Recent Legislation directs the FCC to extend such waiver policy to the top 50 television markets), and (ii) of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, the Company would not be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in any geographic market in which it owns broadcast properties.

   The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding (or through subsidiaries controlling) broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. The FCC has outstanding a notice of proposed rule making that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority shareholder exemption and (ii) attributing under certain circumstances certain interests such as non-voting stock or debt. The Company cannot predict the outcome of this proceeding or how it will affect the Company's business.

   R. Steven Hicks, the Company's President and Chief Executive Officer, is the Chairman, Chief Executive Officer and a Director of Gulfstar Communications, Inc., which is the licensee through subsidiaries of KLVI-AM and KYKR-FM, Beaumont, Texas, KKMY-FM, Orange, Texas, KYKS-FM, Lufkin, Texas, KIXS-FM, Victoria, Texas, KNUE-FM, Tyler, Texas, KBRQ-FM, Hillsboro, Texas, KKAM-AM, KFMX-FM and KRLB-FM, Lubbock, Texas, KIIZ-FM, Killeen, Texas, KNRV-FM, Harker Heights, Texas, WTAW-AM and KTSR-FM, College Station, Texas, KKYR-AM, Texarkana, Arkansas, KKYR-FM, Texarkana, Texas, and WJBO-AM, WFMF-FM, WYNK-AM and WYNK-FM, Baton
Rouge, Louisiana (subsidiaries of Gulfstar also provide programming to KAGG-FM, Madisonville, Texas pursuant to an LMA and sell advertising on KLFX-FM, Nolanville, Texas, KAFX-FM, Diboll, Texas, KISX-FM Whitehouse, Texas, KTYL-FM, Tyler, Texas and KLUB-FM, Bloomington, Texas pursuant to
JSAs). Mr. Hicks also has interests in other broadcasting companies that are not attributable interests under FCC rules and regulations. It was publicly announced that Mr. Hicks will head a new investment group that intends to acquire radio properties, which properties may be located in certain of the Company's target markets.

   Robert F.X. Sillerman, the Executive Chairman of the Company has non-voting common and preferred stock interests in Triathlon, which has or proposes to have attributable interests in radio stations in small and medium markets primarily located in the Midwest and Western United States. Heretofore, the FCC has not considered Mr. Sillerman's interest in Triathlon to be an attributable one. However, Mr. Sillerman's non-voting stock interests in Triathlon are convertible into voting stock interests under certain circumstances, including the receipt of necessary FCC approval. The FCC is examining, through outstanding rule making and adjudicatory proceedings, whether to change the criteria for considering an interest to be attributable. Some commentators in the rule making proceedings have urged that the test of attribution should not be voting power but rather influence over the licensee. Fisher Wayland Cooper Leader & Zaragoza LLP, FCC counsel to the Company, has advised the Company that to the extent that the FCC adopts this standard, certain contractual arrangements between SCMC, a corporation controlled by Mr. Sillerman, and Triathlon may cause Messrs. Sillerman and Tytel's interests in Triathlon to be attributable. If the FCC were to determine that Messrs. Sillerman and Tytel's interests in Triathlon were attributable, then Messrs. Sillerman and Tytel may be required to reduce the number of their attributable interests to the then-applicable permissible limits contained in the FCC's local ownership rules.

   Under certain circumstances, the FCC's "cross-interest" policy may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market. Prior to consummation of the Prism Acquisition, the FCC will need to determine that its cross-interest policy does not prohibit the Company's acquisition of KNSS-AM, KKRD-FM and KRZZ-FM, each operating in the Wichita, Kansas market, a market in which Triathlon already owns stations. In accordance with the cross-interest policy, the Company will need to demonstrate that competition for the sale of spot advertising in the Wichita, Kansas market will not be impaired as a result of Robert F.X. Sillerman's passive interest in Triathlon and his active interest in the Company. The Company believes that because Mr. Sillerman is not active in Triathlon's daily operations and is not an officer or director of Triathlon, the FCC is not likely to invoke its cross-interest policy in this case. However, there can be no assurance that the FCC will not invoke its cross-interest policy and prohibit the acquisition of such stations by the Company.

   The Communications Act prohibits the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The Company has been advised that the FCC staff has interpreted this provision to require a finding that such a grant or holding would be in the public interest before a broadcast license may be granted to or held by any such corporation and that the FCC staff has made such a finding only in limited circumstances. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. As a result of these provisions, the licenses granted to the radio station subsidiaries of the Company by the FCC could be revoked if, among other restrictions imposed by the FCC, more than 25% of the Company's stock were directly or indirectly owned or voted by Aliens. The Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Company contains limitations on Alien ownership and control of the Company that are substantially similar to those contained in the Communications Act.

   Local Marketing Agreements. Over the past few years, a number of radio stations, including certain of the Company's stations, have entered into what have commonly been referred to as LMAs. While these agreements may take varying forms, pursuant to a typical LMA, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these types of arrangements, separately-owned stations could agree to function cooperatively in terms of programming, advertising sales, etc., subject to the requirement that the licensee of each station shall maintain independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately-owned radio stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during such program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities which program the blocks of time and which sell their own commercial advertising announcements during the time periods in question.

   The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities and has specifically revised its cross-interest policy to make that policy inapplicable to time brokerage arrangements. Furthermore, over the past few years, the staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act, provided that the licensee of the station which is being substantially programmed by another entity maintains complete responsibility for and control over programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

   The FCC's multiple ownership rules specifically permit radio station LMAs to continue to be entered into and implemented, but provide that a station brokering more than 15% of the time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market in which the Company owns a radio station, the Company would not be permitted to enter into an LMA with another local radio station which it could not own under the local ownership rules, unless the Company's programming constitutes 15% or less of the other local station's programming time on a weekly basis. The FCC's rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a time brokerage or LMA arrangement where the brokered and brokering stations which it owns or programs serve substantially the same area.

   Joint Sales Agreements. Currently, JSAs are not deemed by the FCC to be attributable. However, the FCC has outstanding a notice of proposed rule making concerning, among other things, whether JSAs should be considered attributable interests. The attribution of radio station JSAs has become less of an issue as a result of the general liberalization of the ownership limits on radio stations authorized by the Recent Legislation. If JSAs become attributable interests as a result of such rule making, the Company would be required to terminate any JSA it might have with a radio station with which the Company could not have an LMA.

   Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to issues of the station's community, and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application.

   Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short" (less than the maximum) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

   Proposed Changes. The Congress and/or the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcast stations, and affect the ability of the Company to acquire additional radio broadcast stations or finance such acquisitions. Such matters may include: changes to the license renewal process; spectrum use or other fees on FCC licensees; revisions to the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; proposals to permit expanded use of FM translator stations; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; delivery by telephone companies of audio and video programming to the home through existing phone lines; proposals to limit the tax deductibility of advertising expenses by advertisers; and proposals to auction the right to use the radio broadcast spectrum to the highest bidder, instead of granting FCC licenses and subsequent license renewals.

   The FCC is currently considering whether to authorize the use of a new technology, digital audio broadcasting ("DAB"), to deliver audio programming. DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. It is not presently known precisely how in the future this technology may be used by existing radio broadcast stations either on existing or alternate broadcasting frequencies.

   The Company cannot predict what other matters might be considered in the future by the FCC and/or Congress, nor can it judge in advance what impact, if any, the implementation of the Recent Legislation or any of these proposals or changes might have on its business.

PROPERTIES

   The Company's corporate headquarters are located in New York, New York, and Austin, Texas. The types of properties required to support each of the Company's radio stations include offices, studios and transmitter antenna sites. The transmitter sites are consistent with the station licenses and are generally located so as to provide maximum market coverage.

   The studios and offices of KODA-FM in Houston, Texas, WMSI-FM, WJDS-AM, and WKTF-FM in Jackson, Mississippi, KMKX-FM and KYXY-FM in San Diego, California and WSIX-FM and WRVW-FM in Nashville, Tennessee are owned by the Company. These properties secure the Company's borrowings under the Old Credit Agreement and are expected to secure the Company's borrowings under the New Credit Agreement. The studios and offices of the Company's other stations, as well as the Company's corporate headquarters in New York, New York, and Austin, Texas, are located in leased facilities with lease terms that expire in approximately one to eight years. The Company owns or leases all of its transmitter antenna sites, with lease terms that expire in one to 49 years. The Company does not anticipate any difficulties in renewing those leases that expire within the next five years or in leasing other space if required. No particular interest in real property is material to the Company's overall operations. Management believes that its properties are in good condition and are suitable for its operations; however, the Company continually looks for opportunities to upgrade its properties.

   Upon the consummation of the Liberty Acquisition, the Company will own (i) the studios and transmitter sites for WBAB-FM and WGBB-AM, the studio for WBLI-FM and the transmitter site for WHFM-FM, each operating in Nassau-Suffolk, New York, (ii) the studios and transmitter sites for WHJY-FM and WHJJ-AM, both operating in Providence, Rhode Island, (iii) the studio and transmitter site for WHCN-FM and WPOP-AM and the studio for WMRQ-FM, each operating in Hartford, Connecticut, and (iv) the studios for WTRY-AM and WPYX-FM and the transmitter sites for WPYX-FM and WGNA-AM, each operating in Albany, New York. The other facilities used in the operations of the Liberty Stations have been leased.

   Upon the consummation of the Prism Acquisition, the Company will own the studios for KWFM-FM and KCEE-AM, Tucson, Arizona and WKQL-FM, WIVY-FM, WOKV-AM and WPDQ-AM, Jacksonville, Florida, and the transmitter sites for KCEE-AM and KNST-AM, Tucson, Arizona, WDCG-FM and WZZU-FM, Raleigh, North Carolina, KNSS-AM and KRZZ-FM, Wichita, Kansas, and WOKV-AM and WPDQ-AM, Jacksonville, Florida. The other facilities used in the operations of the Prism Stations have been leased.

   Upon the consummation of the MMR Merger, the Company will own the studios and transmitter sites for WYAK-FM, Myrtle Beach, South Carolina and WHMP-FM and WHMP-AM, Northampton, Massachusetts, and the studio and tower site for WKNN-FM and WMJY-FM, Biloxi, Mississippi. The other facilities used in the operations of the MMR Stations have been leased.

   Upon consummation of the Additional Acquisitions, the Company will own the tower site for WZRX-AM, Jackson, Mississippi, and the studio sites for WSTZ-FM and WZRX-AM, both operating in Jackson, Mississippi. The other facilities used in the operations of the stations to be acquired in the Additional Acquisitions will be leased by the Company upon consummation of each of the Additional Acquisitions.

   The Company owns substantially all of the equipment used in its radio broadcasting business. The Company believes that its properties are in good condition and suitable for its current and foreseeable operations.

LEGAL PROCEEDINGS

   In a complaint (Civil Action No. 96602056) dated April 18, 1996, Paul Pops, who purports to be a stockholder of MMR, brought suit in the Supreme Court of the State of New York against MMR, each of the directors of MMR, the Company and Robert F.X. Sillerman seeking to enjoin the MMR Merger or, in the alternative, seeking monetary damages. The suit alleges that the consideration to be paid to the MMR stockholders in the MMR Merger is unfair and grossly inadequate. The suit also alleges that in connection with entering into the MMR Merger Agreement, the directors of MMR violated their fiduciary duties to MMR and its stockholders and that the Company aided and abetted such violation. The plaintiff is seeking to have his suit certified as a class action representing the interests of the stockholders of MMR. The Company believes the suit to be without substantial merit and intends to vigorously defend the action.

   In the opinion of management, there are no other material threatened or pending legal proceedings against the Company or any entity affiliated with Messrs. Sillerman or Hicks, which, if adversely decided, would have a material effect on the financial condition or prospects of the Company.

                       CERTAIN MARKET AND INDUSTRY DATA

   Unless otherwise indicated herein, data with respect to (i) market rank, station revenue rank, combined market revenue share, combined market revenue rank and total number of stations in a market have been prepared by BIA Publications, Inc. based upon its in-house Master Access Radio Database, (ii) station rank among target demographics have been derived from surveys of persons in the target demographic cited listening Monday through Sunday, 6 a.m. to 12 midnight, based upon The Arbitron Company's Fall 1995 Radio Market Report (except for data with respect to the radio stations operating in Biloxi, Mississippi and Myrtle Beach, South Carolina, which are based upon The Arbitron Company's Spring 1995 Radio Market Report) as provided by The Arbitron Company and (iii) audience share and combined market audience share have been derived from surveys of persons over the age of 12 listening Monday through Sunday, 6 a.m. to 12 midnight, calculated at a four-book average of Spring 1995, Summer 1995, Fall 1995 and Winter 1995 (except for data with respect to the radio stations operating in Daytona Beach, Florida, Augusta, Georgia and New Haven, Connecticut, which are calculated at a two-book average of Spring 1995 and Fall 1995, and Biloxi, Mississippi and Myrtle Beach, South Carolina, which are calculated at a two-book average of Spring 1994 and Spring 1995) as provided by The Arbitron Company.

         AGREEMENTS RELATED TO THE ACQUISITIONS AND THE DISPOSITIONS

   The following is a summary of certain terms of the agreements related to the Acquisitions and Dispositions. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the agreements, copies of which have been filed as exhibits to the periodical and other reports filed by the Company with the Commission and are incorporated herein by reference.

LIBERTY STATIONS

   Liberty Acquisition. The Company has entered into a stock purchase agreement dated as of November 15, 1995 (the "Liberty Purchase Agreement") with Liberty and certain of its principal shareholders (the "Sellers"), pursuant to which the Company has agreed to purchase all of the outstanding capital stock of Liberty for a purchase price of approximately $236.0 million, subject to adjustment in the event that Liberty's net working capital at the closing equals or exceeds $8.25 million. Upon the closing of the Liberty Acquisition, the Company will purchase all of the capital stock of Liberty, and Liberty will become a wholly-owned subsidiary of the Company.

   Liberty has made certain representations and warranties to the Company in the Liberty Purchase Agreement with respect to, among other things, its authority to enter into the agreement, capitalization, FCC licenses, reports and filings with the FCC, required consents and approvals, financial statements, title to properties and compliance with applicable laws. In addition, the Company has made certain representations and warranties to Liberty, including its organization and authority to enter into the agreement, that the Company is aware that its obligation to complete the Liberty Acquisition is not subject to the ability of the Company to raise financing sufficient to pay the purchase price, and that the Company will take all necessary actions to complete the Liberty Acquisition in accordance with the rules and regulations of the FCC. None of the representations and warranties of either party will survive the closing of the Liberty Acquisition, except for those with respect to the ownership of the capital stock of Liberty by the Sellers, the authority of each party to enter into such agreement, and the absence, except as disclosed in the Liberty Purchase Agreement, of brokers or finders entitled to payment of a fee in connection with the transaction.

   Liberty has also agreed that, until the closing of the Liberty Acquisition, it will, among other things: (i) conduct the operations of its radio stations in the ordinary course of business, (ii) use its commercially reasonable efforts to preserve the stations' business relationships with customers, suppliers and others doing business with the stations, (iii) operate the stations in accordance with all applicable FCC rules and regulations and (iv) make the quarterly budgeted promotion, advertising and research expenditures with respect to its stations in 1996. Liberty has also agreed not to, without the Company's prior consent, sell, transfer or otherwise dispose of any assets which have an aggregate book value in excess of $50,000, except in the ordinary course of business or enter into or renew any agreements except (a) agreements made in the ordinary course of business that do not involve an obligation of more than $10,000, (b) agreements, commitments or contracts for the sale of time for cash and (c) trade agreements. Liberty has further agreed that, prior to the closing of the Liberty Acquisition, it will repay all of its outstanding indebtedness for money borrowed.

   The closing of the Liberty Acquisition is subject to certain closing conditions, including (i) the absence of any judicial proceeding directing that the acquisition not be consummated, (ii) the absence of any action, suit, proceeding or investigation before any court, administrative agency or governmental authority seeking to restrain, prohibit or invalidate the Liberty Acquisition or seeking material or substantial damages by reason of completion of such transaction, (iii) the receipt of all governmental authorizations, approvals, consents and waivers, including any required under the HSR Act, (iv) the receipt of FCC approval of the radio station ownership changes contemplated by the transaction, (v) the FCC approval of the acquisition of WHFS-FM by Liberty of Maryland, shall have become "final" and
(vi)
the FCC shall have granted the pending license renewal applications of WHFS-FM, WXTR-FM, WMXB-FM, WQSI-AM and WXVR-FM. See "-- Regulatory Issues Related to the Liberty Acquisition." The obligation of the Company to complete the acquisition is further subject to there having been no material adverse change in the business, operations or financial condition of Liberty as of the closing date. Furthermore, in the event that Liberty breaches the agreement or makes any intentional or grossly negligent misrepresentation, the Company will have the right to terminate the agreement or complete the Liberty Acquisition and bring an action against the Sellers for damages, provided that the Sellers shall not be liable for damages until the amount thereof exceeds $2.0 million nor shall they be liable for more than $10.0 million.

   The Liberty Purchase Agreement may be terminated by mutual consent, by either party if the transaction is not completed by December 31, 1997, or by either party in the event that there has been a material violation or breach of any agreement, representation or warranty which has rendered satisfaction of any condition to closing to be impossible, and such violation or breach shall not have been waived.

   The Liberty Acquisition is anticipated to close within 30 days of the closing of this Note Offering if all of the conditions to each party's obligations under the Liberty Purchase Agreement have been satisfied or waived to the extent permitted by applicable law.

   Washington Dispositions. On May 1, 1996, the Company entered into an agreement to sell three of the Liberty Stations (WXVR-FM, WXTR-FM and WQSI-AM, each operating in Washington, DC) for approximately $25.0 million, following completion of the Liberty Acquisition. The Company has entered into an LMA which will become effective upon completion of the Liberty Acquisition pursuant to which the other party to such agreement has agreed to provide programming and sell advertising to such stations until completion of the sale by the Company. The consummation of the Washington Dispositions is subject to customary closing conditions, including the receipt of FCC approval and the receipt of all approvals and authorizations under the HSR Act.

   Certain Regulatory Issues Related to the Liberty Stations.

   WHFS-FM (Annapolis, MD)--On December 21, 1993, the FCC approved the assignment of the license for radio station WHFS-FM from Duchossois to Liberty of Maryland. An individual who had petitioned the FCC to deny the assignment appealed the grant of such approval to the United States Court of Appeals for the District of Columbia Circuit. In June 1995, Liberty of Maryland filed an application for the renewal of the license of WHFS-FM. The aforementioned petitioner filed a petition to deny Liberty's renewal. On April 23, 1996, the FCC (i) approved a settlement among Liberty of Maryland, WHFS, Inc., and the petitioner, (ii) dismissed the petition to deny the WHFS-FM renewal application, and (iii) approved the petitioner's dismissal of the court appeal of the FCC's grant of consent to the assignment of WHFS-FM's license from Duchossois to Liberty of Maryland. The normal reconsideration and review periods for this FCC action have not yet expired.

   WBLI-FM (Patchogue, NY) -- A petition to deny the transfer of control of radio station WBLI-FM to the Company was filed with the FCC alleging past employment discrimination at the station. This petition was denied by the FCC on April 19, 1996. The normal reconsideration and review periods for this FCC action have not yet expired.

PRISM STATIONS

   Prism Acquisition. The Company has entered into an asset purchase agreement dated as of February 9, 1996 (the "Prism Purchase Agreement") with Prism, pursuant to which the Company has agreed to acquire all of the assets used in the operation of the Prism Stations for a purchase price of approximately $105.3 million.

   Prism has made certain representations and warranties to the Company in the Prism Purchase Agreement with respect to, among other things, its organization and authority to enter into the agreement, the licenses of the Prism Stations, compliance with applicable laws, including the Communications Act and the regulations thereunder, required consents and approvals, financial statements and title to assets. In addition, the Company has made certain representations and warranties to Prism, including those with respect to its organization and authority to enter into the agreement, its financial condition and its qualification to own and operate the Prism Stations. The Prism Purchase Agreement provides that the representation and warranties of Prism and the Company contained therein shall continue in force for a period of four months following the closing of the Prism Acquisition, after which time the indemnification obligations of Prism and the Company for breaches of representations and warranties shall be limited to claims asserted during such four-month period.

   Prism has agreed that, until the closing of the Prism Acquisition, it will, among other things: (i) conduct the operations of the Prism Stations in the ordinary course of business, (ii) use all reasonable efforts to preserve its present relationships with suppliers, advertisers, listeners and others doing business with the Prism Stations, (iii) operate the Prism Stations in accordance with all applicable FCC rules and regulations and (iv) make certain promotional, advertising and research expenditures. Prism has also agreed not to, other than in the ordinary course of business or after receiving the Company's prior approval, sell or dispose of any assets used in the operation of the Prism Stations. Prism may enter into or renew contracts in the ordinary course of business, provided that, except with respect to contracts for the sale of time for cash and trade agreements, the liability under any such contract to be assumed by the Company at the closing of the Prism Acquisition shall not exceed $50,000 without the prior approval of the Company, which approval may not be unreasonably withheld. Prism has further agreed that, prior to the closing of the Prism Acquisition, it will use its reasonable efforts to complete all of its obligations under trade agreements.

   The Prism Purchase Agreement provides that the Company may, at its expense, cause an environmental audit of the real property included in the assets to be sold by Prism to be conducted. If the environmental audit discloses the presence of any hazardous substance on any such real property, Prism is obligated to pay the first $350,000 of costs with respect to the removal of such hazardous substance. If such costs will exceed $350,000, the Company may elect to terminate the Prism Purchase Agreement unless Prism notifies the Company that it will remove such hazardous substance at its own expense.

   The closing of the Prism Acquisition is subject to certain closing conditions, including: (i) no suit, action, claim or governmental proceeding shall be pending, and no order, decree or judgment of any court or governmental authority, shall have been rendered against either the Company or Prism which seeks to restrain or prohibit the transactions contemplated by the Prism Purchase Agreement, (ii) all consents, approvals, authorizations or requirements prescribed by the HSR Act shall have been obtained, (iii) the receipt of FCC approval of the radio station ownership changes contemplated by the transaction, (iv) the receipt of all required consents, waivers or approvals of third parties to the Company's assumption of the contracts included in the assets to be purchased by it, or Prism shall have made alternative arrangements reasonably acceptable to the Company so as to ensure that the Company shall enjoy all of the rights and privileges of Prism under such contracts and (v) all representations and warranties of Prism contained in the Prism Purchase Agreement shall be true and correct in all material respects as of the closing of the transaction.

   The Prism Purchase Agreement may be terminated by either party if the FCC has not consented to the transfer of radio ownership contemplated by the Agreement within nine months after the date an application requesting such consent is filed with the FCC. However, neither party may terminate the Prism Purchase Agreement for such reason if (a) such party is in breach of the agreement in any material respect and such breach remains uncured after a specified cure period or (b) a delay in the FCC's consent has been caused by or materially contributed to by (i) the failure of such party to furnish information within its control, (ii) the willful furnishing by such party of incorrect, inaccurate or incomplete information to the FCC or (iii) any action taken by such party for the purpose of delaying any decision by the FCC regarding its consent. In addition, the Prism Purchase Agreement may be terminated by either party if the other breaches the Agreement in any material respect and fails to cure such breach within the specified cure period. In the event that the agreement is terminated as a result of a material breach by the Company of its obligations thereunder, the Company has agreed to pay liquidated damages in the amount of $10.5 million. The Company has deposited into escrow an irrevocable letter of credit in the amount of $5.3 million to secure its performance under the Prism Purchase Agreement.

   The Prism Acquisition is anticipated to close within 60 days of the closing of the Financing. However, in the event that the FCC licenses for WVEZ-FM, WWKY-AM and WTFX-FM, each operating in the Louisville, Kentucky market (collectively, the "Louisville Stations"), have not been renewed by the FCC at the closing date, the Company will purchase the assets of the remaining Prism Stations for a purchase price of approximately $82.8 million. Thereafter, the Company will purchase the Louisville Stations for a purchase price of $22.5 million within five days after the FCC renews the licenses for such stations.

   Louisville Dispositions. In April 1996, the Company entered into a letter of intent to sell three of the Prism Stations (WVEZ-FM, WWKY-AM and WTFX-FM, each operating in Louisville, Kentucky) for approximately $19.5 million. There can be no assurance that the Company will enter into a definitive agreement with respect to the Louisville Dispositions. The consummation of the Louisville Dispositions is subject to customary closing conditions, including the receipt of FCC approval.

   Certain Regulatory Issues Relating to the Prism Stations. Prior to the consummation of the Prism Acquisition, the FCC will need to determine that its cross-interest policy does not prohibit the Company's acquisitions of KNSS-AM, KKRD-FM and KRZZ-FM, each operating in the Wichita, Kansas market, a market in which Triathlon already owns and operates stations. In accordance therewith, the Company will need to demonstrate that competition for the sale of spot advertising in the Wichita, Kansas market will not be impaired as a result of Mr. Sillerman's passive interests in Triathlon in conjunction with his active interest in the Company. The Company believes that because Mr. Sillerman is not active in Triathlon's daily operations and is not an officer or director of Triathlon, the FCC is likely not to invoke its cross-interest policy in this case. There can, however, be no assurance that the FCC will not invoke such policy and prohibit the acquisition of such stations by the Company.

MMR STATIONS

   The Company has entered into an amended and restated agreement and plan of merger dated as of April 15, 1996 (the "MMR Merger Agreement") with MMR and SFX Merger Company, a direct wholly-owned subsidiary of the Company ("Acquisition Sub"), pursuant to which Acquisition Sub has agreed to merge with and into MMR (the "MMR Merger" or "MMR Acquisition"). The MMR Merger Agreement was reviewed and unanimously recommended to both the Company and MMR by separate independent committees of their respective Boards of Directors, which consisted of certain of the companies' independent directors. These independent committees were each advised by investment bankers (Furman Selz LLC for the Company and Oppenheimer & Co., Inc. for MMR) and each has received the opinion of such banker that the MMR Merger is fair to the respective companies from a financial point of view. The MMR Merger Agreement was subsequently approved by the Board of Directors of each of the Company and MMR. Following completion of the MMR Merger, MMR will become a wholly-owned subsidiary of the Company. The MMR Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

   In a complaint dated April 18, 1996, Paul Pops, who purports to be a stockholder of MMR, brought suit in the Supreme Court of the State of New York against MMR, each of the directors of MMR, the Company and Robert F.X. Sillerman seeking to enjoin the MMR Merger or, in the alternative, seeking monetary damages. The suit alleges that the consideration to be paid to the MMR stockholders in the MMR Merger is unfair and grossly inadequate. The suit also alleges that in connection with entering into the MMR Merger Agreement, the directors of MMR violated their fiduciary duties to MMR and its stockholders and that the Company aided and abetted such violation. The plaintiff is seeking to have his suit certified as a class action representing the interests of the stockholders of MMR. The Company believes the suit to be without substantial merit and intends to vigorously defend the action.

   Upon consummation of the MMR Merger (the "Effective Time"), and subject to certain conditions, the outstanding securities of MMR will, subject to FCC approval and to applicable dissenters' rights, be converted into shares of common stock of the Company, as follows: (i) the 3,016,500 shares of Class A Common Stock of MMR and the 200,000 shares of Series B Convertible Preferred Stock of MMR will be converted into that number of shares of Class A Common Stock of the Company determined on the basis of the Exchange Ratio (as defined below) and (ii) the 140,000 shares of Class B Common Stock of MMR, the 360,000 shares of Class C Common Stock of MMR and 200,000 shares of Preferred Stock of MMR will be converted into the number of shares of Class B Common Stock of the Company determined on the basis of the Exchange Ratio. In the event that the stockholders of MMR fail to approve amendments to the certificate of incorporation of MMR necessary to permit different classes of common stock of MMR to receive different consideration in connection with the MMR Merger or the National Association of Securities Dealers, Inc. does not approve the issuance of additional shares of Class B Common Stock by the Company, then each outstanding share of capital stock of MMR will be converted at the Effective Time into the number of shares of Class A Common Stock of the Company determined on the basis of the Exchange Ratio. In addition, the Company will seek the approval of its stockholders to increase the number of its authorized shares of Class A Common Stock and Class B Common Stock in order to be able to issue shares of Common Stock to the holders of the MMR securities in connection with the MMR Merger; in the event that such approval is not obtained, the Company will not be able to consummate the MMR Merger.

   For purposes of the MMR Merger Agreement, subject to adjustment as described below, "Exchange Ratio" means the number of shares of Class A Common Stock or Class B Common Stock of the Company, as the case may be, to be issued in the MMR Merger equal to the quotient obtained by dividing $11.50 by the average of the Reported Price, (as defined below) for the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time (such average Reported Price being hereinafter referred to as the "Class A Common Stock Price" and the fifth trading day prior to the Effective Time being hereinafter referred to as the "Determination Date"), on the primary exchange on which the Class A Common Stock of the Company is traded; provided, however, that (1) in the event that the Class A Common Stock Price exceeds $42.00 but is equal to or less than $44.00, then the Exchange Ratio shall be the quotient obtained by dividing (i) the sum of (A) $11.50, plus (B) the product of (I) twenty-five percent (25%) multiplied by
(II) the difference between the Class A Common Stock Price and $42.00 by (ii) the Class A Common Stock Price, (2) in the event that the Class A Common Stock Price exceeds $44.00, then the Exchange Ratio shall be the quotient obtained by dividing (i) the sum of (A) $12.00, plus (B) the product of (I) thirty percent (30%) multiplied by (II) the difference between the Class A Common Stock Price and $44.00 by (ii) the Class A Common Stock Price, or (3) in the event that the Class A Common Stock Price is less than $32.00 then the Exchange Ratio shall be .3593, subject to possible increase at the option of SFX as described below. For purposes of the MMR Merger Agreement, "Reported Price" means, with respect to each trading day, the average of the last reported bid and asked prices of the Class A Common Stock of the Company on such trading day.

   Upon the completion of the MMR Merger, each outstanding option (the "MMR Options") or stock appreciation right (the "MMR SARs") issued pursuant to MMR's stock option plans, whether vested or unvested, will be assumed by the Company. Each MMR Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such MMR Option, the number of whole shares of Class A Common Stock of the Company equal to the product of the number of shares of Class A Common Stock of MMR covered by the option multiplied by the Exchange Ratio rounded up to the nearest whole number at an exercise price equal to the quotient determined by dividing the exercise price per share of Class A Common Stock of MMR specified for such option by the Exchange Ratio rounded down to the nearest whole cent. Each holder of a MMR SAR will be entitled to that number of stock appreciation rights of the Company, determined in the same manner as set forth above with respect to MMR Options assumed by the Company.

   Upon the completion of the MMR Merger, each outstanding (i) Class A Warrant (the "MMR Class A Warrants") and Class B Warrant (the "MMR Class B Warrants") of MMR issued in connection with MMR's public offering in March 1994, (ii) option issued pursuant to the unit purchase options issued to the underwriters of MMR's public offering in March 1994 (the "MMR UPOs"), (iii) warrant issued to the underwriters of MMR's initial public offering in July 1993 (the "MMR IPO Warrants"), (iv) warrant issued to The Huff Alternative Income Fund, L.P. (the "Huff Warrants") and (v) options issued to Robert F.X. Sillerman outside MMR's Stock Option Plans (collectively, the "MMR Warrants"), shall be assumed by the Company. Each holder of a MMR Warrant will be entitled to that number of warrants of the Company, determined in the same manner as set forth above with respect to MMR Options assumed by the Company.

   MMR has agreed that, until the completion of the MMR Merger, except as contemplated in the MMR Merger Agreement or with the consent of the Company, it will, among other things: (i) conduct the operation of its radio stations in the ordinary course of business consistent with past practice, (ii) use its reasonable efforts to preserve substantially intact its business organization and to keep available the services of its current officers, employees and consultants, (iii) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relations, (iv) not make any commitment or incurrence of any capital expenditure in excess of $100,000 or (v) incur any indebtedness in excess of $100,000. In addition, the Company has agreed that, until the completion of the MMR Merger, except as contemplated in the MMR Merger Agreement or with the consent of MMR, it will, among other things: (i) conduct the operation of its radio stations in the ordinary course of business consistent with past practice, (ii) use its reasonable efforts to preserve substantially intact its business organization and to preserve the current relationships with its customers, suppliers and other persons with which it has significant business relations and (iii) not amend, supplement or otherwise modify the Termination and Assignment Agreement with SCMC. See "Certain Relationships and Related Transactions."

   The MMR Merger Agreement provides that MMR will not, nor will it authorize or permit any of its officers, directors, employees, investment bankers, financial advisors or attorney to, initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Competing Transaction (as defined below). The agreement provides that MMR shall advise the Company of any such inquiry or proposal. As used in the MMR Merger Agreement, "Competing Transaction" means any of the following involving MMR or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of MMR and its subsidiaries, taken as a whole, in a single transaction or series of transactions, (iii) any tender offer or exchange offer for 25% or more of any outstanding class of capital stock of MMR, (iv) the acquisition of any person of beneficial ownership, or the right to acquire beneficial ownership, of 30% of more of the outstanding shares of any class of capital stock of MMR (other than by persons affiliated with Robert F.X. Sillerman) or (v) any public announcement of a proposal, plan or intention to do any of the foregoing. The agreement does not prohibit MMR or its representatives from (i) furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written proposal to acquire MMR pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of MMR if
(a) the Board of Directors of MMR, after consultation with legal counsel and its investment banker, determines in good faith that such action is required in order for the Board of Directors to comply with its fiduciary duties imposed by the General Corporation Law of the State of Delaware and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, MMR provides prompt notice to the Company of its intention to do so and such person enters into a confidentiality agreement with MMR, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction.

   Pursuant to the MMR Merger Agreement, each of the Company and MMR has agreed to take such reasonable actions and to execute and deliver such documents as may be necessary to complete the MMR Merger, and to proceed as expeditiously as practicable to file an application requesting FCC consent to the transfer of control of the radio station ownership changes resulting from the MMR Merger.

   The MMR Merger Agreement provides that MMR shall, at the request of the Company, use all commercially reasonable efforts to (i) commence an offer to exchange shares of Class A Common Stock of MMR for all outstanding MMR Class B Warrants, which offer shall not be greater than two-tenths share of Class A Common Stock of MMR for each such MMR Class B Warrant and (ii) cooperate with the Company in connection with the solicitation of the purchase of all of the outstanding MMR UPOs and MMR IPO Warrants. In the event that MMR is unsuccessful in obtaining the exchange of at least one-half of the outstanding MMR Class B Warrants at the ratio set forth above on or prior to the Determination Date, the Exchange Ratio set forth above shall be adjusted downward to the extent necessary to reduce the total dollar value of the Class A Common Stock and Class B Common Stock of the Company that would have otherwise been received by security holders of MMR on the Effective Date by a dollar amount equal to the product of $2.30 times the number of MMR Class B Warrants outstanding immediately after such exchange in excess of such number.

   The closing of the MMR Merger Agreement is subject to certain conditions, including: (i) the approval of the MMR Merger by the stockholders of the Company and MMR, (ii) the number of shares of Class A Common Stock and Class B Common Stock which the Company shall have authority to issue shall have been increased, (iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation which has the effect of making the MMR Merger illegal or otherwise prohibiting the consummation of the MMR Merger, (iv) any applicable waiting period under the HSR Act relating to the MMR Merger shall have expired or terminated, (v) the receipt of FCC approval of the radio station ownership changes to result from the MMR Merger, (vi) the Company and MMR shall each have received an opinion from tax counsel that, among other things, the MMR Merger will be treated for federal income tax purposes as a reorganization qualifying under Section 368(a) of the Code and (vii) all other material consents, authorizations, orders and approvals of any third party or governmental body required in connection with the MMR Merger shall have been obtained. In addition, the obligation of the Company to complete the MMR Merger is subject to, among other things, there having been no material adverse change in the financial condition, results or operations or business of MMR at the time of the closing and the Company shall have received the opinion of Furman Selz LLC that the Exchange Ratio is fair to the Company from a financial point of view, and the obligation of MMR to complete the MMR Merger is subject to, among other things, there having been no material adverse change in the financial condition, results or operations or business of SFX at the time of the closing and MMR shall have received the opinion of Oppenheimer & Co., Inc. that the Exchange Ratio is fair to MMR from a financial point of view.

   The MMR Merger Agreement may be terminated (i) by the mutual consent of the Boards of Directors of the Company and MMR, (ii) by either party not then in default under the agreement if the Effective Time shall not have occurred on or before December 31, 1997 (which date shall be extended to June 30, 1998 in the event that all of the conditions to the MMR Merger shall have been satisfied except for certain conditions relating to the approval of the FCC),
(iii) by the Company if MMR shall have failed to recommend, withdraws or materially modifies its recommendation of the MMR Merger in a manner adverse to the Company or shall have resolved to do any of the foregoing, if MMR shall have recommended to its stockholders a Competing Transaction or shall have failed to recommend against accepting a Competing Transaction or takes no position with respect thereto or shall have resolved to do any of the foregoing or any person (other than the Company or any of its affiliates) shall have acquired beneficial ownership, or any group shall have been formed which beneficially owns, or has the right to acquire, more than 30% of the outstanding shares of any class of capital stock of MMR, (iv) by the Company or MMR if the stockholders of the other party shall have failed to approve and adopt the MMR Merger Agreement and approve the MMR Merger, (v) by the Company or MMR in the event of any breach of the MMR Merger Agreement by the other party, unless such party is using its best efforts to cure such breach,
(vi) by the Company upon the revocation of the fairness opinion delivered to it if such revocation was related to a material misstatement or omission contained in information furnished by MMR and the Company has not solicited such revocation, in the event that there shall have occurred any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the financial condition, business or results of operations or prospects (a "Material Adverse Change") of MMR, or in the event the fairness opinion is not reconfirmed at the time the proxy statement relating to the meeting to approve the MMR Merger is first mailed to the Company's stockholders, (vi) by MMR upon the revocation of the fairness opinion delivered to it if such revocation was related to a material misstatement or omission contained in information furnished by SFX and MMR has not solicited such revocation, in the event that there shall have occurred a Material Adverse Change of SFX, or in the event the fairness opinion is not reconfirmed at the time the proxy statement relating to the meeting to approve the MMR Merger is first mailed to MMR's stockholders,
(vii) by MMR if it accepts a Competing Transaction and (viii) by MMR if SFX fails to recommend, withdraws or materially changes its recommendation of the MMR Merger Agreement in a manner adverse to MMR or if it shall have resolved to do so. The MMR Merger Agreement further provides that it may be terminated and the transactions contemplated thereby abandoned by MMR in the event that (i) the Reported Price for the Class A Common Stock of SFX for any seven consecutive trading days (the "Average Price") during any period commencing with the first trading day following June 15, 1996 and ending on the Determination Date shall be less than $28.52 and (ii) MMR shall have delivered written notice to the Company of its intention to terminate the MMR Merger Agreement (the "Price Termination Notice") within 48 hours following the date on which the Average Price is less than $28.52; provided, however, that the Company shall have the right, but not the obligation, to deliver, within 48 hours after the receipt of the Price Termination Notice, a written notice (the "Make Whole Notice") pursuant to which it agrees that the stockholders of MMR shall receive no less than the Minimum Per Share Amount (as defined below), and provided, further, that the Company, upon the recommendation of the Independent Committee of its Board of Directors, shall have the right to rescind such Make Whole Notice (the "Make Whole Rescission Notice") in the event that the Average Price at any time following the delivery of the Make Whole Notice is at least an additional $0.25 less than the Average Price as set forth in, and which triggered, the Price Termination Notice. In the event that the Company delivers the Make Whole Notice to MMR and does not deliver a Make Whole Rescission Notice, the Exchange Ratio (x) shall be determined as set forth above if the SFX Class A Common Stock Price equals or exceeds $28.52, and (y) if the SFX Class A Common Stock Price is less than $28.52, shall be increased such that, on the Determination Date, the product of the
(a) Exchange Ratio as so adjusted, multiplied by (b) the SFX Class A Common Stock Price shall be an amount equal to $10.25 (such amount being referred to as the "Minimum Per Share Amount").

   MMR has agreed to pay to the Company a fee of $3.5 million (the "Alternate Proposal Fee") in the event that (i) the MMR Merger Agreement is terminated as a consequence of MMR having failed to recommend, withdrawing or materially modifying its recommendation of the MMR Merger in a manner adverse to the Company or shall have resolved to do any of the foregoing, if MMR shall have recommended to its stockholders a Competing Transaction or shall have failed to recommend against accepting a Competing Transaction or takes no position with respect thereto or shall have resolved to do any of the foregoing, or any person (other than the Company or any of its affiliates) shall have acquired beneficial ownership, or any group shall have been formed which beneficially owns, or has the right to acquire, more than 30% of the outstanding shares of any class of capital stock of MMR (except in certain instances), or (ii) if the MMR Merger Agreement is terminated as a result of stockholders of MMR having failed to approve the MMR Merger, a proposal for a Competing Transaction shall have been made prior to such termination and any Competing Transaction is consummated within one year of such termination. The Company has agreed to pay to MMR a fee of $1.0 million in the event that the majority of the combined voting power of the Company votes at the special meeting called to approve the MMR Merger but shall have failed to vote in favor of the MMR Merger. Except in connection with a termination pursuant to which the Alternate Proposal Fee would otherwise be due and owing, MMR has agreed to pay to the Company a fee of $1.0 million in the event that the majority of the combined voting power of MMR votes at the special meeting called to approve the MMR Merger but shall have failed to vote in favor of the MMR Merger.

   On November 13, 1995, the Company and MMR entered into an exchange agreement (the "Letter Agreement") pursuant to which MMR agreed to acquire seven FM and four AM radio stations owned by Liberty and to assume a JSA from Liberty with respect to one FM station following the Company's acquisition of Liberty, in exchange for ten radio stations to be acquired by MMR. In connection therewith, the Company has provided MMR $300,000 and letters of credit in the aggregate amount of $6.75 million. Pursuant to the MMR Merger Agreement, the Company and MMR canceled the Letter Agreement and MMR agreed to use its commercially reasonable efforts to transfer to the Company its rights under the following purchase agreements for the stations originally to be acquired by MMR and exchanged with the Company. On January 26, 1996, MMR entered into an agreement to acquire substantially all of the assets of WSTZ-FM and WZRX-AM, both operating in Jackson, Mississippi, for a purchase price of $3.5 million. On January 22, 1996, MMR entered into an agreement to acquire substantially all of the assets of WROQ-FM, operating in Greenville, South Carolina, for a purchase price of $14.0 million. On January 18, 1996, MMR entered into an agreement to acquire substantially all of the assets of WTRG-FM and WRDU-FM, both operating in Raleigh, North Carolina, and WMFR-AM, WMAG-FM and WTCK-AM (formerly, WWWB-AM), each operating in Greensboro, North Carolina, for a purchase price of approximately $32.0 million, subject to adjustment based on the broadcast cash flow of WTRG-FM and WRDU-FM. The Company and MMR have agreed that the Company will lend to MMR the financing necessary to complete the purchase of such stations and that MMR will immediately thereafter transfer the purchased assets to the Company. See "-- Agreements for the Additional Acquisitions" and "-- Other."

   In addition, the Company and MMR have agreed that following the Liberty Acquisition, the Company and MMR will enter into an LMA or JSA pursuant to which MMR will provide programming to and/or sell advertising on behalf of the following stations to be acquired by the Company from Liberty: WHCN-FM, WMRQ-FM and WPOP-AM, each operating in Hartford, Connecticut, WSNE-FM, WHJY-FM and WHJJ-AM, each operating in Providence, Rhode Island, WGNA-FM, WGNA-AM, WPYX-FM, WTRY-AM and WYSR-FM, each operating in the Albany, New York, and WMXB-FM, operating in Richmond, Virginia (collectively, the "MMR Liberty Stations"). In connection with such LMA or JSA, MMR has agreed to pay to the Company a monthly fee in an amount equal to the broadcast cash flow of the MMR Liberty Stations. The LMA or JSA will terminate upon the completion of the MMR Merger or, in certain circumstances, the date of termination of the MMR Merger Agreement. In the event that the MMR Merger Agreement is terminated, except in certain circumstances, MMR will have the right, subject to FCC approval, to acquire the Company's interests in the MMR Liberty Stations for $100.0 million, in which event the Company will be subject to a substantial tax liability, or, in certain circumstances, to acquire the Company's interests in the MMR Liberty Stations pursuant to an exchange of stations intended to qualify as a like-kind exchange under Section 1031 of the Code. In addition, in the event that the Company fails to complete the Liberty Acquisition and the MMR Merger Agreement is terminated, except in certain circumstances, the Company will pay liquidated damages to MMR in the amount of $3.5 million.

   MMR Hartford Acquisition. On April 1, 1996, MMR entered into an agreement to acquire substantially all of the assets of WKSS-FM, Hartford, Connecticut for an aggregate purchase price of $18.0 million. MMR has deposited $1.8 million in escrow to secure its obligations under the agreement. The agreement may be terminated by either party if the other party has not cured a breach of the agreement within 30 days written notice or if FCC consent is not obtained.

   MMR Myrtle Beach Acquisition. MMR has entered into an agreement to acquire WMYB-FM, Myrtle Beach, South Carolina, for $1.1 million. The purchase agreement contains customary covenants and conditions. The acquisition agreement may be terminated by either party if the FCC has not approved the acquisition by April 29, 1997. The Company is currently providing programming to the station pursuant to an LMA which will terminate upon the acquisition of the station by the Company.

   MMR Dispositions. In January 1996, MMR entered into a letter of intent to sell KOLL-FM, Little Rock, Arkansas, to Triathlon for a purchase price of $4.0 million, subject to adjustment downward to $3.5 million or upward to $5.0 million based upon an independent third party valuation. In March 1996, the Company entered into an agreement to sell WRXR-FM and WKBG-FM, both operating in Augusta, Georgia, for a purchase price of $5.0 million. The closings of such transactions are subject to customary closing conditions, including the receipt of FCC approval.

AGREEMENTS FOR THE ADDITIONAL ACQUISITIONS

   WROQ-FM (Greenville, South Carolina). On January 22, 1996, MMR entered an agreement to acquire substantially all of the assets of WROQ-FM for a purchase price of $14.0 million. MMR has deposited $3.0 million in escrow to secure its obligations under the agreement. The Company and MMR have agreed that the Company will finance the purchase of such station and that MMR will transfer the purchased assets to the Company simultaneously with the purchase of such stations. The purchase agreement contains customary covenants with respect to the operation of WROQ-FM until completion of the purchase and cooperation in order to complete the purchase. The closing of the purchase is subject to certain conditions, including the receipt of all necessary third-party consents, including the approval of the FCC, and the absence of any threatened or pending injunction or proceeding seeking to prohibit the transaction. The purchase agreement may be terminated by mutual consent, by either party not then in default, if the application for assignment is designated for a hearing by the FCC or FCC approval for the transfer is not obtained by January 22, 1998, by either party if the other party has not cured a breach of the agreement within 30 days of written notice thereof, or by either party if the closing shall not have occurred by January 21, 1998.

   WSTZ-FM (Jackson, MS) and WZRX-AM (Jackson, MS). On January 26, 1996, MMR entered into an agreement to acquire substantially all of the assets of WSTZ-FM and WZRX-AM for a purchase price of $3.5 million. MMR has deposited $300,000 in escrow to secure its obligations under the agreement, and may be required to deposit an additional $200,000 in certain circumstances. The Company and MMR have agreed that the Company will finance the purchase of such stations and that MMR will transfer the purchased assets to the Company simultaneously with the purchase of such stations. The purchase agreement contains customary covenants with respect to the operation of the radio stations until completion of the purchase and cooperation in order to complete the purchase. The closing of the purchase is subject to certain conditions, including the receipt of all necessary third-party consents, including the approval of the FCC. The purchase agreement may be terminated by either party if the other party has not cured a breach of the agreement or a breach of the LMA with respect to WSTZ-FM within 30 days of written notice thereof, if the FCC denies the application to transfer the license or does not approve such transfer prior to October 26, 1996 (which shall be extended to January 26, 1997, if MMR can demonstrate that it is diligently prosecuting the application), on January 26, 1997, if a judgment or decree is then in effect which would make the acquisition unlawful, or by MMR if, as a result of an audit to be conducted of the seller's financial statements, MMR determines that the financial statements materially differ from the financial statements provided by the seller to MMR, if normal broadcast transmissions cease for certain periods of time and are not resumed at the closing, if an environmental liability is discovered in excess of $7,500 or the seller fails to replace or restore damaged or lost assets of the stations having a value in excess of $75,000. In the event the purchase does not occur as a result of a breach of the agreement by MMR, MMR shall be required to pay liquidated damages of $500,000. The FCC granted the application for consent to the acquisition by MMR of WSTZ-FM and WZRX-AM on April 24, 1996.

   WTRG-FM (Raleigh, NC), WRDU-FM (Raleigh, NC), WTCK-AM (Greensboro, NC), WMFR-AM (Greensboro, NC) and WMAG-FM (Greensboro, NC). On January 18, 1996, MMR entered into a purchase agreement to acquire substantially all of the assets of WTRG-FM, WRDU-FM, WTCK-AM, WMFR-AM and WMAG-FM. The Company and MMR have agreed that the Company will finance the purchase of such stations and that MMR will immediately thereafter transfer the purchased assets to the Company simultaneously with the purchase of such stations. The purchase price for each of WTRG-FM and WRDU-FM shall be an amount equal to 11 times the Broadcast Cash Flow for each of such stations for the 12-month period ending as of the month immediately preceding the closing. The purchase price for WTCK-AM, WMFR-AM and WMAG-FM shall be $6.0 million. MMR and the seller have deposited $1.75 million and $500,000, respectively, in escrow accounts to secure their obligations under such agreement. The purchase agreement contains customary covenants with respect to the operation of the stations until completion of the purchase and cooperation in order to complete the purchase. In connection with the purchase agreement, each party has been granted the right to conduct an environmental audit of the properties to be purchased, and if an environmental liability greater than $50,000 is discovered, either party shall have the right to terminate the agreement without liability. In the event that an environmental liability of less than $50,000 is discovered, MMR will have the right to take remedial action or reduce the purchase price by such amount. The closing of the purchase is subject to certain conditions, including the approval of the FCC, and the absence of any order, decree or judgment which would make the closing of the purchase unlawful. The purchase agreement may be terminated by either party not then in default if the FCC denies the application to transfer the licenses or designates it for a hearing, if the approval of the FCC is not received within 200 days after the application is accepted for filing (the "Filing Date"), if the approval of the FCC shall not have become "final" within 240 days of the Filing Date or the closing shall not have been completed within 250 days of the Filing Date. The maximum liability of the current owner of the stations for a breach under the purchase agreement is limited to $500,000. In the event the purchase does not occur as a result of a material breach of the agreement by MMR, MMR shall be required to pay liquidated damages of $1.75 million. The FCC granted the application for consent to the acquisition by MMR of WTRG-FM, WRDU-FM, WTCK-AM, WMFR-AM and WTRG-FM on March 4, 1996.

   WHSL-FM (Greensboro, NC). On January 18, 1996, the Company entered into an agreement pursuant to which the Company was granted, in consideration for $500,000, the right, at its option, to acquire all of the assets used in the operation of WHSL-FM for $4.5 million in cash or, at the seller's option, 150,000 shares of Class A Common Stock. The seller has agreed that, until the closing of the sale of WHSL-FM, it will, among other things: (i) conduct the business and operation of WHSL-FM in the ordinary course of business, (ii) preserve the operation of the WHSL-FM and its relationships with customers, suppliers and others having business relations with it, (iii) operate WHSL-FM in accordance with FCC rules and regulations, (iv) minimize the amount of liabilities incurred under contracts which are for consideration other than cash, and (v) spend an aggregate of $200,000 for cash promotion, advertising and research expenditures for the station for 1996. The seller has also agreed that it will not, without the prior consent of the Company: (i) sell or dispose of any assets used in the operation of WHSL-FM, other than in the ordinary course of business,(ii) enter into any contract with respect to WHSL-FM which includes an aggregate payment or commitment on the part of either party thereto of more than $5,000 or (iii) grant or agree to grant any increase in salaries or bonuses to employees of the station. The closing of the purchase of WHSL-FM is subject to certain closing conditions, including:
(i) no suit, action, claim or governmental proceeding shall be pending, and no order, decree or judgment of any court or governmental authority shall have been rendered against either party to the agreement which would render it unlawful to effect the transactions contemplated thereby, (ii) the waiting period under the HSR Act shall have elapsed, (iii) the receipt of FCC approval of the radio station ownership change contemplated by the transaction, (iv) the receipt of all third-party consents to certain contracts to be assumed by the Company and (v) all representations and warranties contained in the agreement shall be true and complete in all material respects as of the closing date.

   WJDX-FM (Jackson, MS). On February 22, 1996, the Company exercised its option to acquire all of the assets used in the operation of WJDX-FM, Jackson, Mississippi, for a purchase price of $3.0 million pursuant to the provisions of an option agreement dated as of December 15, 1993. The purchase of WJDX-FM is subject to receipt of FCC approval.

   The Additional Acquisitions are anticipated to close within 60 days after the closing of the Financing.

   Local Marketing and Joint Sales Agreements. On January 23, 1996, MMR entered into an LMA with respect to WROQ-FM, Greenville, South Carolina, pursuant to which MMR agreed to provide programming for broadcast on such station. Pursuant to the LMA, MMR will retain all advertising and other revenues, and all accounts receivable, relating to any programming provided by MMR which is broadcast on the station during the term of the LMA. During the term of the LMA, MMR shall pay to the current owner of the station a monthly payment of between $50,000 and $100,000 and shall reimburse the current owner for certain expenses and capital expenditures related to the station and for capital expenditures reasonably necessary for the continuation of the broadcast signal on the station. The LMA will terminate upon the consummation of the acquisition of WROQ-FM by MMR, or upon the termination of the purchase agreement related to WROQ-FM, and may be terminated by the current owner of the station in the event that WROQ-FM's market share of monthly gross billings for any consecutive three-month period is 15% or more below the station's market share during the same three-month period during the immediately preceding year or upon the occurrence of certain other events of default. On February 1, 1996, MMR entered into a JSA with the Company pursuant to which the Company was granted the exclusive right to sell all available commercial advertising time on WROQ-FM to third parties. During the term of the JSA, the Company shall pay to MMR a monthly fee of between $50,000 and $100,000. The JSA between the Company and MMR shall continue until the termination of the LMA with respect to WROQ-FM.

   On February 1, 1996, MMR entered into an LMA with respect to WSTZ-FM, Jackson, Mississippi, pursuant to which MMR agreed to provide programming for broadcast on such station. Pursuant to the LMA, MMR may provide programming to and sell all of the commercial time and retain all of the revenues from such sales. During the term of the LMA, MMR shall pay to the current owner of the station a monthly payment of $62,000, which amount may be increased as a result of increased station operation costs. The LMA will terminate upon the consummation of the acquisition of WSTZ-FM by MMR, a material breach by either party or on January 31, 1997. A default under the LMA will constitute a default under the purchase agreement relating to WSTZ-FM and WZRX-AM. On February 1, 1996, MMR entered into a JSA with the Company, pursuant to which the Company was granted the exclusive right to sell all available commercial advertising time on WSTZ-FM to third parties. During the term of the JSA, the Company shall pay to MMR a fee which shall equal the fee payable by MMR under the LMA with respect to such station. The JSA between the Company and MMR shall continue until the termination of the LMA with respect to WSTZ-FM.

   On January 18, 1996, MMR entered into a JSA with respect to radio stations WMFR-AM and WMAG-FM, both operating in the Raleigh, North Carolina market and WTCK-AM (formerly, WWWB-AM), operating in the Greensboro, North Carolina market, pursuant to which MMR acquired the exclusive right to sell all available commercial advertising time on such stations to third parties. The monthly payment to be paid pursuant to the JSA will be an amount equal to certain expenses related to such stations. On January 22, 1996, MMR entered into a JSA pursuant to which the Company was granted the exclusive right to sell all available time on WMFR-AM, WMAG-FM and WTCK-AM to third parties. During the term of the JSA, the Company shall pay to MMR a fee equal to MMR's payments under its JSA with the seller of the stations. The JSA shall terminate upon the consummation of the sale of the stations or upon a change in the FCC laws governing attribution, in which event the JSA will terminate and will be replaced by an LMA.

HOUSTON EXCHANGE

   On May 1, 1996 the Company entered into an agreement to effect a station-for-station exchange of radio station KRLD-AM, Dallas, Texas, and the Texas State Networks, for radio station KKRW-FM, Houston, Texas. The completion of the Houston Exchange is subject to certain customary closing conditions, including the approval of the FCC and the receipt of all approvals and authorizations under the HSR Act, and is contingent upon the concurrent completion of the Dallas Disposition. In addition, the closing of the Houston Exchange is subject to the approval of the Board of Directors of the seller and its parent company. There can be no assurance that the Company will be able to effect the Houston Exchange on a substantially tax-free basis pursuant to Section 1031 of the Code.

DALLAS DISPOSITION

   On April 11, 1996, the Company entered into a letter of intent to sell radio station KTCK-AM, Dallas, Texas, for a purchase price of $14.0 million. There can be no assurance that the Company will enter into a definitive agreement with respect to such sale. In connection with the Dallas Disposition, the Company expects to redeem the Series C Preferred Stock for approximately $2.0 million and, if ratings continue at current levels, to make a payment of approximately $2.5 million to the former owner of KTCK-AM. The completion of the Dallas Disposition is subject to certain customary closing conditions, including the approval of the FCC and the receipt of all approvals and authorizations under the HSR Act, and is contingent upon the concurrent completion of the Houston Exchange. The Company expects to enter into an LMA pursuant to which the seller will be granted the right to provide programming on KTCK-AM for a fee of between $80,000 and $100,000 per month.

OTHER

   In addition, in connection with the Letter Agreement, on December 27, 1995, MMR entered into a purchase agreement to acquire substantially all of the assets of KQUE-FM and KNUZ-AM, both operating in Houston, Texas, for a purchase price of $38.0 million. MMR deposited $2.0 million in escrow to secure its obligations under the agreement. The funds for the escrow deposit were advanced to MMR by the Company. Based upon an audit conducted by an environmental consultant of one of the sites used in connection with the stations' business, MMR has the right to terminate such purchase agreement. The Company has been advised by MMR that although MMR has not elected to terminate the purchase agreement, it is unlikely that the purchase agreement will be completed on the terms set forth therein, and that MMR may attempt to negotiate a purchase agreement with the seller that reflects the environmental contamination at the site. There can be no assurance that MMR and the seller will be able to enter into an agreement with respect to the purchase of such stations. See "-- MMR Stations."

                        SELECTED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

   The Selected Consolidated Financial Data of the Company and predecessors include the historical financial statements of Capstar and the historical financial statements of the Company since its formation on February 26, 1992. The Selected Consolidated Financial Data as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 have been derived from the audited consolidated financial statements of the Company included elsewhere herein. The pro forma summary data as of March 31, 1996, and for the year ended December 31, 1995, and the three months ended March 31, 1996 and 1995 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the Transactions. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1996. The historical consolidated financial results for the Company are not comparable from year to year because of the acquisition and disposition of various radio stations by the Company during the periods covered. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                               YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------------
                                                                                               PRO FORMA
                                                                                                FOR THE
                                                                                                 RECENT
                                                                                              ACQUISITIONS
                                                                                                AND THE
                                                                                              TRANSACTIONS
                                                                                             OTHER THAN THE
                                                                                                  MMR
                                                                                               MERGER (7)
                                             1991      1992      1993      1994      1995         1995
- ----------------------------------------  --------  --------  ---------  -------  --------  --------------
STATEMENT OF OPERATIONS DATA:
Net revenues(1) .........................  $13,442   $15,003   $ 34,233   $55,556  $76,830      $166,002
Station operating expenses ..............    9,105     9,624     21,555    33,956   51,039       106,790
Depreciation, amortization, duopoly
 integration costs and acquisition
 related costs(2) .......................    3,726     3,208      4,475     5,873    9,137        26,937
Corporate expenses ......................      726       769      1,808     2,964    3,797         6,060
Corporate expenses -- non-recurring
 charge(3) ..............................                        13,980
Write down of broadcast rights agreement
 and other ..............................                                            5,000
                                          --------  --------  ---------  -------  --------  --------------
Operating income (loss) .................     (115)    1,402     (7,585)   12,763    7,857        26,215
Other (income) loss, net ................     (124)                 (17)      121     (650)       (1,174)
Interest expense, including amortization
 of deferred financing costs ............    4,241     3,610      7,351     9,332   12,903        46,900
                                          --------  --------  ---------  -------  --------  --------------
Income (loss) before income taxes,
 extraordinary item and cumulative
 effect of a change in accounting
 principle ..............................   (4,232)   (2,208)   (14,919)    3,310   (4,396)      (19,511)
Income tax expense ......................                         1,015     1,474
Extraordinary loss on debt retirement  ..                         1,665
Cumulative effect of a change in
 accounting principle ...................                           182
                                          --------  --------  ---------  -------  --------  --------------
Net income (loss) .......................   (4,232)   (2,208)   (17,781)    1,836   (4,396)      (19,511)
Redeemable preferred stock dividends and
 accretion(4) ...........................      302       385        557       348      291         8,091
                                          --------  --------  ---------  -------  --------  --------------
Net income (loss) applicable to common
 stock ..................................  $(4,534)  $(2,593)  $(18,338)  $ 1,488  $(4,687)     $(27,602)
                                          ========  ========  =========  =======  ========  ==============
Net income (loss) per share .............  $ (3.85)  $ (2.20)  $  (7.08)  $  0.26  $ (0.71)     $  (3.70)
                                          ========  ========  =========  =======  ========  ==============
Weighted average common shares
 outstanding ............................    1,179     1,179      2,589     5,792    6,596         7,458
                                          ========  ========  =========  =======  ========  ==============
Ratio of earnings to fixed charges (5)  .       --        --         --       1.4x      --            --
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends(5) ...........................       --        --         --       1.3x      --            --
OTHER OPERATING DATA:

Broadcast Cash Flow(6) ..................  $ 4,337   $ 5,379   $ 12,678   $21,600  $25,791      $ 59,212
EBITDA(6) ...............................    3,611     4,610     10,870    18,636   21,994        53,152

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                      THREE MONTHS ENDED MARCH 31,
                                          --------------  ---------  ------------------------------------------------------------

                                                                                      PRO FORMA
                                             PRO FORMA                                 FOR THE
                                              FOR THE                                  RECENT              PRO FORMA
                                               RECENT                               ACQUISITIONS            FOR THE
                                            ACQUISITIONS                               AND THE              RECENT
                                              AND THE                               TRANSACTIONS         ACQUISITIONS
                                            TRANSACTIONS                           OTHER THAN THE           AND THE
                                                (7)      (UNAUDITED) (UNAUDITED)   MMR MERGER (7)      TRANSACTIONS (7)
                                                                                -------------------  -------------------
                                                1995         1995       1996       1995       1996      1995       1996
- ----------------------------------------  --------------  ---------  ---------  ---------  --------  ---------  --------
STATEMENT OF OPERATIONS DATA:
Net revenues(1) ......................... $188,968        $13,717      $19,800    $39,026   $39,031    $44,403   $44,111
Station operating expenses ..............  119,682          9,676       14,056     28,389    25,901     31,879    28,803
Depreciation, amortization, duopoly
 integration costs and acquisition
 related costs(2) .......................   31,198          1,697        2,299      6,537     6,599      7,694     7,559
Corporate expenses ......................    6,300            807        1,210      1,423     1,759      1,483     1,819
Corporate expenses -- non-recurring
 charge(3) ..............................
Write down of broadcast rights agreement
 and other ..............................      281            --           --         (37)       --         43        65
                                          --------------  ---------  ---------  ---------  --------  ---------  --------
Operating income (loss) .................   31,507          1,537        2,235      2,714     4,772      3,304     5,865
Other (income) loss, net ................   (1,174)             3         (164)       (27)     (444)       (27)     (444)
Interest expense, including amortization
 of deferred financing costs ............   46,900          2,432        3,384     11,725    11,725     11,725    11,725
                                          --------------  ---------  ---------  ---------  --------  ---------  --------
Income (loss) before income taxes,
 extraordinary item and cumulative
 effect of a change in accounting
 principle ..............................  (14,219)          (898)        (985)    (8,984)   (6,509)    (8,394)   (5,416)
Income tax expense ......................                    (377)
Extraordinary loss on debt retirement  ..
Cumulative effect of a change in
 accounting principle ...................
                                          --------------  ---------  ---------  ---------  --------  ---------  --------

                                                                                      THREE MONTHS ENDED MARCH 31,
                                          --------------  ---------  ------------------------------------------------------------

                                                                                      PRO FORMA
                                             PRO FORMA                                 FOR THE
                                              FOR THE                                  RECENT              PRO FORMA
                                               RECENT                               ACQUISITIONS            FOR THE
                                            ACQUISITIONS                               AND THE              RECENT
                                              AND THE                               TRANSACTIONS         ACQUISITIONS
                                            TRANSACTIONS                           OTHER THAN THE           AND THE
                                                (7)      (UNAUDITED) (UNAUDITED)   MMR MERGER (7)      TRANSACTIONS (7)
                                                                                -------------------  -------------------
                                                1995         1995       1996       1995       1996      1995       1996
- ----------------------------------------  --------------  ---------  ---------  ---------  --------  ---------  --------
Net income (loss) ....................... (14,219)        (521)           (985)    (8,984)   (6,509)    (8,394)   (5,416)
Redeemable preferred stock dividends and
 accretion(4) ...........................   8,091           71             136      2,021     2,086      2,021     2,086
                                          --------------  ---------  ---------  ---------  --------  ---------  --------
Net income (loss) applicable to common
 stock .................................. $(22,310)       $(592)       $(1,121)  $(11,005)  $(8,595)  $(10,415)  $(7,502)
                                          ==============  =========  =========  =========  ========  =========  ========
Net income (loss) per share ............. $(2.36)         $(0.10)      $ (0.15)  $  (1.48)  $ (1.15)  $  (1.10)  $ (0.79)
                                          ==============  =========  =========  =========  ========  =========  ========
Weighted average common shares
 outstanding ............................   9,459          5,916         7,458      7,458     7,458      9,459     9,459
                                          ==============  =========  =========  =========  ========  =========  ========
Ratio of earnings to fixed charges (5)  . --              --                --         --        --         --        --
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends(5) ........................... --              --                --         --        --         --        --
OTHER OPERATING DATA:

Broadcast Cash Flow(6) .................. $69,286         4,041          5,744     10,637    13,130     12,525    15,309
EBITDA(6) ...............................  62,986         3,234          4,534      9,214    11,371     11,042    13,490

                                           (Table continued on following page)

                                                                                                  MARCH 31, 1996
                                                                                    -----------------------------------------
                                                                                                FORMA FOR
                                                                                                     THE        PRO FORMA FOR
                                                  DECEMBER 31,                                 TRANSACTIONS         THE
                             -----------------------------------------------------           OTHER THAN THE     TRANSACTIONS
                                1991       1992       1993       1994       1995      ACTUAL    MMR MERGER (8)       (8)
- ---------------------------  ---------  ---------  ---------  ---------  ---------  ---------  --------------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents  .   $    96    $   657   $ 10,287   $  3,194   $ 11,893   $  3,349      $ 67,749        $  2,849
Current assets .............     3,065      4,515     31,273     28,367     32,505     22,750        99,956          46,856
Total assets ...............    37,367     36,127    152,871    145,808    187,337    202,852       674,890         766,450
Long-term debt .............    38,828     39,011     81,627     81,516     81,850     98,500       440,000         440,000
Redeemable preferred stock:
 Series A Preferred Stock  .     2,839      3,892        917         --         --         --            --              --
 Series B Preferred Stock  .       133         --      2,784      2,466      1,735      1,806         1,806           1,806
 Series C Preferred Stock  .        --         --         --         --      1,550      1,550             0               0
 Series D Cumulative
  Convertible Exchangeable
  Preferred Stock ..........        --         --         --         --         --          0       120,000         120,000
Stockholders' equity .......    (6,951)    (9,411)    48,598     48,856     83,061     81,940        41,830         113,830

- --------------
(1) Net revenues on a pro forma basis includes $3,584,000 and $2,645,000 of fees from Triathlon for the year ended December 31, 1995 and three months ended March 31, 1996, respectively, that would have been received by the Company pursuant to the SCMC Termination Agreement.

(2) Includes $1,400,000 of duopoly integration costs during the year ended December 31, 1995 and $277,000 of acquisition related costs during the three months ended March 31, 1996.

(3) Represents the 1993 non-cash non-recurring charge related to the valuation of the common stock issued to the Company's founders (the "Founders' Stock") at the Company's initial public offering in September 1993 (the "Initial Public Offering") and certain pooling costs related to the merger of Capstar with and into a subsidiary of the Company.

(4) Includes dividends on preferred stock which the Company redeemed in 1993, accretion on outstanding redeemable preferred stock and assumed dividends on the Series D Preferred Stock.

(5) For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends and the ratio of earnings to fixed charges, "earnings" consists of earnings before income taxes and fixed charges. "Fixed charges and preferred stock dividends" consists of interest on all indebtedness, amortization of deferred financing costs and preferred stock dividends. "Fixed charges" consists of interest on all indebtedness and amortization of deferred financing costs. Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $1,121,000, $969,000, $4,687,000,
       $15,476,000, $2,593,000 and $4,534,000 for the three months ended March
       31, 1996 and 1995 and the years ended December 31, 1995, 1993, 1992 and 1991, respectively. Pro forma earnings for the three months ended March 31, 1996 and 1995 and the year ended December 31, 1995 would have been insufficient to cover combined fixed charges and preferred stock dividends by $8,595,000, $11,005,000 and $27,602,000, respectively, pro forma for the Recent Acquisitions and the Transactions other than the MMR Merger, and $7,502,000, $10,415,000 and $22,310,000, respectively, pro forma for the Recent Acquisitions and the Transactions. Earnings were insufficient to cover fixed charges by $985,000, $898,000, $4,396,000, $14,919,000, $2,208,000 and $4,232,000 during the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1993, 1992 and 1991, respectively. Pro forma earnings for the three months ended March 31, 1996 and 1995 and the year ended December 31, 1995 would have been insufficient to cover fixed charges by $6,509,000, $8,984,000 and $19,511,000, respectively, pro forma for the
       Recent Acquisitions and the Transactions other than the MMR Merger and $5,416,000, $8,394,000 and $14,219,000, respectively, pro forma for the
       Recent Acquisitions and the Transactions.
       For the year ended December 31, 1995, Broadcast Cash Flow exceeded fixed charges and preferred stock dividends by $12,597,000 for the Company, $4,221,000 pro forma for the Recent Acquisitions and the Transactions other than the MMR Merger, and $14,295,000 pro forma for the Recent Acquisitions and the Transactions. For the three months ended March 31, 1996, Broadcast Cash Flow exceeded fixed charges and preferred stock dividends by $2,224,000 for the Company, and had a deficiency of $681,000 pro forma for the Recent Acquisitions and the Transactions other than the MMR Merger and exceeded by $1,498,000 for the Recent Acquisitions and the Transactions.

(6) Broadcast Cash Flow is defined as net revenues (including where applicable, fees earned by the Company pursuant to the SCMC Termination Agreement) less station operating expenses. EBITDA is defined as net income (loss) before (i) extraordinary items, (ii) provisions for income taxes, (iii) interest (income) expense, (iv) other (income) expense, (v) cumulative effects of changes in accounting principles,
       (vi) depreciation, amortization and duopoly integration costs and (vii) non-recurring charges related to the write-down of the Texas Rangers broadcast rights and the valuation charge related to the Founders' Stock. The difference between Broadcast Cash Flow and EBITDA is that EBITDA includes corporate expenses. Although Broadcast Cash Flow and EBITDA are not measures of performance calculated in accordance with GAAP, the Company believes that Broadcast Cash Flow and EBITDA are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the performance of broadcasting companies. In addition, EBITDA is the basis for determining compliance with several covenants in certain of the Company's debt instruments. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.

(7) The Unaudited Pro Forma Statement of Operations Data for the three months ended March 31, 1996 and the year ended December 31, 1995 are presented as if the Company had completed the Recent Acquisitions and the Transactions as of January 1, 1995.

(8) The Unaudited Pro Forma Balance Sheet Data at March 31, 1996 is presented as if the Company had completed the Transactions as of March 31, 1996.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 1996 and the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 1996 are presented as if the Company had completed (i) the Acquisitions, (ii) the Dispositions, (iii) the Financing,
(iv) the Tender Offer (assuming that all the Old Notes are tendered), (v) implementation of the Hicks Agreement and the Armstrong Agreement, (vi) repayment of the Old Credit Agreement and (vii) implementation of the SCMC Termination Agreement as of March 31, 1996 and January 1, 1995, respectively. No adjustment has been made to the Unaudited Pro Forma Condensed Combined Balance Sheet for the Houston Exchange as it will be recorded at a carryover basis. The MMR Myrtle Beach Acquisition has not been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations as it would have no material impact.

   The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1995 and three months ended March 31, 1995 is presented as if the Company had completed (i) the Recent Acquisitions, (ii) the Acquisitions, (iii) the Dispositions, (iv) the Financing, (v) the Tender Offer (assuming that all the Old Notes are tendered), (vi) implementation of the Hicks Agreement and the Armstrong Agreement, (vii) repayment of the Old Credit Agreement and (viii) implementation of the SCMC Termination Agreement as of January 1, 1995. The MMR Myrtle Beach Acquisition has not been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations as it would not have a material impact.

   In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements and the respective notes to such financial statements appearing elsewhere herein. The pro forma information does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results if the aforementioned transactions are completed. The Company cannot predict whether the consummation of the Acquisitions or the Dispositions will conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements.

   The Unaudited Pro Forma Statement of Operations data include adjustments to station operating expenses to reflect anticipated savings that management believes it will be able to achieve through the implementation of its strategy. There can be no assurance that the Company will be able to achieve such savings. Such data also assume that the proceeds of the Dispositions will be available to the Company to consummate the Acquisitions, although the Dispositions are expected to occur at a later date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                            SFX BROADCASTING, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                MARCH 31, 1996
                                (IN THOUSANDS)


                                                LIBERTY         PRISM
                                   SFX        ACQUISITION    ACQUISITION
                              BROADCASTING,    INCLUDING      INCLUDING
                                  INC.        WASHINGTON     LOUISVILLE     ADDITIONAL
                               AS REPORTED DISPOSITIONS(1) DISPOSITIONS(2) ACQUISITIONS(3)
                             -------------  -------------  -------------  -------------
ASSETS
Current assets .............    $ 22,750       $ 14,851        $ 7,230        $ 5,817

Property and equipment, net       18,157         14,365          7,731          8,524
Intangible assets, net  ....     154,256        108,799         14,347         27,080

Other assets ...............       7,689

                             -------------  -------------  -------------  -------------
Total assets ...............    $202,852       $138,015        $29,308        $41,421
                             =============  =============  =============  =============

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities ........    $  9,549       $  7,461        $ 5,404        $ 2,846

Other liabilities ..........       2,092          1,100

Long-term debt:
  New Credit Agreement  ....
  Note Offering ............
  Old Notes and Old
   Credit Agreement ........      98,500
  Acquired company debt  ...                     70,140         13,319         11,570

Deferred taxes .............       7,415         10,318                           783

Redeemable preferred stock
  Series B Preferred Stock         1,806
  Series C Preferred Stock         1,550
  Series D Preferred Stock

Stockholders' equity .......      81,940         48,996         10,585         26,222

- ---------------------------  -------------  -------------  -------------  -------------
Total liabilities and
 stockholders' equity ......    $202,852       $138,015        $29,308        $41,421
                             =============  =============  =============  =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                          PRO FORMA
                                                                           FOR THE
                                                                         TRANSACTIONS
                                  OTHER                                   OTHER THAN               PRO FORMA
                              ACQUISITIONS/                 PRO FORMA      THE MMR        MMR       FOR THE
                            DISPOSITIONS(4)  FINANCING(5) ADJUSTMENTS(6)    MERGER     MERGER(7)  TRANSACTIONS
                             -------------  ------------  ------------  ------------  ---------  ------------
ASSETS
Current assets ............. $10,575        $112,000 (a)  $(19,500)(a)   $99,956      $(53,100)  $46,856
                                             440,000 (b)  (211,000)(b)
                                             (18,000)(c)   (85,750)(c)
                                            (105,183)(d)   (63,500)(d)
                                                            (8,334)(e)
                                                            (2,000)(g)
Property and equipment, net   (1,228)                                     47,549        2,619     50,168
Intangible assets, net  ....  (9,117)         18,000 (c)    124,016 (b)  518,531      140,115    658,646
                                              (5,705)(d)     56,442 (c)
                                                             22,079 (d)
                                                              8,334 (e)

Other assets ...............                                  3,415 (f)    8,854        1,926      10,780
                                                             (2,250)(a)
                             -------------  ------------  ------------  ------------  ---------  ------------
Total assets ...............    $230        $441,112      $(178,048)    $674,890      $91,560    $766,450
                             =============  ============  ============  ============  =========  ============

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities ........                (283)(d)      $(5,404)(c)   $17,477       $3,127     $20,604
                                                          (2,846)(d)
                                                          750 (a)

Other liabilities ..........                              700 (a)       3,892         3,621      7,513

Long-term debt:
  New Credit Agreement  ....
  Note Offering ............                440,000 (b)                 440,000                  440,000
  Old Notes and Old
   Credit Agreement ........                (98,500)(d)                 0                        0
  Acquired company debt  ...                              (70,140)(b)   0                        0
                                                          (13,319)(c)
                                                          (11,570)(d)

Deferred taxes .............                              32,152 (b)    49,885        12,812     62,697
                                                          (783)(d)
Redeemable preferred stock
  Series B Preferred Stock                                              1,806                    1,806
  Series C Preferred Stock                                (1,550)(g)    0                        0
  Series D Preferred Stock                  120,000 (a)                 120,000                  120,000

                                                                          PRO FORMA
                                                                           FOR THE
                                                                         TRANSACTIONS
                                  OTHER                                   OTHER THAN               PRO FORMA
                              ACQUISITIONS/                 PRO FORMA      THE MMR        MMR       FOR THE
                            DISPOSITIONS(4)  FINANCING(5) ADJUSTMENTS(6)    MERGER     MERGER(7)  TRANSACTIONS
                             -------------  ------------  ------------  ------------  ---------  ------------
Stockholders' equity ....... 230            (12,105)(d)   (26,222)(d)   41,830        72,000     113,830
                                             (8,000)(a)   (48,996)(b)
                                                          (10,585)(c)
                                                          (23,200)(a)
                                                            3,415 (f)
                                                             (450)(g)
- ---------------------------  -------------  ------------  ------------  ------------  ---------  ------------
Total liabilities and
 stockholders' equity ...... $230           $441,112      $(178,048)    $674,890      $91,560    $766,450
                             =============  ============  ============  ============  =========  ============


        NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1) Liberty Acquisition

   Reflects the Liberty Acquisition for $236,000,000 adjusted for the Washington Dispositions of $25,000,000. No gain or loss will be recognized in connection with the Washington Dispositions.

                                               LIBERTY AS      WASHINGTON     LIBERTY AS
                                                REPORTED      DISPOSITIONS     ADJUSTED
                                             -------------  --------------  -------------
                                                             (IN THOUSANDS)
ASSETS
Current assets .............................    $ 14,851        $              $ 14,851
Property and equipment, net ................      15,765          (1,400)        14,365
Intangible assets, net .....................     132,399         (23,600)       108,799
Other assets ...............................
                                             -------------  --------------  -------------
 Total assets ..............................    $163,015        $(25,000)      $138,015
                                             =============  ==============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities ........................    $  9,135        $ (1,674)      $  7,461
Other liabilities ..........................       1,101              (1)         1,100
Long-term debt .............................      70,140                         70,140
Deferred taxes .............................      10,318                         10,318
Stockholders' equity .......................      72,321         (23,325)        48,996
                                             -------------  --------------  -------------
 Total liabilities and stockholders' equity     $163,015        $(25,000)      $138,015
                                             =============  ==============  =============

(2) Prism Acquisition

Reflects the Prism Acquisition for $105,250,000 adjusted for the Louisville Dispositions of $19,500,000. No gain or loss will be recognized on the Louisville Dispositions.

                                                PRISM AS       LOUISVILLE      PRISM AS
                                                REPORTED      DISPOSITIONS     ADJUSTED
                                             -------------  --------------  -------------
                                                             (IN THOUSANDS)
ASSETS
Current assets .............................     $ 7,230        $      --       $ 7,230
Property and equipment, net ................       9,206          (1,475)         7,731
Intangible assets, net .....................      32,372         (18,025)        14,347
                                             -------------  --------------  -------------
 Total assets ..............................     $48,808        $(19,500)       $29,308
                                             =============  ==============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities ........................     $ 5,404                        $ 5,404
Long-term debt .............................      13,319                         13,319
Stockholders' equity .......................      30,085         (19,500)        10,585
                                             -------------  --------------  -------------
 Total liabilities and stockholders' equity      $48,808        $(19,500)       $29,308
                                             =============  ==============  =============


(3) Additional Acquisitions
Reflects the acquisition of radio stations (i) WRDU-FM, WTRG-FM, WMAG-FM, WMFR-AM, WTCK-AM and WHSL-FM from HMW Communications, Inc. (the "Raleigh-Greensboro Acquisitions") for a purchase price of approximately $43.0 million (the WTRG-FM/WRDU-FM stations in Raleigh, North Carolina purchase price of $32.0 million is based on a multiple of 11 times broadcast cash flow which is $2.9 million), (ii) WROQ-FM from ABS Greenville Partners, L.P. (the "Greenville Acquisition") of approximately $14 million, and (iii) WSTZ-FM and WZRX-AM from Lewis Broadcasting, Inc., and WJDX-FM from Spur Jackson, L.P. (the "Jackson Acquisitions") for a purchase price of $6.5 million. The aggregate purchase price is $63,500,000.


                                                RALEIGH-                                    THE ADDITIONAL
                                               GREENSBORO     GREENVILLE       JACKSON       ACQUISITIONS
                                              ACQUISITIONS    ACQUISITION    ACQUISITIONS      COMBINED
                                            --------------  -------------  --------------  --------------
                                                                      (IN THOUSANDS)
ASSETS
Current assets ............................     $ 5,325         $   146         $  346         $ 5,817
Property and equipment, net ...............       7,762             350            412           8,524
Intangible assets, net ....................      21,694           1,607          3,779          27,080
                                            --------------  -------------  --------------  --------------
 Total assets .............................     $34,781         $ 2,103         $4,537         $41,421
                                            ==============  =============  ==============  ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities .......................     $ 2,278         $   506         $   62         $ 2,846
Long-term debt ............................          51          11,519                         11,570
Deferred taxes ............................         783                                            783
Stockholders' equity ......................      31,669          (9,922)         4,475          26,222
                                            --------------  -------------  --------------  --------------
 Total liabilities and stockholders'
 equity ...................................     $34,781         $ 2,103         $4,537         $41,421
                                            ==============  =============  ==============  ==============

(4) Other Acquisitions and Dispositions
To reflect the Dallas Disposition for $11,500,000 which is net of payment anticipated to be made to the seller of the station to the Company. No adjustment has been made to the pro forma balance sheet for the Houston Exchange as it will be recorded at historical cost. See note 6(g) for the effect of the related redemption of the Company's Series C Redeemable Preferred Stock.

                                               SALE PROCEEDS    KTCK-AM    ADJUSTMENT
                                              ---------------  ---------  ------------
                                                            (IN THOUSANDS)
ASSETS
Current assets ..............................      $11,500       $   925     $10,575
Property and equipment, net .................                      1,228      (1,228)
Intangible assets, net ......................                      9,117      (9,117)
                                              ---------------  ---------  ------------
 Total assets ...............................      $11,500       $11,270     $   230
                                              ===============  =========  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities .........................      $             $           $     0
Long-term liabilities .......................                                      0
Stockholders' equity ........................       11,500        11,270         230
                                              ---------------  ---------  ------------
 Total liabilities and stockholders' equity        $11,500       $11,270     $   230
                                              ===============  =========  ============


(5) Financing

   (a) To reflect the Preferred Stock Offering for $120,000,000 and the costs related to its issuance of $8,000,000, a net of $112,000,000.

   (b)      To reflect the $440,000,000 of gross proceeds from the Note
            Offering.

   (c) Represents financing costs related to the New Credit Agreement and the Note Offering comprised of estimated (i) fees relating to the Note Offering of $11,750,000, (ii) fees for the New Credit Agreement of $2,500,000 and (iii) other fees of $3,750,000, including $2,000,000 payable to SCMC. See "Certain Relationships and Related Transactions."

   (d) To repurchase the Old Notes for an aggregate price of $86,400,000 which includes their carrying cost of $80,000,000 and estimated costs related to the Tender Offer of $6,400,000. Also reflects the redemption of $18,500,000 of long-term debt plus accrued interest of $283,000 associated with the Old Credit Agreement which was used to finance the Company's Charlotte Acquisition in February, 1996. An extraordinary loss aggregating approximately $12,105,000 will be recognized at the time these transactions are consummated consisting of $6,400,000 in costs associated with the Tender Offer and $5,705,000 related to the write-off of deferred financing costs.

(6) Pro Forma Adjustments

   (a) The Company has allocated approximately $19.5 million of the proceeds of the Financing to make payments to Mr. Hicks pursuant to the Hicks Agreement and Mr. Armstrong pursuant to the Armstrong Agreement as follows: (i) $1.8 million in consideration of Mr. Hicks' having agreed to terminate his employment arrangement with the Company upon completion of the MMR Merger,
            (ii) approximately $12.6 million to purchase 68,874 of the shares of Class B Common Stock owned by Mr. Hicks plus his options to purchase 410,000 shares of Class A Common Stock, (iii) $500,000 in connection with the non-competition and non-solicitation agreement from Mr. Hicks and (iv) $4.6 million to Mr. Armstrong in consideration of his waiver of the "Change of Control" provision in his employment agreement and to purchase his options to purchase 200,000 shares of common stock. In addition, the Hicks Agreement provides that the Company will forgive its loan to him in the approximate amount of $2,250,000 and pay him consulting fees of $750,000 over five years. The Hicks Agreement also provides that the Company will repurchase Mr. Hicks' remaining shares of the Company's common stock at his option at any time prior to the fifth anniversary of the MMR Merger at a price equal to the greater of $40.00 per share or the then current market price.
            In connection with the Hicks Agreement and the Armstrong Agreement, the Company will record a nonrecurring charge to earnings of approximately $20,900,000 in the second quarter of 1996. See "Management -- Employment Agreements" and "Certain Relationships and Related Transactions."

   (b) To reflect the Liberty Acquisition for $236,000,000 net of proceeds to be received from the Washington Dispositions of $25,000,000, the recording of the related excess of the purchase price paid over the net book value of the assets carried on the adjusted balance sheet of $124,016,000 and deferred taxes of $32,152,000 and the adjustments to remove the long-term debt of $70,140,000 which is not being assumed, and the stockholders' equity of $48,996,000 of the Liberty Acquisition.

   (c) To reflect the Prism Acquisition for $105,250,000, net of proceeds to be received from the Louisville Dispositions of $19,500,000, the recording of the related excess of the purchase price paid over the net book value of the assets carried on the balance sheet of $56,442,000 and the adjustments to remove the current liabilities of $5,404,000, long-term debt of $13,319,000 and stockholders' equity of $10,585,000 of Prism.

   (d) To reflect the $63,500,000 aggregate purchase price to be paid for the Additional Acquisitions, the recording of the related excess of the purchase price paid over the net book value of the assets carried on the balance sheets of $22,079,000 and the adjustments to remove current liabilities of $2,846,000, long-term debt of $11,570,000, deferred taxes of $783,000 and stockholders' equity of $26,222,000 of the Additional Acquisitions.

   (e) To reflect acquisition costs related to the Liberty, the Prism Acquisition and the Additional Acquisitions.

   (f) To reflect the SCMC Termination Agreement under which a warrant to purchase up to 600,000 shares of Class A Common Stock at $33 3/4 per share (fair value of approximately $9,000,000) will be granted to SCMC and a $2,000,000 loan plus accrued interest of $171,000 made by the Company to SCMC will be forgiven. One half of the value of the warrant and loan foregiveness of $11,171,000 will be charged to earnings in the second quarter, the remainder will be allocated to the Triathlon agreement and amortized over the ten year life of the agreement. The net effect of these transactions on stockholders' equity is an increase of $3,415,000.

   (g) In connection with the Dallas Disposition, the Company will redeem its Series C Preferred Stock for $2.0 million, which will result in a corresponding charge of $450,000 to the gain or loss on the Dallas Disposition.

(7) MMR Merger


                                                           MULTI-MARKET RADIO, INC.
                                  ------------------------------------------------------------------------
                                       AS            MMR         MMR HARTFORD     PRO FORMA
                                    REPORTED   DISPOSITIONS(A)  ACQUISITION(B)   ADJUSTMENTS    AS ADJUSTED
                                  ----------  ---------------  --------------  --------------  -----------
                                                                (IN THOUSANDS)
ASSETS
Current assets ..................   $ 7,868        $ 5,835         $ 1,030        $ (13,600)(b)  $(53,100)
                                                                                   (51,567) (c)
                                                                                     (2,666)(d)
Property & equipment, net  ......     3,649         (1,389)            359                          2,619
Intangible assets, net ..........    53,999         (9,717)          4,148           70,556 (e)   140,115
                                                                    12,463            6,000 (c)
                                                                                      2,666 (d)
Other assets ....................     1,926                                                         1,926
                                  ----------  ---------------  --------------  --------------  -----------
 Total assets ...................   $67,442        $(5,271)        $18,000        $  11,389      $ 91,560
                                  ==========  ===============  ==============  ==============  ===========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities .............   $ 3,155        $   (28)                                      $  3,127
Other liabilities ...............     3,621                                                         3,621
Debt, including current portion      41,167                        $ 4,400        $ (51,567)(c)         0
                                                                                      6,000 (c)

Deferred taxes ..................     7,373                                           5,439 (e)    12,812

Stockholders' equity ............    12,126         (5,243)         13,600         (13,600) (b)    72,000
                                                                                     65,117 (e)
- --------------------------------  ----------  ---------------  --------------  --------------  -----------
 Total liabilities and
  stockholders' equity ..........   $67,442        $(5,271)        $18,000        $  11,389      $ 91,560
                                  ==========  ===============  ==============  ==============  ===========

- ------------------
   (a) Represents the sale of WRSF-FM which occurred in March 1996 for $950,000 and the pending sales of KOLL-FM for $4,000,000 and WRXR-FM and WKBG-FM for $5,000,000. In the aggregate, a loss of approximately $1,471,000 will be recognized upon the sales, principally relating to WRXR-FM and WKBG-FM.

   (b) To reflect the pending MMR Hartford Acquisition for $18,000,000, including the corresponding excess of purchase price paid, $12,463,000 over the net book value of assets acquired. It is assumed that $13,600,000 of the purchase price to be paid in the MMR Hartford Acquisition will be financed with the proceeds to be received by MMR upon exercise of the outstanding MMR Class A Warrants.

   (c) Repayment of $41,167,000 of existing MMR indebtedness plus indebtedness to be incurred to finance the MMR Hartford Acquisition of $4,400,000 and approximately $6,000,000 related to prepayment premiums which will increase the purchase price of MMR.

   (d) Includes acquisition costs associated with the MMR Merger of $1,666,000 and the $1,000,000 purchase price of the MMR Myrtle Beach Acquisition.

   (e) To reflect the MMR Merger, assuming the Company's stock price is between $33.00 per share and $40.00 per share, at an estimated purchase price of $72,000,000 including the excess of the purchase price paid over the net book value of the assets acquired, including deferred taxes, of $70,556,000.

                            SFX BROADCASTING, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED MARCH 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                             LIBERTY        PRISM
                                                           ACQUISITION   ACQUISITION
                                                SFX         INCLUDING     INCLUDING
                                           BROADCASTING,   WASHINGTON     LOUISVILLE
                                               INC.     DISPOSITIONS(1) DISPOSITION(2)
                                          -------------  -------------  ------------
Net revenues ............................     $19,800        $10,122        $6,068

Station operating expenses ..............      14,056          7,985         5,370

Depreciation, amortization and                  2,299(**)      2,451           558
 acquisition related costs ..............

Corporate expenses ......................       1,210            605           373

Other ...................................
                                          -------------  -------------  ------------
Operating income ........................       2,235           (919)         (233)

Interest expense, including amortization        3,384          1,940           357
 of deferred financing costs ............

Other expense (income) ..................        (164)

Income tax expense (benefit) ............                       (916)
                                          -------------  -------------  ------------
Net income (loss) .......................        (985)        (1,943)         (590)

Preferred stock dividend requirement  ...         136
                                          -------------  -------------  ------------

Net loss applicable to common shares  ...     $(1,121)       $(1,943)       $ (590)
                                          =============  =============  ============
Net loss per common share ...............     $ (0.15)
                                          =============
Average common shares outstanding  ......       7,458

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                       PRO FORMA FOR
                                                                                            THE
                                                              OTHER      FINANCING &    TRANSACTIONS             PRO FORMA
                                            ADDITIONAL    ACQUISITIONS/   PRO FORMA    OTHER THAN THE    MMR      FOR THE
                                         ACQUISITIONS(3) DISPOSITIONS(4) ADJUSTMENTS(5)  MMR MERGER   MERGER(6) TRANSACTIONS
                                          -------------  -------------  ------------  --------------  -------  -------------
Net revenues ............................     $2,417         $(2,021)      $ 2,645 (a)    $39,031(*)   $5,080     $44,111(*)

Station operating expenses ..............      1,730          (2,608)         (632)(b)     25,901       2,902      28,803

Depreciation, amortization and                   716            (475)          574 (c)      6,599         960       7,559
 acquisition related costs ..............                                     (408)(c)
                                                                               353 (c)
                                                                               138 (c)
                                                                               201 (d)
                                                                                52 (e)
                                                                               140 (f)

Corporate expenses ......................         63                           549 (g)      1,759          60       1,819
                                                                            (1,041)(g)

Other ...................................                                                                  65          65
                                          -------------  -------------  ------------  --------------  -------  ------------
Operating income ........................        (92)          1,062         2,719          4,772       1,093       5,865

Interest expense, including amortization         242            (477)       11,275 (h)     11,725                  11,725
 of deferred financing costs ............                                   (5,446)(h)
                                                                               450 (h)

Other expense (income) ..................       (280)                                        (444)                   (444)

Income tax expense (benefit) ............         93                           823 (i)          0                       0
                                          -------------  -------------  ------------  --------------  -------  ------------
Net income (loss) .......................       (147)          1,539        (4,383)        (6,509)      1,093      (5,416)

Preferred stock dividend requirement  ...                                    1,950 (j)      2,086                   2,086
                                          -------------  -------------  ------------  --------------  -------  ------------

Net loss applicable to common shares  ...     $ (147)        $ 1,539       $(6,333)       $(8,595)     $1,093     $(7,502)
                                          =============  =============  ============  ==============  =======  ============
Net loss per common share ...............                                                 $ (1.15)                $ (0.79)
                                          =============                               ==============           ============
Average common shares outstanding  ......                                                   7,458                   9,459

- ------------

   (*)  Includes $2,645,000 of fees from Triathlon; see Note 5(a).

   (**) Includes $277,000 of acquisition related costs.

                            SFX BROADCASTING, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED MARCH 31, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                             LIBERTY        PRISM
                                                           ACQUISITION   ACQUISITION
                                                SFX         INCLUDING     INCLUDING
                                           BROADCASTING,   WASHINGTON     LOUISVILLE
                                               INC.     DISPOSITIONS(1) DISPOSITION(2)
                                          -------------  -------------  ------------
Net revenues ............................     $13,717        $10,563       $ 6,553

Station operating expenses ..............       9,676          8,586         6,662

Depreciation and amortization ...........       1,697          1,566           673

Corporate expenses ......................         807            698           420

Other ...................................
                                          -------------  -------------  ------------
Operating income ........................       1,537           (287)       (1,202)

Interest expense, including amortization        2,432          1,357           427
 of deferred acquisition costs ..........

Other expense (income) ..................           3             56

Income tax expense (benefit) ............        (377)             6
                                          -------------  -------------  ------------
Net income (loss) .......................        (521)        (1,706)       (1,629)

Preferred stock dividend requirement  ...          71
                                          -------------  -------------  ------------

Net loss applicable to common shares  ...     $  (592)       $(1,706)      $(1,629)
                                          =============  =============  ============
Net loss per common share ...............     $ (0.10)
                                          =============
Average common shares outstanding  ......       5,916

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                       PRO FORMA FOR
                                                                                            THE
                                                              OTHER      FINANCING &    TRANSACTIONS             PRO FORMA
                                            ADDITIONAL    ACQUISITIONS/   PRO FORMA    OTHER THAN THE    MMR      FOR THE
                                         ACQUISITIONS(3) DISPOSITIONS(4) ADJUSTMENTS(5)  MMR MERGER  MERGER(6)  TRANSACTIONS
                                          -------------  -------------  ------------  --------------  -------  ------------
Net revenues ............................     $3,844         $(1,390)      $ 5,739 (a)    $ 39,026(*)  $5,377     $ 44,403(*)

Station operating expenses ..............      3,250          (1,119)         (632)(b)      28,389      3,490       31,879
                                                                             1,966 (a)
Depreciation and amortization ...........        580            (504)          574 (c)       6,537      1,157        7,694
                                                                              (408)(c)
                                                                               353 (c)
                                                                               138 (c)
                                                                               201 (d)
                                                                                52 (e)
                                                                               140 (f)
                                                                             1,475 (a)

Corporate expenses ......................         45                           549 (g)       1,423         60        1,483
                                                                            (1,163)(g)
                                                                                67 (a)
Other ...................................                        (37)                          (37)        80           43
                                          -------------  -------------  ------------  --------------  -------  ------------
Operating income ........................        (31)            270         2,427           2,714        590        3,304

Interest expense, including amortization         191            (454)       11,275 (h)      11,725                  11,725
 of deferred acquisition costs ..........                                   (3,953)(h)
                                                                               450 (h)

Other expense (income) ..................        (36)            (50)                          (27)                    (27)

Income tax expense (benefit) ............        120                           251 (i)           0                       0
                                          -------------  -------------  ------------  --------------  -------  ------------
Net income (loss) .......................       (306)            774        (5,596)         (8,984)       590       (8,394)

Preferred stock dividend requirement  ...                                    1,950 (j)       2,021                   2,021
                                          -------------  -------------  ------------  --------------  -------  ------------

Net loss applicable to common shares  ...     $ (306)        $   774       $(7,546)       $(11,005)    $  590     $(10,415)
                                          =============  =============  ============  ==============  =======  ============
Net loss per common share ...............                                                 $  (1.48)               $  (1.10)
                                          =============                               ==============           ============
Average common shares outstanding  ......                                                    7,458                   9,459


- ------------

(*)     Includes $3,584,000 of fees from Triathlon; see Note 5(a).

                            SFX BROADCASTING, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                             LIBERTY        PRISM
                                                           ACQUISITION   ACQUISITION
                                                SFX         INCLUDING     INCLUDING
                                           BROADCASTING,   WASHINGTON     LOUISVILLE
                                               INC.     DISPOSITIONS(1) DISPOSITION(2)
                                          -------------  -------------  ------------
Net revenues ............................     $76,830        $48,032       $26,959

Station operating expenses ..............      51,039         30,660        22,411

Depreciation, amortization and duopoly          9,137(**)      9,052         2,232
 integration costs ......................

Corporate expenses ......................       3,797          4,653         1,827

Other ...................................       5,000
                                          -------------  -------------  ------------
Operating income ........................       7,857          3,667           489

Interest expense, including amortization       12,903          7,275         1,565
 of deferred financing costs ............

Other expense (income) ..................        (650)

Income tax expense ......................                     (2,725)
                                          -------------  -------------  ------------
Net income (loss) .......................      (4,396)          (883)       (1,076)

Preferred stock dividend requirement  ...         291
                                          -------------  -------------  ------------

Net loss applicable to common shares  ...     $(4,687)       $  (883)      $(1,076)
                                          =============  =============  ============
Net loss per common share ...............     $ (0.71)
                                          =============
Average common shares outstanding  ......       6,596

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                       PRO FORMA FOR
                                                                                         THE RECENT
                                                                                        ACQUISITIONS              PRO FORMA
                                                                                          AND THE               FOR THE RECENT
                                                              OTHER      FINANCING &    TRANSACTIONS             ACQUISITIONS
                                            ADDITIONAL    ACQUISITIONS/   PRO FORMA    OTHER THAN THE    MMR      AND THE
                                         ACQUISITIONS(3) DISPOSITIONS(4) ADJUSTMENTS(5)  MMR MERGER  MERGER(6)  TRANSACTIONS
                                          -------------  -------------  ------------  --------------  -------   ------------
Net revenues ............................     $18,463       $(10,021)      $  5,739 (a)   $166,002(*)  $22,966        $188,968(*)

Station operating expenses ..............      15,570         (9,918)        (4,938)(b)    106,790      12,892         119,682
                                                                              1,966 (a)
Depreciation, amortization and duopoly          2,947         (2,105)         2,297 (c)     26,937       4,261          31,198
 integration costs ......................                                    (1,632)(c)
                                                                              1,411 (c)
                                                                                552 (c)
                                                                                804 (d)
                                                                                208 (e)
                                                                                559 (f)
                                                                              1,475 (a)
Corporate expenses ......................         265                         2,196 (g)      6,060         240           6,300
                                                                             (6,745)(g)
                                                                                 67 (a)
Other ...................................                     (5,000)                                      281             281
                                           -----------  -------------  ------------      ----------    -------       ---------
Operating income ........................        (319)         7,002          7,519         26,215       5,292          31,507

Interest expense, including amortization          948         (1,841)        45,100 (h)     46,900                      46,900
 of deferred financing costs ............                                   (20,850)(h)
                                                                              1,800 (h)

Other expense (income) ..................        (201)          (323)                       (1,174)                     (1,174)

Income tax expense ......................         562                         2,163 (i)          0                           0
                                           -----------  -------------  ------------      ----------    -------       ---------
Net income (loss) .......................      (1,628)         9,166        (20,694)       (19,511)      5,292         (14,219)

Preferred stock dividend requirement  ...                                     7,800 (j)      8,091                       8,091
                                           -----------  -------------  ------------      ----------    -------       ---------

Net loss applicable to common shares  ...     $(1,628)      $  9,166       $(28,494)      $(27,602)    $ 5,292        $(22,310)
                                           ===========  =============  ============      ==========    =======
Net loss per common share ...............                                                 $  (3.70)                   $  (2.36)
                                           ===========  =============  ============      ==========    =======
Average common shares outstanding  ......                                                    7,458                       9,459

- ------------

   (*)  Includes $3,584,000 of fees from Triathlon; see Note 5(a).

   (**) Includes $1,400,000 of duopoly integration costs.

               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                           STATEMENT OF OPERATIONS

(1) Liberty Acquisition
Reflects the net effect of the historical operations of the Liberty Stations adjusted for the Washington Dispositions.

                                         THREE MONTHS ENDED
                                           MARCH 31, 1996
                              --------------------------------------
                               LIBERTY AS    WASHINGTON    LIBERTY AS
                                REPORTED    DISPOSITIONS    ADJUSTED
                              ----------  --------------  ----------
                                           (IN THOUSANDS)
Net revenues ................   $10,563       $  (441)      $10,122
Station operating expenses  .     8,802          (817)        7,985
Depreciation & amortization       2,839          (388)        2,451
Corporate expenses ..........       649           (44)          605
                              ----------  --------------  ----------
Operating income (loss)  ....    (1,727)          808          (919)
Interest expense, net .......     2,210          (270)        1,940
Income tax expense (benefit)       (916)                       (916)
                              ----------  --------------  ----------
Net income (loss) ...........   $(3,021)      $(1,078)      $(1,943)
                              ==========  ==============  ==========

                                         THREE MONTHS ENDED
                                           MARCH 31, 1995
                              --------------------------------------
                                             WASHINGTON    LIBERTY AS
                               LIBERTY(*)   DISPOSITIONS    ADJUSTED
                              ----------  --------------  ----------
                                           (IN THOUSANDS)
Net revenues ................   $11,257       $  (694)      $10,563
Station operating expenses  .     9,633        (1,047)        8,586
Depreciation & amortization       1,869          (303)        1,566
Corporate expenses ..........       698                         698
                              ----------  --------------  ----------
Operating income (loss)  ....      (943)          656          (287)
Interest expense, net .......     1,357                       1,357
Other expense (income)  .....        50             6            56
Income tax expense (benefit)          6                           6
                              ----------  --------------  ----------
Net income (loss) ...........   $(2,356)      $   650       $(1,706)
                              ==========  ==============  ==========

- -------------
   (*)Includes the results of Liberty as reported and the stations acquired by Liberty during 1995.

                                   YEAR ENDED DECEMBER 31, 1995
                             --------------------------------------
                              LIBERTY AS    WASHINGTON    LIBERTY AS
                               REPORTED    DISPOSITIONS    ADJUSTED
                             ----------  --------------  ----------
                                          (IN THOUSANDS)
Net revenues ...............   $51,407       $(3,375)      $48,032
Station operating expenses      34,725        (4,065)       30,660
Depreciation & amortization     10,429        (1,377)        9,052
Corporate expenses .........     4,653                       4,653
                             ----------  --------------  ----------
Operating income (loss)  ...     1,600         2,067         3,667
Interest expense, net  .....     7,373           (98)        7,275
Income tax expense .........    (2,725)                     (2,725)
                             ----------  --------------  ----------
Net income (loss) ..........   $(3,048)      $ 2,165       $  (883)
                             ==========  ==============  ==========

(2) Prism Acquisition
Reflects the net effect of the historical operations of the Prism Acquisition adjusted for the Louisville Dispositions.


                                          THREE MONTHS ENDED
                                            MARCH 31, 1996
                               --------------------------------------
                                 PRISM AS     LOUISVILLE     PRISM AS
                                 REPORTED    DISPOSITIONS    ADJUSTED
                               ----------  --------------  ----------
                                            (IN THOUSANDS)
Net revenues .................    $7,051        $(983)        $6,068
Station operation expenses  ..     6,161         (791)         5,370
Depreciation and amortization        737         (179)           558
Corporate expenses ...........       373                         373
                               ----------  --------------  ----------
Operating income/(loss)  .....      (220)         (13)          (233)
Interest expense .............       357                         357
                               ----------  --------------  ----------
Net loss .....................    $ (577)       $ (13)        $ (590)
                               ==========  ==============  ==========

                                          THREE MONTHS ENDED
                                            MARCH 31, 1995
                               --------------------------------------
                                 PRISM AS     LOUISVILLE     PRISM AS
                                 REPORTED    DISPOSITIONS    ADJUSTED
                               ----------  --------------  ----------
                                            (IN THOUSANDS)
Net revenues .................   $ 6,795        $(242)       $ 6,553
Station operation expenses  ..     6,669           (7)         6,662
Depreciation and amortization        673                         673
Corporate expenses ...........       420                         420
                               ----------  --------------  ----------
Operating income/(loss)  .....      (967)        (235)        (1,202)
Interest expense .............       427                         427
                               ----------  --------------  ----------
Net loss .....................   $(1,394)       $(235)       $(1,629)
                               ==========  ==============  ==========

                                     YEAR ENDED DECEMBER 31, 1995
                               --------------------------------------
                                 PRISM AS     LOUISVILLE     PRISM AS
                                 REPORTED    DISPOSITIONS    ADJUSTED
                               ----------  --------------  ----------
                                            (IN THOUSANDS)
Net revenues .................   $32,572       $(5,613)      $26,959
Station operation expenses  ..    26,979        (4,568)       22,411
Depreciation and amortization      2,946          (714)        2,232
Corporate expenses ...........     1,827                       1,827
                               ----------  --------------  ----------
Operating income/(loss)  .....       820          (331)          489
Interest expense .............     1,565                       1,565
                               ----------  --------------  ----------
Net loss .....................   $  (745)      $  (331)      $(1,076)
                               ==========  ==============  ==========


(3) Additional Acquisitions
Reflects the net effect of the combined historical operations of the Raleigh-Greensboro Acquisitions, the Greenville Acquisition and the Jackson Acquisitions.

                                                   THREE MONTHS ENDED
                                                     MARCH 31, 1996
                             -------------------------------------------------------------
                                 RALEIGH-                                      ADDITIONAL
                                GREENSBORO     GREENVILLE       JACKSON       ACQUISITIONS
                               ACQUISITIONS    ACQUISITION    ACQUISITIONS      COMBINED
                             --------------  -------------  --------------  --------------
                                                     (IN THOUSANDS)
Net revenues ...............      $1,938          $ 360           $119           $2,417
Station operating expenses         1,374            250            106            1,730
Depreciation & amortization          584            123              9              716
Corporate expenses .........                         63                              63
                             --------------  -------------  --------------  --------------
Operating income (loss)  ...         (20)           (76)             4              (92)
Interest expense, net  .....          58            184                             242
Other expense (income)  ....        (280)                                          (280)
Income tax expense .........          93                                             93
                             --------------  -------------  --------------  --------------
Net income (loss) ..........      $  109          $(260)          $  4           $ (147)
                             ==============  =============  ==============  ==============

                                                   THREE MONTHS ENDED
                                                     MARCH 31, 1995
                             -------------------------------------------------------------
                                 RALEIGH-                                      ADDITIONAL
                                GREENSBORO     GREENVILLE       JACKSON       ACQUISITIONS
                               ACQUISITIONS    ACQUISITION    ACQUISITIONS      COMBINED
                             --------------  -------------  --------------  --------------
                                                     (IN THOUSANDS)
Net revenues ...............      $2,784          $ 773           $287           $3,844
Station operating expenses         2,330            635            285            3,250
Depreciation & amortization          426            127             27              580
Corporate expenses .........                         45                              45
                             --------------  -------------  --------------  --------------
Operating income (loss)  ...          28            (34)           (25)             (31)
Interest expense, net  .....           2            189                             191
Other expense (income)  ....         (36)                                           (36)
Income tax expense benefit           120                                            120
                             --------------  -------------  --------------  --------------
Net income (loss) ..........      $  (58)         $(223)          $(25)          $ (306)
                             ==============  =============  ==============  ==============

                                              YEAR ENDED DECEMBER 31, 1995
                             -------------------------------------------------------------
                                 RALEIGH-                                      ADDITIONAL
                                GREENSBORO     GREENVILLE       JACKSON       ACQUISITIONS
                               ACQUISITIONS    ACQUISITION    ACQUISITIONS      COMBINED
                             --------------  -------------  --------------  --------------
                                                     (IN THOUSANDS)
Net revenues ...............     $12,688         $4,074          $1,701         $18,463
Station operating expenses        10,982          3,238           1,350          15,570
Depreciation & amortization        2,325            514             108           2,947
Corporate expenses .........                        195              70             265
                             --------------  -------------  --------------  --------------
Operating income (loss)  ...        (619)           127             173            (319)
Interest expense, net  .....         156            792                             948
Other expense (income)  ....        (203)             2                            (201)
Income tax expense .........         562                                            562
                             --------------  -------------  --------------  --------------
Net income (loss) ..........     $(1,134)        $ (667)         $  173         $(1,628)
                             ==============  =============  ==============  ==============

(4) Other Acquisitions/Dispositions
To reflect the exchange of KRLD-AM and the Texas State Networks for KKRW-FM in the Houston Exchange, and the sale of KTCK-AM in the Dallas Disposition.

                                             THREE MONTHS ENDED MARCH 31, 1996
                               -----------------------------------------------------------
                                          DISPOSITIONS             ACQUISITION      NET
                               --------------------------------  -------------  ----------
                                 KRLD-AM      TSN      KTCK-AM       KKRW-FM
                               ----------  --------  ----------  -------------
                                                      (IN THOUSANDS)
Net revenues .................   $(2,109)    $(515)    $(1,022)      $1,625       $(2,021)
Station operating expenses  ..    (1,991)     (532)     (1,241)       1,156        (2,608)
Depreciation and amortization       (341)      (63)        (93)          22          (475)
                               ----------  --------  ----------  -------------  ----------
Operating income (loss)  .....       223        80         312          447         1,062
Interest expense .............      (369)     (106)         (2)                      (477)
Other income .................
                               ----------  --------  ----------  -------------  ----------
Net loss (income) ............   $   592     $ 186     $   314       $  447       $ 1,539
                               ==========  ========  ==========  =============  ==========

                                            THREE MONTHS ENDED MARCH 31, 1995
                               ----------------------------------------------------------
                                         DISPOSITIONS             ACQUISITION      NET
                               -------------------------------  -------------  ----------
                                 KRLD-AM      TSN      KTCK-AM      KKRW-FM
                               ----------  --------  ---------  -------------
                                                      (IN THOUSANDS)
Net revenues .................   $(1,758)    $(684)     $(426)      $1,478       $(1,390)
Station operating expenses  ..    (1,805)     (541)      (295)       1,522        (1,119)
Depreciation and amortization       (305)     (199)                                 (504)
Other income (expense) .......         0         0        (37)           0           (37)
                               ----------  --------  ---------  -------------  ----------
Operating income (loss)  .....       352        56        (94)         (44)          270
Interest expense .............      (359)      (95)                                 (454)
Other income .................                            (50)                       (50)
                               ----------  --------  ---------  -------------  ----------
Net loss (income) ............   $   711     $ 151      $ (44)      $  (44)      $   774
                               ==========  ========  =========  =============  ==========

                                    YEAR ENDED DECEMBER 31, 1995
                                ----------------------------------
                                            DISPOSITIONS
                                ----------------------------------
                                  KRLD-AM       TSN       KTCK-AM
                                ----------  ----------  ----------
                                           (IN THOUSANDS)
Net revenues ..................   $(9,792)    $(3,196)    $(4,096)
Station operating expenses  ...    (8,881)     (2,261)     (3,714)
Depreciation and amortization      (1,350)       (725)       (124)
Write-down of broadcast rights     (5,000)
                                ----------  ----------  ----------
Operating income (loss)  ......     5,439        (210)       (258)
Interest expense ..............    (1,433)       (403)         (5)
Other income ..................                              (323)
                                ----------  ----------  ----------
Net loss ......................   $ 6,872     $   193     $    70
                                ==========  ==========  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                  ACQUISITION       NET
                                -------------  -----------
                                    KKRW-FM
                                -------------
Net revenues ..................     $7,063       $(10,021)
Station operating expenses  ...      4,938         (9,918)
Depreciation and amortization           94         (2,105)
Write-down of broadcast rights                     (5,000)
                                -------------  -----------
Operating income (loss)  ......      2,031          7,002
Interest expense ..............                    (1,841)
Other income ..................                      (323)
                                -------------  -----------
Net loss ......................     $2,031       $  9,166
                                =============  ===========

(5) Financing and Pro Forma Adjustments

       (a) Reflects the results of radio stations (located in San Diego, Charlotte and Dallas) acquired in the Recent Acquisitions during the year ended December 31, 1995 and fees of $3,584,000 and $2,645,000 incurred by Triathlon for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively of which $2,584,000 and $2,020,000, respectively, represent fees based upon acquisition and financing activities in the respective periods. Future fees may be lesser or greater based upon future acquisition and financing activity by Triathlon. Minimum annual fees will be $1,000,000 per year commencing at such time as Triathlon spends an amount equal to the net proceeds of its last public offering, of which $625,000 is due in the first calandar quarter. For purposes of the pro forma statement of operations for the three months ended March 31, 1995, the fees relating to Triathlon of $3,584,000 noted above were assumed to be earned during the quarter ended March 31, 1995.

       (b) Reflects anticipated cost savings expected to be realized following the Liberty Acquisition, the Prism Acquisition and the Additional Acquisitions, consisting principally of the elimination of certain duplicative technical, sales and general and administrative functions due to operating a cluster of stations in each of its principal markets, a reduction of employee benefit costs and commission rates and the elimination of programming personnel due to automation and simulcasting. For a discussion of these expected cost savings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       In addition to the cost savings identified above which are reflected in the pro forma adjustments, the Company has identified certain additional expenses of approximately $936,000 which are not expected to recur or are expected to recur in reduced amounts. These expenses consist primarily of (i) non-recurring marketing costs of approximately $471,000 related to the Company's stations operating in San Diego, California; Charlotte, North Carolina and Greenville-Spartanburg, South Carolina, incurred by the prior owners of such stations, (ii) costs associated with barter arrangements of approximately $98,000 related to the Company's stations operating in Raleigh, North Carolina, (iii) costs of third party service providers of approximately $272,000 related to the Prism Stations, and (iv) employee relocation expenses of approximately $95,000 incurred by the prior owners of Prism.

       While management believes that such cost savings and the elimination of non-recurring expenses are reasonably achievable, the Company's ability to achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors, many of which are beyond the Company's control. There can be no assurance that the Company will realize such cost savings.

       The Company believes that if KYKX-FM and KMKX-FM, each operating in San Diego, California, had been owned and operated by the Company during all of fiscal 1995 and had such stations achieved the same audience share during fiscal 1995 as they had during the three months ended March 31, 1996, revenues would have been increased by approximately $1.8 million. There can be no assurance that the stations will continue to achieve the current audience share or that they will achieve the related revenue increases.

       (c) Reflects increased amortization of intangible assets resulting from the purchase price allocation: Liberty ($574,000), ($574,000) and ($2,297,000) for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively; Prism ($353,000), ($353,000) and ($1,411,000) for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively; Additional Acquisitions ($138,000), ($138,000) and ($552,000) for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively and an adjustment to decrease the amortization of intangible assets resulting from changes in the amortization period at Liberty ($408,000), ($408,000) and ($1,632,000) for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively.

       (d) Reflects $201,000, $201,000 and $804,000 in amortization of goodwill arising from the deferred tax recorded in connection with the Liberty Acquisition for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively.

       (e) Amortization of $52,000, $52,000 and $208,000 for acquisition costs associated with the Acquisitions for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively.

       (f) To reflect $140,000, $140,000 and $559,000 in amortization relating to the present value of the Triathlon consulting fees assigned to the Company under its agreement with SCMC for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively.

       (g) To record incremental corporate overhead charges of $549,000, $549,000 and $2,196,000 for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively, relating to increases in personnel, professional fees and administrative expenses associated with the increased size of the Company due to the Acquisitions and the elimination of $1,041,000, $1,163,000 and $6,745,000 for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively of the corporate overhead of the sellers.

       (h) To reflect interest expense of $11,275,000, $11,275,000 and $45,100,000 for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively, related to the $440,000,000 Note Offering at 10.25%, amortization of deferred financing costs of $450,000, $450,000 and $1,800,000 for the three months ended March 31, 1996 and 1995 and year ended December 31,

    1995, respectively, and the elimination of existing interest expense of $5,446,000, $3,953,000 and $20,850,000 related to the Company and the sellers for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively.

       (i) Elimination of $823,000, $251,000 and $2,163,000 in tax benefits associated with the sellers for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively.

       (j) To record the Series D Preferred Stock dividend at a rate of 6.5%.

(6) MMR Merger
Reflects the net effect of the historical operations of MMR as adjusted for acquisitions and dispositions.

                                                       MULTI-MARKET RADIO, INC.
                              ------------------------------------------------------------------------
                                                   THREE MONTHS ENDED MARCH 31, 1996
                                                            (IN THOUSANDS)
                                                MMR
                                   AS       DISPOSITIONS    MMR HARTFORD     PRO FORMA    PRO FORMA AS
                                REPORTED        (A)         ACQUISITION     ADJUSTMENTS     ADJUSTED
                              ----------  --------------  --------------  -------------  -------------
Net revenues ................   $ 4,826        $(589)           $843                         $5,080
Station operating expenses  .     3,093         (638)            704         $(257)(b)        2,902
Depreciation & amortization         423          (73)            122               441 (c)      960
                                                                                    47 (d)
Corporate expenses ..........       622                                             60 (e)       60
                                                                                  (622)(e)
Non-cash compensation charge         65                                                          65
                              ----------  --------------  --------------  -------------  -------------
Operating income (loss)  ....       623          122              17               331        1,093
Interest expense, net .......     1,339                           98            (1,437)(f)        0
Other expense (income)  .....     2,042                                         (2,042)(f)        0
Income tax expense ..........                                      2               (2) (f)        0
                              ----------  --------------  --------------  -------------  -------------
Income (loss) before
 extraordinary item .........   $(2,758)       $ 122            $(83)        $   3,812       $1,093
                              ==========  ==============  ==============  =============  =============


                                                         MULTI-MARKET RADIO, INC.
                               ------------------------------------------------------------------------
                                                  THREE MONTHS ENDED MARCH 31, 1995
                                                               (IN THOUSANDS)
                                               MMR
                                   AS       DISPOSITIONS    MMR HARTFORD     PRO FORMA    PRO FORMA AS
                                REPORTED        (A)         ACQUISITION     ADJUSTMENTS     ADJUSTED
                              ----------  --------------  --------------  -------------  -------------
Net revenues ................    $1,796        $2,692           $889                         $5,377
Station operating expenses  .     1,255         1,863            629         $(257)(b)        3,490
Depreciation & amortization         299           327             43               441 (c)    1,157
                                                                                    47 (d)
Corporate expenses ..........       220                                       (220)(e)           60
                                                                                    60 (e)
Non-cash compensation charge         80                                                          80
                              ----------  --------------  --------------  -------------  -------------
Operating income (loss)  ....       (58)          502            217              (71)          590
Interest expense, net .......       311                          131          (442)(f)            0
Other expense (income)  .....        (1)                                             1 (f)        0
Income tax expense ..........         6                                         (6)(f)            0
                              ----------  --------------  --------------  -------------  -------------
Income (loss) before
 extraordinary item .........    $ (374)       $  502           $ 86         $     376       $  590
                              ==========  ==============  ==============  =============  =============

                                                            YEAR ENDED DECEMBER 31, 1995
                               ------------------------------------------------------------------------------------
                                                              MULTI-MARKET RADIO, INC.

                               ------------------------------------------------------------------------------------
                                                                   (IN THOUSANDS)

                                                                             SOUTHERN
                                                 MMR                          STARR
                                    AS       DISPOSITIONS    MMR HARTFORD  ----------     PRO FORMA    PRO FORMA AS
                                 REPORTED        (A)         ACQUISITION    1ST Q 1995   ADJUSTMENTS     ADJUSTED
                               ----------  --------------  --------------  ----------  -------------  -------------
Net revenues .................   $18,288       $(2,422)         $4,408        $2,692                      $22,966
Station operating expenses  ..    11,026        (2,247)          3,276         1,863     $(1,026)(b)       12,892
Depreciation & amortization  .     1,750          (304)            538           327           1,764 (c)    4,261
                                                                                                 186 (d)
Corporate expenses ...........     1,666                                                         240 (e)      240
                                                                                              (1,666)(e)
Non-cash compensation charge         281                                                                      281
                               ----------  --------------  --------------  ----------  -------------  -------------
Operating income (loss)  .....     3,565           129             594           502             502        5,292
Interest expense, net ........     4,966                                                      (4,966)(f)        0
Other expense (income) .......       (11)                                                         11 (f)        0
Income tax expense (benefit)         (59)                                                         59 (f)        0
                               ----------  --------------  --------------  ----------  -------------  -------------
Income (loss) before
 extraordinary item ..........   $(1,331)      $   129          $  594        $  502     $     5,398      $ 5,292
                               ==========  ==============  ==============  ==========  =============  =============

- -----------------
       (a) Reflects the elimination of the operations of stations, WRSF-FM sold on April 10, 1996 and the pending sales of KOLL-FM and WRXR-FM and WKBG-FM.

       (b) Reflects cost savings of $257,000, $257,000 and $1,026,000 for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively, anticipated with the MMR Hartford Acquisition, consisting principally of the elimination of certain duplicative technical sales and general and administrative functions due to operating a cluster of stations in the Company's markets and the elimination of programming personnel due to automation and simulcasting. For a discussion of these cost savings see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       (c) Reflects $441,000, $441,000 and $1,764,000 for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively, in amortization of intangible assets recorded in connection with the MMR Merger.

       (d) Amortization of $47,000, $47,000 and $186,000 for acquisition costs associated with the MMR Merger for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively.

       (e) To record incremental corporate overhead charges of $60,000, $60,000 and $240,000 associated with the MMR Merger for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively and to eliminate MMR's existing corporate overhead of $622,000, $220,000 and $1,666,000 for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively.

       (f) Elimination of a nonrecurring loss (income) of $2,042,000, ($1,000) and $11,000 for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively, interest expense of $1,437,000, $442,000 and $4,966,000 for the three months ended March 31,
    1996 and 1995 and year ended December 31, 1995, respectively, tax expense (benefit) of $2,000, $6,000 and ($59,000) for the three months ended March 31, 1996 and 1995 and year ended December 31, 1995, respectively.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere herein. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to leverage, the need for additional funds, consummation of the Acquisitions or the Dispositions, integration of the Acquisitions, the ability of the Company to achieve certain cost savings, the management of growth, the popularity of radio as a broadcasting and advertising medium and changing consumer tastes.

CERTAIN EFFECTS OF THE ACQUISITIONS AND THE DISPOSITIONS

   The Company currently owns and operates, provides programming to or sells advertising on behalf of 22 radio stations located in eight markets. Following completion of the Acquisitions and the Dispositions, the Company will own and operate, provide programming to or sell advertising on behalf of 69 radio stations (53 FM and 16 AM) located in 23 markets. The Company intends to finance the Acquisitions from the proceeds of the Financing and the Dispositions.

   Certain Cost Savings. Management believes that such transactions will strengthen the Company in certain of its existing markets and will allow the Company to dispose of certain of its operations. The Company expects that operating a cluster of stations in each of its principal markets will result in certain cost savings, which are expected to be realized through the elimination of duplicative technical, sales and general and administrative expenses, reduction of employee benefits costs and commission rates and from the elimination of certain programming personnel, which will be offset to a certain extent by increased corporate overhead charges to be incurred as a result of the increased size of the Company.

   The Company believes that had such station operating cost saving strategies been implemented as of January 1, 1995, such savings would have approximated $5.9 million, in the aggregate during the fiscal year ended December 31, 1995 related to the stations to be acquired pursuant to the Acquisitions. The Company believes that it would have achieved cost savings of approximately $4.9 million related to the stations acquired pursuant to the Acquisitions (except for the MMR Merger), consisting of (i) consolidation savings of approximately $0.2 million related to the elimination of duplicative facilities and a reduction of sales commission rates in the Company's Recent Acquisitions, including San Diego, California; Greenville, South Carolina; Jackson, Mississippi; Raleigh, North Carolina; and Houston, Texas, (ii) savings of $3.4 million related to the elimination of duplicative sales, programming and general and administrative personnel at certain of the stations to be acquired in the Prism Acquisition, the Liberty Acquisition and the Additional Acquisitions due to operating clusters of stations in certain of the Company's markets, (iii) medical insurance cost savings of $0.6 million, (iv) reductions in national representative commissions of $0.2 million, (v) the elimination of $0.2 million of non-recurring start-up costs related to duopolies created by the Prism Acquisition, and (vi) the elimination of $0.3 million of non-recurring start-up costs related to duopolies created by the Liberty Acquisition.

   The Company expects to realize additional cost savings of approximately $1.0 million related to the MMR Hartford Acquisition, including the elimination of duplicative personnel (including a general manager, program manager, general sales manager and certain on-air personalities) aggregating $0.9 million, and the elimination of redundant facilities aggregating, upon consummation of the MMR Merger, $0.1 million. There can be no assurance that had the Company consummated such merger during fiscal 1995, it would have been able to realize such cost savings during 1995.

   As a result of the increased size of the Company resulting from the consummation of the Acquisitions, pro forma corporate overhead expenses are projected to increase by $2.4 million, consisting primarily of (i) additional financial, legal and administrative personnel, (ii) the addition of a full-time corporate engineer and (iii) additional public relation costs. Additionally, following the consummation of the Acquisitions, the Company intends to operate its stations among four regions, each to be under the direction of a regional manager. The Company expects that such managers will be selected from persons currently employed by it and that such managers will be motivated through incentive compensation, to be awarded based upon the performance of the stations within their respective region.

   In addition to the cost savings identified above which are reflected in the pro forma adjustments, the Company has identified certain additional expenses of approximately $936,000 which are not expected to recur or are expected to recur in reduced amounts. These expenses consist primarily of (i) non-recurring marketing costs of approximately $471,000 related to the Company's stations operating in San Diego, California; Charlotte, North Carolina and Greenville-Spartanburg, South Carolina, incurred by the prior owners of such stations, (ii) costs associated with barter arrangements of approximately $98,000 related to the Company's stations operating in Raleigh, North Carolina, (iii) costs of third party service providers of approximately $272,000 related to the Prism Stations, and (iv) employee relocation expenses of approximately $95,000 incurred by the prior owners of Prism.

   While management believes that such cost savings and the elimination of non-recurring expenses are reasonable achievable, the Company's ability to achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors, many of which are beyond the Company's control. There can be no assurance that the Company will realize such cost savings.

   Certain Adjustments to Revenues. The Company believes that if KYKX-FM and KMKX-FM, each operating in San Diego, California, had been owned and operated by the Company during all of fiscal 1995 and had such stations achieved the same audience share during fiscal 1995 as they had during the three months ended March 31, 1996, revenues would have been increased by approximately $1.8 million. There can be no assurance that the stations will continue to achieve the current audience share or that they will achieve the related revenue increases.

   Certain Charges. In April 1996, the Company and SCMC entered into the SCMC Termination Agreement pursuant to which the consulting arrangement between such parties was terminated in consideration for the assignment by SCMC to the Company of the right to receive certain consulting fees payable by MMR and Triathlon, the agreement to cancel $2.0 million of indebtedness plus accrued interest thereon owing from SCMC to the Company upon completion of the MMR Merger and the issuance of warrants to SCMC to purchase up to 600,000 shares of Class A Common Stock at an exercise price of $33 3/4 per share. In connection with such agreement, the Company will recognize a non-recurring non-cash charge to earnings of approximately $4.5 million during the three-month period ended June 30, 1996, and $1.1 million upon completion of the MMR Merger based upon the value of the warrant ($9.0 million) and the foregiveness of debt ($2.2 million) offset by the value of recurring consulting fees ($5.6 million) that will become payable by Triathlon to the Company. See "Unaudited Pro Forma Condensed Combined Financial Statements."

   The Company has allocated approximately $14.9 million and $4.6 million of the proceeds of the Financing to make payments to R. Steven Hicks, the current President and Chief Executive Officer of the Company, pursuant to the Hicks Agreement and D. Geoffrey Armstrong, Executive Vice President and Chief Financial Officer of the Company, pursuant to the Armstrong Agreement, respectively. See "Management -- Employment Agreements." In addition, the Hicks Agreement provides for a five-year consulting arrangement with Mr. Hicks at an annual consulting fee of $150,000 and for the repurchase of certain securities owned by Mr. Hicks for a purchase price of not less than $40.00 per share. The Company will recognize a non-recurring charge to earnings of approximately $20.9 million during the second quarter of 1996 as a result of the implementation of the Hicks Agreement and the Armstrong Agreement. See "Unaudited Pro Forma Condensed Combined Financial Statements."

   In connection with financing the Acquisitions, the Company will use approximately $21.5 million of the proceeds of the Financing to repay all amounts owing under the Company's Old Credit Agreement. In addition, on May 2, 1996, the Tender Offer was commenced to purchase for cash up to all (but not less than a majority in principal amount) of the Old Notes and the related Consent Solicitation to modify certain terms of the Old Indenture. The Company will recognize an extraordinary loss if all of the Old Notes are tendered, of approximately $12.1 million relating to the write-off of deferred financing costs of the Old Credit Agreement and the costs of the Tender Offer during the quarterly period in which such payments are made.

   The Company expects that the Acquisitions will be accounted for using the purchase method of accounting and that the intangible assets created in the purchase transactions will be amortized against future earnings of the combined companies, that such amounts will be substantial and that they will continue to affect the Company's operating results in the future. These expenses, however, do not result in an outflow of cash by the Company and do not impact the Company's Broadcast Cash Flow.

GENERAL

   The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Offering Memorandum.

   The performance of a radio station group, such as the Company, is customarily measured by its ability to generate Broadcast Cash Flow. Broadcast Cash Flow is defined as net revenues (including, where applicable, fees earned by the Company pursuant to the SCMC Termination Agreement) less station operating expenses. Although Broadcast Cash Flow is not a measure of performance calculated in accordance with GAAP, the Company believes that Broadcast Cash Flow is accepted by the broadcasting industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of broadcasting companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.

   The primary source of the Company's revenues is the sale of advertising time on its radio stations. In addition, in April 1996 the Company entered into the SCMC Termination Agreement and expects to receive fees pursuant thereto representing approximately 2.0% of the Company's pro forma net revenues for the year ended December 31, 1995, after giving effect to the completion of the Transactions as of January 1, 1995. The Company's most significant station operating expenses are employee salaries and commissions, programming expenses and advertising and promotional expenditures. The Company strives to control these expenses by working closely with local station management.

   The Company's revenues are primarily affected by the advertising rates its radio stations charge. The Company's advertising rates are in large part based on a station's ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by Arbitron on a quarterly basis. Because audience ratings in local markets are crucial to a station's financial success, the Company endeavors to develop strong listener loyalty. The Company believes that the diversification of formats on its stations helps to insulate it from the effects of changes in the musical tastes of the public in any particular format.

   The number of advertisements that can be broadcast without jeopardizing listening levels (and the resulting ratings) is limited in part by the format of a particular station. The Company's stations strive to maximize revenue by constantly managing the number of commercials available for sale and adjusting prices based upon local market conditions. In the broadcasting industry, radio stations often utilize trade (or barter) agreements which exchange advertising time for goods or services (such as travel or lodging), instead of for cash. The Company seeks to minimize its use of trade agreements.

   The Company's advertising contracts are generally short-term. The Company generates most of its revenue from local advertising, which is sold primarily by a station's sales staff. In fiscal 1995 and the three months ended March 31, 1996, approximately 78% and 77%, respectively, of the Company's revenues were from local advertising. To generate national advertising sales, the Company engages independent advertising sales representatives that specialize in national sales for each of its stations.

   The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the Company's first calendar quarter generally produces the lowest revenues for the year, and the fourth calendar quarter generally produces the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods.

   Fee revenue from the SCMC Termination Agreement will fluctuate principally based upon the level of acquisition and financing activity of Triathlon above the minimum annual fees of $800,000 (which minimum fees shall increase to $1.0 million at such time as Triathlon has used an amount equal to the net proceeds of its last public offering in the manner contemplated by the registration statement filed in connection therewith) of which $625,000 is due in the first calendar quarter.

RESULTS OF OPERATIONS

   The Company's consolidated financial statements tend not to be directly comparable from period to period due to the Company's acquisition activity. The Company's acquisitions are generally accounted for using the purchase method of accounting, except for the acquisition of Capstar Communications, Inc. ("Capstar") in October 1993, which has been reflected as a transaction among entities under common control (similar to a pooling of interests), and the historical results of operations for the year ended December 31, 1993 ("fiscal 1993") have been restated to include the historical results of operations of Capstar. See "-- Liquidity and Capital Resources -- Historical Acquisitions and Dispositions."

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

   The Company's net revenues increased 44% to $19.8 million from $13.7 million, for the three months ended March 31, 1996 ("1996 quarter") and 1995 ("1995 quarter"), respectively, due to revenue increases in all the Company's markets, $1.6 million of net revenues related to the inclusion of KYXY-FM, San Diego, California and KTCK-AM, Dallas, Texas, for the full 1996 quarter, $2.2 million of net revenues related to the JSA's of WMAG-FM, WTCK-AM, WMFR-AM, WHSL-FM, Greensboro, North Carolina, WSTZ-FM, Jackson, Mississippi, and WROQ-FM, Greenville, South Carolina, which were implemented in the 1996 quarter, and $1.9 million of net revenues for WTDR-FM and WLYT-FM, both operating in Charlotte, North Carolina, which the Company operated pursuant to an LMA since April 1, 1995 and which were acquired by the Company on February 1, 1996. The increase in net revenue from existing operations was related to strong radio advertising growth averaging approximately 8% in the Company's markets, combined with improved inventory management, ratings and other factors generally affecting sales and rates.

   Station operating expenses increased 45% to $14.1 million in the 1996 quarter from $9.7 million in the 1995 quarter primarily due to the inclusion of operating expenses of $2.4 million related to KYXY-FM, San Diego, California, KTCK-FM, Dallas, Texas, and WTDR-FM and WLYT-FM, both operating in Charlotte, North Carolina, for the full 1996 quarter, and $1.8 million related to the JSA's discussed above.

   Depreciation, amortization and acquisition related costs increased 35% to $2.3 million from $1.7 million due to the inclusion of depreciation and amortization related to the San Diego and Dallas Acquisitions, and to $277,000 of certain one time acquisition related costs in Charlotte.

   Corporate, general and administrative expenses were $1.2 million and $807,000 for the 1996 quarter and 1995 quarter, respectively. Corporate, general and administrative expense as a percentage of net revenue was approximately 6% for both 1996 and 1995 quarter. Legal fees, audit fees and other professional fees increased by $85,000 over 1995 quarter and franchise taxes and other capital based taxes increased by $49,000 over 1995 quarter. Additionally, salaries, bonuses and deferred compensation for the Company's executive officers increased by $133,000 over 1995 quarter.

   Operating income was $2.2 million for the 1996 quarter as compared to income of $1.5 million for the 1995 quarter due to the results discussed above.

   Interest expense, net of investment income (loss), increased 32% to $3.2 million from $2.4 million in 1995 quarter, primarily due to the inclusion of $614,000 for LMA payments relating to the Charlotte Acquisition and JSA payments in Greensboro, Jackson and Greenville representing financing payments to the current owners compared to $50,000 in LMA payments for Dallas in the 1995 quarter. These payments will terminate upon acquisition of the stations but may be replaced by interest on debt that may be incurred as a result of the acquisitions. Additionally, interest on borrowings of $18.5 million related to the Charlotte Acquisition contributed to the increase.

   The Company recorded no income tax expense for the 1996 quarter compared to income tax benefit of $377,000 for the 1995 quarter. The Company has considered prudent and feasible tax planning strategies in assessing the need for a valuation allowance and has assumed $650,000 of benefit attributable to such strategies. In the event the Company were to determine that such strategies would not be implemented, an adjustment to the deferred tax liability would be charged to income in the period such determination was made.

   The Company's net loss was $985,000 for the 1996 quarter compared to a net loss of $521,000 for the 1995 quarter due to the factors discussed above.

   Broadcast Cash Flow increased 42% to $5.7 million for the 1996 quarter from $4.0 million for the 1995 quarter. The increase was a result of growth in Broadcast Cash Flow in all of the Company's markets after consideration for the inclusion in the 1996 quarter of the results of the KYXY-FM, KTCK-AM, WTDR-FM, WLYT-FM, WROQ-FM, WSTZ-FM, WMAG-FM, WTCK-AM, WMFR-FM and WHSL-FM for the portion of the year the Company owned and operated, provided programming to or sold advertising on behalf of the stations.

   Results for the 1996 quarter include WLYT-FM and WTDR-FM, each operating in Charlotte, North Carolina, for which the Company had provided programming and sold advertising time pursuant to an LMA prior to its acquisition; KYXY-FM, San Diego, California, for which the Company had provided programming and sold advertising time pursuant to an LMA since January 1995 and was acquired on April 13, 1995; and KTCK-AM, Dallas, Texas for which the Company had provided programming and sold advertising time pursuant to an LMA since March 1995 and was acquired on September 14, 1995 and WMAG-FM, WTCK-AM, WMFR-AM and WHSL-FM, each operating in Greensboro, North Carolina; WSTZ-FM, Jackson, Mississippi; WROQ, Greenville, South Carolina; for which the Company had sold advertising pursuant to a JSA beginning in the 1996 quarter.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

   The Company's net revenues increased to $76.8 million in fiscal 1995 from $55.6 million during the year ended December 31, 1994 ("fiscal 1994"), an increase of 38.1%. Such increase was due to increased revenues at the Houston, Nashville, Greenville, and Jackson properties and the inclusion of revenues for KYXY-FM, San Diego, California ($7.2 million), KTCK-AM, Dallas, Texas ($4.1 million) and WTDR-FM and WLYT-FM, both operating in Charlotte, North Carolina ($5.4 million), during the portion of fiscal 1995 that the Company owned and/or operated such stations. The revenue increase was partially offset by a slight decline in revenue in the Dallas market due to a lessening of advertiser interest in major league baseball, and in San Diego due to the January 1995 reformatting of KMKX-FM. The increase in net revenues from existing operations was related to strong radio advertising growth averaging approximately 8% in the Company's markets, combined with improved inventory management, ratings and other factors generally affecting sales and rates.

   Station operating expenses increased to $51.0 million in fiscal 1995 from $34.0 million in fiscal 1994, an increase of 50.0%, primarily due to the inclusion of expenses related to the operations of KYXY-FM ($4.7 million), KTCK-AM ($3.7 million), and WTDR-FM and WLYT-FM ($3.5 million), during the portion of fiscal 1995 that the Company owned and/or operated the stations, and increased marketing costs in Charlotte, San Diego and Greenville. Management believes that the increased investment in marketing during fiscal 1995 has resulted in an improved selling position for such stations. On a same station basis, assuming that all of the stations owned and/or operated by the Company in fiscal 1995 had been owned for all periods reported, including certain cost savings implemented during fiscal 1995 station operating expenses would have increased by 15.5% in fiscal 1995 as compared to fiscal 1994 and station operating expenses as a percentage of net revenue would have remained constant in fiscal 1995 as compared to fiscal 1994.

   Depreciation, amortization and duopoly integration costs increased to $9.1 million during fiscal 1995 from $5.9 million during fiscal 1994, an increase of 54.2%, due to the inclusion of depreciation and amortization costs related to the Nashville, San Diego and Dallas acquisitions and due to costs of $1.4 million incurred related to the integration of the San Diego stations and the reformatting of its duopoly partner, KMKX-FM.

   Corporate, general and administrative expenses increased to $3.8 million during fiscal 1995 from $3.0 million during fiscal 1994, an increase of 26.7%. Such expenses as a percentage of net revenues were 5% for both fiscal 1995 and fiscal 1994. Included in corporate, general and administrative expenses is rent expense for the New York office which increased $155,000 from 1994, as a result of the lease agreement between the Company and SCMC entered into in May 1994. Costs in excess of the lease related to the maintenance of such office increased by $152,000 in 1995 to $330,000. Additionally salaries, bonuses and deferred compensation for the Company's executive officers increased by $538,000 in fiscal 1995 as compared to fiscal 1994.

   Operating income decreased to $7.9 million during fiscal 1995 from $12.8 million during fiscal 1994, a decrease of 38.3%. This decrease was primarily due to a $5.0 million pre-tax charge related to the estimated losses on the Texas Rangers baseball broadcast rights. On April 11, 1996, in order to facilitate the Houston Exchange, the Company and the Texas Rangers amended the Radio Broadcast Rights Agreement. The amended terms provide for termination of the agreement no later than November 30, 1996.

   Interest expense, net of investment income (loss), increased to $12.3 million during fiscal 1995 from $9.5 million during fiscal 1994, an increase of 29.5%, primarily due to the inclusion of $2.8 million for LMA payments in Charlotte and Dallas, representing financing payments to the then-owners of such stations. These payments will terminate upon acquisition of the stations but may be replaced by interest on debt that may be incurred as a result of the Acquisitions. In addition, indebtedness incurred in connection with the San Diego Acquisition contributed to the increase. These borrowings were repaid in July 1995 with the proceeds of the 1995 stock offering. During fiscal 1995, the Company recorded investment income of $650,000 related to interest earned on the excess proceeds from the Company's public offering in June 1995, compared to net investment losses of $121,000 during fiscal 1994.

   The Company recorded no income tax expense for fiscal 1995 due to a net loss for the year, compared to income tax expense of $1.5 million for fiscal 1994. The Company has considered prudent and feasible tax planning strategies in assessing the need for a valuation allowance and has assumed $650,000 of benefit attributable to such strategies. In the event the Company were to determine in the future that such strategies would not be implemented, an adjustment to the deferred tax liability would be charged to income in the period such determination was made.

   The Company's net loss was $4.4 million in fiscal 1995 compared to net income of $1.8 million for fiscal 1994, due to the factors discussed above.

   Broadcast Cash Flow increased to $25.8 million for fiscal 1995 from $21.6 million for fiscal 1994, an increase of 19.4%. Such increase was due to increased Broadcast Cash Flow at all of the Company's properties owned during fiscal 1995 except Dallas, Greenville and San Diego, and the inclusion during fiscal 1995 of the results of operations of KYXY-FM, KTCK-AM, WTDR-FM and WLYT-FM for the portion of the year that the Company owned and/or operated such stations. Management believes that the increased investment in marketing at the Dallas, Greenville and San Diego properties has resulted in improved selling positions at these properties although Broadcast Cash Flow was adversely impacted.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

   The changes described below are primarily attributable to improved operating results in all of the Company's markets owned during fiscal 1994 and the inclusion of the full year results of the properties acquired in 1993 described below under "-- Liquidity and Capital Resources -- Historical Acquisitions and Dispositions."

   The Company's net revenues increased to $55.6 million in fiscal 1994 from $34.2 million during the year ended December 31, 1993 ("fiscal 1993"), an increase of 62.6%. Such increase was due to increased revenues at the Houston, Nashville, San Diego, Greenville, and Jackson markets and revenue from the acquisitions described above. The increase in net revenues from existing operations was related to strong radio advertising growth averaging approximately 12% in the Company's markets, combined with improved inventory management, ratings and other factors generally affecting sales and rates at the Company's stations. On a same station basis, assuming that all of the stations owned and/or operated by the Company in fiscal 1994 had been owned and/or operated from the beginning of fiscal 1993, net revenues would have increased by 17.5%, over fiscal 1993.

   Station operating expenses increased to $34.0 million in fiscal 1994 from $21.6 million in fiscal 1993, an increase of 57.4%, primarily due to the inclusion of expenses related to the acquisitions described above. However, station operating expenses decreased 1.9% as a percentage of net revenues during fiscal 1994 as compared to fiscal 1993, due to improved cost controls and consolidation savings in all of the Company's markets. On a same station basis, assuming that all of the stations owned and/or operated by the Company in fiscal 1994 had been owned and/or operated from the beginning of fiscal 1993, station operating expenses would have increased 5.6% for fiscal 1994 as compared to fiscal 1993 but would have decreased 6.7% as a percentage of net revenues as compared to fiscal 1993.

   Depreciation and amortization increased to $5.9 million in fiscal 1994 from $4.5 million in fiscal 1993, an increase of 31.1%, primarily due to the acquisitions described above.

   Corporate, general and administrative expenses, excluding non-recurring charges, increased to $3.0 million in fiscal 1994 from $1.8 million in fiscal 1993, an increase of 66.7%. Such increase was due to the following factors:
(i) salary expense increased by $277,000 from fiscal 1993 primarily due to the increased salaries of certain executive personnel and the salaries for certain additional employees hired in late 1993 and 1994; (ii) rental expense for the Company's New York, New York office increased by $98,000 from fiscal 1993 due to the new lease agreement the Company entered into in May 1994; and
(iii) legal and accounting fees increased by $178,000 from fiscal 1993 as a result of the reporting requirements the Company became subject to following its initial public offering in September 1993. The Company recorded non-recurring charges of approximately $14.0 million in fiscal 1993, substantially all of which were non-cash and which related to the valuation of founders' stock issued in conjunction with the Company's initial public offering in September 1993. Approximately $13.5 million of such charge had no effect on the Company's total stockholders' equity.

   Operating income was $12.8 million in fiscal 1994, as compared to a loss of $7.6 million in fiscal 1993, due to the factors discussed above. Excluding non-recurring charges, operating income increased 100% from $6.4 million in fiscal 1993.

   Interest expense, net of investment income (loss), increased to $9.5 million in fiscal 1994 from $7.3 million in fiscal 1993, due to interest expense related to Command Communications, Inc. ("Command"), a predecessor of the Company, being included in the Company's operations for only the last six months of the fiscal 1993. During fiscal 1994, the Company recorded $974,000 of mutual fund losses, net of investment income of $853,000 in fiscal 1994.

   Income tax expense increased to $1.5 million in fiscal 1994, from $1.0 million in fiscal 1993, an increase of 50.0%. The increase in income tax expense resulted from increased income during fiscal 1994, partially offset by the nondeductible charge related to the founders' stock in fiscal 1993.

   Based on the foregoing, net income before extraordinary items and the cumulative effect of accounting changes was $1.8 million in fiscal 1994, compared to a loss of $15.9 million in fiscal 1993.

   The Company recorded an extraordinary loss on the early retirement of debt of approximately $1.7 million in fiscal 1993. The Company's results of operations for fiscal 1993 also include a charge to reflect the cumulative effect of the adoption of FAS 109 of $182,000. No such charges were incurred in 1994.

   As a result, net income in fiscal 1994 was $1.8 million as compared to a net loss of $17.8 million in fiscal 1993.

   Broadcast Cash Flow increased to $21.6 million in fiscal 1994 from $12.7 million in fiscal 1993, an increase of 70.1%. The increase was a result of growth in Broadcast Cash Flow at all of the Company's properties and the acquisitions described above. On a same station basis, assuming that all of the stations owned and/or operated by the Company during fiscal 1994 had been owned since the beginning of fiscal 1993, Broadcast Cash Flow would have increased by 41.2% to $21.6 million in fiscal 1994 from $15.3 million in fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's principal need for funds has historically been to fund the acquisition of radio stations, and to a lesser extent, capital expenditures and the redemption of outstanding securities. The Company's principal sources of funds for these requirements have historically been the proceeds from the public offerings of equity and debt securities, borrowings under credit agreements and, to a significantly lesser extent, cash flows from operations.

   Statements of Cash Flows. Net cash used in operating activities was $1.6 million for the 1996 quarter as compared to $1.5 million for the 1995 quarter. Net cash flows from operating activities were $499,000 for fiscal 1995, as compared to $1.2 million and $76,000 for fiscal 1994 and fiscal 1993, respectively. The decrease in fiscal 1995 from fiscal 1994 was primarily due to an increased investment in working capital at the stations acquired in 1995, and the increase in fiscal 1994 from fiscal 1993 was primarily due to the Company's improved operating results, partially offset by an increased investment in working capital in fiscal 1994.

   Net cash used in investing activities was $25.2 million in the 1996 quarter as compared to $1.1 million of cash provided by investing activities in the 1995 quarter. The cash used in investing activities relates primarily to the purchase of the Charlotte stations while the cash provided by investing activities in 1995 relates to the sale of investments offset by the purchase of a building in San Diego. Net cash flows used in investing activities were $25.7 million, $6.2 million and $56.6 million for fiscal 1995, fiscal 1994 and fiscal 1993, respectively. The increase in cash used in fiscal 1995 compared to fiscal 1994 is primarily attributable to the acquisitions of KTCK-AM, Dallas, Texas, in September 1995, the purchase price of which included $8.6 million in cash, and of KYXY-FM, San Diego, California, and a related office building in April 1995, for a purchase price of $17.4 million, partially offset by proceeds of $7.9 million from the sale of short-term investments. Net cash flows used in investing activities in fiscal 1994 were primarily attributable to the purchase of WRVW-FM, Nashville, Tennessee, and the purchase of property and equipment. In fiscal 1993, the purchase of Command and WMYI-FM, Greenville-Spartanburg, South Carolina, the investment of certain of the proceeds from the Company's initial public offering and the issuance of the Old Notes accounted for a majority of the cash used in investing activities.

   Net cash provided by financing activities was $18.3 million for the 1996 quarter as compared to net cash used in financing activities of $967,000 in the 1995 quarter. The net cash provided by financing activities was primarily due to drawings under the Old Credit Agreement to fund the purchase of the Charlotte stations. Net cash provided by financing activities was $33.9 million and $66.1 million in fiscal 1995 and fiscal 1993, respectively. Net cash used in financing activities was $2.1 million in fiscal 1994. In fiscal 1995, the increase in net cash provided by financing activities was primarily due to the Company's public offering in June 1995. In fiscal 1994, net cash used in financing activities primarily related to the redemption of shares of preferred stock by the Company for $1.8 million. In fiscal 1993, net cash provided by financing activities primarily related to the proceeds from the Company's initial public offering and the issuance of the Old Notes and the net proceeds from debt agreements, partially offset by the redemption of shares of preferred stock for $4.2 million.

   Historical Acquisitions and Dispositions. During fiscal 1993, the Company acquired WMYI-FM, Greenville-Spartanburg, South Carolina, and Command, which owned and operated radio stations KRLD-AM, Dallas, Texas, the Texas State Networks, KMKX-FM, San Diego, California, and KODA- FM, Houston, Texas, for an aggregate purchase price of $46.2 million. The sources of funds for these acquisitions were from the proceeds of the Company's initial public offering in September 1993 and the concurrent offering of the Old Notes.

   During fiscal 1994, the Company acquired radio station WRVW-FM, Nashville, Tennessee, for an aggregate purchase price of $4.6 million. The primary source of funds for this acquisition was available cash provided from operations.

   During fiscal 1995, the Company acquired radio stations KYXY-FM, San Diego, California, and KTCK-AM, Dallas, Texas, for an aggregate purchase price of $26.0 million. The primary sources of funds for these acquisitions were net proceeds from the Company's public offering in June 1995, borrowings under the Old Credit Agreement and the issuance of $2.0 million of Series C Preferred Stock. The acquisition agreement with respect to KTCK-AM provides for a contingent payment not to exceed $7.5 million payable in April 1998 if the Company's stations operating in Dallas, Texas achieve certain ratings and financial goals. If ratings continue at current levels, approximately $2.5 million would be due in April 1998. The Company has entered into agreements to sell KTCK-AM and KRLD-AM, its two stations operating in Dallas, Texas, and the Texas State Networks.

   During the three months ended March 31, 1996, the Company acquired radio stations WTDR-FM and WLYT-FM (formerly WEZC-FM), both operating in Charlotte, North Carolina, for an aggregate purchase price of $24.8 million. The primary sources of funds for this acquisition were proceeds from the Company's public offering in June 1995 and funds available under the Old Credit Agreement.

   Pending Acquisitions and Dispositions. In November 1995, the Company entered into the Liberty Purchase Agreement (as defined) pursuant to which it has agreed to acquire Liberty for a purchase price of $236.0 million if Liberty's net working capital at the closing exceeds $8.25 million, such purchase price will be correspondingly increased. If such working capital is less than $8.25 million, the purchase price will be correspondingly reduced. In May 1996, the Company entered into an agreement to sell three stations to be acquired from Liberty (WXTR-FM, WXVR-FM and WQSI-AM, each operating in the Washington, DC market) following completion of the Liberty Acquisition for $25.0 million. See "Agreements Related to the Acquisitions and the Dispositions -- Liberty Stations."

   In February 1996, the Company entered into the Prism Purchase Agreement to acquire the Prism Stations for a purchase price of approximately $105.3 million. The Company has deposited an irrevocable letter of credit in the amount of $5.3 million to secure its obligations under the Prism Purchase Agreement, which amount may be forfeited in the event the Company fails to complete the Prism Acquisition. In April 1996, the Company entered into an agreement to sell three stations to be acquired from Prism (WVEZ-FM, WTFX-FM and WWKY-AM, each operating in Louisville, Kentucky) following completion of the Prism Acquisition for aggregate consideration of $19.5 million. See "Agreements Related to the Acquisitions and the Dispositions -- Prism Stations."

   In April 1996, the Company entered into the MMR Merger pursuant to which it has agreed to acquire MMR in exchange for capital stock of the Company having a value estimated at approximately $72.0 million assuming the Reported Price (as defined) is between $33.00 and $40.00 per share and an MMR Class A Common Stock price of $11.50 per share. In addition, MMR has entered into an agreement to acquire radio station WKSS-FM, Hartford, Connecticut, for a purchase price of $18.0 million of which $1.8 million was placed in escrow as a deposit by MMR. The Company has agreed to repay approximately $64.4 million of indebtedness of MMR, which includes indebtedness to be used to acquire WKSS-FM, from the proceeds of the Financing and the anticipated exercise of MMR's Class A Warrants. The Company expects that MMR's outstanding Class A Warrants to purchase 1,840,000 shares of MMR Class A Common Stock will be exercised at an exercise price of $7.75 per share. MMR is entitled to call such warrants for redemption at a nominal redemption price in the event that the trading price of MMR's Class A Common Stock exceeds $10.75 per share, on average, for twenty consecutive trading days following notice and a thirty-day opportunity to exercise such warrants. The Company anticipates that such notice will be issued and the warrants will be exercised within ninety days. Such exercise would result in net proceeds of approximately
$13.6 million which would be used to fund a portion of the MMR Hartford Acquisition. In the event such exercise fails to occur, MMR's borrowings under its credit agreement would be repaid by the Company with additional borrowings under the New Credit Agreement at the time of the MMR Merger. See "Agreements Related to the Acquisitions and the Dispositions -- MMR Stations."

   MMR has also entered into agreements to acquire WROQ-FM, Greenville, South Carolina, WSTZ-FM and WZRX-AM, both operating in Jackson, Mississippi, WTRG-FM and WRDU-FM, both operating in Raleigh, North Carolina and WMFR-AM, WMAG-FM and WTCK-AM, each operating in Greensboro, North Carolina. The Company and MMR have agreed that the Company will finance the purchase of such stations and MMR will immediately thereafter transfer the purchased assets to the Company simultaneously with the purchase of such stations. The Company has entered into an agreement to acquire WHSL-FM, Greensboro, North Carolina, for a purchase price of $4.5 million or, at the seller's option, 150,000 shares of Class A Common Stock and has entered into an agreement to acquire WJDX-FM, Jackson, Mississippi, for a purchase price of $3.0 million. The aggregate purchase price for the Additional Acquisitions is approximately $63.5 million.

   The Company has entered into an agreement to exchange its radio station KRLD-AM, Dallas, Texas, and the Texas State Networks for radio station KKRW-FM, Houston, Texas in the Houston Exchange, and has entered into a letter of intent to sell radio station KTCK-AM, Dallas, Texas in the Dallas Disposition, for consideration of $14.0 million. The Company estimates that it will pay $2.5 million to the entity that sold KTCK-AM in satisfaction of its contingent payment right and will redeem the Series C Preferred Stock issued to such entity for $2.0 million.

   The Company intends to finance the Acquisitions, including the repayment of indebtedness of MMR, from the proceeds of the Financing, the Dispositions, the MMR Dispositions and the exercise of the MMR Class A Warrants and available cash.

   The Company anticipates that it will consummate all of the pending Acquisitions and Dispositions within 60 days of the closing of the Financing except for the MMR Merger, which is subject to stockholder approval and which the Company expects to complete during the third quarter of fiscal 1996, and the Houston Exchange, which the Company expects to complete within 120 days of the closing of the Financing. However, the closing of each of the transactions is subject to certain closing conditions, certain of which are beyond the Company's control, and there can be no assurance as to when such transactions will be completed or that they will be completed on the terms described herein, or at all. In the event that the Dispositions and the exercise of MMR's Class A Warrants are not consummated in a timely manner, the Company may be required to seek additional financing. There can be no assurance that such financing will be available to the Company on commercially acceptable terms, if at all. See "Agreements Related to the Acquisitions and the Dispositions."

   The Company has allocated approximately $19.5 million of the proceeds of the Financing to make payments to Mr. Hicks pursuant to the Hicks Agreement and Mr. Armstrong pursuant to the Armstrong Agreement. See "Management -- Employment Agreements."

   Sources of Liquidity. In March 1995, the Company entered into an amended $50.0 million senior credit facility (the "Old Credit Agreement") pursuant to which it has available a revolving line of credit of $45.0 million until September 30, 1996, at which time any outstanding indebtedness under the revolving line of credit converts to a term loan, and a working capital revolving loan of $5.0 million. The Company's obligations under the Old Credit Agreement are secured by substantially all of its assets in which a security interest may lawfully be granted, including property, stock of subsidiaries and accounts receivable, and are guaranteed by the subsidiaries of the Company. As of March 31, 1996, approximately $18.5 million was outstanding under the Old Credit Agreement. In April 1996, the Company borrowed an additional $3.0 million for working capital. Upon completion of the Financing, the Company will repay all amounts owing under the Old Credit Agreement.

   In October 1993, the Company issued $80.0 million in aggregate principal amount of the Old Notes which have a maturity date of October 1, 2000. The Old Notes are senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt of the Company (including the Old Credit Agreement). On May 2, 1996, the Company commenced the Tender Offer to purchase for cash up to all (but not less than a majority in principal amount) of the Old Notes and the related Consent Solicitation to modify certain terms of the Old Indenture. The Company intends to repurchase all of the Old Notes that are tendered pursuant to the Tender Offer from the proceeds of the Financing. If less than all of the Old Notes are tendered in the Tender Offer, the Company may use funds available under the New Credit Agreement to repurchase or retire all such remaining Old Notes on or prior to their maturity.

   Concurrently with the Note Offering, the Company is offering $120.0 million in aggregate liquidation preference of the Series D Preferred Stock.

   The Company is currently negotiating with its lender with respect to the New Credit Agreement to increase availability under this facility from $50.0 million to up to $150.0 million for additional acquisitions and for working capital to the extent that the Dispositions and the exercise of the MMR Class A Warrants do not occur within 60 days of the closing of the Financing, as currently expected, borrowings will be required under the New Credit Agreement.

   The Company expects that any additional acquisitions of radio stations will be financed through funds generated from operations, cash on hand, funds which may be available under the New Credit Agreement and additional debt and equity financing. The availability of additional acquisition financing cannot be assured, and, depending on the terms of the proposed acquisition financing, could be restricted by the New Credit Agreement and/or the debt incurrence test under the Indenture.

   The Company's ability to make scheduled payments of principal of, or to pay interest on or to refinance, its debt (including the Old Notes, to the extent not tendered in the Tender Offer, and the Notes) and to make dividend payments on the Series D Preferred Stock depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the radio stations to be acquired and the integration of such stations into the Company's operations. Based upon the Company's current level of operations and anticipated improvements, management believes that cash flow from operations, together with the net proceeds of the Financing, the Dispositions, the MMR Dispositions, the exercise of the MMR Class A Warrants and available borrowings under the New Credit Agreement, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures, scheduled payments of interest on its debt and to make dividend payments on the Series D Preferred Stock. There can be no assurance that the Dispositions and the exercise of the MMR Class A Warrants will occur or that the Company's business will generate sufficient cash flow from operations, that anticipated improvements in operating results will be achieved or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its debt, to make dividend payments on the Series D Preferred Stock or to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of the Old Notes, to the extent not tendered in the Tender Offer, and the Notes or the aggregate Liquidation Preference of the Series D Preferred Stock prior to their respective maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of radio stations or otherwise for any such refinancing.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The current directors and executive officers of the Company are as follows:

                                 DIRECTOR
NAME                      AGE     SINCE    POSITION
- ----------------------  -----  ----------  ---------------------------------------------------
Robert F.X. Sillerman     48       1992    Director and Executive Chairman
R. Steven Hicks .......   46       1993    Director, President, Chief Executive Officer and
                                             Chief Operating Officer
D. Geoffrey Armstrong     39       1993    Director, Executive Vice President, Chief Financial
                                             Officer and Treasurer
Howard J. Tytel .......   49       1993    Director, Executive Vice President and Secretary
James F. O'Grady, Jr.     68       1993    Director
Paul Kramer ...........   64       1993    Director
Richard A. Liese ......   45       1995    Director, Vice President and Assistant General
                                             Counsel

   Upon the consummation of the MMR Merger, it is anticipated that (i) Michael G. Ferrel, Chief Executive Officer, President and Chief Operating Officer of MMR will become Chief Executive Officer and a Director of the Company, (ii) D. Geoffrey Armstrong will become the Chief Operating Officer and interim Chief Financial Officer of the Company and (iii) an additional "Independent Director" (as defined herein) will be appointed to serve until the next annual meeting of stockholders or until his successor is elected and qualified. The Company anticipates that in the event the MMR Merger is not consummated, Robert F.X. Sillerman will become the Chief Executive Officer of the Company.

CERTAIN INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

   Information with respect to the business experience and affiliations of the current and anticipated directors and executive officers of the Company is set forth below.

   ROBERT F.X. SILLERMAN has been Executive Chairman of the Company since July 1, 1995, and from 1992 through June 30, 1995, he served as Chairman and Chief Executive Officer of the Company. Since 1985 he has been Chairman of the Board and Chief Executive Officer of SCMC, a private investment company which makes investments in and provides financial consulting services to companies engaged in the media business and, through privately held entities, he controls the general partner of Sillerman Communication Partners, L.P. ("SCP"), an investment partnership. From 1985 to 1989, Mr. Sillerman was co-Chairman of Legacy Broadcasting, Inc. ("Legacy I"), which owned radio stations and which has subsequently been liquidated. In addition, Mr. Sillerman was Co-Chairman of Metropolitan Broadcasting Corporation ("Metropolitan"), which was merged with Legacy I and Group W Radio Holdings, Inc., an affiliate of Westinghouse Broadcasting Corporation, in 1989. Mr. Sillerman also served, from 1990 to 1993, as co-Chairman of Legacy Broadcasting, Inc. ("Legacy II"), which through a related partnership owned and operated a radio business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

   MICHAEL G. FERREL has served as President and Chief Operating Officer of MMR and a member of its Board of Directors since MMR's inception in August 1992 and as Co-Chief Executive Officer of MMR from January 1994 to January 1996, when he became the Chief Executive Officer. Mr. Ferrel has agreed to become the Chief Executive Officer and to serve on the Company's Board of Directors following completion of the MMR Merger. From 1990 to 1993, Mr. Ferrel served as Vice President of Goldenberg Broadcasting, Inc. the former owner of radio station WPKX-FM, Springfield, Massachusetts, which was acquired by MMR in July 1993. From 1984 to 1990, Mr. Ferrel served as Vice President and General Manager of WGMS-AM and WGMS-FM, both operating in Washington, D.C. and from 1988 to 1990, Mr. Ferrel served as Chief Operating Officer and was a part owner of WMME-AM and WMME-FM, both operating in Augusta, Maine. From 1990 to 1994, Mr. Ferrel served as General Manager of WPKX-FM. Mr. Ferrel served as Chairman of the Washington, DC Area Broadcasting Association in 1988.

   R. STEVEN HICKS is President and Chief Executive Officer and a Director of the Company. Mr. Hicks has entered into an agreement (the "Hicks Agreement") with the Company pursuant to which he has agreed to resign as an executive officer of the Company upon consummation of the MMR Merger and to enter into a five-year consulting agreement with the Company effective at such time. See "-- Executive Compensation -- Employment Agreements." From May 1989 to October 1993, he served as President and Chief Executive Officer of Capstar Communications, Inc., a predecessor of the Company. From 1986 to 1992, Mr. Hicks was Chairman of Hicks Broadcasting Corporation ("HBC"), an owner and operator of radio stations and the sole general partner of Hicks Broadcasting Partners of Tennessee, L.P. Mr. Hicks was also Chief Executive Officer of HBC from 1987 to 1989. Mr. Hicks is the Chairman, Chief Executive Officer and a Director of Gulfstar Communications, Inc., which along with its affiliates owns, provides programming to or sells advertising on behalf of 21 small market radio stations in Texas, one in Arkansas and four in Baton Rouge, Louisiana. Subsequent to the execution of the Hicks Agreement, it was publicly announced that Mr. Hicks will head a new investment group that intends to acquire radio properties, which may be located in certain of the Company's target markets.

   D. GEOFFREY ARMSTRONG is Executive Vice President, Chief Financial Officer and Treasurer and a Director of the Company. Mr. Armstrong has entered into an agreement with the Company pursuant to which he has agreed to become the Chief Operating Officer and interim Chief Financial Officer of the Company upon consummation of the MMR Merger. See "-- Executive Compensation -- Employment Agreements." Mr. Armstrong had been Vice President, Chief Financial Officer and Treasurer of the Company from 1992 until March 1995. He had been Executive Vice President and Chief Financial Officer of Capstar since 1989. From 1988 to 1989, Mr. Armstrong was the Chief Executive Officer of Sterling Communications Corporation ("Sterling"), which owned and operated five stations in three markets (Jackson, Mississippi, Greenville-Spartanburg, South Carolina and Baton Rouge, Louisiana). Sterling sold WGVL-AM and WSSL-FM, both operating in Greenville-Spartanburg, South Carolina, and WJDS-AM and WMSI-FM, both operating in Jackson, Mississippi, to Capstar in 1989. Mr. Armstrong was Chief Financial Officer of Sterling from 1986 to 1988.

   HOWARD J. TYTEL has been a Director, Executive Vice President and Secretary of the Company since 1992. Mr. Tytel has also been Executive Vice President and General Counsel of SCMC since 1985, a director of SCMC since 1989, and an officer and director of Legacy II from 1991 to 1993. Mr. Tytel was a director of Country Music Television from 1988 to 1991, was a director and Executive Vice President of Legacy I from 1986 to 1989 and Metropolitan from 1988 to 1989. Since March 1995 Mr. Tytel has been a director of Interactive Flight Technologies, Inc., a company providing computer-based in-flight entertainment. Mr. Tytel is currently Of Counsel to the law firm of Baker & McKenzie, which currently represents the Company, SCMC, SCP, MMR and Triathlon.

   JAMES F. O'GRADY, JR. has been President of O'Grady and Associates, a media brokerage and consulting company, since 1979. Mr. O'Grady has been a director of Orange and Rockland Utilities, Inc. and of Video for Broadcast, Inc. since 1980 and 1991, respectively. Mr. O'Grady has been the co-owner of Allcom Marketing Corp., a corporation that provides marketing and public relations services for a variety of clients, since 1985, and has been Of Counsel to Cahill and Cahill, Brooklyn, New York, since 1986. He also serves on the Board of Trustees of St. John's University, and has served as a director of The Insurance Broadcast System, Inc. since 1994.

   PAUL KRAMER has been a partner in Kramer & Love, financial consultants specializing in acquisitions, reorganizations and dispute resolution, since 1994. In addition, from 1992 to 1994, Mr. Kramer was an independent financial consultant to foreign investors. Mr. Kramer was a partner in the New York office of Ernst & Young from 1968 to 1992, and from 1987 to 1992 was Ernst & Young's designated Broadcasting Industry Specialist.

   RICHARD A. LIESE has been a Director, Vice President and Assistant General Counsel of the Company since 1995. Mr. Liese has also been the Assistant General Counsel and Assistant Secretary of SCMC since 1988. In addition, from 1993 until April 1995, he served as Secretary of MMR.

   The By-laws of the Company authorize the Board of Directors to fix the number of directors from time to time, but at no less than two nor more than nine directors. The Board of Directors has fixed the number of directors at seven, which number is to be increased to nine prior to consummation of the MMR Merger. The owners of the Class A Common Stock voting separately as a class are entitled to elect two-sevenths (currently two) of the members of the Company's Board of Directors (the "Class A Directors"), which number will be increased following the MMR Merger. The remaining directors are elected by the holders of the Class A Common Stock and the Class B Common Stock, with the holders of the Class A Common Stock having one vote per share and the holders of the Class B Common Stock having ten votes per share. Therefore, the holders of the Class B Common Stock currently control the outcome of the election of a majority of seats. In the event dividends on the Series D Preferred Stock are in arrears and unpaid in an aggregate amount equal to six full quarterly dividends and in certain other circumstances, the holders of the Series D Preferred Stock (voting separately as a class) will be entitled to elect two additional members of the Board of Directors of the Company.

   Messrs. O'Grady and Kramer are the current Class A Directors. Each of Messrs. O'Grady and Kramer is qualified to be an "Independent Director," defined in the Certificate of Incorporation of the Company as a director of the Company who is not (i) an officer or employee of the Company, or a director, officer or employee of any of its subsidiaries or any affiliate of Mr. Sillerman, (ii) an affiliate of Mr. Sillerman or (iii) an individual having a relationship which, in the opinion of the Board of Directors of the Company, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Upon the consummation of the MMR Merger, it is anticipated that Mr. Ferrel and an additional "Independent Director" will be appointed to the Board of Directors, each to hold office until the next annual meeting of stockholders following such person's appointment or until his successor is elected and qualified.

BOARD MEETINGS AND COMMITTEES

   The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Stock Option Committee. The Audit Committee of the Board of Directors currently consists of Mr. Armstrong and the two Class A Directors, Messrs. O'Grady and Kramer. The principal functions of the Audit Committee are to review and make recommendations to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants, and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters. The Audit Committee reviews certain related-party transactions and potential conflict-of-interest situations involving officers, directors or stockholders of the Company.

   The Compensation Committee of the Board of Directors consists of Mr. Sillerman and the two Class A Directors, Messrs. Kramer and O'Grady. Mr. Sillerman is the Executive Chairman of the Company and an officer of all of the Company's subsidiaries. The principal functions of the Compensation Committee are to review and make recommendations with respect to certain of the Company's compensation programs and compensation arrangements with respect to certain officers, including Messrs. Sillerman, Hicks and Armstrong.

   The Stock Option Committee consists of Messrs. Kramer and O'Grady, the two Class A Directors. The principal functions of the Stock Option Committee are to grant options, determine which employees and other individuals performing substantial services to the Company may be granted options and determine the rights and limitations of options granted under the Company's plans.

REMUNERATION OF DIRECTORS

   All Directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. Messrs. Sillerman, Hicks and Armstrong have entered into employment agreements with the Company, and Mr. Ferrel, who is expected to be appointed to the Board of Directors following the completion of the MMR Merger, will enter into an employment agreement with the Company to be effective upon completion of the MMR Merger. See "-- Employment Agreements."

   Directors employed by the Company receive no compensation for meetings they attend. Each Director not employed by the Company receives a fee of $1,500 for each meeting of the Board of Directors he attends in addition to reimbursement of travel expenses. Each such Director who is a member of the Compensation Committee or the Audit Committee also receives $1,500 for each committee meeting he attends which is not held in conjunction with a Board of Directors meeting. If such committee meeting occurs in conjunction with a Board of Directors meeting, each committee member receives an additional $500 for each committee meeting he attends. In connection with the MMR Merger each of Messrs. Kramer and O'Grady has received a one-time fee of $50,000 as remuneration for attending the independent committee meetings.

   Additionally, since March 1, 1995, each of Messrs. Kramer and O'Grady has received an annual fee of $12,000, and effective May 16, 1995 each of Messrs. Kramer and O'Grady received cash-only stock appreciation rights with respect to 5,000 shares of Class A Common Stock. The cash-only stock appreciation rights entitle the holder thereof to receive on each anniversary of the grant date until May 16, 2000, a cash payment is the amount of the difference between $21.25 and the closing price of the Class A Common Stock on that date multiplied by 1,000.

EXECUTIVE COMPENSATION

   The following table sets forth certain information regarding all compensation awarded to, earned by or paid to the Executive Chairman of the Company and the next most highly compensated executive officers who received salary and bonus of at least $100,000 for 1995 for services rendered in all capacities to the Company, its subsidiaries and its predecessor, Capstar, for the last three fiscal years. The Executive Chairman and such executive officers are collectively referred to as the "Named Executive Officers."


                          SUMMARY COMPENSATION TABLE
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

         NAME AND            FISCAL      ANNUAL                 OTHER ANNUAL
    PRINCIPAL POSITION      YEAR(1)    SALARY($)       BONUS  COMPENSATION($)(2)
- -------------------------  --------  ------------  ------------  --------------
Robert F.X. Sillerman         1995      300,000    0             0
 Executive Chairman           1994      250,000    0             0
                              1993      250,000    0             0
R. Steven Hicks               1995      300,000    200,000       0
 President and Chief          1994      250,000    0             0
 Executive Officer            1993      189,377(4) 0             0
D. Geoffrey Armstrong         1995      200,000    0             0
 Executive Vice               1994      150,000    0             0
 President, Chief             1993      105,000(6) 303,000(7)    0
 Financial Officer and
 Treasurer
Richard A. Liese              1995       52,083(8) 0             0
 Vice President and           1994            0    0             0
 Assistant General            1993            0    0             0
 Counsel

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                    LONG TERM
                               COMPENSATION AWARDS
                           --------------------------
                                           SECURITIES
                             RESTRICTED    UNDERLYING
         NAME AND              STOCK        OPTIONS/       LTIP        ALL OTHER
    PRINCIPAL POSITION       AWARDS($)      SARS(#)     PAYOUTS($)  COMPENSATION($)
- -------------------------  ------------  ------------  ----------  ---------------
Robert F.X. Sillerman      0                 60,000    0                   0
 Executive Chairman        0                 30,000    0                   0
                           0                130,000    0                   0
R. Steven Hicks            0                 50,000    0             250,000(3)(9)
 President and Chief       0                 30,000    0                   0
 Executive Officer         0                130,000    0                   0
D. Geoffrey Armstrong      0                 50,000    0             150,000(5)(9)
 Executive Vice            0                 20,000    0                   0
 President, Chief          0                 65,000    0                   0
 Financial Officer and
 Treasurer
Richard A. Liese           0                  2,000    0                   0
 Vice President and        0                      0    0                   0
 Assistant General         0                      0    0                   0
 Counsel

- ------------
   (1) The Company began operations during 1993. Amounts for fiscal year 1993 for Messrs. Hicks and Armstrong represent reportable compensation from the Company and Capstar. Mr. Tytel does not receive any compensation from the Company for serving as Executive Vice President and Secretary but does receive fees for each Board of Directors meeting he attends.

   (2) For each of the last three fiscal years the aggregate amount of prerequisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the salary and bonus for each of the Named Executive Officers.

   (3) Amount paid to Mr. Hicks pursuant to his employment agreement as part of the deferred compensation package. See "-- Employment Agreements."

   (4) Of this amount, $126,877 was paid to Mr. Hicks by Capstar.

   (5) Amount paid to Mr. Armstrong pursuant to his employment agreement, of which $37,500 was earned on December 31, 1995 while the remaining $112,500 will be deemed earned in equal parts on April 1, of 1996, 1997 and 1998, respectively. See "-- Employment Agreements."

   (6) Of this amount, $67,500 was paid to Mr. Armstrong by Capstar.

   (7) A bonus of $250,000 was paid to Mr. Armstrong by Capstar prior to the consummation of the Initial Public Offering.

   (8) Mr. Liese became a Vice President and Assistant General Counsel of the Company effective August 1, 1995 and receives an annual salary of $125,000.

   (9) Each of Mr. Hicks and Mr. Armstrong would have received options to purchase 100,000 shares of Class A Common Stock in the event of a "Change of Control" as defined in their respective employment agreements. Pursuant to the Hicks Agreement and the Armstrong Agreement, the Company agreed to repurchase these rights with the proceeds of the Note Offering.

EMPLOYMENT AGREEMENTS

   The Company has employment agreements with each of Messrs. Sillerman, Hicks and Armstrong, and intends to enter into an employment agreement with Mr. Ferrel to be effective upon completion of the MMR Merger.

   Mr. Sillerman's employment agreement has a five-year period commencing on April 1, 1995 and provides that he serve as Executive Chairman of the Board and requires him to devote substantially all of his business time to the business and affairs of the Company but permits him to continue to fulfill his obligations as a director and officer of other entities, including entities with investments in broadcasting. Mr. Sillerman receives a base annual salary of $300,000 per year increased annually by 5%. In addition, Mr. Sillerman (i) receives an annual cash bonus based upon a formula to be determined by the Board of Directors upon the recommendation of the Compensation Committee and (ii) is granted options annually to acquire at least 50,000 shares of Class A Common Stock (the exact number of options to be determined by the Board of Directors upon recommendation of the Compensation Committee) at an exercise price equal to the fair market price of such stock on the date of grant, such options to be exercisable during a ten-year period and to vest on a schedule to be determined by the Board of Directors. In addition, during the term of Mr. Sillerman's employment, the Company has agreed to maintain an Office of the Chairman in New York, New York.

   Mr. Hicks entered into a five-year employment agreement with the Company commencing on April 1, 1995. Pursuant to such agreement, Mr. Hicks became Chief Executive Officer of the Company on July 1, 1995. Mr. Hicks receives a base salary of $300,000 per year increased annually by 5% and a cash bonus based on a formula to be determined by the Board of Directors upon the recommendation of the Compensation Committee (which is not to be less than $200,000). In addition, Mr. Hicks was granted options annually to acquire at least 25,000 shares of Class A Common Stock (the exact number of options to be determined by the Board of Directors upon recommendation of the Compensation Committee) at an exercise price equal to the fair market price of such stock on the date of such grant, such options to be exercisable during a ten-year period and to vest on a schedule to be determined by the Board of Directors. In addition, the employment agreement entitled Mr. Hicks to receive aggregate deferred compensation during the term of the employment agreement of $750,000, $250,000 of which was paid to Mr. Hicks upon the signing of the employment agreement and $100,000 of which is to be paid on March 31 of each year thereafter during the term of the employment agreement.

   On April 16, 1996, the Company entered into an agreement (the "Hicks Agreement") with Mr. Hicks which provides that Mr. Hicks' employment arrangement with the Company will terminate concurrently with the completion of the MMR Merger in consideration of a payment from the Company to Mr. Hicks of $1.8 million. The Hicks Agreement also provides that Mr. Hicks will serve on the Company's Board of Directors until the next annual meeting of stockholders following the MMR Merger. The Hicks Agreement also provides that on the earlier of the consummation of the MMR Merger or the Financing, Mr. Hicks will convert 75,000 shares of his Class B Common Stock into an equivalent number of shares of Class A Common Stock and to sell to the Company, for an aggregate purchase price of approximately $12.6 million, 68,874 shares of his Class B Common Stock, vested and unvested options to purchase 210,000 shares of Class A Common Stock granted pursuant to the Stock Option Plans (as defined) and Mr. Hicks' right to acquire options to purchase 200,000 shares of Class A Common Stock pursuant to his employment agreement. The Hicks Agreement also provides that during the five-year period commenc-ing on the date of the MMR Merger, Mr. Hicks shall have the right to require the Company to purchase all of his shares of Class A Common Stock owned on the date of the agreement (approximately 101,000 shares) at a price equal to the greater of $40.00 per share or the average closing price of the Class A Common Stock for the five business days preceding the repurchase. In the Hicks Agreement, Mr. Hicks agreed to serve as a consultant to the Company for a period of five years commencing on the completion of the MMR Merger and the Company agreed to compensate him for such services at the rate of $150,000 per year and to provide Mr. Hicks with an office, secretarial support and an automobile during such period. In the Hicks Agreement, Mr. Hicks also agreed not to compete with the Company during the one-year period following the MMR Merger, unless the Company terminates the consulting arrangement with Mr. Hicks, except that he may continue to fulfill his fiduciary obligations as an officer and director of, and devote time to his investment interest in, Hicks Capital Corporation, Capstar, Inc. and Gulfstar Communications, Inc. (or any affiliate thereof), nor will he solicit any employees of the Company (other than those based in Austin, Texas) during such one-year period. In consideration of the foregoing, the Hicks Agreement provides that the Company make a payment to Mr. Hicks in the amount of $500,000. In addition the Hicks Agreement provides that the Company forgive the $2.0 million loan made by the Company to Mr. Hicks and all accrued but unpaid interest thereon upon the termination of the Hicks Agreement. Subsequent to the execution of the Hicks Agreement, it was publicly announced that Mr. Hicks will head a new investment group that intends to acquire radio properties, which properties may be located in markets similar to certain of the Company's target markets.

   Mr. Armstrong entered into a five-year employment agreement with the Company commencing on April 1, 1995, and currently serves as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Armstrong receives a base salary of $200,000 per year increased annually by 5%, certain stock options and an aggregate deferred compensation package of $150,000, the components of which were determined by the Board of Directors, after and pursuant to the affirmative recommendation of its Compensation Committee. The Company and Mr. Armstrong entered into an addendum to Mr. Armstrong's employment agreement pursuant to which he received deferred compensation in the amount of $150,000, 25% of which is deemed earned on each of December 31, 1995, April 1, 1996, April 1, 1997 and April 1, 1998, respectively.

   The Company entered into an agreement, effective as of April 15, 1996, with Mr. Armstrong to amend his employment agreement with the Company effective as of completion of the MMR Merger (the "Armstrong Agreement") pursuant to which Mr. Armstrong has agreed to serve as the Chief Operating Officer of the Company and interim Chief Financial Officer. Mr. Armstrong has agreed to remain as the interim Chief Financial Officer of the Company until a full-time chief financial officer is hired by the Company. Pursuant to the Armstrong Agreement, the terms of his employment agreement remain in full force and effect except that the Company shall on the earlier of the closing of the MMR Merger and the closing of the Financing, pay to Mr. Armstrong a one-time payment of $4,575,000 in consideration of his agreement to defer payment pursuant to certain provisions of his employment agreement and the Company's repurchase of Mr. Armstrong's right to receive certain options pursuant to his employment agreement. The Company intends to pay such amounts to Mr. Armstrong from the proceeds of the Financing. See "Use of Proceeds." Pursuant to the Armstrong Agreement, Mr. Armstrong's employment may be terminated by either party during the one month period commencing on the first anniversary of the consummation of the MMR Merger upon 30 days' written notice. If his employment agreement is terminated, Mr. Armstrong will receive a payment of $1.2 million pursuant to the provisions of his employment agreement which are currently deferred and the Company will purchase all of his outstanding options under the Stock Option Plans for an amount equal to the difference between (x) the number of such options multiplied by the respective exercise price of such options and (y) the number of such options multiplied by the greater of $40.00 and the average trading price of a share of Class A Common Stock during the 20 days prior to five days before the effective date of the termination of the employment agreement. In the event that the Company is required to purchase Mr. Armstrong's options, based upon an assumed exercise price of $34.00 per share and an assumed repurchase price of $40.00 per share, the Company will make a payment to Mr. Armstrong of approximately $3.25 million.

   Under each of the employment agreements, in the event that any of Messrs. Sillerman, Hicks (until completion of the MMR Merger) or Armstrong is (i) terminated "for cause" (as defined in the agreements) each is to receive his base salary through the date of such termination and his respective bonus and deferred compensation, if applicable, for the year in which he was terminated pro rated over the time in which he was employed by the Company during such year or (ii) terminated without cause or "constructively terminated without cause" (as defined in the agreements) each is to receive (1) the base salary accrued but not paid through termination, (2) the base salary for a period of 36 months or until the end of the contractual term (March 31, 2000), whichever is longer, provided that he shall be entitled, at his option, to receive a lump sum payment of such amount reduced by the present value of such payments using a discount rate of 75% of the prime rate as published by The Wall Street Journal and (3) a bonus over the balance of the term of employment (March 31, 2000), based on the bonus received for the year prior to termination, and deferred compensation, if applicable, provided that he shall be entitled, at his option, to receive a lump sum payment of such amount reduced by the present value of such payments using a discount rate of 75% of the prime rate as published by The Wall Street Journal. In addition, each of Messrs. Sillerman and Hicks (until completion of the MMR Merger) is entitled to options to purchase shares of Class A Common Stock in an amount equal to 50,000 and 25,000 shares, respectively, multiplied by the number of years remaining on the term of the agreement at an exercise price per share equal to the exercise price of the last stock option granted prior to termination.

   In the event that Mr. Sillerman is terminated without cause or there is a "constructive termination without cause" following a "change of control" (as defined in the employment agreements), he is to receive the amounts referred to above for termination without cause or "constructive termination without cause" in a lump sum without any discount. In addition, in the event that these payments constitute a "parachute payment," he is to receive an amount equal to 50% of any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. He shall, however, forfeit any rights as a result of a termination without cause or a constructive termination following a change of control if he accepts an offer to remain with the surviving company in an executive position (other than as a non-employee director). In addition, upon termination for any reason, any options held by Mr. Sillerman shall become immediately exercisable and may be exercised during the balance of the ten-year term of each such outstanding option. In addition, Mr. Sillerman shall receive ten-year options to purchase 250,000 shares of Class A Common Stock, which shall be exercisable at the lowest per share exercise price of any other options Mr. Sillerman shall own as of the date of the "change of control."

   Prior to entering into the Hicks Agreement and the Armstrong Agreement, the employment agreements of each of Messrs. Hicks and Armstrong contained provisions similar to those described in the preceding paragraph for Mr. Sillerman.

   The Company anticipates entering in into an employment agreement with Mr. Ferrel which will become effective upon the consummation of the MMR Merger.

 Stock Option Plans

   The stockholders of the Company have approved and adopted the 1993 Stock Option Plan (the "1993 Plan"), the 1994 Stock Option Plan (the "1994 Plan") and the 1995 Stock Option Plan (the "1995 Plan" and, together with the 1993 Plan and the 1994 Plan, the "Stock Option Plans"). The purpose of the Stock Option Plans is to provide additional incentive to the officers and employees of the Company and other individuals who are primarily responsible for the management and growth of the Company. Each option granted pursuant to the Stock Option Plans is designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." The Stock Option Plans are administered by a Stock Option Committee (the "Committee") appointed by the Board of Directors of the Company, consisting only of the Independent Directors. The Committee determines who among those eligible will be granted options, the time or times at which options will be granted, the number of shares to be subject to options, the duration of options, any conditions to the exercise of options, and the manner in and price at which options may be exercised. The Stock Option Committee currently consists of Messrs. Kramer and O'Grady, the Class A Directors.

   The Board of Directors is authorized to amend, suspend or terminate the Stock Option Plans, except that it is not authorized without stockholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the Stock Option Plans, (ii) withdraw the administration of the Stock Option Plans from the Committee, (iii) change the eligibility requirements for participation in the Stock Option Plans,
(iv) extend the maximum term of options granted under the Stock Option Plans or the period during which options may be granted under the Stock Option Plans, (v) decrease the minimum option exercise price for incentive stock options or (vii) otherwise materially increase the benefits accruing to participants under the Stock Option Plans.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

   The following table provides information with respect to stock options granted during the fiscal year ended December 31, 1995 to the Named Executive Officers.

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES OF
                                                                                      STOCK PRICE APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                          OPTION TERM(2)
- -----------------------------------------------------------------------------------  ----------------------------
                                           % OF TOTAL
                                          OPTIONS/SARS
                                           GRANTED TO     EXERCISE OR                                   10%($)
                          OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION   5%($) ($34.61  ($55.12 STOCK
          NAME           GRANTED (#)(1)   FISCAL YEAR       ($/SH)          DATE      STOCK PRICE)      PRICE)
- ----------------------  --------------  --------------  -------------  ------------  -------------  -------------
          (A)                 (B)             (C)             (D)           (E)            (F)            (G)
Robert F.X. Sillerman        60,000          25.53%         $21.25        5-16-05        801,600       2,032,200
R. Steven Hicks .......      50,000          21.28%         $21.25        5-16-05        668,000       1,693,500
D. Geoffrey Armstrong        50,000          21.28%         $21.25        5-16-05        668,000       1,693,500
Richard L. Liese ......       2,000            .85%         $21.25        5-16-05         26,700          67,740

- ------------

   (1) The options were granted under the 1995 Stock Option Plan effective on May 16, 1995 and vest in five equal annual installments beginning on May 16, 1996. The exercise price of the options represented the fair market value of the underlying stock on the date of grant.

   (2) As required by rules of the Commission, the dollar amounts under columns (f) and (g) represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rate of stock price appreciation over the full option term. These assumed rates would result in a per share Class A Common Stock price on May 16, 2005 of $34.61 and $55.12, respectively. If these price appreciation assumptions are applied to all of the Company's outstanding shares of Class A Common Stock on the grant date, such Class A Common Stock would appreciate in the aggregate by approximately $86,281,752 and $192,906,882, respectively, over the ten-year period ending on May 16, 2005. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Class A Common Stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

   The following table provides information with respect to the stock options exercised during 1995 and the value as of December 31, 1995 of unexercised "in-the-money" options held by the Named Executive Officers. The value of unexercised in-the-money options at fiscal year end is the difference between the option exercise price and the fair market value of a share of the Class A Common Stock at fiscal year end, December 31, 1995 multiplied by the number of options.

                                                          NUMBER OF UNEXERCISED  VALUE OF UNEXERCISED
                         SHARES ACQUIRED  VALUE REALIZED     OPTIONS/SARS AT     IN-THE-MONEY OPTIONS
          NAME           ON EXERCISE (#)       ($)             FY-END (#)          AT FY-END ($)(1)
- ----------------------  ---------------  --------------  ---------------------  --------------------
          (A)                  (B)             (C)                 (D)                   (E)
                                                              EXERCISABLE/           EXERCISABLE/
                                                              UNEXERCISABLE         UNEXERCISABLE
Robert F.X. Sillerman   0                0                   43,000/177,000       729,875/2,477,625
R. Steven Hicks ....... 0                0                   43,000/167,000       729,875/2,388,875
D. Geoffrey Armstrong   0                0                   26,500/108,500       452,562/1,416,437
Richard A. Liese ...... 0                0                          0/2,000                0/17,500

- ------------

   (1) Based on $30 1/8 , the closing price on December 29, 1995 of an underlying share of Class A Common Stock.

                            PRINCIPAL STOCKHOLDERS

   The following table gives information concerning the beneficial ownership of the Company's capital stock as of March 28, 1996, and as adjusted after giving effect to the MMR Merger and certain other transactions as described in footnote (2) below, by (i) each person known by the Company to own beneficially more than 5% of any class of the Company's voting stock, (ii) each Named Executive Officer and director of the Company, and (iii) all executive officers and directors of the Company as a group. Unless otherwise specified, the named beneficial owner claims sole investment and voting power as to the shares indicated.

                                  CLASS A VOTING          CLASS B VOTING
                                   COMMON STOCK            COMMON STOCK
                             -----------------------  --------------------
     NAME AND ADDRESS OF        NUMBER OF    PERCENT   NUMBER OF   PERCENT
     BENEFICIAL OWNER(1)         SHARES      OF CLASS    SHARES    OF CLASS
- ---------------------------  -------------  --------  ----------  --------
DIRECTORS AND EXECUTIVE
 OFFICERS:
Robert F.X. Sillerman  .....     103,010(3)    1.6%    856,126(4)   85.6%
R. Steven Hicks ............      79,318(6)    1.2%    143,874(7)   14.4%
D. Geoffrey Armstrong  .....      45,996(8)     *          --         --
Howard J. Tytel ............        --          --         --         --
Richard A. Liese ...........        --          --         --         --
James F. O'Grady, Jr .......        --          --         --         --
Paul Kramer ................       1,000        *          --         --
Michael G. Ferrel ..........        --          --         --         --
All directors and executive
 officers as a group (seven
 persons; eight persons
 after the MMR Acquisition)      229,324       3.5%     1,000,000    100%
5% STOCKHOLDERS:
Nomura Holdings
 America Inc.
 2 World Financial Center
 Building B
 New York, NY 10281 ........   1,071,429(11)  16.6%        --         --
Putnam Investments, Inc.
 One Post Office Square
 Boston, MA 02109 ..........     900,571(12)  13.9%        --         --
Mellon Bank Corporation
 One Mellon Bank Center                                               --
 Pittsburgh, PA 15258 ......     365,000(13)   5.7%        --

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                  AS ADJUSTED(2)
                                           ----------------------------------------------------------
                                                  CLASS A VOTING       CLASS B VOTING
                             PERCENTAGE            COMMON STOCK        COMMON STOCK        PERCENTAGE
                                  OF       -----------------------  --------------------       OF
     NAME AND ADDRESS OF     TOTAL VOTING    NUMBER OF     PERCENT  NUMBER OF   PERCENT    TOTAL VOTING
     BENEFICIAL OWNER(1)        POWER          SHARES     OF CLASS   SHARES     OF CLASS      POWER
- ---------------------------  ------------  -------------  --------  ---------  ----------  ----------
DIRECTORS AND EXECUTIVE
 OFFICERS:
Robert F.X. Sillerman  .....     52.5%         815,720(5)    9.0%    1,018,236   93.7%       55.3%
R. Steven Hicks ............      9.2%         101,318(6)    1.2%                   --         *
D. Geoffrey Armstrong  .....       *            45,996(8)     *             --      --         *
Howard J. Tytel ............       --           14,787(9)     *             --      --         *
Richard A. Liese ...........       --                  --     --            --      --          --
James F. O'Grady, Jr .......       --                  --     --            --      --          --
Paul Kramer ................       *             1,000        *             --      --          --
Michael G. Ferrel ..........       --           33,846(10)    *         25,192    2.3%        1.5%
All directors and executive
 officers as a group (seven
 persons; eight persons
 after the MMR Acquisition)      61.6%       1,012,667      11.1%    1,043,423   96.1%       57.5%
5% STOCKHOLDERS:
Nomura Holdings
 America Inc.
 2 World Financial Center
 Building B
 New York, NY 10281 ........      6.5%       1,071,429(11)  12.8%           --      --        5.6%
Putnam Investments, Inc.
 One Post Office Square
 Boston, MA 02109 ..........      5.5%         900,571(12)  10.8%           --      --        4.7%
Mellon Bank Corporation
 One Mellon Bank Center
 Pittsburgh, PA 15258 ......      2.2%         365,000(13)   4.4%           --      --        1.9%

All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act.

   *    less than 1%

- --------------------
    (1) Unless otherwise set forth below, the address of each stockholder is the address of the Company, which is 150 East 58th Street, 19th Floor, New York, New York 10155. The information as to beneficial ownership is based on statements furnished to the Company by the beneficial owners. As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security. Unless noted otherwise, stockholders possess sole voting and dispositive power with respect to shares listed on this table. For purposes of this table, a person is deemed as of March 28, 1996 to have "beneficial ownership" of any security that such person has the right to acquire within 60 days of March 28, 1996. As of March 28, 1996 there were issued and outstanding 6,458,215 shares and 1,000,000 shares of Class A Common Stock and Class B Common Stock, respectively. This table does not include 2,000 shares of non-voting Series B Preferred Stock and 2,000 shares of non-voting Series C Preferred Stock (which the Company expects to redeem upon completion of the Dallas Disposition). In addition, for purposes of this table, "beneficial ownership" does not include the number of shares of Class A Common Stock issuable upon conversion of Class B Common Stock even though such shares are convertible under certain circumstances into shares of Class A Common Stock.

    (2) With respect to the MMR Merger, assumes (i) the Class A Common Stock Price (as hereinafter defined) is $35.00 which results in an Exchange Ratio (as hereinafter defined) of .3286, (ii) 140,000 shares of MMR Class B Common Stock, 360,000 shares of MMR Class C Common Stock and 200,000 shares of MMR Preferred Stock are converted into Class B Common
        Stock and 3,016,500 shares of MMR Class A Common Stock, 200,000 shares of Series A Convertible Preferred Stock and 200,000 shares of Series B Convertible Preferred Stock are converted into Class A Common Stock (except 1,250 shares of MMR Senior Cumulative Preferred Stock which is to be redeemed), (iii) each of the 1,839,500 outstanding MMR Class A Warrants is exercised for one share of MMR Class A Common Stock, and (iv) each of the 1,840,000 outstanding MMR Class B Warrants is exchanged for one-fifth of a share of MMR Class A Common Stock. See "Agreements Related to the Acquisitions and the Dispositions -- Agreement and Plan of Merger with MMR." In addition, assumes Mr. Hicks converts 75,000 shares of his Class B Common Stock into Class A Common Stock and the Company repurchases Mr. Hick's remaining Class B Common Stock pursuant to the terms of the Hicks Agreement. See "Management -- Employment Agreements." Does not include (i) shares of Class A Common Stock issuable upon conversion of the Series D Preferred Stock or (ii) 150,000 shares of Class A Common Stock issuable in the event the seller of WHSL-FM elects to be paid in stock.

    (3) Includes (i) 55,000 shares which may be acquired pursuant to the exercise of options which have vested or will vest within 60 days of March 28, 1996; and (ii) 48,010 shares owned of record by SCMC, a corporation owned principally by and controlled by Mr. Sillerman. Mr. Sillerman has sole voting right with respect to all of the shares held of record by SCMC pursuant to a voting trust which expires on September 30, 2002. None of the shares beneficially owned by Mr. Sillerman may be voted in the election of Independent Directors.

    (4) Represents (i) 660,068 shares owned of record by Mr. Sillerman who acquired them from SCP (in a transaction in which Mr. Sillerman obtained such stock and issued to SCP a nonrecourse purchase money promissory note pursuant to which SCP receives additional interest payments equal to all sale proceeds or distributions with respect to the shares), (ii) 133,333 shares owned of record by Mr. Sillerman received as Founders' Stock and (iii) 62,725 shares issued in connection with the conversion on May 5, 1995 of 62,725 shares of Class A Common Stock to an equal number of shares of Class B Common Stock.

    (5) In addition to the holdings specified in footnote 3, includes (i) 11,830 shares which may be acquired pursuant to the exercise of options which have vested or will vest within 60 days of March 28, 1996, and (ii) 600,000 shares issuable upon the exercise of the warrant issued to SCMC. See "Certain Relationships and Related Transactions -- Relationship of the Company with SCMC."

    (6) Includes (i) 53,000 shares which may be acquired pursuant to the exercise of options which have vested or will vest within 60 days of March 28, 1996; (ii) 14,469 shares owned of record by Capstar, Inc., a private company which managed the business and affairs of Capstar and (iii) 11,849 shares distributed to Mr. Hicks as liquidating distributions from entities which previously were investors in Capstar. All of the outstanding capital stock of Capstar, Inc. is owned by Mr. Hicks and trusts for the benefit of his children. Mr. Hicks' options are to be repurchased pursuant to the Hicks Agreement. See "Management -- Employment Agreements."

    (7) Represents (i) 133,333 shares issued directly to Mr. Hicks as Founders' Stock and (ii) 10,541 shares issued in connection with the conversion on May 5, 1995 of 10,541 shares of Class A Common Stock to an equal number of shares of Class B Common Stock.

    (8) Includes 36,500 shares which may be acquired pursuant to the exercise of options which have vested or will vest within 60 days of March 28, 1996.

    (9) Includes 1,643 shares which may be acquired pursuant to the exercise of options which have vested or will vest within 60 days of March 28, 1996.

   (10) Includes 7,558 shares which may be acquired pursuant to the exercise of options which have vested or will vest within 60 days of March 28, 1996.

   (11) Based on information contained in Schedule 13D filed with the Commission and dated December 7, 1994. The shares are held of record by Bedrock Asset Trust I, a Delaware trust established by Nomura which is controlled by The Nomura Securities Co., Ltd., a corporation organized under the laws of Japan.

   (12) Based on information contained in Amendment No. 3 to Schedule 13G filed with the Commission on January 23, 1996. Putnam Investments, Inc., a holding company, through its wholly-owned subsidiaries, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., investment advisers under the Investment Advisers Act of 1940 (the "Advisers Act"), holds, as of December 31, 1995, shared dispositive power with respect to 900,571 shares of which it holds shared voting power with respect to 163,746 shares. Of the 900,571 shares, Putnam New Opportunities Fund, an investment company under the Investment Company Act of 1940 (the "1940 Act"), holds shared voting and dispositive power with respect to 405,000 shares. Putnam Investments is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc.

   (13) Based on information contained in Schedule 13G filed with the Commission and dated January 22, 1996. Mellon Bank Corporation owns 365,000 shares as of December 31, 1995, for the benefit of certain employee benefit plans of its direct and indirect subsidiaries, Berton Safe Deposit and Trust Company, Mellon Bank, N.A., the Boston Company Asset Management, Inc. and The Dreyfus Corporation. Mellon Bank Corporation shares voting and dispositive powers with respect to varying amounts of shares with Boston Group Holdings, Inc. and the Boston Company, Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following discussion is incomplete and should be read in conjunction with the "Certain Relationships and Related Transactions" sections set forth in the Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 1995, as amended, which section is hereby incorporated by reference herein. Such incorporated section includes a full description of the various transactions between the Company and its affiliates and MMR and its affiliates as required by the rules and regulations of the Commission.

RELATIONSHIP OF THE COMPANY WITH SCMC

   SCMC, a corporation controlled by Mr. Sillerman, has been engaged by the Company from time to time for advisory services with respect to specific transactions. Each such engagement has been subject to the affirmative recommendation of the Audit Committee. SCMC has been engaged by and received fees from the Company for advisory services, including the assumption of certain obligations such as the provision of legal services. The Company has agreed to pay to SCMC advisory fees in connection with the Liberty Acquisition, Prism Acquisition and the Additional Acquisitions of $4.0 million. In addition, MMR has agreed to pay to SCMC $2.0 million in connection with the MMR Merger.

   The Company and SCMC have entered into an agreement dated as of April 15, 1996 (the "SCMC Termination Agreement"), pursuant to which SCMC has assigned its rights to receive fees payable by each of MMR and Triathlon to SCMC in respect of consulting and marketing services performed on behalf of such companies by SCMC, except for fees related to certain transactions pending at the date of such agreement, and the Company and SCMC terminated the arrangement pursuant to which SCMC performed financial consulting services for the Company. MMR currently pays a fee of $500,000 to SCMC and Triathlon currently pays a fee of $300,000 (which shall increase to $500,000 at such time as Triathlon has used an amount equal to the net proceeds of its last public offering in the manner contemplated by the registration statement filed in connection therewith) to SCMC. In addition, Triathlon has agreed to advance to SCMC an amount of $500,000 per year in connection with services to be provided by SCMC. Pursuant to the SCMC Termination Agreement, SCMC has agreed to continue to provide consulting and marketing services to each of MMR and Triathlon during the term of the respective agreements between such parties and SCMC, and not to perform any consulting or investment banking services for any person or entity, other than MMR or Triathlon, in the radio broadcasting industry or in any business which uses technology for the audio transmission of information or entertainment. In consideration of the foregoing agreements, the Company issued to SCMC a warrant to purchase up to 600,000 shares of Class A Common Stock at an exercise price, subject to adjustment, of $33 3/4 , during the six-year period from the date of issuance and the Company will forgive upon the consummation of the MMR Merger the $2.0 million loan made by the Company to SCMC on January 23, 1995 plus accrued and unpaid interest thereon. Pursuant to such agreement, Mr. Sillerman has agreed with the Company that he will supervise, subject to the direction of the Company's Board of Directors, the performance of the financial consulting and other services previously performed by SCMC for the Company. In addition, the Company anticipates that it will hire certain persons previously employed by SCMC, including Howard J. Tytel, who provided financial consulting services to the Company.

   Mr. Tytel, a Director and the Executive Vice President and Secretary of the Company, is Of Counsel to the law firm of Baker & McKenzie. Baker & McKenzie is counsel in certain matters to the Company, SCMC, SCP, MMR and Triathlon and certain other affiliates of Mr. Sillerman. Baker & McKenzie compensates Mr. Tytel based on the fees it receives from providing legal services to the Company, its affiliates and other clients originated by Mr. Tytel. The Company paid Baker & McKenzie $842,000 for legal services during 1995. Mr. Tytel's primary employment is as an officer of SCMC.

AGREEMENTS WITH HICKS AND ARMSTRONG

   On April 16, 1996, the Company entered into the Hicks Agreement with R. Steven Hicks, the current President, Chief Executive Officer and Chief Operating Officer of the Company, which provides that (i) Mr. Hicks' employment agreement with the Company will terminate concurrently with the completion of the MMR Merger, (ii) certain payments in the aggregate amount of approximately $14.9 million will be made to Mr. Hicks, (iii) Mr. Hicks will serve as a consultant to the Company during the five-year period commencing on the completion of the MMR Merger and the Company will compensate him for such services at the rate of $150,000 per year, and (iv) the Company will repurchase Mr. Hicks' shares of Class A Common Stock at Mr. Hicks' option at any time during the five-year period from the consummation of the MMR Merger at a price equal to the greater of $40.00 per share or the average closing price of the Class A Common Stock for the five business days preceding the repurchase. Subsequent to the execution of the Hicks Agreement, it was publicly announced that Mr. Hicks will head a new investment group that intends to acquire radio properties, which properties may be located in markets similar to certain of the Company's target markets. See "Management
- -- Employment Agreements."

   The Company has entered into the Armstrong Agreement with D. Geoffrey Armstrong, Executive Vice President and Chief Financial Officer of the Company, pursuant to which the Company has agreed to make certain payments to Mr. Armstrong in the aggregate amount of $4.6 million and Mr. Armstrong has, among other things, agreed to serve as the Chief Operating Officer of the Company following the MMR Merger. In addition, the Company and Mr. Armstrong each has the right to terminate Mr. Armstrong's employment with the Company one year after the consummation of the MMR Merger. In the event of such termination, Mr. Armstrong will receive $1.2 million and the Company will repurchase all of the stock options granted to Mr. Armstrong pursuant to the Stock Option Plans (as defined). See "Management -- Employment Agreements."

MMR MERGER

   The Company has entered into the MMR Merger Agreement pursuant to which it has agreed to acquire all of the capital stock of MMR. MMR was organized in 1992 by Michael G. Ferrel, who has agreed to become the Chief Executive Officer of the Company upon completion of the MMR Merger. Mr. Sillerman owns a substantial equity interest in MMR, which will be exchanged for capital stock of the Company upon completion of the MMR Merger. Mr. Sillerman has also provided advisory services to MMR in connection with the MMR Merger through SCMC. The MMR Merger was reviewed and recommended to the Company by the independent committee and was approved by the Board of Directors. In addition, the Company has received the opinion of Furman Selz LLC that the MMR Merger is fair to the Company from a financial point of view. Prior to entering into the MMR Merger Agreement, MMR and the Company had entered into an exchange agreement pursuant to which MMR was to acquire certain radio stations owned by Liberty following the Company's acquisition of Liberty, in exchange for radio stations to be acquired by MMR. The exchange agreement was terminated pursuant to the MMR Merger Agreement. See "Agreements Related to the Acquisitions and the Dispositions -- MMR Stations," "-- Agreements for the Additional Acquisitions" and "-- Other."

                                    THE OFFERING

THE NOTES

   The following is a description of the indenture pursuant to which the Notes will be issued (the "Indenture"). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

   General. The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all Senior Debt (as such term will be defined in the Indenture).

   Principal, Maturity and Interest. The aggregate principal amount of the Notes will be $440.0 million and the Notes will mature in 2006. Interest on the Notes will accrue annually and be payable semi-annually in arrears.

   Redemption. The Notes will not be redeemable at the Company's option before 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, at redemption prices declining ratably to par in 2004, plus in each case, accrued and unpaid interest thereon to the applicable redemption date.

   Covenants. The Indenture will contain certain covenants which will impose certain limitations and restrictions on the ability of the Company to make certain payments, incur additional indebtedness, pay dividends or make other distributions, incur certain liens, merge, consolidate or transfer substantially all its assets, enter into certain transactions with affiliates, engage in sale and leaseback transactions, issue or sell capital stock of a subsidiary, engage in certain business activities and pay for consents to changes to the Indenture.

   Events of Default. The Indenture will contain customary events of default. The occurrence of any of such events of default could result in the acceleration of the Company's obligations under the New Credit Agreement.


  SERIES D PREFERRED STOCK

   Dividends. The holders of the Series D Preferred Stock will be entitled to receive cumulative dividends payable quarterly in arrears.

   Voting Rights. The holders of Series D Preferred Stock will have no voting rights except as required by law and as specified in the Certificate of Designations with respect to the Series D Preferred Stock. Upon the Company's failure to meet certain obligations to holders of the Series D Preferred Stock, the holders of the Series D Preferred Stock will be entitled to elect two members to the Company's Board of Directors.

   Mandatory Redemption. The Series D Preferred Stock will be subject to
mandatory redemption on      , 2007 at the Liquidation Preference thereof
plus accrued and unpaid dividends, if any, to the redemption date.

   Optional Redemption. The Series D Preferred Stock will be redeemable, in whole or in part, at the option of the Company at any time three years after the date of issuance at the redemption prices set forth in the Certificate of Designations plus accrued and unpaid dividends, if any, to the redemption date.

   Conversion Rights. Each share of Series D Preferred Stock will be convertible at the option of the holder thereof into shares of Class A Common Stock (subject to adjustment) at any time prior to the close of business on any redemption date.

   Exchange Rights. At the Company's option, the Series D Preferred Stock
will be exchangeable into   % Convertible Subordinated Exchange Notes due
2007 (the "Exchange Notes"). The Exchange Notes will be issued pursuant to the Exchange Note Indenture and will be subordinate to the prior payment in full of all Senior Debt (including the Notes), whether outstanding on the date of the Exchange Note Indenture or thereafter incurred. The Exchange Notes will contain substantially the same terms, covenants and conditions as the Series D Preferred Stock, including conversion rights, and redemption terms. In addition, the Exchange Note Indenture will contain customary Events of Default provisions. The Exchange Notes will not be guaranteed by any of the Company's subsidiaries.

   Liquidation Rights. The Series D Preferred Stock will rank senior in right of payment to every other class or series of capital stock of the Company as to dividends and upon liquidation, dissolution or winding up of the Company. The Series D Preferred Stock will have a Liquidation Preference of $50.00 per share.

   Change of Control. Upon a Change of Control (as defined in the Certificate of Designations), the holders of the Series D Preferred Stock will have the right, subject to certain conditions and restrictions, to require the Company to repurchase their shares of Series D Preferred Stock at a purchase price of 101% of the Liquidation Preference thereof, plus accrued and unpaid dividends to the date of purchase. The repurchase price is payable in cash or, at the option of the Company, in shares of Class A Common Stock valued at 95% of the Current Market Price (as defined in the Certificate of Designations) of the Class A Common Stock.

   Certain Covenants. The Certificate of Designations will contain certain covenants that will, among other things, limit the ability of the Company and its subsidiaries to make restricted payments, incur indebtedness or issue preferred stock, engage in transactions with their affiliates and engage in mergers or consolidations.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                        --------
SFX Broadcasting, Inc. and Subsidiaries:
  Report of Independent Auditors ........................................................ F-3
  Consolidated Balance Sheets as of March 31, 1996 (unaudited), December 31, 1995 and
   1994 ................................................................................. F-4
  Consolidated Statements of Operations for the three months ended March 31, 1996
   (unaudited) and for each of the three years in the period ended December 31, 1995  ... F-6
  Consolidated Statements of Shareholders Equity (Deficiency) for the three months ended
   March 31, 1996 (unaudited) and for each of the three years in the period ended
   December 31, 1995 .................................................................... F-7
  Consolidated Statements of Cash Flows for the three months ended March 31, 1996
   (unaudited) and for each of the three years in the period ended December 31, 1995  ... F-8
  Notes to Consolidated Financial Statements ............................................ F-9
Liberty Broadcasting, Inc.:
  Report of Independent Accountants ..................................................... F-27
  Consolidated Balance Sheets as of March 31, 1996 (unaudited), December 31, 1995 and 1994 ............................................................................. F-28
  Consolidated Statements of Operations for the three months ended March 31, 1996
   (unaudited), the years ended December 31, 1995 and 1994 and the nine months ended
   December 31, 1993 .................................................................... F-29
  Consolidated Statements of Stockholders' Equity for the three months ended
   March 31, 1996 (unaudited), the years ended December 31, 1995 and 1994 and the nine months ended December 31, 1993 ....................................................... F-30
  Consolidated Statements of Cash Flows for the three months ended March 31, 1996
   (unaudited), the years ended December 31, 1995 and 1994 and the nine months ended
   December 31, 1993 .................................................................... F-31
  Notes to Consolidated Financial Statements ............................................ F-32
Prism Radio Partners, L.P.
  Independent Auditors' Report .......................................................... F-41
  Balance Sheets as of March 31, 1996 (unaudited), December 31, 1995 and 1994  .......... F-42
  Statements of Operations for the three months ended March 31, 1996 (unaudited) and for each of the years in the three-year period ended December 31, 1995 ................... F-43
  Statements of Partners' Capital for the three months ended March 31, 1996 (unaudited)
   and for each of the years in the three-year period ended December 31, 1995  .......... F-44
  Statements of Cash Flows for the three months ended March 31, 1996 (unaudited) and for each of the years in the three-year period ended December 31, 1995 ................... F-45
  Notes to Financial Statements ......................................................... F-46
HMW Communications, Inc. -- Selected Operations:
  Report of Independent Accountants ..................................................... F-54
  Combined Balance Sheets as of March 31, 1996 (unaudited), December 31, 1995 and 1994 ............................................................................. F-55
  Combined Statements of Operations for the three months ended March 31, 1996
   (unaudited), the year ended December 31, 1995 and various periods from January 6,
   1994 to December 31, 1994 ............................................................ F-56
  Combined Statements of Shareholders' Equity for the three months ended March 31, 1996
   (unaudited), the year ended December 31, 1995 and various periods from January 6,
   1994 to December 31, 1994 ............................................................ F-57

                                                                                          PAGE
                                                                                         --------
  Combined Statements of Cash Flows for the three months ended March 31, 1996
   (unaudited), the year ended December 31, 1995 and various periods from January 6,
   1994 to December 31, 1994 ............................................................ F-58
  Notes to Combined Financial Statements ................................................ F-59
ABS Greenville Partners, L.P.
  Independent Auditors' Report .......................................................... F-64
  Balance Sheet as of March 31, 1996 (unaudited) and December 31, 1995  ................. F-65
  Statement of Operations and Partners' Deficit for the three months ended March 31,
   1996 (unaudited) and for the year ended December 31, 1995 ............................ F-66
  Statement of Cash Flows for the three months ended March 31, 1996 (unaudited) and for the year ended December 31, 1995 ..................................................... F-67
  Notes to Financial Statements ......................................................... F-68
Multi-Market Radio, Inc. and Subsidaries:
  Report of Independent Auditors ........................................................ F-72
  Consolidated Balance Sheets as of March 31, 1996 (unaudited), December 31, 1995 and
   1994 ................................................................................. F-73
  Consolidated Statements of Operations for the three months ended March 31, 1996
   (unaudited) and for the years ended December 31, 1995 and 1994 ....................... F-74
  Consolidated Statements of Cash Flows for the three months ended March 31, 1996
   (unaudited) and for the years ended December 31, 1995 and 1994 ....................... F-75
  Consolidated Statements of Stockholders' Equity for the three months ended March 31,
   1996 (unaudited) and for the years ended December 31, 1995 and 1994 .................. F-76
  Notes to Consolidated Financial Statements ............................................ F-77

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
SFX Broadcasting, Inc.

   We have audited the accompanying consolidated balance sheets of SFX Broadcasting, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Broadcasting, Inc. and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                 ERNST & YOUNG LLP

New York, New York
February 20, 1996, except for
Note 14 as to which the date is May 1, 1996

PAGE>
                    SFX BROADCASTING, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                                             DECEMBER 31,
                                                              MARCH 31,  ---------------------
                                                            -----------     1995       1994
                                                                1996     ----------  ---------
                                                             (UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents .................................   $  3,349     $ 11,893   $  3,194
Short term investments available for sale (Note 4)  .......         --           --      7,817
Accounts receivable less allowance for doubtful accounts
 of $1,236, $922 and $661, respectively ...................     16,805       18,034     11,975
Prepaid broadcast rights and other current assets  ........      2,596        2,578      5,381
                                                            -----------  ----------  ---------
  Total current assets ....................................     22,750       32,505     28,367
                                                            -----------  ----------  ---------
Property and Equipment:
Land ......................................................      3,284        3,179      2,155
Buildings and improvements ................................      6,318        6,265      3,648
Equipment and furniture ...................................     14,499       12,597     10,374
Equipment recorded under capital leases ...................      1,496        1,496        747
                                                            -----------  ----------  ---------
                                                                25,597       23,537     16,924
Less accumulated depreciation and amortization  ...........     (7,440)      (6,770)    (4,312)
                                                            -----------  ----------  ---------
  Net property and equipment ..............................     18,157       16,767     12,612
Intangible Assets:
Broadcast licenses ........................................    142,749      118,724     89,338
Goodwill ..................................................     11,209       11,209     11,209
Deferred financing costs ..................................      8,391        8,391      6,489
Other .....................................................      6,777        4,719      3,722
                                                            -----------  ----------  ---------
                                                               169,126      143,043    110,758
Less accumulated amortization .............................    (14,870)     (13,500)    (8,606)
                                                            -----------  ----------  ---------
  Net intangible assets ...................................    154,256      129,543    102,152
Deposit on station acquisition ............................        300        3,000         --
Notes receivable from related parties (Note 10)  ..........      4,518        4,439      2,148
Other assets ..............................................      2,871        1,083        529
                                                            -----------  ----------  ---------
TOTAL ASSETS ..............................................   $202,852     $187,337   $145,808
                                                            ===========  ==========  =========

See accompanying notes

                    SFX BROADCASTING, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                                 MARCH 31,        DECEMBER 31,
                                                               -----------  ----------------------
                                                                   1996         1995        1994
                                                               -----------  ----------  ----------
                                                                (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable .............................................   $  4,886     $  4,005    $  3,138
Accrued expenses .............................................      4,083        4,736       2,664
Accrued interest .............................................        283        2,303       2,297
Accrued stock acquisition cost (Note 7) ......................         --           --       1,150
Current portion of capital lease obligations (Note 11)  ......        297          311         171
Current portion of debt (Note 5) .............................      3,053          260         249
                                                               -----------  ----------  ----------
  Total current liabilities ..................................     12,602       11,615       9,669
Deferred income taxes payable (Note 8) .......................      7,415        7,415       2,506
Capital lease obligations, less current portion (Note 11)  ...        583          670         291
Debt, less current portion (Note 5) ..........................     16,252          609         805
Subordinated notes (Note 5) ..................................     80,000       80,000      80,000
Other liabilities ............................................        704          682       1,215
                                                               -----------  ----------  ----------
  Total liabilities ..........................................    117,556      100,991      94,486
Redeemable preferred stock (Note 6) ..........................      3,356        3,285       2,466
Commitments and contingencies (Note 11)
Shareholders' Equity (Note 7):
Class A Voting common stock, $.01 par value; 10,000,000
 shares authorized; 6,458,215 issued and outstanding in 1995
 and 4,806,481 in 1994 .......................................         64           64          48
Class B Voting convertible common stock, $.01 par value;
 1,000,000 shares authorized; 1,000,000 issued and
 outstanding in 1995 and 926,734 in 1994 .....................         10           10           9
Class C Non-voting convertible common stock, $.01 par value;
 1,200,000 shares authorized; 0 issued and outstanding at
 December 31, 1995 and 16,784 in 1994 ........................         --           --          --
Additional paid-in capital ...................................    115,048      115,184      76,785
Unrealized holding losses on short term investments  .........         --           --        (185)
Accumulated deficit ..........................................    (33,182)     (32,197)    (27,801)
                                                               -----------  ----------  ----------
  Total shareholders' equity .................................     81,940       83,061      48,856
                                                               -----------  ----------  ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................   $202,852     $187,337    $145,808
                                                               ===========  ==========  ==========

See accompanying notes

                    SFX BROADCASTING, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               (dollars in thousands, except per share amounts)

                                                    THREE MONTHS ENDED
                                                        MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                ------------------------  -------------------------------------
                                                    1996         1995         1995         1994         1993
                                                -----------  -----------  -----------  -----------  -----------
                                                 (UNAUDITED)  (UNAUDITED)
Gross revenues ................................  $   22,405   $   15,606   $   87,140   $   63,116   $   38,701
Less agency commissions .......................      (2,605)      (1,889)     (10,310)      (7,560)      (4,468)
                                                -----------  -----------  -----------  -----------  -----------
  Net revenues ................................      19,800       13,717       76,830       55,556       34,233
Station operating expenses ....................      14,056        9,676       51,039       33,956       21,555
Depreciation, amortization and acquisition
 related costs (Notes 2 and 3) ................       2,299        1,697        9,137        5,873        4,475
Corporate expenses including related party
 expenses of $330 in 1995, $178 in 1994 and
 $442 in 1993 (Note 10) .......................       1,210          807        3,797        2,964        1,808
Corporate expenses--nonrecurring charge
 including related party expenses of $500 in
 1993 (Notes 7 and 10) ........................          --           --           --           --       13,980
Write down of broadcast rights agreement
 (Note 9) .....................................          --           --        5,000           --           --
                                                -----------  -----------  -----------  -----------  -----------
  Total operating expenses ....................      17,565       12,180       68,973       42,793       41,818
                                                -----------  -----------  -----------  -----------  -----------
Operating income (loss) .......................       2,235        1,537        7,857       12,763       (7,585)
Investment (income) loss ......................        (164)           3         (650)         121          (17)
Interest expense ..............................       3,384        2,432       12,903        9,332        7,351
                                                -----------  -----------  -----------  -----------  -----------
(Loss) income before income taxes,
 extraordinary item and cumulative effect of
 change in accounting principle ...............        (985)        (898)      (4,396)       3,310      (14,919)
Income tax expense (benefit) (Note 8)  ........          --         (377)          --        1,474        1,015
                                                -----------  -----------  -----------  -----------  -----------
(Loss) income before extraordinary item and
 cumulative effect of change in accounting
 principle ....................................        (985)        (521)      (4,396)       1,836      (15,934)
Extraordinary loss on debt retirement (Note 2)           --           --           --           --        1,665
Cumulative effect of a change in accounting
 principle ....................................          --           --           --           --          182
                                                -----------  -----------  -----------  -----------  -----------
  Net (loss) income ...........................        (985)        (521)      (4,396)       1,836      (17,781)
Redeemable preferred stock dividends and
 accretion ....................................         136           71          291          348          557
                                                -----------  -----------  -----------  -----------  -----------
  Net (loss) income applicable to common
   stock ......................................  $   (1,121)  $     (592)  $   (4,687)  $    1,488   $  (18,338)
                                                ===========  ===========  ===========  ===========  ===========
Net (loss) income per common share before
 extraordinary item and cumulative effect of a
 change in accounting principle ...............       (0.15)       (0.10)  $    (0.71)  $     0.26   $    (6.37)
Extraordinary loss on debt retirement per
 common share .................................          --           --           --           --         (.64)
Cumulative effect of change in accounting
 principle per common share ...................          --           --           --           --         (.07)
                                                -----------  -----------  -----------  -----------  -----------
  Net (loss) income per common share  .........       (0.15)       (0.10)       (0.71)        0.26        (7.08)
                                                ===========  ===========  ===========  ===========  ===========
Weighted average common shares outstanding  ...   7,458,215    5,916,445    6,595,728    5,792,385    2,589,285
                                                ===========  ===========  ===========  ===========  ===========

See accompanying notes

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
  YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND THREE MONTHS ENDED MARCH
                                   31, 1996
                            (DOLLARS IN THOUSANDS)

                                                        CLASS A    CLASS B    CLASS C
                                                        COMMON     COMMON     COMMON
                                                      ---------  ---------  ---------
Balance, December 31, 1992 .......................... $2         $9
Undeclared dividends in arrears on Capstar
 Communications, Inc. Class A Redeemable Preferred
 Stock ..............................................
Extinguishment of note payable to Hicks Broadcast
 Partners of Tennessee, L.P. (Note 1) ...............
Issuance of common stock (Note 6):
 Command Purchase ...................................                       11
 Initial public offering, net of expenses  .......... 35
 Founders' stock ....................................
Accretion of dividends on redeemable preferred stock
Net loss ............................................
                                                      ---------  ---------  ---------
Balance, December 31, 1993 .......................... $37        $9         $11
                                                      =========  =========  =========
Accretion of dividends on redeemable preferred stock
Conversion of Class C Common including fees and
 expenses (Note 7) .................................. 11                    (11)
Reduction of equity issuance costs ..................
Unrealized holding losses on short term investments
Net income ..........................................
                                                      ---------  ---------  ---------
Balance, December 31, 1994 .......................... $48        $9         $--
                                                      =========  =========  =========
Public offering, net of expenses .................... 17
Redemption of Class C Common Stock (Note 7)  ........
Accretion of dividends on redeemable preferred stock
Conversion of Class A Common to Class B Common
 (Note 7) ........................................... (1)        1
Decrease in unrealized holding losses ...............
Net loss ............................................
                                                      ---------  ---------  ---------
Balance, December 31, 1995 .......................... $64        $10        $--
                                                      =========  =========  =========
Accretion of dividends on redeemable preferred stock
Net loss ............................................
Balance, March 31, 1996 (unaudited) ................. $64        $10        $--
                                                      =========  =========  =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                    UNREALIZED
                                                                  HOLDING LOSSES
                                                        PAID IN   ON SHORT TERM   ACCUMULATED
                                                        CAPITAL    INVESTMENTS      DEFICIT     TOTAL
                                                      ---------  --------------  -----------  --------
Balance, December 31, 1992 ..........................  $  2,434                    $(11,856)   $ (9,411)
Undeclared dividends in arrears on Capstar
 Communications, Inc. Class A Redeemable Preferred
 Stock ..............................................      (352)                                   (352)
Extinguishment of note payable to Hicks Broadcast
 Partners of Tennessee, L.P. (Note 1) ...............       500                                     500
Issuance of common stock (Note 6):
 Command Purchase ...................................    15,955                                  15,966
 Initial public offering, net of expenses  ..........    46,366                                  46,401
 Founders' stock ....................................    13,480                                  13,480
Accretion of dividends on redeemable preferred stock       (205)                                   (205)
Net loss ............................................                               (17,781)    (17,781)
                                                      ---------  --------------  -----------   --------
Balance, December 31, 1993 ..........................  $ 78,178  $--               $(29,637)   $ 48,598
                                                      =========  ==============  ===========   ========
Accretion of dividends on redeemable preferred stock       (348)                                   (348)
Conversion of Class C Common including fees and
 expenses (Note 7) ..................................    (1,150)                                 (1,150)
Reduction of equity issuance costs ..................       105                                     105
Unrealized holding losses on short term investments              (185)                             (185)
Net income ..........................................                                 1,836       1,836
                                                      ---------  --------------  -----------   --------
Balance, December 31, 1994 ..........................  $ 76,785  $(185)            $(27,801)   $ 48,856
                                                      =========  ==============  ===========   ========
Public offering, net of expenses ....................    39,149                                  39,166
Redemption of Class C Common Stock (Note 7)  ........      (459)                                   (459)
Accretion of dividends on redeemable preferred stock       (291)                                   (291)
Conversion of Class A Common to Class B Common
 (Note 7) ...........................................                                                --
Decrease in unrealized holding losses ...............            185                                185
Net loss ............................................                                (4,396)     (4,396)



                                                      ---------  --------------  -----------   --------
Balance, December 31, 1995 ..........................  $115,184  $--               $(32,197)   $ 83,061
                                                      =========  ==============  ===========   ========
Accretion of dividends on redeemable preferred stock       (136)                                   (136)
Net loss ............................................                                  (985)       (985)
Balance, March 31, 1996 (unaudited) .................  $115,048  $--               $(33,182)   $ 81,940
                                                      =========  ==============  ===========   ========

                            See accompanying notes

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)


                                                            THREE MONTHS ENDED
                                                                MARCH 31,               YEARS ENDED DECEMBER 31,
                                                        ------------------------  ----------------------------------
                                                            1996         1995         1995       1994        1993
                                                        -----------  -----------  ----------  ---------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
Operating Activities:
Net (loss) income .....................................   $   (985)     $  (521)    $ (4,396)   $ 1,836    $(17,781)
Adjustments to reconcile net (loss) income to net cash
 provided by operating activities:
 Extraordinary loss on debt retirement ................         --           --           --         --       1,665
 Cumulative effect of accounting change ...............         --           --           --         --         182
 Depreciation and amortization ........................      2,022        1,697        7,757      5,873       4,475
 Interest on note receivable from related parties  ....        (79)         (55)        (291)      (148)         --
 Loss on sale of investments ..........................         --           84           84        974          --
 Deferred tax expense (benefit) .......................         --         (377)          --      1,309       1,015
 Founders stock charge ................................         --           --           --         --      13,480
Changes in assets and liabilities:
 (Increase) decrease in accounts receivable  ..........      1,229          526       (5,164)    (1,362)       (662)
 Decrease (increase) in prepaid broadcast rights and
  other assets ........................................     (1,788)        (640)       2,052     (4,476)          5
 Increase (decrease) in accrued interest payable  .....     (2,020)      (2,258)           6        (47)      1,177
 Increase (decrease) in accounts payable, accrued
  expenses and other liabilities ......................         --            2          451     (2,785)     (3,480)
                                                        -----------  -----------  ----------  ---------  -----------
 Net cash (used in) provided by operating activities  .     (1,621)      (1,542)         499      1,174          76
Investing activities:
 Purchase of stations, net of cash acquired  ..........    (22,487)          --      (26,057)    (4,604)    (46,181)
 Issuance of related party note receivable ............         --       (2,000)      (2,000)        --      (2,000)
 Deposit on station acquisition .......................       (300)          --       (3,000)        --          --
 Purchase of property and equipment ...................       (351)      (5,151)      (3,261)    (1,951)       (569)
 Purchase of short term investments ...................                                   --     (3,019)     (9,347)
 Proceeds from sale of short term investments  ........         --        7,918        7,918      3,390          --
 Proceeds from sale of assets .........................         --          300          703         --       1,529
 Increase in other intangibles ........................     (2,055)          --           --         --          --
                                                        -----------  -----------  ----------  ---------  -----------
 Net cash (used in) provided by investing activities  .    (25,193)       1,067      (25,697)    (6,184)    (56,568)
Financing activities:
 Payments on senior loans and capital lease
  obligations .........................................       (165)        (132)     (22,521)      (333)    (52,972)
 Additions to debt issuance costs .....................         --       (1,685)      (2,139)        --      (6,489)
 Proceeds from senior loans and subordinated debt  ....     18,500        2,000       22,000         --      83,426
 Issuance of common stock .............................         --           --       39,166         --      46,401
 Redemption of preferred stock ........................         --           --       (1,000)    (1,750)     (4,244)
 Retirement of Class C Common Stock ...................         --           --         (459)        --          --
 Decrease in accrued stock acquisition costs  .........         --       (1,150)      (1,150)        --          --
 Dividends paid on preferred stock ....................        (65)          --           --         --          --
                                                        -----------  -----------  ----------  ---------  -----------
 Net cash provided by (used in) financing activities  .     18,270         (967)      33,897     (2,083)     66,122
Net (decrease) increase in cash and cash equivalents  .     (8,544)      (1,442)       8,699     (7,093)      9,630
Cash and cash equivalents at beginning of period  .....     11,893        3,194        3,194     10,287         657
                                                        -----------  -----------  ----------  ---------  -----------
Cash and cash equivalents at end of period ............   $  3,349      $ 1,752     $ 11,893    $ 3,194    $ 10,287
                                                        ===========  ===========  ==========  =========  ===========

                            See accompanying notes

XXXXXXXXXXXXXXXXXXXXXX

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1995

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

   SFX Broadcasting, Inc. (the "Company") was incorporated in Delaware on February 26, 1992 for the purpose of owning and operating commercial radio stations. On December 31, 1995, the Company owned and operated or provided programming to and sold advertising on eleven FM stations and four AM stations serving the following seven markets: Dallas and Houston, Texas; San Diego, California; Nashville, Tennessee; Charlotte, North Carolina; Greenville-Spartanburg, South Carolina; and Jackson, Mississippi. The Company also owns a group of regional and national radio networks known as the Texas State Networks ("TSN").

   The Company acquired all the outstanding voting stock of Command Communications, Inc. ("Command") (the "Command Acquisition") on July 2, 1993, and a subsidiary of the Company merged with and into Capstar Communications, Inc. ("Capstar") (the "Capstar Merger") on October 7, 1993, concurrently with the completion of the Company's initial public offering of 3,500,000 shares of its Class A Common Stock at a price of $15 per share (the "Initial Public Offering") and $80,000,000 aggregate principal amount of 11 3/8 % Senior Subordinated Notes due 2000 (the "Notes Offering," and together with the Initial Public Offering, the "Offerings").

   Capstar, Inc., an entity controlled by the President and Chief Executive Officer of the Company, managed the business affairs of Capstar through October 7, 1993. Sillerman Communications Management Corporation ("SCMC"), an entity controlled by the Company's Executive Chairman and majority shareholder, consulted with Capstar and Command on certain financial matters and provided various services through October 7, 1993.

   The Capstar Merger has been reflected as a transaction among entities under common control (similar to a pooling of interests), and the historical financial statements of the Company have been restated to include Capstar's historical financial position and results of operations for all periods presented.

   In connection with the Command Acquisition, (a) the Company paid the holder of the outstanding voting stock of Command $1,750,000 in cash and issued 1,000 shares of the Company's Series A Redeemable Preferred Stock with an aggregate liquidation preference of $1,000,000 (present value at July 2, 1993 of $865,000) upon the completion of the Offerings and (b) entered into agreements with certain debt holders and shareholders of Command whereby upon the completion of the Offerings: (i) the holders of Command's senior subordinated notes exchanged their notes for $18,000,000 in cash, 4,000 shares of the Company's Series B Redeemable Preferred Stock with an aggregate liquidation preference of $4,000,000 (present value at July 2, 1993 of $2,631,000) and 1,071,429 shares of the Company's Class C Common Stock with a value of $15,966,000 at the date of the Offerings; (ii) the holders of certain of Command's junior subordinated notes and SCMC canceled their claims for no consideration; (iii) the holder of certain of Command's junior subordinated notes canceled such notes in exchange for the transfer, by SCMC, of common stock of the Company; and, (iv) the holders of Command's non-voting common stock and other equity securities canceled their claims for no consideration. For purposes of preparing the accompanying consolidated financial statements, the Company has accounted for the exchange and cancellation of indebtedness and equity securities, including the issuance of the Company's Class C Common Stock and Series A and Series B Redeemable Preferred Stock, as if they had occurred on July 2, 1993. Further, the Company has recorded imputed interest expense from July 2, 1993, on the $18,000,000 cash payment paid to the holder of Command's senior subordinated notes upon the closing of the Offerings on October 7, 1993.

   In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company at March 31, 1996 and the results of its operations and cash flows for the three month periods ended March 31, 1996 and 1995. Results for the interim period are not necessarily indicative of results to be expected for the full year.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

NOTE 2--ACQUISITIONS

   In September 1995, the Company acquired the assets of KTCK-AM in Dallas, Texas (the "Dallas Acquisition") from a third party for $8,633,000 in cash (including $133,000 in transaction costs) and $2,000,000 of 6% current coupon Series C redeemable preferred stock (see Note 6). The purchase agreement contains a provision for a contingent payment not to exceed $7,500,000 payable in 1998 if the Company's Dallas Properties achieve certain ratings and financial goals. If ratings continue at current levels, approximately $2,500,000 would be due in April 1998. As of December 31, 1995, the Company has not accrued any amounts relating to this contingency as the Company's policy is to accrue purchase contingencies at the measurement date. The Company had provided programming to KTCK-AM pursuant to a local marketing agreement ("LMA") since March 1, 1995.

   In April 1995, the Company acquired all of the outstanding stock of Parker Broadcasting Company ("Parker"), the owner and licensee of radio station KYXY-FM in San Diego, California (the "San Diego Acquisition"), for approximately $17,424,000 (including transaction costs of $831,000 of which $175,000 was paid to SCMC for providing or paying for legal services necessary in negotiating and documenting the transaction), including a $650,000 three year covenant not to compete with the former owners and an office building to serve as the offices and studios for both KYXY-FM and KMKX-FM (formerly KJQY-FM). In addition, costs of $1,380,000 related to the integration of KYXY-FM and reformatting of its duopoly partner, KMKX-FM, were included in depreciation and amortization expense. The Company had provided programming to and sold advertising on behalf of KYXY-FM pursuant to an LMA since January 18, 1995.

   In December 1994, the Company purchased for cash substantially all of the assets and assumed certain liabilities of WRVW-FM (formerly WYHY-FM) located in Nashville, Tennessee, from Legacy Broadcasting Partners of Nashville, L.P. ("Legacy"). The purchase price was approximately $4,604,000 including transaction costs of $850,000 of which $550,000 was paid to SCMC, a principal shareholder of Legacy. None of the purchase price was paid to SCMC.

   In April 1993, the Company purchased substantially all of the assets and assumed certain liabilities of WMYI-FM, a radio station located in Greenville-Spartanburg, South Carolina, from an unrelated third party. The purchase price was approximately $9,400,000 plus transaction costs of approximately $500,000 and a loan proposal and commitment fee of $600,000 were funded with a loan from a company affiliated with Hicks, Muse & Co., Incorporated, an investment banking firm in which a brother of the Company's President and a director of Capstar since its formation is a principal. In addition, the Company borrowed $1,500,000 under the loan to purchase the Hicks Broadcasting Partners of Tennessee L.P. note payable. The $500,000 difference between the face amount of the note and the amount paid was recorded as additional paid-in capital as the note was due to a related party. In connection with the repayment of the loan in October 1993, the Company paid a $686,000 prepayment penalty and wrote off unamortized deferred financing costs of $495,000. These amounts have been included in the extraordinary loss on debt retirement on the accompanying statement of operations.

   In December 1993, the Company purchased substantially all the assets of WKTF-FM in Jackson, Mississippi from an unrelated third party. The purchase price of approximately $1,157,000 was funded with a loan from the seller.

   For financial statement purposes, the acquisitions were accounted for using the purchase method, with the aggregate purchase price allocated to the tangible and identifiable intangible assets based upon current estimated fair market values. The allocation resulted in an excess of costs over estimated fair value of identifiable net assets acquired of approximately $61,752,000, $7,796,000, $457,000, $3,702,000, $21,136,000, and $9,250,000 for Command,
WMYI-FM, WKTF-FM, WRVW-FM, KYXY-FM, and KTCK-AM, respectively. The excess cost of Command was increased by approximately $1,286,000 in 1994

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

NOTE 2--ACQUISITIONS  (Continued)
due to the resolution of certain preacquisition contingencies, primarily related to the adjustment to the valuation of property acquired at KODA-FM and the settlement of certain legal matters. The assets and liabilities of Command, WMYI-FM, WKTF-FM, WRVW-FM, KYXY-FM, and KTCK-AM and the results of their operations for the period from the date of acquisition have been included in the accompanying consolidated financial statements.

   The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of Command had occurred at the beginning of 1993, after giving effect to certain adjustments, including amortization of goodwill and interest expense on the acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

                                                                               PRO FORMA YEAR ENDED
                                                                                 DECEMBER 31, 1993
                                                                             -----------------------
                                                                                    (UNAUDITED)
Net revenues ...............................................................        $   47,435
                                                                             =======================
Loss before extraordinary item and cumulative effect of change in
 accounting principal ......................................................        $   (2,123)
                                                                             =======================
Net loss ...................................................................        $   (2,123)
                                                                             =======================
Net loss applicable to common stock ........................................        $   (2,546)
                                                                             =======================
Net loss per common share ..................................................        $     (.44)
                                                                             =======================
Weighted average common shares outstanding .................................         5,749,999

   The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of KTCK-AM and KYXY-FM had occurred at the beginning of 1994, after giving effect to certain adjustments, including amortization of goodwill and the accretion of dividends on preferred stock. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

                                                                          PRO FORMA YEAR ENDED
                                                                            DECEMBER 31, 1994
                                                                        -----------------------
                                                                               (UNAUDITED)
Net revenues ..........................................................        $   62,323
                                                                        =======================
Net income before extraordinary item and cumulative effect of change
 in accounting principal ..............................................        $    2,332
                                                                        =======================
Net income ............................................................        $    1,283
                                                                        =======================
Net income applicable to common stock .................................        $      707
                                                                        =======================
Net income per common share ...........................................        $      .12
                                                                        =======================
Weighted average common shares outstanding ............................         5,792,385

   Pro forma results for 1995 have not been presented for the KTCK-AM or KYXY-FM acquisitions, as they would not be materially different from the Company's operations.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

   All highly liquid investments with an original maturity of less than three months are classified as cash equivalents. The carrying amounts of cash and cash equivalents reported in the balance sheet approximate its fair value.

 Short-term investments

   Available-for-sale securities are investments in mutual funds and are carried at fair value, with the unrealized gains and losses, reported in a separate component of shareholders' equity. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income or loss. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements  ...7-20 years
Equipment and furniture  ...... 5-7 years

   Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets. Amortization of assets recorded under capital leases is included in depreciation expense.

 Amortization of Intangible Assets

   Broadcast licenses and goodwill are amortized using the straight-line method over 40 years. Other intangible assets are being amortized using the straight-line method over their estimated remaining useful lives from 2 to 40 years. Debt issuance costs and discounts are being amortized by the interest method over the life of the respective debt.

   The carrying values of intangible assets are reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates the intangible assets will not be recoverable as determined based on the undiscounted cash flows of the Company over the remaining amortization period, the Company's carrying value of the intangible assets will be reduced by the estimated shortfall of cash flows. In 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets" which the Company will be required to adopt in 1996. The impact of the adoption of this statement is not expected to be material to the consolidated financial statements.

 Barter Transactions

   The Company barters unsold advertising time for products and services. Such transactions are recorded at the estimated fair value of the products or services received. Barter revenue is recorded when

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) commercials are broadcast and related expenses are recorded when the bartered product or service is used. For the years ended December 31, 1993, 1994 and 1995, the Company recorded barter revenue of $1,973,000, $2,905,000, and $4,961,000 respectively, and expenses of $1,816,000, $2,738,000, and
$4,811,000 respectively.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Local Marketing Agreements/Joint Sales Agreements

   From time to time, the Company enters into LMAs and joint sales agreements ("JSAs"), with respect to broadcast properties it intends to acquire. Terms of the agreements generally require the Company to pay a monthly fee in exchange for the right to provide station programming and sell related advertising time in the case of an LMA or sell advertising in the case of a JSA. The agreements terminate upon the acquisition of the property. The fees are expensed as incurred. The Company classifies the fees as interest expense to the extent interest is imputed based on the purchase price of the broadcast property.

 Adverting Costs

   Advertising costs are expensed as incurred and approximated $3,336,000 and $1,828,000 in 1995 and 1994, respectively.

 Per Share Data

   Income (loss) per common share is based on income (losses) for the period divided by the weighted average number of shares of common stock outstanding plus common share equivalents (in periods in which they have a dilutive effect) determined using the treasury stock method.

 Federal Income Taxes

   The Company and its subsidiaries report Federal income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109.

 Concentration of Credit Risk

   The Company's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas in Tennessee, South Carolina, North Carolina, Texas, Mississippi, and California. Credit is extended based on an evaluation of the customers financial condition, and generally collateral is not required. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

 Reclassification

   Certain amounts in 1993 and 1994 have been reclassified to conform to the 1995 presentation.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

NOTE 4--SHORT TERM INVESTMENTS

   At December 31, 1994, available-for-sale securities consisted of investments in mutual funds which held the following securities (in thousands):

                                                                 GROSS
                                                               UNREALIZED    ESTIMATED
                                                      COST       LOSSES     FAIR VALUE
                                                   --------  ------------  -----------
December 31, 1994

US Corporate Debt Securities due in approximately
 one year ........................................   $1,185  $--              $1,185
US Corporate Debt Securities due between seven
 and ten years ...................................    3,772  89                3,683
US Government Debt Securities due between seven
 and nine years ..................................    3,045  96                2,949
                                                   --------  ------------  -----------
                                                     $8,002  $185             $7,817
                                                   ========  ============  ===========


   The Company recognized investment income (loss) of $650,000, ($121,000) and $17,000 for the years ended 1995, 1994 and 1993, respectively. The investment loss for 1994 includes a charge of $491,000 in the fourth quarter related to the permanent decline of certain short-term investments available-for-sale at December 31, 1994.

NOTE 5--DEBT AND SUBORDINATED NOTES

   Debt consists of the following at December 31, 1995 and 1994 (in thousands):

                                                                  1995      1994
                                                                -------  --------
Promissory notes; interest at 9.25%, 10%, and 10.55% payable in monthly installments, maturing in 1997, 1998 and 2001,
 collateralized by certain assets with a book value of $1,123
 at December 31, 1995 .........................................   $ 869    $1,054
Less current portion ..........................................    (260)     (249)
                                                                -------  --------
                                                                  $ 609    $  805
                                                                =======  ========

   The aggregate contractual maturities of long-term debt for the years ending December 31 are as follows: 1996--$260,000; 1997--$257,000;
1998--$320,000; 1999--$13,000; 2000--$14,000; thereafter $5,000.

   In October 1993, the Company issued $80,000,000 in Senior Subordinated Notes. The Company incurred issuance costs of approximately $6,249,000 that were recorded as deferred financing costs. The Senior Subordinated Notes bear interest, payable semiannually, at 11 3/8 % and are due October 2000. The notes are unsecured obligations and are subordinate to all senior debt of the Company.

   The Company paid interest of $6,094,000, $9,464,000 and $12,903,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Included in the 1995 interest expense is $2,524,000 and $323,000 related to the LMA fees associated with the Charlotte and Dallas Acquisitions, respectively. The total of

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

NOTE 5--DEBT AND SUBORDINATED NOTES  (Continued)
Short Term Investments interest expense and amortization of deferred financing costs is $7,903,000, $10,507,000 and $14,166,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

   On March 22, 1995, the Company entered into an amended $50,000,000 senior credit facility ("New Credit Facility") pursuant to which it has available
(i) a revolving line of $45,000,000 until September 30, 1996, at which time any outstanding indebtedness under the revolving line of credit converts to a term loan which amortizes over three years and three months; and (ii) a working capital term loan of $5,000,000. After the revolving line of credit converts into a term loan, the Company will be required to make quarterly repayments of principal through the date of maturity, thereby reducing the total percentage of outstanding debt under the New Credit Facility by 7.5% in 1996, 30.5% in 1997, 32% in 1998 and 30% in 1999. All loans made to the
Company pursuant to the working capital term loan portion of the New Credit Facility will mature on December 31, 1999. The outstanding principal amount under the working capital portion of the New Credit Facility will be required to be reduced to zero for 30 consecutive days during each 12-month period commencing on March 22, 1995. This facility replaced the prior credit facility of $7,500,000. Interest on the funds borrowed under the New Credit Facility will be based upon a floating rate selected by the Company of either
(i) the higher of (a) The Bank of New York's prime rate or (b) the federal funds rate plus 0.5%; or (ii) the LIBOR rate, in each case plus the applicable margin which will be based upon the ratio of Total Debt plus redeemable preferred stock over Operating Cash Flow (as those terms are defined in the New Credit Facility) and which may range from 0.5% to 5.50%. The Company's obligations under the New Credit Facility are secured by substantially all of its assets, including property, stock of subsidiaries and accounts receivable, and is guaranteed by the subsidiaries of the Company. In 1994, the Company paid $100,000 to SCMC for legal services necessary in connection with establishing the New Credit Facility.

   The New Credit Facility and the Indenture contain restrictive covenants that, among other things, impose restrictions on the Company and its subsidiaries with respect to (i) the incurrence of additional indebtedness,
(ii) capital expenditures, (iii) dividends or other distributions, (iv) acquisitions and mergers, (v) the incurrence of additional liens, (vi) engaging in a business other than the ownership and operation of radio broadcasting stations, (vii) the disposition of assets, (viii) the redemption or retirement of capital stock or debt, or investing in persons other than the Company, (ix) investments, loans and advances, (x) transactions with affiliates, and (xi) sale-leaseback transactions.

NOTE 6--REDEEMABLE PREFERRED STOCK

   Preferred stock consists of the following at December 31, 1995 and 1994 (dollars in thousands):

                                                                       1995      1994
                                                                    --------  --------
Preferred Stock of the Company, $.01 par value, 10,012,000 shares authorized:
Series B Redeemable, 3,000 and 2,000 shares issued and outstanding in 1994 and 1995, respectively, includes accreted dividends of
 $348 in 1994 and $269 in 1995 ....................................   $1,735    $2,466
Series C Redeemable, 2,000 shares issued and outstanding in 1995,
 includes accreted dividends of $22 in 1995 .......................    1,550        --
                                                                    --------  --------
                                                                      $3,285    $2,466
                                                                    ========  ========

   The shares of Series A Redeemable Preferred Stock were redeemed in October 1994 at the liquidation value of $1,000 per share.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

NOTE 6--REDEEMABLE PREFERRED STOCK  (Continued)
    The shares of Series B Redeemable Preferred Stock are non-voting, not entitled to receive dividends and are required to be redeemed in equal amounts of 1,000 shares in October 1996 and 1997 at the liquidation value of $1,000 per share. In January 1994, the Company repurchased the 1,000 shares of Series B Redeemable Preferred Stock due October 1998 for $750,000. The Series B Redeemable Preferred Stock ranks senior to the Company's common stock as to dividends and liquidation rights.

   The shares of Series C Redeemable Preferred Stock receive cumulative dividends equal to six percent per annum paid by the Company in arrears on a quarterly basis. The shares are non-voting and are redeemable by the Company after September 15, 1998 or by the seller after September 15, 2000, at the liquidation value of $1,000 per share. The Series C Redeemable Preferred Stock ranks senior to other preferred stock and to the Company's common stock as to dividends and liquidation rights.

NOTE 7--SHAREHOLDERS' EQUITY

COMMON STOCK

   In November 1992, 105,404 shares of Class A Common Stock and 893,166 shares of Class B Common Stock (collectively "Founders' Stock") were issued to related parties in consideration of their efforts in organizing and structuring the Company. The Company has recorded a non-recurring, non-cash charge in the amount of $13,480,000 reflecting the fair value of the Founders' Stock at the date of the Initial Public Offering in the accompanying statement of operations.

   Effective with the Initial Public Offering, Capstar was merged into the Company. In connection with the merger, 76,315 shares of Class A Common Stock, 33,568 shares of Class B Common Stock, and 16,784 shares of Class C Common Stock were issued in exchange for all outstanding common stock of Capstar and 53,333 shares of Class A Common Stock were issued in exchange for all outstanding Series A Preferred Stock of Capstar.

   The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders, except (i) for the election of directors, (ii) with respect to any "going private" transaction between the Company and its Chairman, or any of his affiliates, and (iii) as otherwise provided by law. In November 1994, the Board of Directors approved the conversion of 73,266 shares of Class A Common Stock held by the Chairman and the President of the Company to Class B Common Stock. The conversion occurred on May 5, 1995. The holders of Class A and Class B Common Stock share ratably in all dividends and other distributions. At December 31, 1995, 1,000,000 shares of Class A Common Stock, authorized but unissued, are reserved for conversion of the Class B Common Stock. Shares of the Company's Class B Common Stock convert on a share per share basis into the same number of Class A Common Stock under certain circumstances.

   In December 1994, pursuant to a transfer, 1,071,429 shares of Class C stock held by an affiliate of the Company were converted into Class A Common Stock. In connection with this conversion, the Company agreed to pay SCMC a $1,000,000 fee based upon: (i) SCMC's negotiation of the transfer on behalf of the Company; (ii) SCMC's surrender of certain contractual rights and economic interests with respect to the transferred stock, which would otherwise block the stock transfer; (iii) the restatement, including significant favorable adjustments, of the registration rights agreement pursuant to which the transferred stock were originally issued; (iv) the obtaining the rights of first refusal with respect to subsequent transfers of the stock; (v) the Company's belief that the transfer will have a favorable effect on the market of the Company's Class A Common Stock and (vi) SCMC's assumption of certain legal costs of the

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

NOTE 7--SHAREHOLDERS' EQUITY (Continued) transaction. The Company's Board of Directors may consider additional fees in the event that actual benefits to the Company from this transaction warrant additional compensation. This transaction was the subject of a Fairness Opinion from an independent investment banking firm. The Company has charged paid-in capital $1,150,000 for the $1,000,000 fee and legal, accounting, and valuation services of $150,000 related to this transaction.

   In December 1995, 16,784 shares of non-voting Class C Common Stock were repurchased for $459,000.

   In July 1995, the Company completed an offering of 1,725,000 shares of its Class A Common Stock, including the subsequent exercise by the underwriters of an over-allotment option of 225,000 shares, for $24.50 per share. The net proceeds of the offering were $39,166,000 after underwriting discounts, commissions and other costs of the offering. The net proceeds were utilized to repay senior indebtedness of $21,500,000 and to fund the Dallas Acquisition and a portion of the Charlotte Acquisitions (See Note 14). The following unaudited pro forma summary presents earnings per share as if the retirement of debt with the offering proceeds had taken place at the beginning of the period. These proforma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the retirement been made as of that date.

                                                 PRO FORMA YEAR ENDED
                                              DECEMBER 31, 1995 (DOLLARS
                                                    IN THOUSANDS)
                                            ----------------------------
                                                     (UNAUDITED)
Net loss ..................................               (3,998)
Net loss applicable to common stock  ......           $   (4,288)
                                            ============================
Net loss per common share .................           $     (.57)
                                            ============================
Weighted average common shares outstanding             7,474,769

STOCK OPTIONS

   The 1993, 1994 and 1995 Stock Option Plans (the "Plans") provide for granting of options to buy Class A Common Stock as additional compensation to officers and employees of the Company and other individuals who are primarily responsible for the management and growth of the Company. The 1993, 1994 and 1995 Plans provide that options may be granted with respect to a total of 350,000, 150,000, and 250,000 shares of Class A Common Stock, respectively. Options granted under these plans are generally granted at option prices equal to the fair market value of shares of Class A Common Stock on date of grant. Terms of the options are determined by the Company provided that the maximum term of each option shall be ten years.

   In December 1993, the Company granted 350,000 non-qualified options to officers and employees of the Company at $13.50 per share. The options vest on the anniversaries of the grant date as follows: 10% at the completion of the second year; 20% at the completion of the third year; 30% at the completion of the fourth year; and 40% at the completion of the fifth year. The Company has reserved 350,000 shares of its Class A Common Stock for issuance under the 1993 Plan.

   In June 1994, the Company granted 150,000 non-qualified options to officers and employees of the Company at $13.00 per share. Of the options granted, 110,000 vested on the date of issuance. The remaining 40,000 options vest 20% on each anniversary of the grant. The Company has reserved 150,000 shares of its Class A Common Stock for issuance under the 1994 plan.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

NOTE 7--SHAREHOLDERS' EQUITY  (Continued)
    In May 1995, the Company authorized 250,000 and granted 248,000 non-qualified options to officers and employees of the Company at $21.25 per share. The options vest 20% on each anniversary of the grant. The Company has reserved 250,000 shares of its Class A Common Stock for issuance under the 1995 plan.

   No options have expired or been exercised as of December 31, 1995. The Company accounts for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees," and intends to continue to do so.

NOTE 8--INCOME TAXES

   The acquisition of San Diego Acquisition resulted in the recognition of a net deferred tax liability of approximately $4,900,000 under the purchase method of accounting. This amount was based upon the excess of the financial statement basis over the tax basis in assets, principally intangible assets. A full valuation allowance has been recorded against San Diego Acquisition pre acquisition net operating loss of approximately $2,200,000, as its ultimate utilization may be limited. In the event the company recognizes additional tax benefit related to San Diego's pre acquisition net operating loss carry forwards, those benefits would be applied to reduce goodwill and other intangibles to zero prior to reducing income tax expense.

   At December 31, 1995, the company has net operating loss carry forwards of approximately $11,300,000 that will expire from 2003 through 2010. Due to ownership changes, the utilization of approximately $5,100,000 of these losses is limited.

   The Company paid income taxes of $300,000 in 1994 and did not pay any income taxes in 1995. The deferred tax valuation allowance increased from $595,000 at December 31, 1994 to $2,883,000 at December 31, 1995 of this increase, $854,000 results from the San Diego Acquisition and the balance is related to deferred tax assets associated with capital and net operating losses that may not be realizable. The Company has considered prudent and feasible tax planning strategies in assessing the need for the valuation allowance and has assumed $650,000 of benefit attributable to such strategies. In event the Company were to determine in the future that such strategies would not be implemented, an adjustment to the deferred tax liability would be charged to income in the period such determination was made.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995


   The income tax expense recorded during 1994 reflects increases in the excess of the financial statement basis over tax basis in assets resulting from differences in amortization periods offset, in part, by the projected reversal of temporary differences within the carry-forward period of available net operating losses. As a result of current losses and the deferred benefit associated with the losses, no current or deferred expense or benefit was recorded for the year ended December 31, 1995. For the years ended December 31, 1995 , 1994, and 1993 the tax provision consists of the following in thousands:

               1995     1994     1993
             ------  --------  -------
Current
 Federal  .. $--       $   65   $   --
 State ..... --           100       --
             ------  --------  -------
             --           165       --
             ------  --------  -------
Deferred
 Federal  .. --         1,170      863
 State ..... --           139      152
             ------  --------  -------
             --         1,309    1,015
             ------  --------  -------
             $--       $1,474   $1,015
             ======  ========  =======

The net deferred tax liability at December 31, 1995 and 1994 results from the following temporary differences (in thousands):

                                                1995       1994
                                            ----------  ---------
Deferred Tax Assets:
Accounts receivable .......................   $    350    $   252
 Net operating loss carryforwards  ........      4,292      1,372
 Writedown of broadcast rights agreeement          484         --
 Capital loss / AMT carryforwards  ........        435        435
 Accrued bonuses ..........................         57         --
                                            ----------  ---------
 Total deferred tax assets ................      5,618      2,059
 Valuation allowance ......................     (2,883)      (595)
                                            ----------  ---------
  Net deferred tax assets .................      2,735      1,464
Deferred Tax Liabilities:
Property, plant and equipment .............       (354)      (379)
 Intangible assets ........................     (9,719)    (3,419)
 Other ....................................        (77)      (172)
                                            ----------  ---------
  Total deferred tax liabilities ..........    (10,150)    (3,970)
                                            ----------  ---------
  Net deferred tax liability ..............   $ (7,415)   $(2,506)
                                            ==========  =========

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

    The 1995, 1994 and 1993 effective tax rate varied from the statutory Federal income tax rate as follows (in thousands):

                                                        1995       1994       1993
                                                    ----------  --------  ----------
Income taxes at the statutory rate ................ $(1,495)      $1,125    $(5,222)
Effect of nondeductible Founders Stock Charge  .... --                --      4,718
Capital loss limitation ........................... --               332         --
Net operating losses
Limitation / (Utilization) ........................ 1,434           (207)     1,131
Effect of nondeductible amortization of intangible
 assets ........................................... 198              179        378
Reversal of 1993 provision ........................ --              (412)        --
State and local income taxes ...................... (145)            273         --
Other ............................................. 8                184         10
                                                    ----------  --------  ----------
    Total ......................................... $--           $1,474    $ 1,015
                                                    ==========  ========  ==========


NOTE 9--WRITE DOWN OF BROADCAST RIGHTS AGREEMENT

   In August 1994, the Company entered into an agreement to broadcast Texas Rangers baseball games on KRLD-AM and to syndicate the games through Texas State Networks, for a period of four years, commencing with the 1995 season. While the contract contemplated the possibility of a baseball work stoppage, and contained certain provisions affording the Company partial relief from the payment of rights fees under certain specified conditions related to work stoppages, the nature of the major league baseball strike and consequently the damage to the value of the Texas Rangers broadcast rights has been more material than management had anticipated. The total rights fees under the four-year agreement, subject to adjustment, were stated at $17,000,000. In the second quarter of 1995, the Company recorded a charge of $5,000,000 with respect to the estimated diminished value of the contract.

   The Company's estimate as to the carrying value of the contract is based on among other things, the projected revenue to be derived during the term. Due to the ongoing uncertainty surrounding major league baseball and related broadcast revenue, it is reasonably possible that the estimates may change.

NOTE 10--RELATED PARTY TRANSACTIONS

   The Company holds a non-recourse note receivable from the Company's President in the amount of $2,000,000 which is secured by 133,333 shares of Class B Common Stock. The note bears interest at 6% per annum. Interest and principal is due in full on the earlier of the termination of the officer's employment contract or October 1998. In 1995, interest income in the amount of $120,000 was accrued. The interest amount is included in the note receivable balance on the balance sheet.

   In January 1995, the Company extended to SCMC a $2,000,000 unsecured loan which is due on January 23, 2000. The note ("SCMC Note") bears interest at 1% over the prime rate which is payable annually. Interest and principal may, by mutual agreement of the parties, be offset by any fees owed by the Company to SCMC. The SCMC Note contains certain financial covenants, the violation of which would result in the default and acceleration of the note. The Company has received a fairness opinion with respect to the loan from an independent investment banking firm. In 1995, interest income in the amount of $171,000 was accrued. The interest amount has been classified in notes receivable from related parties on the balance sheet. Subsequent to December 31, 1995, the Company's Board of Directors authorized adding the unpaid interest due in January, 1996, to the principal balance of the note.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

    In 1989, Capstar entered into a management agreement with Capstar, Inc., a related party. Under the terms of the management agreement, Capstar, Inc. managed all aspects of the daily operation of the radio stations. In consideration for its services to Capstar, Capstar, Inc. received an annual fee of $150,000 per year and an additional amount of $30,000 if certain cash flow targets were met, both of which were adjustable based on increases in the Consumer Price Index. In addition, Capstar, Inc. was reimbursed for expenses incurred in the performance of the management services, including rent and other office expenses. Total payments to Capstar, Inc. were $893,000 for the year ended December 31, 1993, including $700,000 related to the acquisition of WMYI-FM and the merger of Capstar with the Company, all of which have been expensed in the statement of operations. The agreement was terminated in connection with the completion of the Offerings. The Company sublets office space in Austin, Texas on a month to month basis for certain management and accounting operations from Capstar, Inc for which the Company recorded rent expense of $94,000 and $67,000 for the years ended December 31, 1994 and 1995, respectively.

   Capstar entered into a financial consulting agreement with SCMC in November 1989. Under this agreement, SCMC provided ongoing analysis services to the Company. In return for its services, SCMC received a consulting fee of $100,000 per annum, adjustable based on increases in the Consumer Price Index. The Company expensed consulting fees of $75,000 for the year ended December 31, 1993. Payments in 1993 totaled $ 310,000. In connection with services provided to the Company related to acquisitions, dispositions, negotiation of debt agreements and the Offerings, SCMC received fees in the amount of $297,000 in 1993. The agreement was terminated in connection with the completion of the Offerings.

   In connection with a personal guarantee of certain Command debt, the Company paid its Executive Chairman $75,000 in September 1993. The Company also paid a fee of $75,000 to its Executive Chairman for guaranteeing a $7,500,000 revolving credit facility with a bank. These amounts paid were expensed in the 1993 financial statements. In October 1993 and January 1994, respectively, these guarantees were released.

   In connection with the Initial Public Offering, SCMC and an affiliate were paid $1,532,000, substantially all of which were reimbursements for expenses paid to third parties prior to completion of the Initial Public Offerings.

   The Company and SCMC, entered into an arrangement to jointly lease office space from an unrelated third party in May, 1994. The liability of the Company and SCMC under the lease arrangement is joint and several except that the liability of SCMC shall not exceed 14% of the obligation to the landlord. In connection with the arrangement, the Company posted $125,000 in a letter of credit to guarantee the lease. The Company paid rent expense related to the lease for the years ending December 31, 1993, 1994, and 1995 of $83,000, $180,000 and $335,000, respectively.

   In January 1995, the Company paid a $1,000,000 fee to SCMC in connection with the transfer of shares of the Company's Class C Common Stock. See Note 7.

   The Company maintains an office in New York and employs individuals who were previously employees of SCMC. Total salaries and wages paid to nine employees were approximately $300,000 for 1994. During 1995, salaries and wages paid to five employees approximated $200,000. Certain of the Company's employees in the New York office have performed certain services for other affiliated entities of the Company's Executive Chairman. However, SCMC has advised the Company that other employees of such affiliated entities have performed services for the Company without charge to the Company. This situation was reviewed by the Company's audit committee and a determination was made that there were no material imbalances in the services received by the Company and the costs incurred by it.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

    The Company has an agreement with the Chairman related to the maintenance of the Company's New York office pursuant to which the Company paid SCMC $178,000 in 1994 and $330,000 in 1995 in excess of the lease payments, which payments have been paid to SCMC for disbursement to third-party service providers where appropriate.

   The transactions above were not negotiated on an arms-length basis. Accordingly, each transaction was approved by the Company's Board of Directors, including as to transactions entered into after the Company's Initial Public Offering of securities the Company's independent directors, in accordance with the provisions relating to affiliate transactions in the Company's by-laws, bank agreements and Indenture, which provisions require a determination as to the fairness of the transactions to the Company.

   Also, see Notes 1, 2, 5, 7, and 13.

NOTE 11--COMMITMENTS AND CONTINGENCIES

   The Company has entered into various operating leases and broadcast rights agreements. Total rent expense was $781,000, $1,160,000 and $1,506,000 for the years ending December 31, 1993, 1994 and 1995, respectively. Future minimum payments in the aggregate for all noncancelable operating leases and broadcast rights agreements with initial terms of one year or more consist of the following at December 31, 1995 (in thousands):

 1996 ................ $ 5,598
1997 ................    5,551
1998 ................    6,033
1999 ................      953
2000 ................      916
2001 and thereafter      3,756
                      --------
 Total ..............  $22,807
                      ========

   Future minimum payments in the aggregate for all noncancelable capital leases with initial terms of one year or more consist of the following at December 31, 1995 (in thousands):

1996 ............................................   $  410
1997 ............................................      337
1998 ............................................      217
1999 ............................................      166
2000 ............................................       70
                                                  --------
 Total minimum lease payments ...................   $1,200
 Less: Amount representing interest .............     (219)
                                                  --------
 Present value of future minimum lease payments        981
 Less current portion ...........................     (311)
                                                  --------
  Long-term capital lease obligations ...........   $  670
                                                  ========

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

    The Company has entered into employment agreements with certain officers and other key employees. Expenses under the contracts amounted to $3,390,000 for the year ended December 31, 1995. Future minimum payments in the aggregate for all employment agreements with initial terms of one year or more consist of the following at December 31, 1995 (in thousands):

1996 ................  $ 4,217
1997 ................    4,114
1998 ................    3,626
1999 ................    3,296
2000 ................    1,892
2001 and thereafter        484
                      --------
                       $17,629
                      ========

   The Company is the subject of various claims and litigation principally in the normal course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse impact on the consolidated financial statements.

NOTE 12--DEFINED CONTRIBUTION PLAN

   Command sponsored a 401(k) defined contribution plan in which most of its employees were eligible to participate. Subsequent to the acquisition of Command, the plan was continued for Command employees and effective January 1, 1994, the Plan was expanded to cover all the Company's employees. The Plan presently provides for discretionary employer contributions. The Company contributed $17,000 in 1994 but made no contributions in 1995.

NOTE 13--PENDING TRANSACTION RELATING TO LIBERTY BROADCASTING

   In November 1995, the Company entered into an agreement to acquire Liberty Broadcasting, Incorporated ("Liberty") for a purchase price of approximately $236,000,000, subject to adjustment. Liberty is a privately-held radio broadcasting company that owns and operates, provides programming to or sells advertising on behalf of 14 FM and six AM radio stations located in six markets: Washington, DC/Baltimore, Maryland; Nassau-Suffolk, New York; Providence, Rhode Island; Hartford, Connecticut; Albany, New York and Richmond, Virginia. The Company entered into an agreement to sell three of the Liberty stations that operate in the Washington, DC/Baltimore, Maryland market for $25,000,000.

NOTE 14--SUBSEQUENT EVENTS

   In January 1996, the Company entered into an agreement granting it an option to acquire substantially all of the assets of radio station WHSL-FM, operating in Greensboro, North Carolina from HMW Communications, Inc. ("HMW"), for an aggregate purchase price of approximately $4,500,000 cash or 150,000 shares of Class A Common Stock of the Company. Concurrently therewith, the Company entered into a JSA with HMW with respect to such station.

   In February 1996, the Company exercised its option to acquire all of the assets used in the operation of WJDX-FM for a purchase price of $3,000,000 pursuant to the provisions of an option agreement dated as of December 15, 1993.

   In February 1996, the Company acquired all of the assets of WTDR-FM and WLYT-FM in Charlotte, North Carolina (the "Charlotte Acquisition") for aggregate consideration of approximately $24,750,000. The Company had provided programming and sold advertising on the stations pursuant to a LMA since April 1, 1995.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

    In February 1996, the Company entered into an agreement to acquire from Prism Radio Partners, L.P. ("Prism"), a privately-held radio broadcasting company, substantially all of the assets used in the operation of ten FM and six AM radio stations, for approximately $105,250,000. The Prism stations are located in five markets: Louisville, Kentucky; Jacksonville, Florida; Raleigh, North Carolina; Tucson, Arizona and Wichita, Kansas. In April 1996, the Company entered into a letter of intent to sell three of the Prism stations that operate in the Louisville, Kentucky market for $19,500,000.

   In April 1996, the Company entered into an amended and restated agreement and plan of merger (the "MMR Merger") pursuant to which it has agreed to acquire Multi-Market Radio, Inc. ("MMR"). Following completion of the MMR Merger, MMR will become a wholly-owned subsidiary of the Company. MMR is a radio broadcasting company which owns and operates, provides programming to or sells advertising on behalf of 16 FM stations and one AM station located in seven markets: New Haven, Connecticut; Springfield/Northampton, Massachusetts; Daytona Beach, Florida; Augusta, Georgia; Biloxi, Mississippi; Little Rock, Arkansas and Myrtle Beach, South Carolina. MMR has entered into agreements or letters of intent to acquire WKSS-FM, Hartford, Connecticut, and WMYB-FM, Myrtle Beach, South Carolina, and to sell KOLL-FM, Little Rock, Arkansas, and WRXR-FM and WKBG-FM, both operating in Augusta, Georgia. MMR is currently negotiating the termination of a JSA with WCHZ-FM and an LMA with WAEG-FM and WAEJ-FM, each operating in Augusta, Georgia.

   Upon consummation of the MMR Merger and subject to certain conditions, the outstanding securities of MMR will be converted into shares of common stock of the Company, as follows: (i) the 2,990,500 shares of Class A Common Stock of MMR and the 200,000 shares of Series B Convertible Preferred Stock of MMR will be converted into that number of shares of Class A Common Stock of the Company determined on the basis of the Exchange Ratio (as defined below) and
(ii) the 140,000 shares of Class B Common Stock of MMR, the 360,000 shares of Class C Common Stock of MMR and 200,000 shares of Original Preferred Stock of MMR will be converted into the number of shares of Class B Common Stock of the Company determined on the basis of the Exchange Ratio.

   Exchange Ratio means the number of shares of Class A Common Stock or Class B Common Stock of the Company, as the case may be, to be issued in the MMR Merger equal to the quotient obtained by dividing $11.50 by the average of the price of the Company's Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to the closing; provided, however, that
(1) in the event that the Class A Common Stock Price exceeds $42.00 but is equal to or less than $44.00, then the Exchange Ratio shall be the quotient obtained by dividing (i) the sum of (A) $11.50, plus (B) the product of (I) twenty-five percent (25%) multiplied by (II) the difference between the Common Stock Price and $42.00 by (ii) the Common Stock Price, (2) in the event that the Common Stock Price exceeds $44.00, then the Exchange Ratio shall be the quotient obtained by dividing (i) the sum of (A) $12.00, plus
(B) the product of (I) thirty percent (30%) multiplied by (II) the difference between the Class A Common Stock Price and $44.00 by (ii) the Class A Common Stock Price, or (3) in the event that the Class A Common Stock Price is less than $32.00 then the Exchange Ratio shall be .3593.

   Upon the completion of the MMR Merger, each outstanding option (the "MMR Options") or stock appreciation right (the "MMR SARs") issued pursuant to MMR's stock option plans, whether vested or unvested, will be assumed by the Company.

   Additionally, each outstanding (i) Class A Warrant (the "MMR Class A Warrants") and Class B Warrant (the "MMR Class B Warrants") of MMR issued in connection with MMR's public offering in March 1994, (ii) option issued pursuant to the unit purchase options issued to the underwriters of MMR's public offering in March 1994, (iii) warrant issued to the underwriters of MMR's initial public offering in

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

July 1993, (iv) warrant issued to The Huff Alternative Income Fund, L.P. and
(v) options issued to Robert F.X. Sillerman outside MMR's stock option plans (collectively, the "MMR Warrants"), shall be assumed by the Company. Each holder of a MMR Warrant will be entitled to that number of warrants of the Company, determined in the same manner as set forth above with respect to MMR Options assumed by the Company.

   In November 1995, the Company and MMR entered into an exchange agreement (the "Letter Agreement") pursuant to which MMR agreed to acquire seven FM and four AM radio stations owned by Liberty and to assume a JSA from Liberty with respect to one FM station following the Company's acquisition of Liberty, in exchange for ten radio stations to be acquired by MMR. Pursuant to the MMR Merger agreement, the Company and MMR canceled the Letter Agreement and MMR agreed to use its commercially reasonable efforts to transfer to the Company its rights under the following purchase agreements for the stations originally to be acquired by MMR and exchanged with the Company. On January 26, 1996, MMR entered into an agreement to acquire substantially all of the assets of WSTZ-FM and WZRX-AM, both operating in Jackson, Mississippi, for a purchase price of $3.5 million. On January 22, 1996, MMR entered into an agreement to acquire substantially all of the assets of WROQ-FM, operating in Greenville, South Carolina, for a purchase price of $14.0 million. On January 18, 1996, MMR entered into an agreement to acquire substantially all of the assets of WTRG-FM and WRDU-FM, both operating in the Raleigh, North Carolina market, and WMFR-AM, WMAG-FM and WTCK-AM (formerly, WWWB-AM), each operating in the Greensboro, North Carolina market, for a purchase price of approximately $38 million, subject to adjustment based on the broadcast cash flow of WTRG-FM and WRDU-FM. The Company posted $300,000 in cash and $6,750,000 in letters of credit as deposits for these purchase agreements. The Company and MMR have agreed that the Company will lend to MMR the financing necessary to complete the purchase of such stations and that MMR will immediately thereafter transfer the purchased assets to the Company. MMR has entered into LMAs with the current owners of the stations operating in the Greenville, South Carolina and Jackson, Mississippi markets, and concurrently therewith, MMR has entered into JSAs with the Company pursuant to which the Company was granted the exclusive right to sell advertising on behalf of all but one of the stations in such markets. MMR has also entered into a JSA with the current owner of the stations operating in the Greensboro, North Carolina market, and concurrently therewith, the Company entered into a JSA with MMR with respect to such stations.

   Further, the Company has entered into a non-binding letter of intent to exchange radio station KRLD-AM, operating in Dallas, Texas and the Texas State Networks, for radio station KKRW-FM, operating in Houston, Texas (the "Houston Exchange"), and has entered into a non-binding letter of intent to sell radio station KTCK-AM, operating in Dallas, Texas for approximately $14,000,000. The Company estimates that it will pay $2,500,000 to the entity that sold it KTCK-AM in satisfaction of its contingent payment right and will redeem the Series C Preferred Stock for $2,000,000.

   In March of 1996, the Company made its annual rights fee payment relating to the broadcast of Texas Rangers baseball games, reducing such payment by an amount calculated to reflect the adjustment provisions contained in the rights agreement with respect to the major league baseball labor dispute which resulted in the work stoppages during the 1994 and 1995 major league baseball seasons. The Company has received notice from the Texas Rangers disputing the adjustment and credits taken by the Company. On April 11, 1996, in order to facilitate the Houston Exchange, the Company and the Texas Rangers amended the radio broadcast rights agreement. The amended terms provide for the termination of the agreement no later than November 30, 1996.

   The Company has initiated a tender offer to repurchase all of its Senior Subordinated Notes. The Company intends to finance the aforementioned transactions with private placements of senior subordinated notes and preferred stock.

                   SFX BROADCASTING, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                              DECEMBER 31, 1995

    In April 1996, the Company and SCMC entered into a termination agreement pursuant to which the consulting arrangement between such parties was terminated in consideration for the assignment by SCMC to the Company of the right to receive certain consulting fees payable by MMR and Triathlon Broadcasting Company, the agreement to cancel $2.0 million of indebtedness plus accrued interest thereon owing from SCMC to the Company upon completion of the MMR Acquisition and the issuance of warrants to SCMC to purchase up to 600,000 shares of Class A Common Stock at an exercise price of $33 3/4 per share. In connection with such agreement, the Company will recognize a non-recurring non-cash charge to earnings of approximately $4.5 million during the second quarter of 1996, and $1.1 million upon completion of the MMR Acquisition, based upon the value of the warrant ($9.0 million) and the forgiveness of debt ($2.2 million) offset by the value of recurring consulting fees that will become payable by Triathlon to the Company ($5.6 million).

   On April 16, 1996, the Company entered into an agreement with R. Steven Hicks, the current President, Chief Executive Officer and Chief Operating Officer of the Company, pursuant to which they have agreed to terminate Mr. Hicks' employment agreement with the Company concurrently with the completion of the MMR Merger and to make certain payments in the aggregate amount of approximately $14.9 million to Mr. Hicks. Mr. Hicks has agreed to serve as a consultant to the Company during the five-year period commencing on the completion of the MMR Merger and the Company has agreed to compensate him for such services at the rate of $150,000 per year. In addition, Mr. Hicks' employment agreement provides that the Company will repurchase Mr. Hicks' shares of Class A Common Stock at Mr. Hicks' option at any time during the five-year period from the consummation of the MMR Merger at a price equal to the greater of $40.00 or the average closing price of the Class A Common Stock for the five business days preceding the repurchase.

   The Company entered into an agreement with D. Geoffrey Armstrong, Executive Vice President and Chief Financial Officer of the Company, pursuant to which the Company has agreed to make certain payments to Mr. Armstrong in the aggregate amount of $4.6 million and Mr. Armstrong has, among other things, agreed to serve as the Chief Operating Officer of the Company following the MMR Merger. In addition, the Company and Mr. Armstrong each have the right to terminate Mr. Armstrong's employment with the Company one year after the consummation of the MMR Merger. In the event of such termination, Mr. Armstrong will receive $1.2 million and the Company will repurchase all of the stock options granted to Mr. Armstrong pursuant to the Company's Stock Option Plans.

   A charge to earnings of approximately $20.9 million will be taken in the second quarter in connection with these agreements.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Liberty Broadcasting, Inc.:

   We have audited the accompanying consolidated balance sheets of Liberty Broadcasting, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995, 1994, and the nine months ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Liberty Broadcasting, Inc. as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years ended December 31, 1995, 1994, and the nine months ended December 31, 1993, in conformity with generally accepted accounting principles.

Coopers & Lybrand, L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 15, 1996, except as to Note 14 for which the date is March 26, 1996


                          LIBERTY BROADCASTING, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                          MARCH 31,              DECEMBER 31,
                                                                       ------------------------------
                                                             1996            1995            1994
                                                       --------------  --------------  --------------
                                                         (UNAUDITED)
                        ASSETS
Current assets:
 Cash and cash equivalents ...........................   $  3,921,000    $  2,651,000    $  2,920,000
 Accounts receivable, net of allowance for doubtful
  accounts of $1,034,000 at March 31, 1996 and
 $967,000 and $378,000 at December 31, 1995 and 1994,
 respectively ........................................     10,403,000      12,203,000       7,992,000
 Other current assets ................................        527,000         754,000         923,000
                                                       --------------  --------------  --------------
  Total current assets ...............................     14,851,000      15,608,000      11,835,000
Property and equipment, net of accumulated
 depreciation of $3,056,000 at March 31, 1996 and
 $2,552,000 and $677,000 at December 31, 1995 and
 1994, respectively ..................................     15,765,000      16,128,000      12,726,000
Deferred acquisition costs ...........................                             --          76,000
Intangible assets, net of accumulated amortization of
 $16,399,000 at March 31, 1996 and $14,064,000 and
 $5,510,000 at December 31, 1995 and 1994,
 respectively ........................................    132,399,000     133,085,000      89,993,000
                                                       --------------  --------------  --------------
  Total assets .......................................   $163,015,000    $164,821,000    $114,630,000
                                                       ==============  ==============  ==============
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt ...................      4,233,000      12,854,000       5,276,000
 Accounts payable and other accrued liabilities  .....      9,135,000       8,817,000       5,601,000
                                                       --------------  --------------  --------------
  Total current liabilities ..........................     13,368,000      21,671,000      10,877,000
Long-term debt, less current portion .................     65,907,000      68,092,000      56,107,000
Deferred taxes .......................................     10,318,000      11,613,000              --
Other noncurrent liabilities .........................      1,101,000       1,063,000              --
                                                       --------------  --------------  --------------
  Total liabilities ..................................     90,694,000     102,439,000      66,984,000
                                                       --------------  --------------  --------------
Commitments and contingencies
Stockholders' equity:
 Preferred stock, Series A, $.01 par value;
  500,000 shares authorized; issued and outstanding
  57,024 shares at March 31, 1996 and December  31,
 1995 and 41,907 shares at December 31, 1994
  (aggregate liquidation preference of $68,628 at
  March 31, 1996 and $66,954,000 and $45,816,000  at
 December 31, 1995 and 1994, respectively ............             --              --              --
 Preferred stock, Series B, $.01 par value;
  50,000 shares authorized; issued and outstanding
  12,960 shares at March 31, 1996 (aggregate
  liquidation preference of $12,960,000 at
  March 31, 1996) ....................................             --              --              --
 Common stock, Series A, $.01 par value;
  1,500,000 shares authorized; issued and
  outstanding 1,006,335 shares at March 31, 1996
  and December 31, 1995 and
  739,564 shares at December 31, 1994 ................         10,000          10,000           7,000
 Capital in excess of par value ......................     80,036,000      67,076,000      49,295,000
 Loans to stockholders ...............................       (166,000)       (166,000)       (166,000)
 Accumulated deficit .................................     (7,559,000)     (4,538,000)     (1,490,000)
                                                                       --------------  --------------
  Total stockholders' equity .........................     72,321,000      62,382,000      47,646,000
                                                       --------------  --------------  --------------
  Total liabilities and stockholders' equity  ........   $163,015,000    $164,821,000    $114,630,000
                                                       ==============  ==============  ==============

                          LIBERTY BROADCASTING, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                          THREE MONTHS                     YEAR ENDED            NINE MONTHS ENDED
                                        ENDED MARCH 31,                   DECEMBER 31,              DECEMBER 31,
                                ------------------------------  ------------------------------  ------------------
                                      1996            1995            1995            1994              1993
                                --------------  --------------  --------------  --------------  ------------------
                                  (UNAUDITED)     (UNAUDITED)
Gross broadcasting revenue  ...   $11,913,000     $ 9,776,000     $57,860,000     $28,368,000        $5,892,000
Less: agency commissions  .....    (1,350,000)     (1,004,000)     (6,453,000)     (3,114,000)         (549,000)
                                --------------  --------------  --------------  --------------  ------------------
  Net broadcasting revenue  ...    10,563,000       8,772,000      51,407,000      25,254,000         5,343,000
                                --------------  --------------  --------------  --------------  ------------------
Station operating expenses  ...     8,802,000       7,513,000      34,725,000      17,393,000         3,421,000
Corporate expenses ............       649,000         654,000       2,453,000       1,183,000           183,000
Litigation settlements ........            --              --       2,200,000              --                --
Depreciation and amortization       2,839,000       2,043,000      10,429,000       5,021,000         1,188,000
                                --------------  --------------  --------------  --------------  ------------------
  Operating income (loss)  ....    (1,727,000)     (1,438,000)      1,600,000       1,657,000           551,000
Interest expense, net .........    (2,210,000)     (1,405,000)     (7,373,000)     (3,042,000)         (596,000)
                                --------------  --------------  --------------  --------------  ------------------
  Loss before income taxes  ...    (3,937,000)     (2,843,000)     (5,773,000)     (1,385,000)          (45,000)
Income (benefit) tax expense  .      (916,000)          6,000      (2,725,000)         60,000                --
                                --------------  --------------  --------------  --------------  ------------------
  Net loss ....................   $(3,021,000)    $(2,849,000)    $(3,048,000)    $(1,445,000)       $  (45,000)
                                ==============  ==============  ==============  ==============  ==================

                              F-29





                          LIBERTY BROADCASTING, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                      PREFERRED STOCK
                          --------------------------------------
                                SERIES A            SERIES B            COMMON STOCK
                          ------------------  ------------------  ----------------------
                            SHARES    AMOUNT    SHARES    AMOUNT     SHARES      AMOUNT
                          --------  --------  --------  --------  -----------  ---------
Initial issue of capital
 stock ..................    8,594  --                                151,683    $ 2,000
Loans to stockholders  ..
Net loss ................
                          --------  --------  --------  --------  -----------  ---------
Balances at December 31,
 1993 ...................    8,594  --                                151,683      2,000
Issuance of capital
 stock ..................   33,313  --                                587,881      5,000
Net loss ................
                          --------  --------  --------  --------  -----------  ---------
Balances at December 31,
 1994 ...................   41,907  --                                739,564      7,000
Net loss ................
Issuance of capital
 stock ..................   15,117  --                                266,771      3,000
                          --------  --------  --------  --------  -----------  ---------
Balances at December 31,
 1995 ...................   57,024  --                              1,006,335     10,000
Issuance of capital
 stock ..................                       12,960  --
Net loss ................
Balances at
 March 31, 1996
 (unaudited) ............   57,024  --          12,960  --          1,006,335    $10,000
                          ========  ========  ========  ========  ===========  =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                            CAPITAL IN       LOAN TO       ACCUMULATED
                           EXCESS OF PAR   STOCKHOLDERS      DEFICIT          TOTAL
                          -------------  --------------  --------------  -------------
Initial issue of capital
 stock ..................   $10,109,000                                    $10,111,000
Loans to stockholders  ..                   $(166,000)                        (166,000)
Net loss ................                                  $   (45,000)        (45,000)
                          -------------  --------------  --------------  -------------
Balances at December 31,
 1993 ...................    10,109,000      (166,000)         (45,000)      9,900,000
Issuance of capital
 stock ..................    39,186,000                                     39,191,000
Net loss ................                                   (1,445,000)     (1,445,000)
                          -------------  --------------  --------------  -------------
Balances at December 31,
 1994 ...................    49,295,000      (166,000)      (1,490,000)     47,646,000
Net loss ................                                   (3,048,000)     (3,048,000)
Issuance of capital
 stock ..................    17,781,000                                     17,784,000
                          -------------  --------------  --------------  -------------
Balances at December 31,
 1995 ...................    67,076,000      (166,000)      (4,538,000)     62,382,000
Issuance of capital
 stock ..................    12,960,000                                     12,960,000
Net loss ................                                   (3,021,000)     (3,021,000)
Balances at
 March 31, 1996
 (unaudited) ............   $80,036,000     $(166,000)     $(7,559,000)    $72,321,000
                          =============  ==============  ==============  =============


                              F-30





                          LIBERTY BROADCASTING, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS



                                            THREE MONTHS                                            NINE MONTHS
                                               ENDED                         YEAR ENDED            ENDED DECEMBER
                                             MARCH 31,                      DECEMBER 31,                31,
                                  ------------------------------  ------------------------------  --------------
                                        1996            1995            1995            1994            1995
                                  --------------  --------------  --------------  --------------  --------------
                                    (UNAUDITED)     (UNAUDITED)
Cash flows from operating
 activities:
 Net loss .......................   $ (3,021,000)   $(2,849,000)    $ (3,048,000)   $ (1,445,000)   $    (45,000)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and amortization        2,839,000      2,043,000       10,429,000       5,021,000       1,188,000
  Provision for losses on
   accounts receivable ..........        142,000         96,000          589,000         305,000         110,000
  Deferred taxes ................     (1,295,000)            --       (2,031,000)             --              --
  Litigation settlements ........             --             --        2,200,000              --              --
  Increase (decrease) in cash
   due to changes in assets and
   liabilities:
   Restricted cash ..............             --             --               --         975,000        (975,000)
   Accounts receivable ..........      1,456,000        815,000       (1,954,000)     (7,207,000)     (1,200,000)
   Other current assets .........        237,000        108,000          224,000        (851,000)        (72,000)
   Accounts payable and other
    accrued liabilities .........        990,000     (1,814,000)     (3,304,0000)      4,957,000         528,000
   Other assets .................             --        110,000           92,000              --              --
                                  --------------  --------------  --------------  --------------  --------------
     Net cash provided
      (used) by operating
      activities ................      1,348,000     (1,491,000)       3,197,000       1,755,000        (466,000)
                                  --------------  --------------  --------------  --------------  --------------
Cash flows from investing
 activities:
 Purchase of furniture and
  equipment .....................       (142,000)      (345,000)      (1,284,000)       (532,000)        (63,000)
 Acquisitions, net of cash
  acquired ......................             --             --      (35,512,000)    (76,733,000)    (17,177,000)
 Other ..........................        (80,000)      (702,000)      (1,639,000)        517,000        (593,000)
                                  --------------  --------------  --------------  --------------  --------------
     Net cash used in
      investing activities  .....       (222,000)    (1,047,000)     (38,435,000)    (76,748,000)    (17,833,000)
                                  --------------  --------------  --------------  --------------  --------------
Cash flows from financing
 activities:
 Proceeds from long-term
  borrowings ....................             --      1,544,000       28,000,000      57,352,000      10,000,000
 Payments on debt and long-term
  borrowings ....................    (10,806,000)    (1,000,000)      (8,437,000)    (10,700,000)       (200,000)
 Issuance of stock ..............     12,960,000             --       15,406,000      29,815,000      10,111,000
 Loans to stockholders ..........             --             --               --              --        (166,000)
 Deferred financing costs  ......     (2,010,000)            --               --              --              --
                                  --------------  --------------  --------------  --------------  --------------
     Net cash provided by
      financing activities  .....        144,000        544,000       34,969,000      76,467,000      19,745,000
                                  --------------  --------------  --------------  --------------  --------------
     Net (decrease) increase
      in cash and cash
      equivalents ...............      1,270,000     (1,994,000)        (269,000)      1,474,000       1,446,000
Cash and cash equivalents at
 beginning of period ............      2,651,000      2,920,000        2,920,000       1,446,000              --
                                  --------------  --------------  --------------  --------------  --------------
Cash and cash equivalents at end
 of period ......................   $  3,921,000    $   926,000     $  2,651,000    $  2,920,000    $  1,446,000
                                  ==============  ==============  ==============  ==============  ==============
Supplemental disclosure of cash
 flow information:
 Cash paid for interest .........   $  1,735,000    $ 1,215,000     $  6,717,312    $  2,071,000    $    541,000
                                  ==============  ==============  ==============  ==============  ==============
 Cash paid for taxes ............        163,000         30,000     $    211,000              --              --
                                  ==============  ==============  ==============  ==============  ==============

                          LIBERTY BROADCASTING, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY:

   Liberty Broadcasting, Inc. (the "Company") owns and operates eighteen radio stations located in New York, Rhode Island, Connecticut, Maryland and Virginia. The Company also markets certain entertainment events.

   On November 15, 1995, the Company entered into a definitive agreement to sell all of its outstanding common and preferred stock to an unrelated party. The Company expects to complete this transaction during 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 USE OF ESTIMATES:

   The accounting policies followed by the Company are in accordance with generally accepted accounting principles. The use of generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts have been reclassified for comparative purposes.

 INTERIM FINANCIAL INFORMATION:

   The financial statements as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 are unaudited. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the results of operations have been included. Results for the three months ended March 31, 1996 may not be indicative of the results expected for the year ending December 31, 1996.

 CASH AND CASH EQUIVALENTS:

   Cash equivalents comprise short-term investments with an initial maturity of ninety days or less and are deposited principally in one money market account.

 CONCENTRATION OF CREDIT RISK:

   Financial instruments which potentially subject the Company to concentrations of credit risk include cash and cash equivalents. The Company maintains its cash and cash equivalents in high-credit quality financial institutions.

 TRADE AGREEMENTS:

   The Stations have trade agreements with certain of its advertisers whereby the Stations exchange advertising time for goods and services. These exchanges are recorded at the fair market value of the goods and services received or the value of the advertising time provided, whichever is more clearly determinable. Revenue from trade agreements is recognized as income when advertisements are broadcast and goods or services are charged to expense when goods are used or services are received. Revenue from trade agreements was $4,007,000, $1,686,000 and $629,000 in 1995, 1994 and 1993,
respectively. Expense from trade agreements was $3,449,000, $2,043,000 and $756,000 in 1995, 1994 and 1993, respectively.

 REVENUES:

   Broadcasting operations derive revenue from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

                          LIBERTY BROADCASTING, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)
  PROPERTY AND EQUIPMENT:

   The majority of the Company's property and equipment was recorded at fair market value as determined on the date of acquisition. Subsequent additions have been recorded at cost. Renewals and replacements which extend the useful lives of plant and equipment are capitalized. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected on a current basis. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets as follows:

 Building and building improvements  ...   25 years
Transmitter, tower and antenna  .......    15 years
Studio and technical equipment  .......    7 years
Office furniture and fixtures .........    4 years
Automobiles ...........................    3 years

 INTANGIBLE ASSETS:

   Intangible assets have been recorded on the basis of their estimated fair market values assigned on the date of acquisition and are amortized using the straight-line method. The FCC broadcast licenses and goodwill are being amortized over 25 years. The noncompete agreements are amortized over the life of the agreements. Deferred financing fees are amortized over the terms of the agreements. Other intangible assets, consisting of organizational expenses and other items, are being amortized over five years.

   The Company evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

 INCOME TAXES:

   Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax bases of assets and liabilities and their financial reporting amounts on the basis of currently enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

3. ACQUISITIONS:

   On May 26, 1993, the Company entered into a definitive agreement to purchase substantially all the tangible and intangible assets (excluding cash, accounts receivables and prepaid expenses) of radio station WHFS-FM for approximately $15.6 million in cash and debt. WHFS-FM serves Baltimore, Maryland and Washington, D.C. Subsequent to FCC approval, the acquisition was completed on February 28, 1994. Beginning February 28, the operations of WHFS-FM have been included in the consolidated financial statements.

   On October 6, 1993, the Company entered into a definitive agreement to purchase substantially all the tangible and intangible assets (excluding cash, accounts receivable and prepaid expenses) of radio stations WXTR-FM and WMXB-FM for approximately $28.0 million in cash and stock of the Company. WXTR-FM serves Washington D.C. and WMXB-FM serves Richmond, Virginia. Subsequent to FCC approval, the acquisition was completed on February 15, 1994. Beginning February 15, 1993 the operations of WXTR-FM and WMXB-FM have been included in the consolidated financial statements.

                          LIBERTY BROADCASTING, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. ACQUISITIONS:  (Continued)
    On January 3, 1994, the Company entered into a definitive agreement to purchase substantially all the tangible and intangible assets (excluding cash, accounts receivable and prepaid expenses) of radio stations WGNA-AM/FM for approximately $13.5 million in cash. WGNA-AM/FM serves Albany, New York. Subsequent to FCC approval, the acquisition was completed on August 22, 1994. Beginning August 22, 1994 the operations of WGNA-AM/FM have been included in the consolidated financial statements.

   On January 7, 1994, the Company entered into a definitive agreement to purchase substantially all the tangible and intangible assets (excluding cash, accounts receivable and prepaid expenses) of radio station WHFM-FM for approximately $1.9 million in cash. WHFM-FM serves Long Island, New York. Subsequent to FCC approval, the acquisition was completed on August 22, 1994. Beginning August 22, 1994 the operations of WHFM-FM have been included in the consolidated financial statements.

   On June 17, 1994, the Company entered into a definitive agreement to purchase substantially all the tangible and intangible assets (excluding cash and accounts receivable) of Greater Connecticut Broadcasting, Inc. and Affiliates (GCB) for approximately $22.6 million in cash and stock of the Company. GCB owns and operates WHJY-FM and WHJJ-AM in Providence, Rhode Island, WMRQ-FM and WPOP-AM in Hartford, Connecticut and WPYX-FM and WTRY-AM in Albany, New York. Subsequent to FCC approval, the acquisition was completed on November 15, 1994. Beginning November 15, 1994 the operations of GCB have been included in the consolidated financial statements.

   On March 4, 1994, the Company entered into a definitive agreement to purchase the stock of Beck-Ross Communications, Inc. (Beck-Ross) for approximately $36.4 million in cash and stock of the Company. Beck-Ross owns and operates WBLI-FM, Long Island, New York, WHCN-FM, Hartford, Connecticut, and WSNE-FM, Providence, Rhode Island. Subsequent to FCC approval, the acquisition was completed on April 6, 1995. Beginning April 6, 1995 the operations of Beck-Ross have been included in the consolidated financial statements.

   The following summary, prepared on a pro forma basis, combines the results of operations as if the above stations had been acquired as of the beginning of the periods presented, after including the impact of certain adjustments, such as: amortization of intangibles, interest expense and the related income tax effects.

                     1995           1994
                -------------  -------------
Gross revenues    $61,159,000    $61,676,000
Net loss ......    (3,955,000)    (5,445,000)

   The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

                          LIBERTY BROADCASTING, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT:

   Property and equipment comprise the following:

                                       DECEMBER 31,    DECEMBER 31,
                                           1995            1994
                                     --------------  --------------
Land and land improvements .........   $ 2,551,000     $ 2,150,000
Building and building improvements       3,372,000       1,698,000
Transmitter, tower and antenna  ....     6,051,000       5,243,000
Studio and technical equipment  ....     5,393,000       3,482,000
Office furniture and fixtures  .....     1,086,000         720,000
Automobiles ........................       227,000         110,000
                                     --------------  --------------
                                        18,680,000      13,403,000
Less: accumulated depreciation  ....    (2,552,000)       (677,000)
                                     --------------  --------------
                                       $16,128,000     $12,726,000
                                     ==============  ==============

   Depreciation expense for the years ended December 31, 1995 was $1,875,000 and $580,000 for the year ended December 31, 1994. Depreciation expense was $106,000 for the nine months ended December 31, 1993.

5. INTANGIBLES:

   Intangible assets comprise the following:

FCC BROADCAST LICENSES .........   $111,976,000    $80,471,000
Goodwill .......................     14,417,000             --
Noncompete agreements ..........     10,449,000      8,304,000
Other intangible assets ........      8,587,000      5,205,000
Deferred financing fees ........      1,720,000      1,523,000
                                 --------------  -------------
 Total intangible assets  ......    147,149,000     95,503,000
Less: accumulated amortization      (14,064,000)    (5,510,000)
                                 --------------  -------------
                                   $133,085,000    $89,993,000
                                 ==============  =============

   Amortization expense for the year ended December 31, 1995 and 1994 was $8,554,000 and $4,441,000, respectively. Amortization expense was $1,082,000 for the nine months ended December 31, 1993.

                          LIBERTY BROADCASTING, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

 6. INCOME TAXES:

   At December 31, 1995 the benefit from income taxes was comprised of $169,000 of current tax expense and $2,556,000 of deferred income tax benefit. Similarly, at December 31, 1994 the provision for income taxes consisted of $60,000 of current income taxes. There was no provision for the nine months ended December 31, 1993.

   A reconciliation of the federal statutory tax rate to the effective tax rate as a percentage of loss from operations is as follows:

                                            1995      1994      1993
                                         --------  --------  --------
Federal statutory rate ................. 34%       34%       34%
Increase (decrease) resulting from:
 Permanent differences ................. (4)       (2)       (44)
 State taxes, net ...................... 5         (3)       --
 Valuation allowance ................... 10        (33)      (13)
 Effect of graduated rates ............. --        --        23
 Other ................................. 2         --        --
                                         --------  --------  --------
  Effective tax rate ................... 47%       (4)%      -- %
                                         ========  ========  ========

   Deferred tax assets and liabilities are comprised of the following elements:

                                      DECEMBER 31,     DECEMBER 31,
                                          1995             1994
                                    ---------------  --------------
Deferred tax assets:
 Allowance for doubtful accounts  .   $    351,000      $ 151,000
 Accrued compensation .............        124,000             --
 Net operating loss carryforwards        2,168,000        546,000
 Less: valuation allowance ........             --       (555,000)
                                    ---------------  --------------
  Net deferred tax assets .........      2,643,000        142,000
Deferred tax liabilities:
 Fixed assets .....................     (2,319,000)      (142,000)
 Intangibles ......................    (11,937,000)            --
                                    ---------------  --------------
  Balance .........................   $(11,613,000)            --
                                    ===============  ==============

   The Company has recorded a valuation allowance for its deferred tax assets of approximately $555,000 at December 31, 1994. The allowance offsets a significant portion of the tax benefits relating to the temporary difference between the book and tax bases of the allowance for doubtful accounts and the Company's net operating loss carryforwards.

                          LIBERTY BROADCASTING, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. LONG-TERM DEBT:

   Long-term debt consisted of the following:


                                                      DECEMBER 31,    DECEMBER 31,
                                                          1995            1994
                                                    --------------  --------------
Bank debt:
 Term loan, due 2000, interest at December 31,
 1995
  ranging from 8.69% to 9.07% .....................   $ 31,500,000    $35,100,000
 Acquisition loan, due 2000, interest ranging from
  8.19% to 8.63% at December 31, 1995 .............     42,524,000     22,875,000
 Revolver, due 1996, interest at 10.50%  ..........      3,700,000             --
Other .............................................      3,222,000      3,408,000
                                                    --------------  --------------
                                                        80,946,000     61,383,000
Less current maturities ...........................    (12,854,000)    (5,276,000)
                                                    --------------  --------------
  Total long-term debt ............................   $ 68,092,000    $56,107,000
                                                    ==============  ==============

   The Company's Senior Credit Facility consists of a $36,000,000 term loan facility, a $50,000,000 acquisition facility and a $4,000,000 revolving capital facility of which $300,000 is available at December 31, 1995. The indebtedness of the Company under the Senior Credit Facility is collateralized by first-priority liens on all the capital stock and tangible and intangible assets of the Company. The loans outstanding under the Senior Credit Facility bear interest at variable rates at the election of the Company as defined in the credit agreement. The Senior Credit Facility also contains covenants which provide for the maintenance of certain financial ratios, limitations on indebtedness and restrict dividend payments.

   The carrying amount of long-term debt approximates fair value because the obligations under the Senior Credit Facility are at variable rates and are reprised frequently.

   The scheduled maturities at December 31, 1995 is as follows:

 1996 .........  $12,854,000
1997 .........    11,073,000
1998 .........    13,963,000
1999 .........    17,083,000
2000 .........    20,773,000
Thereafter  ..     5,200,000
               -------------
                 $80,946,000
               =============

8. LEASES:

   The Company leases certain property and equipment under noncancelable leases which expire at various dates through 2029. In most cases, management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

                          LIBERTY BROADCASTING, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. LEASES:  (Continued)
    Future minimum lease payments required under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                   OPERATING
YEAR ENDING DECEMBER 31,            LEASES
- -------------------------------  -----------
1996 ...........................  $  787,000
1997 ...........................     453,000
1998 ...........................     308,000
1999 ...........................     311,000
2000 ...........................     147,000
Thereafter .....................     509,000
                                 -----------
  Total minimum lease payments    $2,515,000
                                 ===========

   Rent expense for the years ended December 31, 1995 and 1994 was $726,000 and $435,000, respectively. There was no rent expense for the nine months ended December 31, 1993.

9. PREFERRED STOCK:

   The Series A preferred stock has a liquidation preference over all other classes of stock at $1,000 per share plus any accrued dividends thereon. Each share of Series A preferred stock is entitled to receive cumulative cash dividends at a rate of approximately 10% compounded quarterly.

   These shares are nonvoting and redeemable only at the option of the Company for a redemption price equal to their liquidation value.

   The shares are convertible at the option of the Company into shares of common stock at a rate of 100 shares of common stock for each share of Series A preferred stock. Upon conversion, any undeclared or unpaid dividends would also be converted to common stock at $10 per share.

   The Company issued 15,117 and 33,313 and 8,594 shares of Series A preferred shares in connection with the acquisitions of radio stations in 1995, 1994, and 1993, respectively:

   No dividends have been declared by the Board of Directors on the Series A preferred stock. Dividends in arrears aggregate to $9,930,000 and $3,909,000, and $617,000 at December 31, 1995, 1994, and 1993, respectively.

10. STOCK OPTIONS:

   In 1995, options granted in 1993 were amended to provide for an additional 119,750 options to reflect the antidilutive provision contained in the 1993 stock option agreements. In addition, 5,718 options were granted in 1995.

                                     NUMBER OF SHARES
                              -----------------------------
                                 1995       1994      1993
                              ---------  --------  --------
Outstanding, January 1  .....    11,760    11,760  --
Granted at $10.00 per share     125,468        --  11,760
Exercised ...................        --        --  --
                              ---------  --------  --------
Outstanding, December 31  ...   137,228    11,760  11,760
                              =========  ========  ========
Exercisable, December 31  ...    18,984       706  --
                              =========  ========  ========

   Options totaling 86,911 vest based on the attainment of certain financial performance measures as defined in the option agreements. No options have vested under these agreements. Options totaling 50,317 vest evenly over five years. All options expire ten years from the date of grant.

                          LIBERTY BROADCASTING, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. DEFINED CONTRIBUTION PLAN:

   Salaried employees of the Company may participate in a defined contribution plan (the "Plan"). Participants may defer up to 15% of eligible compensation up to a statutory limit. The Company may make a matching contribution and an additional discretionary contribution. Employees begin to vest in the Company's contributions after two years of service at a rate of 25% per year, except for discretionary contributions in which employees are immediately 100% vested. The Company did not contribute to the Plan in 1995, 1994, and 1993.

12. RELATED PARTIES:

   The Company paid certain stockholders and executive officers $399,065, $1,029,000, and $19,000 in 1995, 1994, and 1993, respectively, for accounting and acquisition related services.

13. SUPPLEMENTAL CASH FLOW INFORMATION:

   Significant noncash investing and financing activities in 1995:

   In April 1995, the Company acquired all the outstanding stock of Beck-Ross Communications, Inc. (see Note 3). The transaction had the following noncash impact on the Company's 1995 balance sheet:

 Property and equipment ........ $ 3,373,000
Intangibles ...................   44,400,000
Deferred taxes ................   12,260,000
Capital in excess of par value    17,378,000

   Significant noncash investing and financing activities in 1994:

   In February 1994, the Company acquired substantially all the tangible and intangible assets of WXTR-FM and WMXB-FM (see Note 3). The transaction had the following non-cash impact on the Company's 1994 balance sheet:

 Property and equipment ........ $ 2,615,000
Intangibles ...................   31,275,000
Capital in excess of par value    (4,229,000)

   In February 1994, the Company acquired substantially all the tangible and intangible assets of WHFS-FM (see Note 3). The transaction had the following noncash impact on the Company's 1994 balance sheet:

 Property and equipment   $   846,000
Intangibles ...........    15,304,000
Long-term debt ........    (3,304,000)

   In August 1994, the Company acquired substantially all the tangible and intangible assets of WGNA-AM/FM (see Note 3). The transaction had the following noncash impact on the Company's 1994 balance sheet:

 Property and equipment  $ 1,172,000
Intangibles ...........   13,073,000

                          LIBERTY BROADCASTING, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUPPLEMENTAL CASH FLOW INFORMATION:  (Continued)

    In November 1994, the Company acquired substantially all the tangible and intangible assets of GCB (see Note 3). The transaction had the following noncash impact on the Company's 1994 balance sheet:

 Property and equipment ........ $ 5,565,000
Intangibles ...................   17,667,000
Capital in excess of par value    (5,147,000)

   Significant noncash investing and financing activities for the nine-months ended December 31, 1993:

   In March 1993, the Company acquired substantially all the tangible and intangible assets of WBAB-FM and WGBB-AM (see Note 3). The transaction had the following noncash impact on the Company's 1993 balance sheet:

 Property and equipment  $ 2,215,000
Intangibles ...........   14,962,000

14. SUBSEQUENT EVENTS:

 LITIGATION:

   In March 1996, the Company settled various litigation which were pending at December 31, 1995 totaling $2,200,000. These settlements have been reflected in the 1995 financial statements.

   The Company is also subject to various other investigations, claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

 ISSUANCE OF SERIES B PREFERRED STOCK:

   On March 26, 1996, the Company issued 12,960 shares of Series B senior cumulative preferred stock with a liquidation preference of $1,000 per share. The proceeds of $12,960,000 was used to repay $8,950,000 in bank debt, transaction fees, litigation settlements and to augment working capital.

                         INDEPENDENT AUDITORS' REPORT

The Advisory Committee and Partners
Prism Radio Partners, L.P.:

   We have audited the accompanying balance sheets of Prism Radio Partners, L.P. (the Partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prism Radio Partners, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

Phoenix, Arizona
March 29, 1996

                          PRISM RADIO PARTNERS, L.P.
                                BALANCE SHEETS

                                                        MARCH 31,            DECEMBER 31,
                                                          1996
                                                                          1995         1994                     1994
                                                     -------------  -------------  -------------
                                                       (UNAUDITED)
                       ASSETS
Current assets:
 Cash and cash equivalents .........................   $ 1,645,218    $ 1,368,546    $ 2,340,906
 Accounts receivable, less allowance for doubtful
  accounts of $414,674, $385,959 and $301,793
  respectively .....................................     5,064,549      6,804,683      5,114,036
 Prepaid expenses ..................................       319,145        317,923        205,446
 Other current assets ..............................       201,151        187,969        110,782
                                                     -------------  -------------  -------------
   Total current assets ............................     7,230,063      8,679,121      7,771,170
Property and equipment, net (note 3) ...............     9,206,271      9,380,998      9,490,819
Intangible assets, net (note 4) ....................    32,371,848     32,886,073     34,942,970
                                                     -------------  -------------  -------------
                                                       $48,808,182    $50,946,192    $52,204,959
                                                     =============  =============  =============
          LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
 Accounts payable ..................................   $   548,173    $ 1,337,883    $   735,355
 Accrued expenses (note 5) .........................     1,869,432      2,023,721      2,049,676
 Current portion of long-term debt (note 6)  .......     2,986,625      2,812,000        711,917
                                                     -------------  -------------  -------------
   Total current liabilities .......................     5,404,230      6,173,604      3,496,948
Long-term debt, excluding current portion (note 6)      13,319,272     14,110,813     17,357,001
                                                     -------------  -------------  -------------
   Total liabilities ...............................    18,723,502     20,284,417     20,853,949
Partners' capital (note 7) .........................    38,315,596     38,315,596     37,647,092
Partner receivables (note 7) .......................      (913,000)      (913,000)      (300,000)
Accumulated deficit ................................    (7,317,916)    (6,740,821)    (5,996,082)
                                                     -------------  -------------  -------------
   Total partners' capital .........................    30,084,680     30,661,775     31,351,010
Commitments and contingencies (notes 8 and 10)
Subsequent event (note 12)
                                                     -------------  -------------  -------------
                                                       $48,808,182    $50,946,192    $52,204,959
                                                     =============  =============  =============

               See accompanying notes to financial statements.

                          PRISM RADIO PARTNERS, L.P.
                           STATEMENTS OF OPERATIONS

                                  THREE MONTHS ENDED MARCH 31,                  DECEMBER 31,
                                 ----------------------------  --------------------------------------------
                                      1996           1995           1995            1994           1993
                                                               -------------  --------------  -------------
                                  (UNAUDITED)    (UNAUDITED)
Revenue ........................   $7,968,046    $ 7,595,278     $36,455,730    $30,422,189     $14,895,284
Less agency commissions ........      916,843        800,466       3,884,064      3,409,781       1,579,669
                                 ------------  --------------  -------------  --------------  -------------
   Net revenue .................    7,051,203      6,794,812      32,571,666     27,012,408      13,315,615
                                 ------------  --------------  -------------  --------------  -------------
Operating expenses:
 Station operating expenses,
  excluding depreciation and
  amortization .................    6,160,858      6,669,182      26,979,258     24,271,541      13,172,716
 Depreciation and amortization        737,538        672,705       2,945,990      2,901,624       1,871,521
 Corporate general and
  administrative ...............      372,718        419,894       2,026,611      1,133,308         896,978
                                 ------------  --------------  -------------  --------------  -------------
   Total operating expenses  ...    7,271,114      7,761,781      31,951,859     28,306,473      15,941,215
                                 ------------  --------------  -------------  --------------  -------------
   Operating income (loss)  ....     (219,911)      (966,969)        619,807     (1,294,065)     (2,625,600)
                                 ------------  --------------  -------------  --------------  -------------
Nonoperating expenses (income):
 Gain on sale of property  .....           --             --        (200,000)            --              --
 Interest expense ..............      382,659        439,551       1,659,591      1,142,751         299,074
 Interest income ...............      (25,475)       (12,428)        (95,045)       (63,321)        (61,757)
                                 ------------  --------------  -------------  --------------  -------------
   Net nonoperating expenses  ..      357,184        427,123       1,364,546      1,079,430         237,317
                                 ------------  --------------  -------------  --------------  -------------
   Net loss ....................   $ (577,095)   $(1,394,092)    $  (744,739)   $(2,373,495)    $(2,862,917)
                                 ============  ==============  =============  ==============  =============

               See accompanying notes to financial statements.

                          PRISM RADIO PARTNERS, L.P.
                       STATEMENTS OF PARTNERS' CAPITAL

                                                                                                   TOTAL
                                      GENERAL       LIMITED        PARTNER      ACCUMULATED      PARTNERS'
                                      PARTNER      PARTNERS      RECEIVABLES      DEFICIT         CAPITAL
                                   -----------  -------------  -------------  --------------  -------------
Balances as of January 1, 1993  ..   $  999,900   $       100  $--              $  (759,670)    $   240,330
Conversion of debt to partners'
 contribution ....................          --      3,307,864  --                        --       3,307,864
Return of withdrawing general
 partner's capital ...............    (999,900)            --  --                        --        (999,900)
Issuance of limited partnership
 interest in connection with
 acquisition of radio stations  ..          --      3,500,000  --                        --       3,500,000
Partners' contributions, net of
 $919,135 offering expenses  .....     338,691     25,945,413  --                        --      26,284,104
Net loss .........................          --             --  --                (2,862,917)     (2,862,917)
                                   -----------  -------------  -------------  --------------  -------------
Balances as of December 31, 1993       338,691     32,753,377  --                (3,622,587)     29,469,481
Partners' contributions ..........      48,068      4,506,956  (300,000)                 --       4,255,024
Net loss .........................          --             --  --                (2,373,495)     (2,373,495)
                                   -----------  -------------  -------------  --------------  -------------
Balances as of December 31, 1994       386,759     37,260,333  (300,000)         (5,996,082)     31,351,010
Partners' contributions ..........          --        775,000  (680,000)                 --          95,000
Return of withdrawing limited
 partner's capital ...............          --       (106,496) --                        --        (106,496)
Repayment of partner receivables            --             --  67,000                    --          67,000
Net loss .........................          --             --  --                  (744,739)       (744,739)
                                   -----------  -------------  -------------  --------------  -------------
Balances as of December 31, 1995       386,759     37,928,837  (913,000)         (6,740,821)     30,661,775
                                   -----------  -------------  -------------  --------------  -------------
Net loss .........................          --             --  --                  (577,095)       (577,095)
                                   -----------  -------------  -------------  --------------  -------------
Balances as of March 31, 1996  ...   $ 386,759    $37,928,837  $(913,000)       $(7,317,916)    $30,084,680
                                   ===========  =============  =============  ==============  =============

               See accompanying notes to financial statements.

                          PRISM RADIO PARTNERS, L.P.
                           STATEMENTS OF CASH FLOWS

                                              THREE MONTHS ENDED MARCH 31,
                                             ----------------------------
                                                   1996           1995
                                             --------------  ------------
                                               (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
 Net loss ..................................   $(1,394,092)    $ (577,095)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation .............................       188,814        223,314
  Amortization of goodwill, intangible
   assets, and other assets ................       483,891        514,225
  Provision for doubtful accounts ..........        30,199         28,715
  Gain on sale of property .................            --             --
  Changes in operating assets and
   liabilities:
   Accounts receivable .....................       882,309      1,711,419
   Prepaid expenses ........................       (11,248)        (1,222)
   Other current assets ....................       (15,437)       (13,182)
   Accounts payable ........................       147,071       (789,710)
   Accrued expenses ........................       (45,594)      (154,289)
                                             --------------  ------------
    Net cash provided by (used in)
     operating activities ..................       265,913        942,175
                                             --------------  ------------
Cash flows from investing activities:
 Station acquisitions ......................            --             --
 Capital expenditures ......................      (230,769)       (48,587)
 Proceeds from sale of property ............            --             --
                                             --------------  ------------
    Net cash used in investing activities  .      (230,769)       (48,587)
                                             --------------  ------------
Cash flows from financing activities:
 Partners' contributions, net of
  withdrawals ..............................            --             --
Repayment of partner receivables ...........            --             --
 Proceeds from issuance of long-term debt  .            --             --
 Payment of long-term debt .................            --       (616,916)
                                             --------------  ------------
    Net cash provided by (used in)
     financing activities ..................            --       (616,916)
                                             --------------  ------------
Net (decrease) increase in cash and cash
equivalents                                         35,144        276,672
Cash and cash equivalents at beginning of
 year ......................................     2,340,906      1,368,546
                                             --------------  ------------
Cash and cash equivalents at end of year  ..   $ 2,376,050     $1,645,218
                                             ==============  ============
Supplemental disclosure of cash paid during
 the year:
 Interest paid .............................   $    446,941    $   397,993
                                             ==============  ============
Supplemental disclosure of noncash
 transactions:
 Issuance of promissory note as part
  payment for a radio tower ................   $        --     $       --
                                             ==============  ============
 Issuance of Class A limited partnership
  interests in return for promissory notes     $        --     $       --
                                             ==============  ============
 Issuance of promissory note as part
  payment for a radio station ..............   $        --     $       --
                                             ==============  ============
 Acquisition of radio stations from related
  party in return for Class A and D limited
  partnership interests ....................   $        --     $       --
                                             ==============  ============
 Conversion of short-term note into Class A
  limited partnership interest .............   $        --     $       --
                                             ==============  ============








                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                              DECEMBER 31,
                                             ---------------------------------------------
                                                  1995            1994            1993
                                             -------------  --------------  --------------

Cash flows from operating activities:
 Net loss ..................................   $   (744,739)  $ (2,373,495)   $ (2,862,917)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation .............................       889,093         665,507         318,056
  Amortization of goodwill, intangible
   assets, and other assets ................     2,056,897       2,236,117       1,553,465
  Provision for doubtful accounts ..........        84,166         140,708         153,327
  Gain on sale of property .................      (200,000)             --              --
  Changes in operating assets and
   liabilities:
   Accounts receivable .....................    (1,774,813)     (2,060,343)     (2,756,408)
   Prepaid expenses ........................      (112,477)        (53,122)       (114,737)
   Other current assets ....................       (77,187)        572,874        (642,530)
   Accounts payable ........................       602,528         342,445         306,073
   Accrued expenses ........................       (25,955)         39,960         226,641
                                             -------------  --------------  --------------
    Net cash provided by (used in)
     operating activities ..................       697,513        (489,349)     (3,819,030)
                                             -------------  --------------  --------------
Cash flows from investing activities:
 Station acquisitions ......................            --     (14,132,251)    (24,147,174)
 Capital expenditures ......................    (1,029,272)     (1,791,474)       (836,500)
 Proceeds from sale of property ............       450,000              --              --
                                             -------------  --------------  --------------
    Net cash used in investing activities  .      (579,272)    (15,923,725)    (24,983,674)
                                             -------------  --------------  --------------
Cash flows from financing activities:
 Partners' contributions, net of
  withdrawals ..............................       (11,496)      4,255,024      25,284,204
Repayment of partner receivables ...........        67,000              --              --
 Proceeds from issuance of long-term debt  .            --       9,980,418       7,930,000
 Payment of long-term debt .................    (1,146,105)        (25,000)             --
                                             -------------  --------------  --------------
    Net cash provided by (used in)
     financing activities ..................    (1,090,601)     14,210,442      33,214,204
                                             -------------  --------------  --------------

Net (decrease) increase in cash and cash
equivalents                                      (972,360)     (2,202,632)      4,411,500
Cash and cash equivalents at beginning of
 year ......................................    2,340,906       4,543,538         132,038
                                             -------------  --------------  --------------
Cash and cash equivalents at end of year  ..   $ 1,368,546    $ 2,340,906      $4,543,538
                                             =============  ==============  ==============
Supplemental disclosure of cash paid during
 the year:
 Interest paid .............................   $ 1,689,492    $   970,776      $  162,228
                                             =============  ==============  ==============
Supplemental disclosure of noncash
 transactions:
 Issuance of promissory note as part
  payment for a radio tower ................   $        --    $    83,500      $       --
                                             =============  ==============  ==============
 Issuance of Class A limited partnership
  interests in return for promissory notes     $   680,000    $   300,000      $       --
                                             =============  ==============  ==============
 Issuance of promissory note as part
  payment for a radio station ..............   $        --    $        --      $  100,000
                                             =============  ==============  ==============
 Acquisition of radio stations from related
  party in return for Class A and D limited
  partnership interests ....................   $        --    $        --      $3,500,000
                                             =============  ==============  ==============
 Conversion of short-term note into Class A
  limited partnership interest .............   $       --     $        --      $3,307,864
                                             =============  ==============  ==============


               See accompanying notes to financial statements.

                          PRISM RADIO PARTNERS, L.P.
                        NOTES TO FINANCIAL STATEMENTS
                          December 31, 1995 and 1994

(1) SUMMARY OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

   Prism Radio Partners, L.P. (the Partnership) owns and operates commercial radio stations in various geographical regions including Tucson, Arizona, Jacksonville, Florida, Wichita, Kansas, Louisville, Kentucky and Raleigh, North Carolina.

CASH AND CASH EQUIVALENTS

   The Partnership considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The carrying amount approximates fair value because of the short-term maturity of the financial instruments.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets.

INTANGIBLE ASSETS

   Intangible assets with determinable lives have been allocated among various categories of customer- based or market-based intangibles at their estimated fair value upon acquisition as determined by management or by independent appraisal. Goodwill represents the excess of cost over the fair value of tangible assets and intangible assets with determinable lives. Amortization is provided on the straight-line method over the estimated useful lives of the related assets (see note 4). The Partnership's policy is to write-off intangible assets once they have become fully amortized. The useful lives and recoverability of intangible assets are evaluated at least annually. This evaluation encompasses the undiscounted historical broadcast cash flow of each station and existing broadcast cash flow multiples for sales of similar radio properties to estimate the potential selling price for the station and, therefore, recoverability of the assets.

LONG-TERM DEBT

   The fair value of the Partnership's long-term debt approximates carrying value as the interest rate is evaluated every three months for the following three-month period, thus the current interest rate approximates the interest rate that the Partnership would be offered in the market place for debt of the same maturity.

INCOME TAXES

   No provision has been made for income taxes since the Partnership is not a taxable entity. Partners report their share of the Partnership's income or loss on their respective tax returns.

BARTER TRANSACTIONS

   The Partnership trades commercial air time for programming, goods, and services used principally for promotional, sales, and other business activities. An asset and a liability is recorded at the fair market value of the programming, goods, or services received. Barter revenue is recorded and the liability is relieved when commercials are broadcast, and barter expense is recorded and the asset is relieved when the programming, goods, or services are broadcast, received, or used. Barter revenue included in gross broadcasting revenue and barter expenses included in station operating expenses, excluding depreciation and amortization amounted to $4,615,902, $3,707,089, and $2,267,763; and $4,538,252, $3,772,864, and $2,184,921 for
the years ended December 31, 1995, 1994 and 1993, respectively.

                          PRISM RADIO PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

(1) SUMMARY OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued) REVENUE RECOGNITION

   Revenue is recognized as commercials are broadcast.

BUSINESS AND CREDIT CONCENTRATIONS

   In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of customers and the geographic diversification of the Partnership's customer base. The Partnership performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. As of December 31, 1995 and 1994, no customer accounted for more than 10% of net revenues or accounts receivable.

USE OF ESTIMATES

   Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

   In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121). SFAS No. 121 becomes effective for fiscal years beginning after December 15, 1995. The Company is currently assessing the impact of SFAS No. 121 on its financial statements.

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. The Company is currently assessing the impact of SFAS No. 123 on its financial statements.

RECLASSIFICATIONS

   Certain amounts in the accompanying 1994 and 1993 financial statements have been reclassified to conform with the 1995 presentation.

(2) ACQUISITIONS

   On February 1, 1993, the Partnership acquired radio stations KWFM-FM and KWFM-AM in Tucson, Arizona, from National Radio Partners, L.P. for $4,000,000 (which included a payment in the amount of $600,000 made in consideration of a noncompetition agreement).

   On February 4, 1993, the Partnership acquired radio stations KRQQ-FM and KNST-AM in Tucson, Arizona, from Nationwide Communications, Inc. for $4,500,000 (which included a payment in the amount of $750,000 made in consideration of a noncompetition agreement).

   On June 1, 1993, the Partnership acquired radio stations WVEZ-FM and WWKY-AM in Louisville, Kentucky, from Wilks-Schwartz Southwest Broadcasting, Inc. for $6,375,000 (which included a payment in the amount of $750,000 made in consideration of a noncompetition agreement).

   On June 1, 1993, the Partnership acquired radio station WTFX-FM in Louisville, Kentucky, from Louisville Broadcasters, Ltd. for $3,300,000 (which included a payment in the amount of $450,000 made in consideration of a noncompetition agreement).

                          PRISM RADIO PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

(2) ACQUISITIONS  (Continued)
    On August 31, 1993, New West Radio, Inc. contributed radio stations KRZZ-FM and KNSS-AM in Wichita, Kansas, to the Partnership in return for $2,885,000 Class A units and $615,000 Class D units of the Partnership. New West Radio, Inc. is owned and controlled by two individuals, one of whom is the President and Chief Executive Officer of the Partnership (CEO). Based on a review by the Partnership's Advisory Committee, consultations with industry advisers and the absence of any involvement in the valuation decision by the CEO, the general partner of the Partnership (excluding the CEO) determined that the purchase by the Partnership of the stations for $3.5 million constituted a fair price for the stations which was not more than their fair market value. New West Radio, Inc. also assigned to the Partnership the right to acquire KKRD-FM in Wichita from Sherman Broadcasting Corporation for $1,661,500. This acquisition also occurred on August 31, 1993.

   On October 1, 1993, the Partnership acquired radio station WZZU-FM in Raleigh, North Carolina, from Villcom Broadcasting, Inc. for $3,800,000 (which included a payment in the amount of $600,000 made in consideration of a noncompetition agreement).

   On November 10, 1993, the Partnership acquired radio station WPDQ-AM in Jacksonville, Florida, from Genesis Communications of Jacksonville, Inc. for $400,000, which consisted of $300,000 in cash and $100,000 in a promissory note (Note 5).

   On January 4, 1994, the Partnership acquired radio station WDCG-FM in Raleigh, North Carolina, from The Durham Herald Company for $6,500,000 (which included a payment in the amount of $10,000 made in consideration of a noncompetition agreement).

   On September 1, 1994, the Partnership acquired radio station WIVY-FM in Jacksonville, Florida, from J. J. Taylor Companies, Inc. for $7,000,000 (which included a payment in the amount of $100,000 made in consideration of a noncompetition agreement).

   All acquisitions have been accounted for as asset purchases. Accordingly, the accompanying financial statements include the results of operations of the acquired entities from the date of acquisition.

   The Partnership made no acquisitions during 1995. A summary of the net assets acquired through station acquisitions for the years ended December 31 follows (including acquisition costs):

                               1994           1993
                         --------------  ------------
Property and equipment     $  1,601,439   $ 5,165,086
Intangible assets ......    12,530,812     22,582,088
                         --------------  ------------
                           $ 14,132,251   $27,747,174
                         ==============  ============

                          PRISM RADIO PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

(3) PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following as of December 31:

                                                               ESTIMATED
                                     1995          1994       USEFUL LIFE
                                ------------  ------------  -------------
Land ..........................  $   685,127   $   685,127              --
Building and improvements  ....    1,346,972     1,138,161        15 years
Broadcast and other equipment      7,762,405     7,567,576     10-15 years
Furniture and fixtures ........      413,282       317,418         7 years
Computers and equipment  ......      686,769       568,378      4-10 years
Automobiles ...................      385,361       223,984         4 years
                                ------------  ------------  -------------
                                  11,279,916    10,500,644
Less accumulated depreciation      1,898,918     1,009,825
                                ------------  ------------
                                 $ 9,380,998   $ 9,490,819
                                ============  ============

(4) INTANGIBLE ASSETS

   Intangible assets consisted of the following as of December 31:

                                                                ESTIMATED
                                     1995           1994       USEFUL LIFE
                                -------------  ------------  -------------
Goodwill ......................   $ 5,160,804   $ 5,160,804        40 years
Broadcast licenses ............    29,802,234    29,802,234        40 years
Noncompetition agreements  ....     4,260,000     4,260,000       2-3 years
                                -------------  ------------  -------------
                                   39,223,038    39,223,038
Less accumulated amortization       6,336,965     4,280,068
                                -------------  ------------
                                  $32,886,073   $34,942,970
                                =============  ============

(5) ACCRUED EXPENSES

   Accrued expenses consisted of the following as of December 31:

                                    1995         1994
                               ------------  -----------
Interest payable .............   $  264,266   $  294,167
Compensation and commissions        907,310    1,219,126
Other ........................      852,145      536,383
                               ------------  -----------
                                 $2,023,721   $2,049,676
                               ============  ===========

                          PRISM RADIO PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

(6) DEBT

   Debt consisted of the following as of December 31:

                                                                           1995           1994
                                                                      -------------  -------------
Credit facility notes; secured by substantially all the assets of the Partnership with interest ranging from 8.63% to 8.94% per annum
 (as of December 31, 1995); principal and interest payments are due
 quarterly through September 30, 2000 ...............................   $16,851,313    $17,912,501
Promissory note; secured by a deed of trust with interest of 9.5%
 (as of December 31, 1995); principal and interest payments are due
 annually and quarterly, respectively, through November 30, 1998  ...        71,500         83,500
Promissory note; unsecured; interest of 7% (as of December 31,
 1994); principal and interest payments are due monthly. Paid in
 full November 10, 1995 .............................................            --         72,917
                                                                      -------------  -------------
    Total debt ......................................................    16,922,813     18,068,918
Less current portion ................................................     2,812,000        711,917
                                                                      -------------  -------------
    Total long-term debt ............................................   $14,110,813    $17,357,001
                                                                      =============  =============

   In September 1993, the Partnership entered into a variable rate loan agreement with a bank whereby the Partnership could borrow up to $13,000,000. On September 1, 1994, the loan agreement was amended to increase the loan commitment to approximately $19,000,000. Borrowings under this agreement bear interest at a rate based on the London Interbank Offered Rate (LIBOR) or the bank's prime rate, plus the applicable margin which ranges from 1.5% to 3.0% for LIBOR borrowings and 0.25% to 1.75% for prime rate borrowings, depending on the Partnership's ratio of senior debt to trailing four quarters' operating cash flow. The credit facility notes of $16,851,313 are outstanding under this agreement. The Partnership pays a commitment fee of 5/8 of 1% per annum on the aggregate unused portion of the loan commitment and has paid a one-time facility fee of 1 1/2 % ($195,000) of the initial total credit commitment of $13,000,000 and a one-time facility fee of 2 1/8 % ($126,760) of the incremental commitment of approximately $6,000,000.

   The credit facility agreement contains certain financial and operational covenants and other restrictions with which the Partnership must comply, including, among others, limitations on capital expenditures, corporate overhead and the incurrence of additional indebtedness, and restrictions on borrowings, distributions, and redemptions. At December 31, 1995, the Partnership was in compliance with the respective covenants.

   A summary of the future maturities of debt follows:

 YEAR ENDING
DECEMBER 31,
- --------------
1996 ..........  $ 2,812,000
1997 ..........    3,341,875
1998 ..........    3,522,000
1999 ..........    4,191,000
2000 ..........    3,055,938
                ------------
                 $16,922,813
                ============

                          PRISM RADIO PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

(7) PARTNERS' CAPITAL

   As of December 31, 1995, partners in the Partnership had made the following capital contributions out of their total capital commitments to the
Partnership:

                                      CAPITAL         CAPITAL
PARTNER                            CONTRIBUTIONS    COMMITMENTS
- -------------------------------  ---------------  -------------
General partner ................    $   386,759     $   525,000
Class A and B limited partners       37,928,837      50,149,067
Class C limited partners  ......             --              --
Class D limited partners  ......             --              --
                                 ---------------  -------------
                                    $38,315,596     $50,674,067
                                 ===============  =============

   In connection with the Wichita, Kansas, acquisitions in August 1993 (note
2), the Partnership issued $2,885,000 of Class A interests and $615,000 of new Class D interests. Class D interests received only a guaranteed return based on current interest rates, and had the right to convert to Class A interests. During 1994, the Class D interests were converted into Class A interests.

   The Class C limited partnership interests are for certain key employees of the Partnership. After the Class A and B limited partners and the general partner have received a return of their capital and a 10% simple interest per annum preferred return as specified in the partnership agreement, the Class C limited partners, certain Class A and B limited partners, and the general partner are entitled to share up to 20% of the remaining distributions (with the other 80% of the distributions being divided among the Class A and B limited partners and the general partner in proportion to their capital commitments). Unlike Class A, B and D interests, these Class C interests do not require any capital contribution or capital commitment and are subject to vesting, repurchase, and other restrictions. Only Class A interests have the right to participate in any giving of consent of the limited partners.

   During 1995 and 1994, certain employees purchased Class A limited partnership interests for notes in the aggregate principal amount of $680,000 and $300,000, respectively. The notes bear interest at 8%. Principal and interest are due annually commencing June 30, 1995 through June 30, 2000.

(8) COMMITMENTS AND CONTINGENCIES

   The Partnership has certain noncancelable operating leases, primarily for office space and radio towers. These leases generally contain renewal options for periods ranging from three to five years and require the Partnership to pay all costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of a month or less that were not renewed) was approximately $898,000, $743,000 and $387,000 during 1995, 1994 and 1993, respectively.

   Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1995 are:

 1996 ......................... $  875,364
1997 .........................     835,035
1998 .........................     721,856
1999 .........................     594,637
2000 .........................     611,209
Thereafter ...................   1,390,197
                               -----------
Total minimum lease payments    $5,028,298
                               ===========

   Management expects that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

                          PRISM RADIO PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

(8) COMMITMENTS AND CONTINGENCIES  (Continued)
    The Partnership has entered into an employment agreement with its Chief Executive Officer with an expiration date of February 15, 1996. The Partnership has also entered into a management agreement with Duff Ackerman Goodrich & Associates, L.P., to provide financial advisory, investment banking, and certain management services to the Partnership with an expiration date of February 15, 1996. Each agreement can be renewed at the option of the Partnership for successive one-year terms through December 31, 1997. Due to the impending sale of the assets of the Partnership, the employment agreement with its CEO is continuing on a month-to-month basis, while the management agreement has not been renewed. In aggregate, these employment and management agreements resulted in approximately $312,500 and $400,000 in compensation in 1995 and 1994, excluding reimbursement of expenses. Both the CEO and certain principals of Duff Ackerman Goodrich & Associates, L.P. are related parties, as holders of Partnership interests.

   In September 1994, the Partnership obtained a letter of credit from its senior lender in the amount of $1,000,000. The beneficiary of the letter of credit is the Jacksonville Jaguars, Ltd. Its issuance was required as a condition of the Partnership's contract with the Jacksonville Jaguars, Ltd. to broadcast their football games for a period of three years beginning in 1995. The term of the letter of credit is three years. The Partnership paid a one-time transaction fee of $20,300 to establish the letter of credit and also pays 2 1/4 % annually on the undrawn portion of the facility. The Partnership will pay $1,500,000 annually for broadcast rights over the three year term of the contract. No draws have been made on the letter of credit in 1994 or 1995.

(9) 401(K) PLAN

   Since October 1993, the Partnership has offered substantially all of its employees voluntary participation in a defined contribution 401(k) plan. Participants in the plan may elect to make salary deferral contributions of up to 15% of their annual compensation. The Partnership may make discretionary contributions to the plan, allocable to plan members' accounts. The Partnership made no contribution to the plan in 1995, 1994 and 1993.

(10) LITIGATION

   The Partnership is involved in certain legal actions and claims arising in the ordinary course of business. Management believes that such litigation and claims will be resolved without a material effect on the Partnership's financial position or results of operations.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Partnership disclose estimated fair values for its financial instruments.

LIMITATIONS

   Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Partnership's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

   Since the fair value is estimated as of December 31, 1995, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different.

                          PRISM RADIO PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS  (Continued)
    The estimated fair values of the Partnership's financial instruments are as follows:

                                  DECEMBER 31, 1995
                            ----------------------------
                               CARRYING
                                AMOUNT       FAIR VALUE
                            -------------  -------------
Cash and cash equivalents     $ 1,368,546    $ 1,368,546
                            =============  =============
Long-term debt:
 Credit facility notes  ...   $16,851,313    $16,851,313
 Other ....................        71,500         71,500
                            -------------  -------------
 Total long-term debt  ....   $16,922,813    $16,922,813
                            =============  =============

(12) SUBSEQUENT EVENTS

   On February 9, 1996, the Partnership signed an asset purchase agreement with SFX Broadcasting, Inc. to sell substantially all of the assets of the Partnership for $105,250,000. The sale is subject to approval by the Federal Communications Commission (FCC).

                      REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
HMW Communications, Inc.:

   We have audited the accompanying combined balance sheets of HMW Communications, Inc.-- Selected Operations (combination of six radio stations to be sold) (the "Stations"), as defined in Note 1, as of December 31, 1995 and 1994, and the related combined statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1995 and for the various periods from January 6, 1994 to December 31, 1994, as described in
Note 1. These financial statements are the responsibility of HMW Communications, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Stations at December 31, 1995 and 1994, and the combined results of their operations and their cash flows for the year ended December 31, 1995 and for the various periods from January 6, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Raleigh, North Carolina
March 8, 1996

                 HMW COMMUNICATIONS, INC.--SELECTED OPERATIONS
   (COMBINATION OF SIX HMW COMMUNICATIONS, INC. RADIO STATIONS TO BE SOLD)
                           COMBINED BALANCE SHEETS

                                                             MARCH 31,            DECEMBER 31,
                                                               1996
                          ASSETS                                               1995            1994
                                                          -------------  -------------    -------------
                                                            (UNAUDITED)
Current assets:
 Cash ...................................................   $   123,434    $   929,102    $   201,091
 Accounts receivable (less allowance for doubtful
  accounts of $100,608, $94,326 and $99,052
 respectively) ..........................................     2,828,128      2,388,188      2,466,333
 Due from affiliate companies ...........................     2,011,489      1,653,743        874,458
 Prepaid expenses and other .............................       361,904        346,550        271,863
                                                          -------------  -------------  -------------
    Total current assets ................................     5,324,955      5,317,583      3,813,745
                                                          -------------  -------------  -------------
Property and equipment, net .............................     7,761,946      8,086,590      9,073,420
                                                          -------------  -------------  -------------
Intangible assets, net:
 Goodwill and FCC license agreements ....................    21,425,285     21,569,479     22,129,780
 Non-compete agreements .................................       175,000        271,875        659,375
 Organization costs .....................................        93,786        100,989        130,203
                                                          -------------  -------------  -------------
    Total intangible assets .............................    21,694,071     21,942,343     22,919,358
                                                          -------------  -------------  -------------
    Total assets ........................................   $34,780,972    $35,346,516    $35,806,523
                                                          =============  =============  =============
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Trade accounts payable .................................   $   872,836    $   489,314    $   513,372
 Other accrued liabilities ..............................       584,346        904,462        552,636
 Current maturities of notes payable ....................       217,257        849,695      1,819,643
 Current maturities of capital lease obligations  .......         2,573          7,119          6,180
 Current maturities of non-compete obligations  .........       312,500        387,500        387,500
 Income taxes payable ...................................       288,000        288,000        247,000
                                                          -------------  -------------  -------------
    Total current liabilities ...........................     2,277,512      2,926,090      3,526,331
                                                          -------------  -------------  -------------
Long-term liabilities:
 Deferred income taxes ..................................       783,000        690,000        169,000
 Notes payable, less current maturities and other  ......        46,330          6,019        638,458
 Capital lease obligations, less current maturities  ....         4,984          1,486         18,160
 Non-compete obligations, less current maturities  ......            --        162,500        475,000
                                                          -------------  -------------  -------------
    Total long-term liabilities .........................       834,314        860,005      1,300,618
                                                          -------------  -------------  -------------
Commitments and contingencies (Note 9)
Shareholders' equity:
 Common stock--
  WRDU Operating Company, Inc., WTRG Operating
   Company, Inc., WMFR/WMAG Operating   Company, Inc.,
 WWWB/WGLD Operating   Company, Inc.; $.01 par value;
 4,000 shares   authorized, issued and outstanding  .....            40             40             40
 Additional contributed capital .........................    33,692,627     33,692,627     31,977,627
 Accumulated deficit ....................................    (2,023,521)    (2,132,246)      (998,093)
                                                          -------------  -------------  -------------
    Total shareholders' equity ..........................    31,669,146     31,560,421     30,979,574
                                                          -------------  -------------  -------------
    Total liabilities and shareholders' equity  .........   $34,780,972    $35,346,516    $35,806,523
                                                          =============  =============  =============

The accompanying notes are an integral part of the combined financial statements.

                 HMW COMMUNICATIONS, INC.--SELECTED OPERATIONS
   (COMBINATION OF SIX HMW COMMUNICATIONS, INC. RADIO STATIONS TO BE SOLD)
                      COMBINED STATEMENTS OF OPERATIONS


                                                    THREE MONTHS ENDED MARCH
                                                              31,                       DECEMBER 31,
                                                  --------------------------  ------------------------------
                                                       1996          1995           1995            1994
                                                  ------------  ------------  --------------  --------------
                                                   (UNAUDITED)   (UNAUDITED)
Broadcasting revenues ...........................   $2,092,344    $2,752,836    $12,904,566     $ 11,634,409
Barter revenues .................................       83,064       307,410      1,106,512         798,521
Less agency commissions .........................     (236,975)     (275,869)    (1,322,927)     (1,138,788)
                                                  ------------  ------------  --------------  --------------
   Net revenues .................................    1,938,433     2,784,377     12,688,151      11,294,142
                                                  ------------  ------------  --------------  --------------
Operating expenses:
 Programming, technical and news ................      382,059       794,650      3,049,084       2,660,721
 Sales and promotion ............................      600,315       906,013      4,515,197       3,807,122
 Barter expenses ................................       30,276        49,444      1,024,113         689,236
 General and administrative .....................      312,480       573,082      2,349,062       2,294,815
 Depreciation and amortization ..................      583,819       425,819      2,324,662       1,872,157
 Other expenses .................................       49,530         6,690         44,977         547,940
                                                  ------------  ------------  --------------  --------------
   Total operating expenses .....................    1,958,479     2,755,698     13,307,095      11,871,991
                                                  ------------  ------------  --------------  --------------
Interest expense ................................      (57,811)       (2,594)      (156,001)       (123,485)
Other income, net ...............................      279,582        36,148        202,792         119,241
                                                  ------------  ------------  --------------  --------------
Income (loss) before provision for income taxes        201,725        62,233       (572,153)       (582,093)
Provision for income taxes ......................       93,000       120,000       (562,000)       (416,000)
                                                  ------------  ------------  --------------  --------------
   Net income (loss) ............................   $  108,725    $  (57,767)   $(1,134,153)    $   (998,093)
                                                  ============  ============  ==============  ==============

The accompanying notes are an integral part of the combined financial statements.

                 HMW COMMUNICATIONS, INC.--SELECTED OPERATIONS
   (COMBINATION OF SIX HMW COMMUNICATIONS, INC. RADIO STATIONS TO BE SOLD)
                 COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                       ADDITIONAL
                                             COMMON      PAID-IN      ACCUMULATED
                                             STOCK       CAPITAL        DEFICIT          TOTAL
                                           --------  -------------  --------------  -------------
Balance at January 1, 1994 ............... $--         $        --    $        --     $        --
 Capital contribution at incorporation on
  January 6, 1994 ........................ 40           28,955,543             --      28,955,583
 Capital contributions of cash by HMW  ... --            2,427,924             --       2,427,924
 Capital contributions through debt
  reductions by HMW ...................... --              594,160             --         594,160
 Net loss ................................ --                   --       (998,093)       (998,093)
                                           --------  -------------  --------------  -------------
Balance at December 31, 1994 ............. 40           31,977,627       (998,093)     30,979,574
 Capital contributions through debt
  reductions by HMW ...................... --            1,715,000             --       1,715,000
 Net loss ................................ --                   --     (1,134,153)     (1,134,153)
                                           --------  -------------  --------------  -------------
Balance at December 31, 1995 ............. 40           33,692,627     (2,132,246)     31,560,421
                                           --------  -------------  --------------  -------------
 Net income (unaudited) .................. --                   --        108,725         108,725
                                           --------  -------------  --------------  -------------
Balance at March 31, 1996 (unaudited)  ... $40         $33,692,627    $(2,023,521)    $31,669,146
                                           ========  =============  ==============  =============

The accompanying notes are an integral part of the combined financial statements.

                 HMW COMMUNICATIONS, INC.--SELECTED OPERATIONS
   (COMBINATION OF SIX HMW COMMUNICATIONS, INC. RADIO STATIONS TO BE SOLD)
                      COMBINED STATEMENTS OF CASH FLOWS


                                                        THREE MONTHS ENDED
                                                            MARCH 31,                  DECEMBER 31,
                                                    ------------------------  -----------------------------
                                                        1996         1995           1995           1994
                                                    -----------  -----------  --------------  -------------
                                                     (UNAUDITED)  (UNAUDITED)

Cash flows from operating activities:
 Net income (loss) ................................   $ 108,725    $ (57,767)   $(1,134,153)    $  (998,093)
 Adjustments to reconcile net loss to net cash
  (used) provided by operating activities:
  Depreciation and amortization ...................     583,819      425,819      2,324,662       1,863,903
  Provision for doubtful accounts .................      28,906       30,452        115,626         121,811
  Provision for deferred income taxes .............      93,000      120,000        521,000         169,000
  Gain on sale of assets ..........................          --           --         (8,766)             --
  Changes in operating assets and liabilities:
   Accounts receivable ............................    (468,846)     276,362        (37,481)     (2,588,144)
   Due from affiliate companies ...................    (357,746)     148,529       (779,285)       (874,458)
   Prepaid expenses and other .....................     (15,354)    (408,762)       (74,687)       (271,863)
   Accounts payable ...............................     383,522       69,415        (24,058)        513,372
   Other accrued liabilities ......................    (273,786)    (121,851)       351,826         552,636
   Income taxes payable ...........................          --           --         41,000         247,000
                                                    -----------  -----------  --------------  -------------
    Net cash provided (used) by operating
     activities ...................................      82,240      482,197      1,295,684      (1,264,836)
                                                    -----------  -----------  --------------  -------------
Cash flows used in investing activities:
 Purchases of property and equipment ..............     (10,904)    (134,851)      (364,086)       (964,569)
 Proceeds from sales of property and equipment  ...          --           --         12,035              --
                                                    -----------  -----------  --------------  -------------
    Net cash used by investing activities  ........     (10,904)    (134,851)      (352,051)       (964,569)
                                                    -----------  -----------  --------------  -------------
Cash flows from financing activities:
 Borrowings on notes payable and capital lease
  obligations .....................................          --        2,931         46,330          21,856
 Contributions of capital by HMW ..................          --           --             --       2,427,924
 Principal payments on notes payable and capital
  lease obligations ...............................    (877,004)    (216,589)      (261,952)        (19,284)
                                                    -----------  -----------  --------------  -------------
    Net cash (used) provided by financing
     activities ...................................    (877,004)    (213,658)      (215,622)      2,430,496
                                                    -----------  -----------  --------------  -------------
Net increase (decrease) in cash ...................    (805,668)     133,688        728,011         201,091
Cash at beginning of the period ...................     929,102      201,091        201,091              --
                                                    -----------  -----------  --------------  -------------
Cash at end of the period .........................   $ 123,434    $ 334,779    $   929,102     $   201,091
                                                    ===========  ===========  ==============  =============
Supplemental disclosures of cash flow information:
 Cash paid during the period for interest  ........   $      --    $      --    $     7,197     $   106,970
                                                    ===========  ===========  ==============  =============
 Cash paid during the period for income taxes  ....   $      --    $      --    $        --     $        --
                                                    ===========  ===========  ==============  =============
Supplemental disclosures of non-cash financing
 activities:
 Net assets of radio stations contributed by HMW:
  Fair value of property and equipment ............   $      --    $      --    $        --     $ 9,164,692
  Fair value of intangible assets .................          --           --             --      23,727,420
  Notes payable and non-compete obligations  ......          --           --             --      (3,892,905)
  Capital lease obligations .......................          --           --             --         (43,624)
                                                    -----------  -----------  --------------  -------------
    Contribution of capital by HMW ................   $      --    $      --    $        --     $28,955,583
                                                    ===========  ===========  ==============  =============
 Principal reductions on notes payable and
  non-compete agreements through contributions  of
 capital by HMW ...................................   $      --    $      --    $ 1,715,000     $   594,160
                                                    ===========  ===========  ==============  =============

The accompanying notes are an integral part of the combined financial statements.

                HMW COMMUNICATIONS, INC.--SELECTED OPERATIONS
   (COMBINATION OF SIX HMW COMMUNICATIONS, INC. RADIO STATIONS TO BE SOLD)
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

   The accompanying combined financial statements include the accounts of six radio stations (the "Stations") operated by four corporations (the "Companies") and their wholly-owned license subsidiaries as follows:

   o WRDU Operating Company, Inc. ("WRDU") and its wholly-owned subsidiary WRDU License Subsidiary, Inc. operate WRDU-FM in Raleigh, North Carolina.

   o WTRG Operating Company, Inc. ("WTRG") and its wholly-owned subsidiary WTRG License Subsidiary, Inc. operate WTRG-FM in Raleigh, North Carolina.

   o WMFR/WMAG Operating Company, Inc. ("WMAG") and its wholly-owned subsidiary WMFR/ WMAG License Subsidiary, Inc. operate WMAG-FM and WMFR-AM in Greensboro, North Carolina.

   o WWWB/WGLD Operating Company, Inc. ("WHSL") and its wholly-owned subsidiary WWWB/ WGLD License Subsidiary, Inc. operate WHSL-FM and WWWB-AM in Greensboro, North Carolina.

   The Companies were incorporated on January 6, 1994. WMAG is a wholly-owned subsidiary of HMW Holdings No. 1, Inc. ("Holdings 1"). WRDU, WTRG and WHSL are wholly-owned subsidiaries of HMW Holdings No. 2, Inc. ("Holdings 2"). Holdings 1 and Holdings 2 are wholly-owned subsidiaries of HMW Communications, Inc. ("HMW"). Holdings 1 acquired the tangible assets and FCC licenses of WMAG-FM and WMFR-AM on February 2, 1994 in a transaction accounted for as a purchase. Holdings 2 acquired the tangible assets and FCC licenses of WRDU-FM on February 2, 1994 and of WTRG-FM on April 1, 1994 in separate transactions accounted for as purchases. The assets and FCC licenses acquired in these transactions (the "Acquisitions") were "pushed-down" and contributed as capital to each of the operating companies. Holdings 2 obtained the FCC licenses for WHSL-FM and WWWB-AM and began operations of each station in July 1994.

   On January 18, 1996, HMW entered into an asset purchase agreement (the "Agreement") to sell substantially all the assets of WRDU-FM, WTRG-FM, WMAG-FM, WMFR-AM, and WWWB-AM to Multi-Market Radio Acquisition Corp. ("Multi-Market" and the "Multi-Market Transaction") and an option agreement to sell the assets of WHSL-FM to SFX Broadcasting, Inc. ("SFX" and the "SFX Transaction"). Multi-Market is currently operating WMAG-FM, WMFR-FM and WWWB-AM, and SFX is operating WHSL-FM, under joint sales agreements. The closing of the Multi-Market Transaction, which is subject to various conditions and approvals as defined in the Agreement, is expected to take place in the second quarter of 1996 or shortly thereafter. SFX's option to purchase the assets of WHSL-FM expires on June 30, 1996.

   These financial statements include the historical basis of assets, liabilities and operations of the Stations, which, for each of the Acquisitions, was based on fair market value on the dates of acquisition. All significant intercompany accounts and transactions have been eliminated in combination of the individual stations.

INTERIM PERIODS

   The combined balance sheet as of March 31, 1996 and the related combined statements of operations and cash flows for the three month periods ended March 31, 1996 and 1995 and the combined statement of shareholders' equity for the three month period ended March 31, 1996 are unaudited. However, in the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Interim results are not necessarily indicative of results for a full year.

                HMW COMMUNICATIONS, INC.--SELECTED OPERATIONS
   (COMBINATION OF SIX HMW COMMUNICATIONS, INC. RADIO STATIONS TO BE SOLD)
                    NOTES TO COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC") to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

REVENUE RECOGNITION

   Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the program and commercial announcements are broadcast.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. Depreciation is determined using the straight-line method based upon the estimated useful lives of the various classes of assets ranging from five to twenty years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

INTANGIBLE ASSETS

   Intangible assets are stated at cost, which is based on fair market value on the date of acquisition, and are being amortized on a straight-line basis as follows:

                                               YEARS
                                             -------
Goodwill and regulatory licenses and
 permits ...................................    40
Organization costs .........................     5
Non-compete agreements .....................     5

   Accumulated amortization was $1,817,331 and $808,062 at December 31, 1995 and 1994, respectively.

   The Stations evaluate intangible assets for potential impairment by analyzing the operating results, trends and prospects of the Stations, as well as by comparing them to their competitors. The Stations also take into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

CONCENTRATION OF CREDIT RISK

   Revenue and accounts receivable primarily relate to advertising of products and services within the Stations' broadcast areas in North Carolina. Credit losses have been within management's expectations.

TRADE TRANSACTIONS

   Trade transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment and services. The fair value of trade agreement transactions is included in revenue and is expensed or capitalized, as appropriate.

                HMW COMMUNICATIONS, INC.--SELECTED OPERATIONS
   (COMBINATION OF SIX HMW COMMUNICATIONS, INC. RADIO STATIONS TO BE SOLD)
                    NOTES TO COMBINED FINANCIAL STATEMENTS

 INCOME TAXES

   The Stations are expected to be included in the consolidated federal income tax returns of HMW. For the purposes of these combined financial statements, the income taxes have been calculated on a separate company basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting No. 107, "Disclosure About Fair Value of Financial Instruments" requires the Companies to disclose estimated fair values of its financial instruments. The Companies' financial instruments consist of cash and cash equivalents, long-term debt and non-compete agreements, whose carrying value approximates fair value. The Companies' remaining assets and liabilities are not considered financial instruments.

   Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

3. PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1995 and 1994 consist of the following:

                                                       1995           1994
                                                  -------------  -------------
  Buildings and leasehold improvements  .........   $   349,362    $    313,618
  Towers and ground systems .....................     3,217,457      3,179,376
  Studio, technical and transmitting equipment  .     6,159,411      5,925,671
  Furniture and fixtures ........................       710,316        667,723
  Vehicles ......................................        42,872         42,873
                                                  -------------  -------------
                                                     10,479,418     10,129,261
  Less accumulated depreciation and amortization     (2,392,828)    (1,055,841)
                                                  -------------  -------------
                                                    $ 8,086,590    $  9,073,420
                                                  =============  =============

4. NOTES PAYABLE

   Notes payable at December 31, 1994 and 1995 consist of the following:


                                                                1995        1994
                                                             ---------  -----------
  Notes payable to First Union National Bank in aggregate
   monthly installments of $675, including interest at
 8.75%,   through September 5, 1997 ........................  $ 13,457   $   20,277
  Note payable to former WMAG owner due in 1996. This
   note is collateralized by substantially all the assets
 of   WMAG .................................................   625,000    2,220,567
  Notes payable to HMW due in 1996, interest at 9%  ........   217,257      217,257
                                                             ---------  -----------
                                                               855,714    2,458,101
  Less current maturities ..................................   849,695    1,819,643
                                                             ---------  -----------
                                                              $  6,019   $  638,458
                                                             =========  ===========

5. NON-COMPETE AGREEMENTS

   The Stations entered into two non-compete agreements with the former owners of WTRG. The agreements stipulate that the former owners will not compete against the Stations for a minimum of three years. The amounts under these agreements are payable at $387,500 in 1996 and $162,500 in 1997.

                HMW COMMUNICATIONS, INC.--SELECTED OPERATIONS
   (COMBINATION OF SIX HMW COMMUNICATIONS, INC. RADIO STATIONS TO BE SOLD)
                    NOTES TO COMBINED FINANCIAL STATEMENTS

6. LEASES

   The Stations lease their facilities and certain equipment under various operating leases. The Stations also lease certain equipment under noncancelable long-term lease agreements, recorded as capital leases, with interest rates up to 21%. The costs of equipment recorded under capital leases are approximately $40,000 at December 31, 1995 and 1994. Related accumulated amortization is approximately $17,000 and $7,000 at December 31, 1995 and 1994, respectively. Rental expense under operating leases for the year ended December 31, 1995 was approximately $396,000.

   At December 31, 1995, future minimum lease payments due under operating and capital leases with initial or remaining noncancelable lease terms in excess of one year are as follows:

 YEAR ENDING DECEMBER 31,                      OPERATING LEASES  CAPITAL LEASES
- --------------------------------------------  ----------------  --------------
1996 ........................................     $  560,460        $  9,820
1997 ........................................        534,326          2,073
1998 ........................................        530,339             --
1999 ........................................        510,236             --
2000 ........................................        511,222             --
Thereafter ..................................      1,810,064             --
                                              ----------------  --------------
Total minimum lease payments ................     $ 4,456,647        11,893
                                              ================
Less amount representing interest ...........                         3,288
                                                                --------------
Present value of net minimum lease payments                         $  8,605
                                                                ==============

7. INCOME TAXES

   Income tax expense for the periods ended December 31, 1995 and 1994 consists of the following:

                 1995         1994
             -----------  -----------
Current:
 Federal  ..   $  41,000    $ 207,000
 State .....         --       40,000
             -----------  -----------
                 41,000      247,000
             -----------  -----------
Deferred:
 Federal  ..    422,000      127,000
 State .....     99,000       42,000
             -----------  -----------
                521,000      169,000
             -----------  -----------
               $ 562,000    $ 416,000
             ===========  ===========

   A reconciliation of expected income tax at the statutory federal rate with the actual income tax expense for the periods ended December 31, 1995 and 1994 is as follows:


                                                              1995          1994
                                                         ------------  ------------
Expected income tax benefit at the statutory rate (34%)    $(194,532)    $(198,000)
State tax provision (benefit) ..........................     (26,700)       16,000
Valuation allowance ....................................     812,000       598,000
Other ..................................................     (28,768)           --
                                                         ------------  ------------
Net income tax provision ...............................   $ 562,000     $ 416,000
                                                         ============  ============

                HMW COMMUNICATIONS, INC.--SELECTED OPERATIONS
   (COMBINATION OF SIX HMW COMMUNICATIONS, INC. RADIO STATIONS TO BE SOLD)
                    NOTES TO COMBINED FINANCIAL STATEMENTS

                         7. INCOME TAXES  (Continued)
    The components of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

                                               1995          1994
                                          -------------  -----------
Deferred tax assets:
 Bad debts ..............................   $     7,000    $  39,000
 Covenant not to compete ................            --       95,000
 Charitable .............................         2,000           --
 Net operating loss carryforward  .......     1,703,000      632,000
 Valuation allowance ....................    (1,410,000)    (598,000)
                                          -------------  -----------
                                                302,000      168,000
                                          -------------  -----------
Deferred tax liabilities:
 Fixed assets ...........................      (521,000)     (26,000)
 FCC license and covenant not to compete       (471,000)    (311,000)
                                          -------------  -----------
                                               (992,000)    (337,000)
                                          -------------  -----------

Net deferred tax liability ..............   $  (690,000)   $(169,000)
                                          =============  ===========

   Certain of the Stations have approximately $4,354,000 at December 31, 1995 in net operating loss carryforwards for both federal and state purposes. The losses expire beginning in 2009 for federal purposes and beginning in 1999 for state purposes.

8.  RELATED PARTY TRANSACTIONS

   For working capital purposes, the Stations periodically make payments to and receive payments from other entities that are related to the Stations through common ownership. The Stations had net receivables from these transactions of $1,653,743 and $874,458 at December 31, 1995 and 1994, respectively.

9. COMMITMENTS AND CONTINGENCIES:

   Substantially all of the Stations' assets are pledged as collateral against obligations of Holdings 2 totaling approximately $16,000,000 at December 31, 1995 to a creditor bank under an agreement dated February 28, 1994. Holdings 2 is currently in default as defined under the terms of the agreement. Although the creditor bank has not exercised certain rights as a result of the default, it may, among other things, demand immediate payment of the outstanding principal balance through sale or liquidation of the Stations or their assets. Certain of the Stations are guarantors of the obligation.

                         INDEPENDENT AUDITORS' REPORT

To the Partners of ABS Greenville Partners, L.P.

   We have audited the accompanying balance sheet of ABS Greenville Partners, L.P. as of December 31, 1995 and the related statements of operations and partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ABS Greenville Partners, L.P. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                CHEELY BURCHAM EDDINS ROKENBROD & CARROLL

Richmond, Virginia
February 1, 1996

                         ABS GREENVILLE PARTNERS, L.P.
                                BALANCE SHEET


                                                                          MARCH 31,     DECEMBER 31,
                                                                            1996            1995
                                                                       -------------  --------------
                                                                         (UNAUDITED)
                                ASSETS
CURRENT ASSETS
 Cash ................................................................   $    21,893    $     4,778
 Accounts receivable, net of allowance for doubtful accounts of
 $8,857  and $7,291, respectively ....................................       124,261        842,112
                                                                       -------------  --------------
    TOTAL CURRENT ASSETS .............................................       146,154        846,890
Property and equipment, net ..........................................       349,917        370,917
Intangible assets, net ...............................................     1,606,884      1,709,185
                                                                       -------------  --------------
    TOTAL ASSETS .....................................................   $ 2,102,955    $ 2,926,992
                                                                       =============  ==============
                   LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES
 Accounts payable ....................................................   $    28,457    $   188,328
 Accrued expenses ....................................................            --        132,016
 Current portion, long-term debt .....................................       477,440        478,080
                                                                       -------------  --------------
    TOTAL CURRENT LIABILITIES ........................................       505,897        798,424
Long-term debt, less current portion .................................     9,340,469      9,340,469
Accrued interest .....................................................     1,979,584      1,950,000
Due to related entities ..............................................       199,000        500,000
                                                                       -------------  --------------
    TOTAL LIABILITIES ................................................    12,024,950     12,588,893
Partners' deficit ....................................................    (9,921,995)    (9,661,901)
                                                                       -------------  --------------
    TOTAL LIABILITIES AND PARTNERS' DEFICIT ..........................   $ 2,102,955    $ 2,926,992
                                                                       =============  ==============

                      See notes to financial statements.

                         ABS GREENVILLE PARTNERS, L.P.
                STATEMENT OF OPERATIONS AND PARTNERS' DEFICIT


                                                 THREE MONTHS ENDED          YEAR ENDED
                                                       MARCH 31,             DECEMBER 31,
                                             ----------------------------       1995
                                                   1996         1995       -------------
                                             ------------  --------------
                                               (UNAUDITED)    (UNAUDITED)
Sales ......................................   $   381,447    $   900,845    $ 4,674,227
 Less commissions ..........................        45,243        127,534        600,161
                                             -------------  -------------  --------------
    NET SALES ..............................       336,204        773,311      4,074,066
Broadcast expenses:
 Sales and promotion .......................        71,893        279,355      1,394,407
 Programming and production ................        60,054        145,112        828,083
 General and administrative ................       108,170        175,131        757,988
 Engineering ...............................         9,439         21,708         87,192
                                             -------------  -------------  --------------
                                                   249,556        621,306      3,067,670
                                             -------------  -------------  --------------
    BROADCAST PROFIT .......................        86,648        152,005      1,006,396
Interest ...................................       184,850        188,487        792,149
Corporate expenses .........................        62,699         45,334        194,820
Depreciation and amortization ..............       123,300        127,300        513,752
Barter, net ................................       (24,107)        14,003        170,631
Loss on disposal of assets .................        --             --              2,099
                                             -------------  -------------  --------------
                                                   346,742        375,124      1,673,451
                                             -------------  -------------  --------------
    NET LOSS ...............................      (260,094)      (223,119)      (667,055)
Partners' deficit, beginning of year  ......    (9,661,901)    (6,381,598)    (6,381,598)
Liabilities transferred from related entity         --         (2,613,248)    (2,613,248)
                                             -------------  -------------  --------------
    PARTNERS' DEFICIT, END OF YEAR  ........    (9,921,995)    (9,217,965)   $(9,661,901)
                                             =============  =============  ==============

                      See notes to financial statements.

                         ABS GREENVILLE PARTNERS, L.P.
                           STATEMENT OF CASH FLOWS



                                                          THREE MONTHS ENDED          YEAR ENDED
                                                                MARCH 31,             DECEMBER 31,
                                                       ----------------------------     1995
                                                            1996         1995      -------------
                                                       ------------  --------------
                                                         (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
 Net loss .............................................   $(260,094)    $(223,119)     $(667,055)
 Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation and amortization .......................     127,299       127,299        513,752
  Barter, net .........................................      24,107       (14,003)       170,631
  Loss on disposal of assets ..........................                                    2,099
  Change in:
   Accounts receivable ................................     693,744       148,885       (145,897)
   Accounts payable ...................................    (159,871)       21,456          2,391
   Accrued expenses ...................................    (132,016)      (39,642)        56,836
   Accrued interest ...................................      29,584        27,910        125,310
   Due to related entities ............................    (301,000)      313,248             --
                                                        ------------  ------------  --------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES  ......      21,753       362,034         58,067
                                                        ------------  ------------  --------------
INVESTING ACTIVITIES
 Purchases of property and equipment ..................      (3,998)      (23,483)       (76,466)
 Proceeds from sale of assets .........................                        --            800
                                                        ------------  ------------  --------------
      NET CASH USED IN INVESTING ACTIVITIES  ..........      (3,998)      (23,483)       (75,666)
                                                        ------------  ------------  --------------
FINANCING ACTIVITIES
 Payments of long-term debt ...........................        (640)           --         (4,480)
 Proceeds from long-term debt .........................                        --         23,029
                                                        ------------  ------------  --------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES  ......        (640)           --         18,549
                                                        ------------  ------------  --------------
Net increase in cash ..................................      17,115       338,551            950
Cash, beginning of year ...............................       4,778         3,828          3,828
                                                        ------------  ------------  --------------
      CASH, END OF YEAR ...............................      21,893     $ 342,379      $   4,778
                                                        ============  ============  ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid during the year ........................     184,850     $ 188,487      $ 666,967
                                                        ============  ============  ==============


SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

   The partnership assumed $1,900,000 of long-term debt and $713,248 of accrued interest from a related entity during 1995.

                      See notes to financial statements.

                        ABS GREENVILLE PARTNERS, L.P.
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1995

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   USE OF ESTIMATES: The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   ORGANIZATION: ABS Greenville Partners, L.P. (the Partnership) was formed on August 29, 1989 to purchase, sell, operate, and otherwise own radio broadcast facilities in the United States. The Partnership currently owns and operates WROQ (FM) in Greenville, South Carolina. The Partnership consists of two general partners, ABS Communications, Inc. (ABS) (1/2% ownership) and EBF, Inc. (EBF) (1% ownership), and two limited partners (98.5% ownership). Profits and losses are allocated in accordance with ownership interests.

   ABS is the managing general partner for ABS Greenville Partners, L.P. and three other partnerships with common ownership. The four partnerships are referred to collectively as the ABS Partnerships.

   The station's license to broadcast is granted by the Federal
Communications Commission (FCC) and is subject to renewal every seven years. As of the date of this financial statement the FCC is in the process of reviewing the station's renewal application. Management is aware of no reason the FCC would deny the stations application.

   PROPERTY AND EQUIPMENT: Property and equipment are recorded at assigned or actual cost and depreciated using accelerated methods over their estimated useful lives ranging from 5 to 40 years. Maintenance and repairs are charged to expense as incurred.

   INTANGIBLE ASSETS: Intangible assets are recorded at actual or assigned cost and are being amortized on a straight-line basis. The cost of the intangible assets is being amortized over periods of 5 to 40 years.

   REVENUE RECOGNITION: Sales are recorded when advertisements are aired in accordance with the terms of sales agreements. Broadcast revenues are reported net of agency and national commissions.

   TRADE ACTIVITY: Trade (barter) sales, in which available advertising time is given in exchange for goods or services, are recognized when the bartered advertisement is broadcast. The transactions are valued at the estimated market value of the advertisement exchanged, which approximates the fair market value of the goods or services received. Trade expense is recognized when the goods or services are received or used. A receivable is recognized when the advertisement has been broadcast, but the stations have not yet used the goods or services being traded. Conversely, a payable is recognized when the stations have used the goods or services being traded, but have not yet broadcast the advertisements. These receivables and payables are included net in the financial statements as $149,792 of trade payables.

   INCOME TAXES: No provision has been made for federal, state and local income taxes in the financial statements because the applicable portion of taxable income or loss is includable in the tax returns of the partners.

   BAD DEBTS: Management has established an allowance for doubtful accounts based upon current year revenues and historical losses.

   ADVERTISING: The Partnership expenses all advertising costs when incurred. Advertising expense was $234,854 for the year.

                        ABS GREENVILLE PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B--PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following:

 Land and improvements ......... $   57,254
Building ......................     101,160
Tower and tower equipment  ....     690,318
Furniture and fixtures ........     158,984
Leasehold improvements ........      72,307
Broadcast and other equipment       720,958
                                -----------
                                  1,800,981
 Less accumulated depreciation    1,430,064
                                -----------
                                 $  370,917
                                ===========

   Depreciation expense was $104,551 for the year.

NOTE C--INTANGIBLE ASSETS

   Intangible assets consisted of the following:

 FCC license ...................  $4,067,883
Going concern .................       96,508
Prepaid consulting ............       30,000
Tower space lease income  .....      131,224
Assembled staff ...............       92,800
Other intangibles .............       92,600
                                ------------
                                   4,511,015
 Less accumulated amortization     2,801,830
                                ------------
                                  $1,709,185
                                ============

   Amortization expense was $409,201 for the year.

NOTE D--LINE OF CREDIT

   The ABS Partnerships have a line of credit with a bank which expires December 31, 1998 and is guaranteed by a related party. The line allows borrowings up to $1,000,000 and bears interest at the Prime rate, Eurodollar rate or a combination of the two rates. There was no balance outstanding under the line of credit at December 31, 1995.

NOTE E--LONG-TERM DEBT

   The ABS Partnerships have entered into a credit agreement with Chemical Bank providing $25,000,000 of term debt. ABS Greenville Partners, L.P. was allocated $9,800,000 of this term debt. The note bears interest at the rate specified in the Credit Agreement. This rate was 6.44% at December 31, 1995. Interest is payable monthly. The loan is guaranteed by a related party.

   During 1995, ABS Greenville Partners, L.P. borrowed $23,029 from a bank to purchase a vehicle. The note is payable in monthly installments of $640 plus interest at prime plus one half percent (9.25% at December 31, 1995) for 36 months.

                        ABS GREENVILLE PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE E--LONG-TERM DEBT  (Continued)
    Future maturities of long-term debt are as follows:

1996  ...... $   478,080
1997  ......     693,680
1998  ......   8,646,789

NOTE F--RELATED-PARTY TRANSACTIONS

   The ABS Partnerships are managed by ABS Communications, Inc. (ABS), the managing general partner. For the year ended December 31, 1995, the management fee charged to ABS Greenville Partners, L.P. was $46,875. ABS also incurs certain direct and indirect expenses on behalf of the ABS
Partnerships. Direct and allocated indirect expenses charged to ABS Greenville Partners, L.P. amounted to $147,945 in 1995. Such expenses are recorded by ABS Greenville Partners, L.P. as corporate expenses in the accompanying statement of operations and partners' deficit.

   ABS Greenville Partners, L.P. has entered into an operating agreement with ABS to lease a remote vehicle for a period of five years from January 1, 1992 for $1,750 per month. The future minimum lease payments required under this lease are included in the schedule of future minimum lease payments in Note G.

   Unpaid accrued interest of $1,950,000 on related party notes at December 31, 1995, is due upon demand. Payment is not expected by management to be demanded within one year from the date of these financial statements. The unpaid balance accrues interest at a rate determined by the General Partners. This rate was 6.83% as of December 31, 1995.

   ABS Greenville Partners, L.P. has been advanced $500,000 from the other ABS Partnerships to fund current operations.

NOTE G--LEASE COMMITMENTS

   The Partnership has entered into various noncancellable operating leases for office space, transmitter tower space, vehicles, remote vehicles, and office equipment. These financing arrangements expire at various dates through February 2000 and certain leases contain renewal and/or purchase options.

   Lease expense was approximately $112,250 for the year.

   Future minimum lease payments for the Partnership under non-cancelable operating leases that have an initial or remaining lease term in excess of one year are as follows:

1996  ......   $142,300
1997  ......    120,900
1998  ......    116,700
1999  ......    116,900
2000  ......     28,700

NOTE H--EMPLOYEE BENEFIT PLAN

   Effective January 1, 1991, ABS, the managing general partner, established a 401(k) savings plan for the ABS Partnerships. This plan is open to all of the ABS Partnerships' salaried employees who are 21 years of age or older and have completed one year of service. Participants may defer up to 10% of their

                        ABS GREENVILLE PARTNERS, L.P.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE H--EMPLOYEE BENEFIT PLAN (Continued) salary into the plan and the ABS Partnerships will match 15% of each employee's contribution to the plan up to 3% of that employee's salary. ABS Greenville Partners, L.P. made a matching contribution to the plan of $4,784 in 1995.

NOTE I--LIQUIDITY

   The Partnership has incurred net losses since inception. The Partnership has prepared cash flow projections for 1996 which indicate that the Partnership would need additional funding in 1996 to meet operating and debt service requirements, if principal repayment schedules cannot be renegotiated. The partners are, however, willing to provide funding to enable the Partnership to meet operating and debt service requirements during 1996, as needed.

NOTE J--SUBSEQUENT EVENT

   In January 1996, the Partnership entered into an asset purchase agreement to sell its radio station (WROQ-FM) located in Greenville, South Carolina. A time brokerage agreement, related to the sale, was entered into effective February 1, 1996. It is anticipated the asset purchase agreement will be finalized by June 1996.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Multi-Market Radio, Inc.

   We have audited the accompanying consolidated balance sheets of Multi-Market Radio, Inc. (the "Company") as of December 31, 1995 and 1994 and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multi-Market Radio, Inc. at December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                 ERNST & YOUNG LLP

New York, New York
February 14, 1996, except for
Note 10 as to which the date is May 1, 1996

                           MULTI-MARKET RADIO, INC.
                         CONSOLIDATED BALANCE SHEETS



                                                                       MARCH 31,            DECEMBER 31,
                                                                                   ----------------------------
                                                                         1996           1995           1994
                                                                    -------------  -------------  -------------
                                                                      (UNAUDITED)
                               ASSETS
Cash & cash equivalents ...........................................   $ 3,959,815    $ 1,258,212    $   712,502
Accounts receivable, net of allowance of $270,436, $304,162 and
 $88,957, respectively ............................................     3,437,335      4,232,995      1,460,791
Receivable from affiliate (Note 4) ................................             0              0        504,730
Other current assets ..............................................       470,495        429,060        331,889
                                                                    -------------  -------------  -------------
                                                                        7,867,645      5,920,267      3,009,912
Property, plant and equipment, at cost:
 Land .............................................................       651,070        723,070        375,760
 Building and improvements ........................................       766,253        762,822        112,358
 Technical and equipment ..........................................     2,075,346      3,077,350      1,239,571
 Furniture and equipment ..........................................       438,979        524,718        226,525
 Vehicles .........................................................       119,216        123,066         73,653
                                                                    -------------  -------------  -------------
                                                                        4,050,864      5,211,026      2,027,867
 Less-accumulated depreciation ....................................      (401,143)      (450,174)      (163,876)
                                                                    -------------  -------------  -------------
                                                                        3,649,721      4,760,852      1,863,991
Other assets:
 Deferred costs--pending acquisitions and financings  .............             0              0        307,177
 Intangible assets, net (Note 3) ..................................    48,948,016     55,745,735     18,094,295
 Deposits .........................................................     1,871,000              0              0
 Net assets to be sold ............................................     5,050,000              0              0
 Other assets .....................................................        54,954         37,884         52,900
                                                                    -------------  -------------  -------------
Total Assets ......................................................   $67,441,336    $66,464,738    $23,328,275
                                                                    =============  =============  =============
                 LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities to affiliate (Notes 7) ................................   $   302,019    $   175,070    $   130,000
Accounts payable and accrued expenses .............................     1,555,061      1,678,754        784,829
Accrued interest ..................................................     1,298,298        910,596        182,290
Current portion of long-term debt (Note 5) ........................     1,826,000      1,804,000        538,982
                                                                    -------------  -------------  -------------
Total current liabilities .........................................     4,981,378      4,568,420      1,636,101
                                                                    -------------  -------------  -------------
Deferred taxes (Note 8) ...........................................     7,373,483      7,303,483        105,000
Long term debt (Note 5) ...........................................    39,341,049     39,677,937      6,070,117
Station sales deposits ............................................     3,562,903              0              0
Other .............................................................        57,694        100,045              0
                                                                    -------------  -------------  -------------
Total liabilities .................................................    55,316,507     51,649,885      7,811,218
Stockholders' Equity (Note 6):
 Preferred Stock, par value $.01; 1,200,000 shares authorized;
  201,250 shares issued and outstanding ...........................         2,012          2,012          2,000
 Class A Common Stock, par value $.01; 15,000,000 shares
  authorized; 2,990,000 shares issued and outstanding  ............        29,905         29,900         29,900
 Class B Common Stock, par value $.01; 1,200,000 shares
  authorized; 140,000 shares issued and outstanding ...............         1,400          1,400          1,400
 Class C Common Stock, par value $.01; 700,000 shares authorized;
  360,000 shares issued and outstanding ...........................         3,600          3,600          3,600
 Warrants and options .............................................       551,739        551,739            260
 Paid-in-capital ..................................................    17,575,377     17,506,509     17,100,274
 Accumulated Deficit ..............................................    (6,039,204)    (3,280,307)    (1,620,377)
                                                                    -------------  -------------  -------------
Total Stockholders' Equity ........................................    12,124,829     14,814,853     15,517,057
                                                                    -------------  -------------  -------------
Total Liabilities and Stockholders' Equity ........................   $67,441,336    $66,464,738    $23,328,275
                                                                    =============  =============  =============

See notes to consolidated financial statements.

                           MULTI-MARKET RADIO, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       THREE MONTHS ENDED                YEARS ENDED
                                                           MARCH 31,                     DECEMBER 31,
                                                 ----------------------------  ------------------------------
                                                       1996           1995           1995            1994
                                                 --------------  ------------  ---------------  -------------
                                                   (UNAUDITED)    (UNAUDITED)
Gross revenues .................................     5,347,120      1,944,793     $20,324,494     $7,750,514
Agency commissions .............................      (520,980)      (148,366)     (2,036,749)      (633,476)
                                                 --------------  ------------  ---------------  -------------
Net revenues ...................................     4,826,140      1,796,427      18,287,745      7,117,038
Station operating expenses .....................     3,092,636      1,254,736      11,026,222      4,806,722
Depreciation and amortization expense  .........       423,517        298,742       1,750,310      1,146,640
Non-cash compensation ..........................        64,999         80,000         281,247        364,933
Corporate expenses .............................       622,337        220,807       1,665,227        774,856
                                                 --------------  ------------  ---------------  -------------
Total operating expenses .......................     4,203,489      1,854,285      14,723,006      7,093,151
                                                 --------------  ------------  ---------------  -------------
OPERATING INCOME ...............................       622,651        (57,858)      3,564,739         23,887
Provision for loss on pending sale of WRXR  ....    (1,539,838)             0               0              0
Write-off of pending acquisition and financing
 costs .........................................      (569,576)             0               0              0
Gain on sale of WRSF ...........................        68,842              0               0              0
Interest income (expense), net .................    (1,338,415)         1,402      (4,965,527)      (765,829)
Other income (loss) ............................        (2,561)      (312,314)         10,429         (8,840)
                                                 --------------  ------------  ---------------  -------------
Loss before income taxes and extraordinary item     (2,758,897)      (368,770)     (1,390,359)      (750,782)
Provision for (benefit) from income taxes  .....             0          6,000         (59,000)        15,000
                                                 --------------  ------------  ---------------  -------------
Loss before extraordinary item .................    (2,758,897)      (374,770)     (1,331,359)      (765,782)
Extraordinary item-loss on early extinguishment
 of debt .......................................             0       (328,571)       (328,571)             0
                                                 --------------  ------------  ---------------  -------------
NET LOSS .......................................   $(2,758,897)    $ (703,341)    $ (1,659,930)   $  (765,782)
                                                 ==============  ============  ===============  =============
PER COMMON SHARE ...............................
Loss before extraordinary item .................        $(.79)         $(.11)          $(.38)         $(.25)
Extraordinary item .............................        $(.00)         $(.09)          $(.10)         $(.00)
                                                 --------------  ------------  ---------------  -------------
Net loss .......................................        $(.79)         $(.20)          $(.48)         $(.25)
                                                 ==============  ============  ===============  =============
Weighted average common shares outstanding  ....     3,490,500      3,490,000       3,490,000      3,036,301

See notes to consolidated financial statements.

                           MULTI-MARKET RADIO, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                   ------------------------------
                                                         1996            1995
                                                   --------------  --------------
                                                     (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .........................................   $(2,758,897)    $   (703,341)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
 Depreciation and amortization ...................       423,517          298,742
 Non-cash compensation ...........................        64,999           80,000
 Extraordinary item-debt extinguishment  .........             0          328,571
 Loss on impairment of net assets, WRXR  .........     1,539,838                0
 Write-off of pending acquisition and financing
  costs ..........................................       569,576                0
 Gain on sale of WRSF ............................       (68,842)               0
 Deferred taxes ..................................             0                0
 Non-cash interest expense .......................       248,316                0
CHANGES IN ASSETS AND LIABILITIES, NET OF AMOUNTS
 ACQUIRED:
 Accounts receivable .............................       795,660           95,265
 Other current assets ............................       (41,435)         109,994
 Other assets ....................................       (17,070)         (48,151)
 Liabilities to affiliate ........................       126,949          (29,450)
 Accrued interest ................................       387,702         (127,019)
 Deferred taxes ..................................        70,000                0
 Other ...........................................       (42,351)             843
 Accounts payable and accrued expenses ...........      (123,693)       1,831,941
                                                   --------------  --------------
     Total adjustments ...........................     3,933,166        2,540,736
                                                   --------------  --------------
Net cash provided by operating activities  .......     1,174,269        1,837,395
                                                   --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Deferred acquisition costs .......................             0                0
Proceeds from deposits on sale of stations  ......     3,562,903                0
Proceeds from sale of WRSF .......................       900,000                0
Disposition of net assets of radio station  ......             0           48,649
Payments for deposits on radio stations  .........    (1,871,000)     (31,932,137)
Receivable from affiliates .......................             0
Proceeds from disposition of net assets of radio
 station .........................................             0
Acquisition of net assets of radio stations  .....             0                0
Capital expenditures .............................       (73,487)         (47,745)
                                                   --------------  --------------
 Net cash used in investing activities ...........     2,518,416      (31,931,233)
                                                   --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIEs:
Repayments of long- term debt ....................      (440,000)      (6,478,309)
Proceeds from issuance of long-term debt, net of
 issuance costs ..................................             0       41,328,750
Proceeds from sale of common and preferred stock,
 net of equity issuance costs ....................             0                0
Debt issuance costs ..............................      (554,957)      (3,702,951)
Proceeds from sale of warrants and options  ......         3,875          446,250
                                                   --------------  --------------
 Net cash provided by financing activities  ......      (991,082)      31,593,740
                                                   --------------  --------------
NET INCREASE IN CASH .............................     2,701,603        1,499,902
Cash and cash equivalents at beginning of period       1,258,212          712,502
                                                   --------------  --------------
Cash and cash equivalents at end of period  ......   $ 3,959,815     $  2,212,404
                                                   ==============  ==============
NON-CASH INVESTING ACTIVITY:
Satisfaction of promissory note receivable upon
 acquisition of radio station assets .............
SUPPLEMENTAL INFORMATION:
Cash payments made during the year for interest  .
Cash payments made during the year for income
 taxes ...........................................







                    (RESTUBBED TABLE CONTINUED FROM ABOVE)
                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                   -----------------------------
                                                         1995           1994
                                                   --------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .........................................   $(1,659,930)    $ (765,782)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
 Depreciation and amortization ...................     1,750,310      1,146,640
 Non-cash compensation ...........................       281,247        364,933
 Extraordinary item-debt extinguishment  .........       328,571              0
 Loss on impairment of net assets, WRXR  .........             0              0
 Write-off of pending acquisition and financing
  costs ..........................................             0              0
 Gain on sale of WRSF ............................             0              0
 Deferred taxes ..................................      (202,000)             0
 Non-cash interest expense .......................       362,569         50,000
CHANGES IN ASSETS AND LIABILITIES, NET OF AMOUNTS
 ACQUIRED:
 Accounts receivable .............................      (696,296)      (587,796)
 Other current assets ............................           165       (221,719)
 Other assets ....................................       (13,122)       (47,698)
 Liabilities to affiliate ........................        45,070         90,000
 Accrued interest ................................       728,306         26,290
 Deferred taxes ..................................             0              0
 Other ...........................................         7,380              0
 Accounts payable and accrued expenses ...........      (108,465)       533,427
                                                   --------------  -------------
     Total adjustments ...........................     2,483,735      1,354,077
                                                   --------------  -------------
Net cash provided by operating activities  .......       823,805        588,295
                                                   --------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Deferred acquisition costs .......................      (239,814)      (307,177)
Proceeds from deposits on sale of stations  ......             0              0
Proceeds from sale of WRSF .......................             0              0
Disposition of net assets of radio station  ......             0              0
Payments for deposits on radio stations  .........             0              0
Receivable from affiliates .......................             0        (20,929)
Proceeds from disposition of net assets of radio
 station .........................................         31,831              0
Acquisition of net assets of radio stations  .....    (31,574,156)    (6,732,599)
Capital expenditures .............................       (511,097)      (162,016)
                                                   --------------  -------------
 Net cash used in investing activities ...........    (32,293,236)    (7,222,721)
                                                   --------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIEs:
Repayments of long- term debt ....................     (7,053,315)      (593,623)
Proceeds from issuance of long-term debt, net of
 issuance costs ..................................     38,391,977              0
Proceeds from sale of common and preferred stock,
 net of equity issuance costs ....................        125,000      7,306,823
Debt issuance costs ..............................              0              0
Proceeds from sale of warrants and options  ......        551,479            160
                                                   --------------  -------------
 Net cash provided by financing activities  ......     32,015,141      6,713,360
                                                   --------------  -------------
NET INCREASE IN CASH .............................        545,710         78,934
Cash and cash equivalents at beginning of period          712,502        633,568
                                                   --------------  -------------
Cash and cash equivalents at end of period  ......   $  1,258,212    $   712,502
                                                   ==============  =============
NON-CASH INVESTING ACTIVITY:
Satisfaction of promissory note receivable upon
 acquisition of radio station assets .............   $    504,730    $        --
SUPPLEMENTAL INFORMATION:
Cash payments made during the year for interest  .   $  3,193,345    $   507,265
                                                   --------------  -------------
Cash payments made during the year for income
 taxes ...........................................   $     17,623    $    17,623
                                                   --------------  -------------

See notes to consolidated financial statements.

                           MULTI-MARKET RADIO, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THREE MONTHS ENDED MARCH
                                   31, 1996


                          CLASS A    CLASS B    CLASS C
                          COMMON     COMMON     COMMON     PREFERRED
                           STOCK      STOCK      STOCK       STOCK
                        ---------  ---------  ---------  -----------
Balances at
 January 1, 1994 ......   $11,500    $1,400     $3,600      $2,000
Issuance of 1,840,000
 units consisting of
 one share of Class A
 Common Stock, one
 Redeemable Class A
 Warrant and one
 Redeemable Class B
 Warrant ..............    18,400
Issuance of options to
 the underwriters of
 the second public
 offering .............
Issuance of stock
 options below fair
 market value .........
Non-cash compensation
 (Note 6) .............
Net loss ..............
                        ---------  ---------  ---------  -----------
Balances at December
 31, 1994 .............    29,900     1,400      3,600       2,000
Issuance of Huff
 Warrants .............
Sale of Huff Preferred
 Stock ................                                         12
Non-cash compensation
 (Note 6) .............
Net loss ..............
                        ---------  ---------  ---------  -----------
Balances at December
 31, 1995 .............    29,900     1,400      3,600       2,012
                        ---------  ---------  ---------  -----------
Proceeds from exercise
 of warrants ..........         5        --         --          --
Non cash compensation          --        --         --          --
Net loss ..............        --        --         --          --
                        ---------  ---------  ---------  -----------
Balances at March 31,
 1996 (unaudited) .....   $29,905    $1,400     $3,600      $2,012
                        =========  =========  =========  ===========






                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                          TOTAL
                         WARRANTS &      PAID-IN      ACCUMULATED     STOCKHOLDERS'
                           OPTIONS       CAPITAL        DEFICIT          EQUITY
                        -----------  -------------  --------------  ---------------
Balances at
 January 1, 1994 ......   $    100     $ 9,396,916    $  (854,595)     $ 8,560,921
Issuance of 1,840,000
 units consisting of
 one share of Class A
 Common Stock, one
 Redeemable Class A
 Warrant and one
 Redeemable Class B
 Warrant ..............                  7,288,425                       7,306,825
Issuance of options to
 the underwriters of
 the second public
 offering .............        160                                             160
Issuance of stock
 options below fair
 market value .........                     50,000                          50,000
Non-cash compensation
 (Note 6) .............                    364,933                         364,933
Net loss ..............                                  (765,782)        (765,782)
                        -----------  -------------  --------------  ---------------
Balances at December
 31, 1994 .............        260     $17,100,274     (1,620,377)      15,517,057
Issuance of Huff
 Warrants .............    551,479                                         551,479
Sale of Huff Preferred
 Stock ................                    124,988                         125,000
Non-cash compensation
 (Note 6) .............                    281,247                         281,247
Net loss ..............                                (1,659,930)      (1,659,930)
                        -----------  -------------  --------------  ---------------
Balances at December
 31, 1995 .............    551,739      17,506,509     (3,280,307)      14,814,853
                        -----------  -------------  --------------  ---------------
Proceeds from exercise
 of warrants ..........         --           3,869             --            3,874
Non cash compensation           --          64,999             --           64,999
Net loss ..............         --              --     (2,758,897)      (2,758,897)
                        -----------  -------------  --------------  ---------------
Balances at March 31,
 1996 (unaudited) .....   $551,739     $17,575,377    $(6,039,204)     $12,124,829
                        ===========  =============  ==============  ===============

See notes to consolidated financial statements.

                           MULTI-MARKET RADIO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1995

1. ORGANIZATION

   Multi-Market Radio, Inc. (the "Company" or "MMR"), a Delaware corporation, was organized on August 28, 1992 to acquire, own, and operate radio stations in medium-sized markets in the Eastern United States. The Company commenced operations in July 1993 when it acquired WHMP-AM(FM) and WPKX-FM, each operating in the Springfield/Northampton, Massachusetts markets, and WYAK-AM(FM), operating in the Myrtle Beach, South Carolina market which were accounted for using the purchase method of accounting. The Company subsequently sold radio station WYAK-AM in January 1995. The aggregate purchase price for the July 1993 radio station acquisitions was $14,321,539 and the sale price of WYAK-AM was $65,000. There was no gain or loss recorded on the sale.

   In March 1994, the Company purchased substantially all of the assets related to WRXR-FM, a station operating in the Augusta, Georgia market and the rights to acquire WKBG-FM, a station under construction in the Augusta, Georgia market (the "Augusta Acquisitions"), for an aggregate purchase price of $6,657,140. WKBG-FM commenced operations in April 1994, and was operated under a local marketing agreement (LMA) until the acquisition was completed on February 3, 1995. This acquisition was recorded by the Company using the purchase method of accounting.

   In March 1995, the Company acquired all of the common stock of Southern Starr Broadcasting Group, Inc. ("SSBG") for $35,000,000 which included repayment of SSBG's existing indebtedness and acquired six stations in four markets, consisting of WPLR-FM, operating in the New Haven, Connecticut market; WKNN-FM, WMJY-FM and WVMI-AM, each operating in the Biloxi, Mississippi market; WGNE-FM, operating in the Daytona Beach, Florida market and KOLL-FM, operating in the Little Rock, Arkansas market. These acquisitions were accounted for using the purchase method of accounting. The Company sold WVMI-AM for $115,000 in December 1995, and has entered into an agreement to sell KOLL-FM to Triathlon Broadcasting Company, an affiliate, for an estimated $4,000,000. No gain or loss was recognized on the sale of WVMI-AM or will be recognized on the sale of KOLL-FM. The Company also sells advertising pursuant to a JSA on behalf of WYBC-FM, operating in the New Haven, Connecticut market.

   The following supplemental pro forma information is presented as if the Company had completed the Augusta Acquisitions and the Southern Starr Acquisitions and the related offerings and borrowings as of January 1, 1994:

                                              1994           1995
                                         -------------  -------------
                                           (UNAUDITED)    (UNAUDITED)
Net revenue ............................   $18,727,556    $20,979,939
Operating income .......................     2,058,555      4,325,233
Income (loss) before extraordinary item        691,257       (709,544)
Net loss ...............................      (282,964)    (1,038,115)
Net loss per share .....................          (.08)          (.30)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Cash & Cash Equivalents

   The Company invests excess daily cash balances in overnight government repurchase agreements. The Company considers such investments to be cash equivalents.

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
  Revenue Recognition

   The Company's primary source of revenue is the sale of airtime to advertisers. Revenue is recorded when the advertisements are broadcast.

 Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The Company provides advertising air time to national, regional and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the customer's financial conditions, and generally advance payment is not required. Anticipated credit losses are provided for in the consolidated financial statements and consistently have been within management's expectations.

 Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives ranging from: five to seven years for vehicles and furniture and equipment, 15 years for technical equipment and 40 years for real property including related improvements.

 Intangible Assets

   Intangible assets include the portion of the acquisition purchase price allocable to FCC licenses and goodwill which are amortized over 40 years, a covenant not to compete associated with the acquisition of WPKX-FM, which was amortized over 2 years, and deferred financing costs which are being amortized over the life of the debt.

   It is the Company's policy to account for goodwill and all other intangible assets at the lower of amortized cost or fair value. As part of an ongoing review of the valuation and amortization of intangible assets, management assesses the carrying value of the Company's intangible assets if facts and circumstances suggest that it may be impaired. If this review indicates that the intangibles will not be recoverable as determined by a non-discounted cash flow analysis of the Company over the remaining amortization period, the carrying value of the Company's intangibles would be reduced to its estimated realizable value. As a result, the Company has determined that goodwill and all other intangible assets are fairly stated at December 31, 1995.

   In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("FAS 121") effective for fiscal years beginning after December 15, 1995. The Company expects that the adoption of FAS 121 will not have a material effect on its financial statements.

 Barter Transactions

   Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast; the expense relating to goods and services received is recorded when used. For the years ended December 31, 1994 and 1995, the Company recorded barter revenue of $723,697 and $1,528,408 respectively, and expenses of $755,564 and $1,459,443 respectively.

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
  Stock Options

   In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") compensation costs for stock is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire that stock.

   In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," ("FAS 123") which establishes financial accounting and reporting standards for stock based employee compensation plans including stock purchase plans, stock options, restricted stock and stock appreciation rights. The Company has elected to continue accounting for stock based compensation under the provisions of APB 25. The disclosure requirements of FAS 123 will be effective for the Company's financial statements beginning in the first quarter of 1996.

 Loss Per Common Share

   Loss per common share is based upon net loss applicable to common shares and upon the weighted average number of common shares outstanding during the period. The conversion of securities convertible into common stock and the exercise of stock options were not assumed in the calculation of net loss per common share because the effect would be antidilutive.

 Interim Financial Statements

   In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company at March 31, 1996 and the results of its operations and cash flows for the three month periods ended March 31, 1996 and 1995. Results for the interim period are not necessarily indicative of results to be expected for the full year.

3. INTANGIBLE ASSETS

   Net intangible assets consist of the following at December 31:

                                     1994           1995
                                -------------  -------------
FCC Licenses ..................   $17,993,052    $46,433,407
Goodwill ......................             0      7,112,938
Covenant not to compete  ......     1,000,000      1,000,000
Deferred financing costs  .....       480,836      4,236,682
                                -------------  -------------
                                   19,473,888     58,783,027
Less accumulated amortization      (1,379,593)    (3,037,292)
                                -------------  -------------
Net intangible assets .........   $18,094,295    $55,745,735
                                =============  =============

4. RECEIVABLE FROM AFFILIATE

   In connection with the acquisition of the Myrtle Beach Stations in July 1993, the Company loaned certain funds to Jones Eastern in excess of the stated $3,000,000 purchase price in order for Jones Eastern to settle certain liabilities and obtain the release of certain liens on the Myrtle Beach Stations. The Company had received a promissory note from Jones Inc., the parent of Jones Eastern, in the amount of $504,730. This amount was satisfied, including interest at the rate of 8%, upon the sale, by Jones Inc., of its WRSF-FM, Nags Head, North Carolina station, to the Company on May 12, 1995. The Company acquired the assets of radio station WRSF-FM (Nags Head, North Carolina) from Jones Eastern of the Outer Banks, Inc. for $827,714, a portion of which represents the satisfaction of the aforementioned

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. RECEIVABLE FROM AFFILIATE  (Continued)
$504,730 note receivable. On May 31, 1995, the Company entered into an agreement to sell the assets of WRSF-FM to East Carolina Radio, Inc. for $950,000 in cash. This transaction closed in March 1996. Simultaneous with the execution of this sales agreement the Company entered into a local marketing agreement pursuant to which the Buyer began providing programming to the radio station.

5. DEBT

   At December 31, 1994, the Company's long-term debt consisted of a term loan in the principal amount of $7,400,000 from FINOVA Credit Corporation ("FINOVA") which was entered into concurrently with the closing of the Company's initial public offering. This loan was refinanced in March 1995 pursuant to a Loan Agreement with FINOVA (the "Loan Agreement") for $26,500,000.

   In addition to the Loan Agreement, at December 31, 1995, the Company's debt also included borrowings of $18,431,440 principal amount Subordinated Original Issue Discount Debentures (the "Subordinated Debentures") issued to the Huff Alternative Income Fund, L.P. ("Huff").

   At December 31, 1995, the Company's debt consists of:

                                        FINOVA          HUFF           TOTAL
                                    -------------  -------------  -------------
Net proceeds ......................   $26,500,000    $15,323,680    $41,823,680
Amortization of discount ..........                      375,336        375,336
Principal repayments ..............      (717,079)                     (717,079)
                                    -------------  -------------  -------------
Total .............................    25,782,921     15,699,016     41,481,937
Current portion of long-term debt       1,804,000                     1,804,000
                                    -------------  -------------  -------------
Long-term debt ....................   $23,978,921    $15,699,016    $39,677,937
                                    =============  =============  =============

   The Loan Agreement bears interest at 2 1/2 % above the Citibank base rate over its five-year term. Interest at December 31, 1995 is being paid at 11%. Debt service includes increasing quarterly principal payments and monthly interest payments. The final payment of $15,418,000 is due April 2000. Under the terms of the Loan Agreement, the Company obtained interest rate protection from Chemical Bank in the form of an interest rate cap agreement which ensures that, for a two-year period, $15,000,000 of the loan is protected against the base interest rate being in excess of 11%.

   The Loan Agreement contains limitations on the Company with respect to (i) incurrence of additional indebtedness; (ii) corporate overhead (as defined);
(iii) capital expenditures; (iv) specific minimum operating cash flows (as defined); (v) incurrence of additional liens; (vi) payment of cash dividends;
(vii) acquisitions and mergers; (viii) payments of indebtedness for borrowed money; (ix) investments; and (x) changes in business, as well as other customary events of default.

   Borrowings under the Loan Agreement is senior debt of the Company's subsidiaries and is guaranteed by the Company and is secured by substantially all of the assets and capital stock of the subsidiaries.

   The Huff Subordinated Debentures bear interest at 10% of the principal amount for the first three years, and 16% thereafter. The effective interest rate of the Subordinated Debentures is 17.73%. During the first three years of the term of the Debentures, interest may be paid in kind by the issuance of additional Debentures. However after the first year, failure to pay interest in cash will result in a default which, while not giving rise to a right of acceleration, will give Huff the right, subject to the approval of the FCC, to assert control over the Company's Board of Directors. The Company timely paid its first semi-annual interest obligation due under the Debentures on October 16, 1995. The term of the Debentures is six years with principal due March 27, 2001.

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. DEBT  (Continued)
    The Huff Subordinated Debentures contain affirmative and negative covenants including covenants related to a change in control of the Company. The Debentures contain certain restrictions regarding the Company's right to call and provides Huff with the option to put Debentures in amounts equal to various percentages of the proceeds exceeding $1,000,000 realized by the Company from the exercise of the Company's Class A and/or B warrants. The amount which may be put cannot exceed 50% (to be increased to 75% upon certain conditions) of the existing warrant exercise proceeds.

   The Subordinated Debentures provide for representation of the holder on the Company's Board of Directors and each committee of the Board subject to election by the Company's shareholders. In the event of a default, the holder may have the right, under certain circumstances and subject to FCC approval, to elect a majority of the Company's Board of Directors. Messrs. Ferrel, Morrow and Sillerman have entered into a Shareholders Agreement with Huff pursuant to which their shares will be voted to effectuate these provisions.

   Principal payments on the outstanding long-term debt are due as follows:

 Year ending December 31:
   1996 .................  $ 1,804,000
1997 ....................    2,024,000
1998 ....................    2,374,000
1999 ....................    2,798,000
2000 and thereafter  ....   34,611,440
                          ------------
                           $43,611,440
                          ============

   At December 31, 1995, the Company was in compliance with all payment obligations and covenants under the Loan Agreement and Subordinated Debentures except for the corporate overhead and capital expenditure covenants for the year ended December 31, 1995 the Company has received waivers for these violations in 1995.

   The Company plans to repay the Loan Agreement and Subordinated Debentures in full in 1996 (see Note 10). As a result, the Company will incur prepayment premiums of approximately $794,000 and $4,196,000 on the Loan Agreement and Subordinated Debentures, respectively.

   The Company recorded an extraordinary loss of $328,571 related to the write-off of deferred financing costs associated with its original term loan, described above, at the time it entered into the Loan Agreement of $26,500,000 with FINOVA which was used to consummate the Southern Starr acquisition.

6. STOCKHOLDERS' EQUITY

PREFERRED STOCK

   The Company's authorized Preferred Stock consists of 200,000 shares of original Preferred Stock and 1,000,000 shares of other preferred stock. The Company's original preferred stock is convertible into 200,000 shares of Class B Common Stock. However, Mr. Ferrel and Mr. Sillerman have agreed that they will not exercise their right to sell, transfer, or dispose of their original Preferred Stock at any time prior to July 28, 1998 and will forfeit such stock if, in the case of Mr. Ferrel, he is no longer employed by the Company, or in the case of Mr. Sillerman, SCMC is no longer acting as a consultant to the Company.

   The Company recognized a non-cash compensation expense pertaining to the Preferred Stock which totaled $364,933 in 1994 and $281,247 in 1995.

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. STOCKHOLDERS' EQUITY  (Continued)
    In September 1995 the Company issued 1,250 shares of Senior Preferred Stock to the Huff Alternative Income Fund, L.P. in connection with the Southern Starr transaction and received proceeds of $125,000.

COMMON STOCK

 Voting Rights

   Holders of the Class A and Class B Common Stock vote as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to 10 votes except (i) for the election of directors, who are elected as set forth below, (ii) with respect to any "going private" transaction, as defined, between the Company and any of Bruce Morrow, Robert F.X. Sillerman, Howard J. Tytel, SCMC or any of their respective affiliates and (iii) as otherwise provided by law.

   In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect the two directors who are not affiliated with the Company or entities affiliated with Mr. Sillerman. The holders of Class A Common Stock and Class B Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to 10 votes, are entitled to elect the remaining three directors. Holders of Class A Common Stock and Class B Common Stock are not entitled to cumulative voting in the election of directors. Holders of Class C Common Stock do not have voting rights other than those required by applicable law.

 Other Provisions

   Each share of Class B Common Stock and Class C Common Stock convert into one share of Class A Common Stock automatically upon its sale or transfer to a person or entity not employed by or affiliated with the Company.

   Mr. Sillerman is entitled, at his option and for no additional consideration, to convert his 360,000 shares of Class C Common Stock into 360,000 shares of Class B Common Stock as of any date from and including May 15, 1996. Any such conversion would be subject to prior approval by the Federal Communications Commission.

UNDERWRITERS WARRANTS

   The Company issued 100,000 Warrants to the Underwriters of the Company's Initial Public Offering each exercisable for one share of the Company's Class A Common Stock. As a result of antidilution provisions contained in the Underwriters Agreement, the number of warrants outstanding has increased to 125,000 at December 31, 1994. The Underwriters' Warrants are exercisable for a four year period commencing July 22,1994 at an exercise price of $9.10 per share. The Company also issued 160,000 Unit Purchase Options to the Underwriters of the Company's Second Public Offering each convertible into one Unit which consists of one share of Class A Common Stock, one Redeemable Class A Warrant and one Redeemable Class B Warrant. The Underwriters Unit Purchase options are exercisable for a two year period commencing March 23, 1997 at an exercise price of $7.75 per Unit.

HUFF WARRANTS

   In connection with the issuance of the Subordinated Debentures to Huff, the Company also issued warrants for the purchase of 728,000 shares of the Company's Class A Common Stock. The purchase price for these warrants was $551,479.

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. STOCKHOLDERS' EQUITY  (Continued)
  Options

   On December 2, 1993, the Company's Stock Option Committee granted options to acquire 130,000 shares of the Company's Class A Common Stock out of the 1993 Stock Option Plan. The options vest at 20% per year for a five year period (commencing December 2, 1994) with an exercise price based upon the Company's stock price at the date of grant of $7.88 per share and are exercisable for ten years. Messrs. Morrow, Ferrel and Heideman, the Company's Chairman, President and Senior Vice President, respectively, received options to acquire 20,000, 50,000 and 5,000 shares, respectively. Messrs. Sillerman and Tytel, principal executive officers of SCMC, received options to acquire 45,000 and 10,000 shares respectively. In addition, on December 2, 1993 the Company's Board of Directors granted to each of its two independent directors stock appreciation rights ("SARs") in respect of 10,000 shares of the Company's stock with an exercise price of $8.66 per share. The SARs are exercisable for ten (10) years, may be exercised in either cash or shares of Class A Common Stock at the election of the Company, and vest in five (5) equal annual installments beginning December 2, 1994. The SARs become immediately vested if the director is not nominated for re-election or is not re-elected.

   On June 7, 1994, the Company's Stock Option Committee granted options to acquire 65,000 shares of the Company's Class A Common Stock out of the 1994 Stock Option Plan. The options vest at 20% per year for a five year period (commencing June 7, 1995) with an exercise price based upon the Company's stock price at the date of grant of $5.00 per share and are exercisable for ten years. Messrs. Morrow, Ferrel, Sillerman and Tytel received options to acquire 5,000, 15,000, 20,000 and 5,000 shares, respectively; and The Sillerman Companies, Inc., a company affiliated with Mr. Sillerman, was granted options to acquire 20,000 shares. At December 31, 1994 and 1995, there were 30,000 and 32,000 options exercisable, respectively.

   The 100,000 authorized shares of the Company's 1995 Stock Option Plan have not yet been granted.

7. COMMITMENTS AND TRANSACTIONS WITH AFFILIATES

   The Company entered into a Financial Consulting and Marketing Agreement (the "Consulting Agreement") with Sillerman Communications Management Corporation ("SCMC"), an entity which is principally owned by one of the organizers of the Company, pursuant to which SCMC agreed to serve for a period of five years as the Company's financial consultant and marketing specialist. The Company paid to SCMC as compensation for its services $3,000 per month per market in which the Company owns, operates, provides programming for or engages in joint sales or similar arrangements with up to two stations, and $5,000 per month per market in which the Company owns, operates, provides programming for or engages in joint sales or similar arrangements with more than two stations, adjusted annually to reflect any percentage increase in the New York City CPI. Pursuant to an amendment to the Consulting Agreement in May, 1994, SCMC was not entitled to consulting fees for any period in which the Company would fail to satisfy the covenants under its credit agreement, after giving effect to such fees. During the year ended December 31, 1995, the Company recorded an expense of $279,000 under the Consulting Agreement. For the year ended December 31, 1994, no amounts were deemed earned under the amended Consulting Agreement and, as a result, the Company did not record any expense for such fees. The Board of Directors have approved a further amendment to the SCMC Agreement is being further amended to provide for a fixed annual compensation, regardless of stations/markets, of $500,000 per year, effective January 1, 1996.

   Under the Agreement, SCMC has agreed to perform, or assist the Company with, among other things: (i) placement of financing; (ii) design and implementation of the Company's accounting system; (iii) production of financial reports and other data for the Company's lenders and investors and as required under the Securities Act and Exchange Act; (iv) implementation of a cash management system;

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. COMMITMENTS AND TRANSACTIONS WITH AFFILIATES  (Continued)
(v) periodic analyses of the sales and marketing functions of all radio stations owned by the Company; (vi) consulting services to the sales staff of the Company's Stations; (vii) formulation and coordination of sales and marketing promotions by the Company's radio stations; (viii) training and providing of motivational programs to the Company's sales staff; and (ix) preparation and delivery to the Company of quarterly reports and analyses of regional and national advertising activity in small and medium-sized radio markets in New England and the Southeast and economic, employment and industrial trends in such markets. In providing these services, SCMC incurred, and was not compensated for, certain professional fees and services.

   SCMC and the Company have also agreed in the SCMC Agreement to consider increasing SCMC's compensation if (i) the time and effort of SCMC for performing services under the SCMC Agreement exceeds the level that was originally contemplated by the parties when they entered into the Agreement, or (ii) the Company acquires additional broadcast properties. The SCMC Agreement also provides for the payment to SCMC of certain fees in the event of any financing or mergers and acquisitions, whether or not such transactions are originated by SCMC, although such fees are subject to the approval of the Company's independent directors. During the year ended December 31, 1994 SCMC received approximately $258,000 of fees and expense reimbursements related to the Augusta Acquisitions and during the year ended December 31, 1995, SCMC received approximately $1,530,000 of fees and expense reimbursements related to the Southern Starr Acquisition. The Company has also agreed to reimburse SCMC for all reasonable out-of-pocket disbursements incurred by SCMC in connection with the performance of services under the SCMC Agreement and to indemnify SCMC and its affiliates for any losses which may be incurred in connection with the SCMC Agreement.

   The Company has also entered into a Sublease Agreement with SCMC for corporate headquarters space in the amount of $4,000 per month adjusted annually for increases in the CPI. Pursuant to an amendment to the Sublease Agreement in May 1994, SCMC is not entitled to such fees for any period in which the Company would fail to satisfy the covenants under the Credit Agreement, after giving effect to such fees. For the year ended December 31, 1994, no amounts were deemed earned under the amended Sublease Agreement and, as a result, the Company did not record any expense for the facilities fees. During the year ended December 31,1995 the Company recorded an expense of $48,000 under this agreement.

   The Company's Secretary is an employee of SCMC and does not receive compensation directly from the Company.

   In connection with the acquisition of SSBG, the Company entered into an agreement with Mr. Sillerman, whereby he arranged for the issuance of a $1,300,000 Letter of Credit on the Company's behalf. In consideration for the issuance of the Letter of Credit, the Company will issue 26,000 shares of Class A Common Stock or pay $130,000 in cash, at the option of Mr. Sillerman. Additionally, the Company will issue options to Mr. Sillerman to acquire 10,000 shares of Class A Common Stock exercisable within 10 years of the issuance of the options at an exercise price of $2.50 per share. The Company recorded interest expense under this agreement of $90,000 in 1994 and $40,000 in 1995. The fair value of the options issued ($50,000) has been reflected as an increase in paid-in capital.

   Multi-Market Radio of Northampton, Inc. served as a nonexclusive radio consultant to SCMC for a monthly fee of $8,000. The agreement was terminated on April 30, 1994. During the year ended December 31, 1994, the Company recorded revenue under this agreement of $32,000.

   The Company's Board of Directors approved the release of the cash flow guarantee provided by Northampton Holdings, Inc., the seller with respect to radio stations WHMP-AM/FM, based upon: (i) management's satisfaction with the performance of the station; and (ii) the inherent difficulties in

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. COMMITMENTS AND TRANSACTIONS WITH AFFILIATES (Continued) accurately measuring the performance of the stations as they are operated by the Company so as to create a duopoly in the Northampton/Springfield market. As Mr. Sillerman is the owner of NHI, the release of the guarantee was approved as an affiliate transaction.

   The Company has entered into various other agreements for rental property and future service contracts as described below.

 Rental Real Estate, Property and Future Service Contracts

   The Company leases office space and certain rental property under various operating leases. The Company is also liable under certain future service contracts. Future minimum lease payments under these leases and contracts are payable as follows:

 Years ending December 31:
   1996 ..................   $203,437
1997 .....................    187,741
1998 .....................    181,451
1999 .....................    181,451
2000 .....................    179,689
                           ----------
                             $933,769
                           ==========

   Rent expense for the years ended December 31, 1994 and 1995 was $70,306 and $254,019 respectively.

 Local Marketing Agreements and Joint Selling Agreements

   In November 1993, the Company began providing programming to WVCO-FM, in Myrtle Beach, South Carolina licensed to Loris, South Carolina pursuant to a letter of intent granting the owner an option (the "Option") to sell WVCO-FM to the Company for $650,000. Pursuant to the local marketing agreement ("LMA"), the Company provides a substantial portion of the programming broadcast on WVCO-FM and sells advertising time during such programming segments for its own account. In consideration for these rights, the Company agreed to pay certain operating expenses of WVCO-FM and to make certain other payments based on the combined revenue growth of WYAK-FM and WVCO-FM. On December 15, 1994, the owner of WVCO-FM exercised the Option to sell the station to the Company. Payments made by the Company under the LMA were credited against the purchase price.

   On December 9, 1995, the Company entered into a Joint Selling Agreement with GMR Broadcasting, pursuant to which the Company sells advertising of station WCHZ-FM, licensed to Harlem, Georgia, in the Augusta, Georgia market.

8. INCOME TAXES

   The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.

   For the periods ended December 31, 1994 and 1995 the Company generated net operating loss carryforwards ("NOL") of approximately $629,000 and $1,379,000 respectively, which expire in 2009 and 2010.

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. INCOME TAXES  (Continued)
    The principal components of the Company's deferred tax assets and liabilities are the following:

                                      1994          1995
                                  -----------  ------------
Deferred Compensation ...........   $ 138,700    $  384,600
Net Operating Loss Carryforwards      264,480       748,600
Allowance for Doubtful Accounts             0       115,600
Accrued Interest ................           0       241,900
                                  -----------  ------------
                                      403,180     1,490,700
Valuation Allowance .............    (290,680)     (532,800)
                                  -----------  ------------
 Net Deferred Tax Asset .........   $ 112,500    $  957,900
                                  -----------  ------------
Intangible Assets ...............   $ 207,500    $8,177,800
Fixed Assets and Other ..........      10,000        83,600
                                  -----------  ------------
 Deferred Tax Liabilities  ......     217,500     8,261,400
                                  -----------  ------------
Net Deferred Tax Liability  .....   $ 105,000    $7,303,500
                                  ===========  ============

   The provision for (benefit from) income taxes consists of the following:

 CURRENT       1994        1995
            ---------  -----------
Federal  ..   $     0    $       0
State .....    15,000      143,000
DEFERRED
Federal  ..         0     (169,783)
State .....         0      (32,217)
            ---------  -----------
Total .....   $15,000    $ (59,000)
            =========  ===========

   The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                1994          1995
                           ------------  ------------
Benefit at statutory rate    $(255,266)    $(472,722)
State and local tax  .....      15,000       110,783
Valuation allowance  .....     255,266       290,960
Non-deductible expenses  .           0        11,979
                           ------------  ------------
                             $   15,000    $ (59,000)
                           ============  ============

9. DEFINED CONTRIBUTION PLAN

   In July 1994, the Company established a 401(k) defined contribution plan in which most of the Company's employees are eligible to participate. The Plan presently provides for employer contributions of 25% of the first 4% each participant defers. Employer contributions for the year ended December 31, 1994 and 1995 totaled $4,438 and $27,266, respectively.

10. ACQUISITIONS AND FINANCINGS

   The Company has entered into a plan of merger (the "SFX Acquisition") dated as of April 15, 1996 with SFX Broadcasting, Inc. ("SFX") pursuant to which SFX agreed to merge with and into the Company. Following completion of the SFX Acquisition, the Company will become a wholly-owned subsidiary of SFX.

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. ACQUISITIONS AND FINANCINGS  (Continued)
    Upon consummation of the SFX Acquisition, and subject to certain conditions, the outstanding securities of the Company will be converted into shares of common stock of SFX as follows: (i) the 2,990,500 shares of the Company's Class A Common Stock and the 200,000 shares of the Company's Series B Convertible Preferred Stock will be converted into that number of shares of Class A Common Stock of SFX determined on the basis of the Exchange Ratio (as defined below) and (ii) the 140,000 shares of the Company's Class B Common Stock, the 360,000 shares of the Company's Class C Common Stock and 200,000 shares of the Company's Original Preferred Stock will be converted into the number of shares of Class B Common Stock of SFX determined on the basis of the Exchange Ratio.

   The Exchange Ratio is the number of shares of Class A Common Stock or Class B Common Stock of SFX, as the case may be, to be issued in the SFX Acquisition equal to the quotient obtained by dividing $11.50 by the average SFX stock price in the 20 days prior to closing, subject to adjustment.

   Upon the completion of the SFX Acquisition, each of the Company's outstanding options or stock appreciation rights will be assumed by SFX. Each option will be deemed to constitute an option to acquire, on the same terms and conditions as were previously applicable, the number of shares of SFX Class A Common Stock equal to the product of the number of shares of Class A Common Stock of MMR covered by the option multiplied by the Exchange Ratio at an exercise price equal to the quotient determined by dividing the exercise price per share of SFX Class A Common Stock specified for such option by the Exchange Ratio.

   Upon the completion of the SFX Acquisition, each of the Company's outstanding (i) Class A Warrants and Class B Warrants, (ii) options issued pursuant to the unit purchase options issued to the underwriters of the Company's public offering in March 1994, (iii) warrants issued to the underwriters of the Company's initial public offering in July 1993, (iv) the Huff Warrants and (v) options issued to Robert F.X. Sillerman outside the Company's stock option plans, shall be assumed by SFX.

   On November 13, 1995, the Company and SFX had previously entered into an exchange agreement (the "Letter Agreement") pursuant to which the Company agreed to acquire seven FM and four AM radio stations owned by Liberty Broadcasting, Inc. ("Liberty") and to assume a JSA from Liberty with respect to one FM station following the acquisition of Liberty by SFX, in exchange for ten radio stations to be acquired by the Company. Pursuant to the SFX Acquisition, SFX canceled the Letter Agreement and the Company agreed to transfer to SFX its rights under the following purchase agreements for the stations originally to be acquired by the Company and exchanged with SFX. On January 26, 1996, the Company entered into an agreement to acquire substantially all of the assets of WSTZ-FM and WZRX-AM, both operating in Jackson, Mississippi, for a purchase price of $3.5 million. On January 22, 1996, the Company entered into an agreement to acquire substantially all of the assets of WROQ-FM, operating in Greenville, South Carolina, for a purchase price of $14.0 million. On January 18, 1996 the Company entered into an agreement to acquire substantially all of the assets of WTRG-FM and WRDU-FM, both operating in the Greensboro, North Carolina market, and WMFR-AM, WMAG-FM and WTCK-AM (formerly, WWWB-AM), each operating in the Greensboro, North Carolina market, for a purchase price of approximately $40.5 million, subject to adjustment based on the broadcast cash flow of WTRG-FM and WRDU-FM. SFX and the Company have agreed that SFX will lend to the Company the financing necessary to complete the purchase of such stations and that the Company will immediately thereafter transfer the purchased assets to the Company.

   On March 25, 1996 the Company entered into an agreement to sell the assets of WRXR-FM and WKBG-FM to Wilks Broadcast Acquisitions, Inc. ("the Buyer") for a price of $5,000,000. A deposit of $300,000 was placed in an escrow account by the Buyer upon signing of the purchase agreement. Additionally, a local marketing agreement was entered into simultaneously with the signing of the

                           MULTI-MARKET RADIO, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. ACQUISITIONS AND FINANCINGS (Continued) purchase agreement pursuant to which the Buyer will provide programming on stations WRXR-FM and WKBG-FM from the date of the agreement until the closing of the transaction. The Company expects to record a loss of approximately $1,500,000 related to this transaction.

   On April 1, 1996, the Company entered into an agreement to acquire substantially all of the assets of WKSS-FM, Hartford, Connecticut, for an aggregate purchase price of $18 million. The Company has deposited $1.8 million in escrow to secure its obligations under the agreement. The purchase agreement contains customary covenants and conditions. The agreement may be terminated by either party if the other party has not cured a breach of the agreement within 30 days written notice or if the FCC consent is not obtained.